Form 10-K, Exhibit 13
period 1993-12-31
CPC INTERNATIONAL INC
filed 1994-03-30
CIK 25350

                                                                   Exhibit 13

                              1993 * ANNUAL REPORT

                                RESULTS IN BRIEF


$ Millions except per share amounts                                   1993              1992
============================================================================================
Net sales                                                        $   6,738        $    6,599
Operating income                                                 $     883        $      849
Income from continuing operations                                $     455        $      431
Per common share
   Net income from continuing operations                         $    2.95        $     2.78
   Dividends declared                                            $    1.28        $     1.20
   Stockholders' equity                                          $   11.81        $    11.03
Depreciation and amortization                                    $     266        $      262
Capital expenditures                                             $     386        $      311
============================================================================================

                              CPC * INTERNATIONAL

                       TO OUR STOCKHOLDERS AND EMPLOYEES

Our Company achieved solid growth in 1993, in spite of continuing recession in North America and Europe, unfavorable currency translations affecting our European earnings, and very unusual weather and flood conditions in North America. While constraining our growth, these problems were counterbalanced by some important positives, including good volume growth worldwide, the outstanding progress of our Latin American consumer foods business, and our strong performance in Asia. CPC's earnings per share rose 6.1% to $2.95, compared to 1992, and net income rose 5.6% to $455 million.1
   Unfortunately, CPC's progress in 1993 was not reflected in improvement in the price of CPC's stock, which is our consistent objective. Investment community confidence in the food industry weakened for a time, and our stock price slipped slightly below its 1992 level. CPC ended the year at the middle of our peer group of 20 food companies in terms of return to investors, and our price/earnings multiple equaled the average multiple of the group.
   Looking beyond the numbers, CPC made strong progress in a number of areas during 1993 that will pay off in 1994 and beyond. We introduced many successful new products around the world; entered four new countries; and reentered South Africa via a licensing agreement. We acquired Pfanni potato products, the largest such business in Europe; the Henri's salad dressings business in the U.S.; and also new businesses in Costa Rica, Denmark, the Czech Republic, and Turkey. We also completed a substantial part of an ongoing European efficiency improvement program, which positions us for more effective manufacturing, marketing, and distribution in a unified Europe. Equally important, CPC's top managers around the world reaffirmed our ability to grow based on our unique characteristics :
   * our great market-leading products and brands, which we believe will continue to meet the challenge of all competitors, through unrelenting focus on quality, innovation, and value.
   * our worldwide presence and our organization of entrepreneurial, flexible, action-oriented local management teams.
   * our track record of successful extension and translation of products, concepts, and expertise across borders, allowing us to move fast and efficiently into new markets and businesses.
   These characteristics, we believe, equip our time-tested company to keep ahead of changes in the food industry, including opening markets, new consumer trends, and ever-tougher competitive conditions.
   I am deeply grateful to CPC's 39,000 employees for their contribution to our drive to be the best international food company by building on our core businesses and core strengths. I'm also grateful to our stockholders, whose expectations for a fast-growing CPC we fully intend to justify in 1994 and future years.









/S/ C. R. SHOMATE
- ------------------------------
C. R. Shoemate
Chairman and Chief Executive Officer
February 15, 1994




1 Before the 1992 environmental charge for discontinued operations and the cumulative effect of accounting changes (see page 31).

                              1993 * ANNUAL REPORT

                                STRENGTH THROUGH
                                  POSITIONING




This annual report focuses on the strengths CPC gains through its excellent positioning -- the positioning of its highly-focused businesses and products as market leaders; its solid financial positioning; its geographic positioning on five continents and in the highest-potential economies in the world; and its positioning as supplier of choice with a growing number of customers. Our strategy is to leverage these "positioning advantages" to strengthen market leadership, invest in new and existing ventures, thrive in markets where opportunities are greatest, and forge lasting customer partnerships, thus assuring CPC a consistent position among the top performers in the food industry. In the business reviews and essays that follow, as well as in the Company's financial statements, we document in detail the progress CPC is making toward this objective.

                              CPC * INTERNATIONAL


                           CONSUMER FOODS BUSINESS


CPC's consumer foods business continued to grow in 1993, reflecting the Company's global presence and the strength of its market-leading brands. Sales and operating income from consumer foods increased 2.4% and 3.8%, respectively. Worldwide volumes increased 6.2%, including acquisitions. In 1993 consumer foods sales accounted for 84% of the Company's revenues.


                      CONSUMER FOODS WORLDWIDE BUSINESSES


Expansion of CPC's three worldwide businesses, which together account for about 65% of CPC's consumer foods sales, continued in 1993 with the introduction of new and better products and extension into additional markets. CPC's worldwide businesses are soups, sauces, bouillons, and mealmakers, chiefly under the Knorr brand; dressings, primarily Hellmann's, Best Foods, and Mazola brand products; and foodservice (catering) operations, which market Knorr, Hellmann's, and additional CPC brands to restaurants, cafeterias, and other eating establishments. The worldwide positioning of these businesses allows CPC to use its global organization to transfer and translate products and ideas across borders. Successes from one country are extended to another.

                          SOUPS, SAUCES, AND BOUILLONS

   Sales of Knorr soups, sauces, bouillons, and mealmakers and related CPC brands were $2.1 billion in 1993, 2% higher, on a volume increase of 11%. The brand is marketed in 51 of the 58 countries where the Company has operations and is exported into many more. From roux-based sauces for fish dishes in France to bouillons for steaming vegetables in China, Knorr products fit local eating habits.
   IN EUROPE, where the brand has been a favorite for nearly 150 years, volumes of Knorr products and related CPC brands rose 11% in 1993. Sales were higher in local currencies, but were 1% lower than 1992 levels at $1.5 billion when translated into dollars. The Knorr brand is No. 1 in Europe in the soup and bouillon categories and is second in sauces, while Knorr mealmakers are No. 1 or No. 2 in most countries. CPC continued to enhance and expand the Knorr range in Europe during 1993 with new offerings and product improvements, and by extending successes into additional markets.
   CPC's European product development center created Knorr Roer-om-Menu liquid mealmaker sauces in jars, launched in Holland in 1993. Moving quickly into this fast-growing product segment, CPC introduced the liquid mealmakers in Belgium, France,

                              1993 * ANNUAL REPORT

                              CPC * INTERNATIONAL

MARKET STRENGTH GIVES THE KNORR BRAND A CRITICAL COMPETITIVE EDGE. KNORR SOUPS, SAUCES, BOUILLONS, AND MEALMAKERS HOLD NO. 1 OR NO. 2 SHARES IN MORE THAN 80% OF THEIR MARKETS.

and Ireland in early 1994, with more markets to come.
   Other new products included Knorr instant "family" soups with recipes tailored to meet local tastes. First introduced in six countries in 1992, these soups were added in Belgium, Spain, Sweden, and Portugal in 1993. Cubes for the preparation of rice dishes were introduced in the U.K and Ireland, following a successful launch of cubes for pasta in 1992. CPC also launched Knorr Finesse bouillons in Belgium. Knorr pasta sauces were added in Austria, Germany, and Switzerland. Capitalizing on emerging eating trends, the company launched Knorr vegetable mealmakers in Germany and Switzerland.
   Continuing the successful expansion of the Knorr brand into Central Europe, CPC began producing Knorr products in Poland, where the brand had been established through imports, and initiated export from Poland to Russia. CPC also began producing a line of 19 Knorr soups in Israel, including six soups under the Knorr Stir & Serve banner, a name that originated in the U.K.

   IN LATIN AMERICA sales of soups, sauces, and bouillons increased 15% to $315 million. Volumes were 11% higher. The Knorr brand is the bouillon leader. New varieties introduced in 1993 were tailored to fit local eating habits. Pumpkin bouillon in Argentina is used to prepare soup popular with children. A bacon variety launched in Brazil is a low-cost alternative for adding the bacon flavor popular in some basic Brazilian dishes. Also in Brazil, Refoga Facil (easy sauteing) bouillon includes garlic and onions that are often sauteed as the first step in preparing many meals. In Colombia CPC applied its bouillon expertise to a new entry under its Sasoned name, a strong local brand.
   The strength of the Knorr bouillon business provides a foundation for expansion of the brand in Latin America. In Mexico, where Knorr bouillons are No. 1, Knorr soups became the soup category market leader in 1993, less than three years after introduction. In 1993 new local rice and vegetable soup varieties were introduced. CPC also introduced a second tomato-based cooking sauce and Knorr bean side dishes. In Argentina Knorr instant mashed potatoes, children's soups, and Specialty Soups were introduced. Specialty Soups are patterned after Knorr Soups of the World soups, developed in Europe. After imports of the European soups performed well, the Argentine affiliate began producing locally with recipes tailored for local tastes.

   IN NORTH AMERICA sales of soups, sauces, and bouillons, which include LeGoct brand foodservice products, rose 3% to $256 million. Volumes were 3% higher. New products include a line of Knorr soups packaged in single-serve cups. Each soup is low in fat and calories, contains no cholesterol, and is prepared in its package. Sales of Knorr pasta sauces increased in the U.S. and Canada, as these businesses continued to share recipe improvements and add new varieties. CPC also expanded the Knorr Haute Cuisine soup line in Canada, which, like Knorr Chef's Collection soups in the U.S., are patterned after Knorr Feinschmecker soups from Germany. CPC also markets bouillons and other Knorr products to the growing Hispanic population in the U.S. New in 1993 was a "sazon," a traditional seasoning for Caribbean heritage markets.
   IN ASIA Knorr bouillons and soups hold No. 1 share positions in eight countries, including Japan through a licensing agreement.

     LEADING SHARE POSITIONS POWER CPC BRANDS IN MARKETS AROUND THE WORLD


   Knorr and Hellmann's products are retail markets leaders and are trusted by foodservice professionals, like this chef checking his order outside the
                           Thistle Hotel in London.

                              CPC * INTERNATIONAL

CPC MARKETS MAYONIASE IN 38 COUNTRIES ON FIVE CONTINENTS, CHIEFLY UNDER THE HELLMANN'S BRAND. THE COMPANY HOLDS A NO. 1 MARKET SHARE IN 21 COUNTRIES AND NO. 2 IN SIX.

Knorr Cup Soup soups continued to grow strongly in Japan in 1993. Locally made Knorr bouillons were launched in China.
   The "village marketing" approach, used by the Company in Latin America, has been adapted by CPC for use in many Asian markets. These programs put product into the hands of consumers to generate trials, accelerate home and trade stock turnover, expand distribution, and build brand awareness.
   Among the new offerings in 1993 were Knorr ramen noodles in Pakistan, where CPC is building a new consumer foods plant. Knorr bouillons and soups imported from Malaysia were also launched.

                                   DRESSINGS

   Worldwide sales of CPC's mayonnaise, corn oil, and other dressings were $1.4 billion, up 3%. Volumes increased 6%. Sales of mayonnaise, chiefly under the Hellmann's brand, were up 5% to $890 million, with volume 8% higher.
   IN NORTH AMERICA volumes of mayonnaise and other Hellmann's and Best Foods products grew 4%, despite a modest decline in the size of the mayonnaise category and intense price competition. These products' sales were slightly higher. CPC continued to hold an about 50% share of the mayonnaise category, near its all-time high, with leading positions in the regular and "health" segments. Hellmann's and Best Foods Reduced Fat mayonnaise dressing was successfully introduced in the U.S., replacing cholesterol free mayonnaise. The new product has one-third the fat of regular mayonnaise and is cholesterol free.
   In addition to the needs of health-conscious consumers, CPC focused on convenience and value in its dressings products. A new squeeze bottle for summer mayonnaise use and a large package for warehouse club sales were added. Other new products included Best Foods Homestyle ranch dressing mix, introduced in West Coast markets, which offers an appealing new concept: "You make it fresh. Just add milk." In early 1994 CPC broadened this line and also introduced Hellmann's One Step dressings for coleslaw, potato salad, and tuna salad in the Northeastern U.S.
   CPC's innovative entry in the mustard category, Hellmann's and Best Foods Dijonnaise creamy mustard blend, completed its rollout in the U.S. in 1993 and was added in Canada and Argentina.
   CPC also acquired the Henri's pourable salad dressings business. The products are manufactured in Milwaukee and marketed in six Midwestern states. With a significant presence in the foodservice sector, Henri's products also bolster the salad dressings component of CPC's U.S. foodservice business.
   IN LATIN AMERICA, CPC's largest dressings market outside the U.S., sales and volumes of mayonnaise each increased 10%. CPC has strong dressings businesses throughout the region, with No. 1 shares in eight of the 15 markets where it sells mayonnaise. In Chile a youth-focused advertising and promotion campaign added to CPC's market-leading share. Flexible packaging, first used by CPC in Chile, was extended to Brazil and Argentina, where Hellmann's Light mayonnaise was also introduced. Hellmann's mayonnaise was also added in Peru, via imports from Chile. Cremutcho cheese-flavored bread spread, an award-winning new product in Brazil, continued its rollout.
   IN EUROPE mayonnaise volumes were 33% higher, due chiefly to acquisitions. Sales rose 7%, impacted by unfavorable currency values. Hellmann's mayonnaise is the market leader in the United Kingdom, Ireland, and Portugal, as well as Greece, where Hellmann's Cholesterol Free mayonnaise was introduced in 1993.
   CPC's mayonnaise products are also leaders in three newer mar-

                              1993 * ANNUAL REPORT

SINCE 1988, CPC HAS GROWN FOODSERVICE BY SALES 12.8%, COMPOUNDED
ANNUALLY, AND INCREASED THE NUMBER OF COUNTRIES WHERE IT MARKETS FOODSERVICE PRODUCTS TO 53 FROM 31.

kets: Israel, the Czech Republic, and Slovakia. In Israel, where CPC's Telma brand is No. 1, imports of Hellmann's mayonnaise from the U.S. were added in 1993.
   During the year production of Hellmann's mayonnaise began in Saudi Arabia, where CPC has a strong Mazola corn oil business.
   IN ASIA, where CPC sells mayonnaise under the Best Foods and Lady's Choice brands, the Company markets mayonnaise in eight countries, with leading shares in Malaysia, the Philippines, Singapore, and Thailand. In 1993 CPC added new dressings in flexible packaging in Hong Kong and introduced new sandwich spread varieties in Korea.
   CORN OIL sales worldwide, sold mainly under the Mazola brand, increased 2%. In the U.S. volume and share increased through distribution gains in warehouse club stores, use within the growing Hispanic population, and the launch of Mazola RightBlend oil, a blend of corn and canola oils low in saturated fat. Mazola corn oil is the market leader in eight of the 14 countries of Latin America where it is sold, and is No. 1 in five markets in Europe. CPC also markets corn oil in eight countries of Asia.

                                  FOODSERVICE

   Further leveraging the strength of its brands, CPC markets products to restaurants, cafeterias, and other eating establishments through its foodservice operations (known as Caterplan in most markets outside the U.S.). CPC's foodservice sales are included as part of the appropriate product groups in this report and totaled approximately $900 million in 1993. Sales were lower, chiefly due to recession in Europe and unfavorable currency comparisons affecting European results.
   In addition to its traditional range, CPC provides many products specially formulated to meet the needs of the foodservice industry. It also offers menu planning and other support to build strong links to the chefs who use CPC products. Through this approach, developed by CPC in Europe and adapted for use around the world, the Company forms partnerships with chefs to solve their business problems. CPC also builds relationships with chefs by sponsoring their professional organization, the World Association of Cooks Societies.
   Like its retail businesses, CPC's foodservice operations are run by local managers whose expert knowledge of individual markets is a key advantage. Global trends are also creating opportunities for CPC's global organization. In many countries, for example, an increase in the number of women working is raising the number of meals eaten away from home at a time when skilled chefs are scarce. CPC has responded with high quality products that are easy to prepare in any foodservice kitchen.
   IN EUROPE a range of aseptically packaged liquid heat-and-serve Knorr sauces has been introduced in nine national markets. The cooperative effort brings economies of scale to the combined production. CPC also tested chilled products in Europe in 1993, and added innovative, high quality mixes for flans that require no cooking.
   IN NORTH AMERICA CPC introduced ready-to-heat Knorr frozen sauces in the U.S. and Knorr frozen soups in Canada in 1993. These products utilize the skills in frozen food technology acquired with the 1992 purchase of the LeGoct foodservice business. Also capitalizing on the demand for ready-to-use products is CPC's Milwaukee Seasonings unit, which provides custom-blended products to its foodservice customers, including national and international fast-food chain operators.

   IN ASIA the rapid increase in the number of meals eaten away

                              CPC * INTERNATIONAL


from home and the shortage of skilled chefs are contributing to double-digit growth in foodservice sales and volumes. CPC's foodservice businesses are also benefiting from increases in Asian tourism and business travel and the growth of international hotel and restaurant chains. New markets hold additional promise for the foodservice business. The plant CPC is building in China will produce Knorr chicken granules for foodservice customers, as well as for retail sales.
   IN LATIN AMERICA, where strong brands and improving economies provide a foundation for faster growth, CPC has placed a new focus on building the foodservice business. The Company is improving coordination among foodservice operations to move marketing programs and other successes more quickly between countries. Recent retail acquisitions, particularly the purchase of JB sauces in Chile and Lizano sauces in Costa Rica, have also helped build the foodservice business.

                       CONSUMER FOODS SELECTED BUSINESSES

Selected businesses in key markets around the world provide CPC with additional opportunities for growth. These businesses have strong market positions built on well-known brands, such as Maizena starches, Alsa and Ambrosia desserts, Thomas' and Arnold baked goods, Skippy peanut butter, and Mueller's pasta. Some of these brands and businesses are strong in national markets, while others are positioned regionally to take advantage of common market characteristics, similarities in eating habits, and manufacturing and distribution efficiencies.

                                    STARCHES

   Packaged starches and flours made from corn and other grains are an integral part of diets in most Latin American countries. Prepared as hot porridges and cereals, used to make hearty cakes, or mixed with milk or water and served as beverages, these products are consumed daily in many households. CPC's starches business in Latin America had sales of approximately $175 million in 1993. Volumes grew strongly.
   CPC's Maizena brand has long been the No. 1 corn starch in Latin America. During the last six years the Company has built on this strength to broaden the business, acquiring six new brands and developing new flavored and fortified varieties of its products.
   In Brazil CPC acquired Cremogema corn-based cereals for children in 1988, later improving the line with flavored and vitamin-fortified varieties. The Company also purchased in 1992 the Arrozina brand, a mixture of corn and rice flours, and the Vitamilho brand business, which includes pre-cooked corn flour, desserts, and instant rice flour, both in Brazil; and Polly and Ne-nerina rice-based cereals and flours for child feeding in Venezuela. Also in 1992 CPC acquired AdeS soy-based drinks in Argentina, increasing production capacity of the aseptically packaged beverages during 1993 as improved flavors and broader distribution increased sales.
   While extending its starch business through acquisitions, CPC continues to develop the Maizena brand. In 1993 a new genera-

                              1993 * ANNUAL REPORT

     CPC'S STRONG FINANCIAL POSITION SUPPORTS GROWTH INVESTMENTS WORLDWIDE

  Vitamilho corn meal, acquired by CPC in 1992, in used throughout Northeast
       Brazil. Cuscuz, the bright yellow cake made from Vitamilho, is a traditional breakfast food, cooked in minutes.

                              1993 * ANNUAL REPORT

WITH ECONOMIES GROWING IN LATIN AMERICA, 120 MILLION NEW CONSUMERS WILL GRADUALLY ENTER THE MARKETPLACE AND BUY BASIC BRANDED FOODS, SUCH AS MAIZENA STARCHES.

tion of mixed grain, flavored, and fortified child feeding products was introduced: Maizena Primeros Platos (first meals) cereals in Mexico and Maizena Colada Ninos in Colombia.
   CPC markets corn starch in North America under the Argo, Kingsford's, St. Lawrence, and Maizena brands. The Maizena and Brown & Polson brands are used in Europe, and the Brown & Polson and Kingsford's brands are sold in Asia.

                                SPECIALTY BAKING

   CPC's U.S.-based bakery business includes Thomas' English muffins, Arnold, Brownberry, Levy's and Bran'nola breads and rolls, and Sahara pita bread. Sales of CPC bakery products, approximately $460 million, were higher in 1993, despite unchanged volumes. Introduction of a record number of higher-value products and recipe reformulations contributed to the improved performance.

   For the second consecutive year the Thomas' muffins business gained volume and share, helped significantly in 1993 by new Sandwich Size Thomas' English muffins. The new product is one-third larger in diameter than regular muffins. It can be substituted for hamburger buns or used to prepare single-serving pizzas, taking the brand beyond breakfast usage. CPC reformulated its Thomas' bagels line, which is sold on the West Coast, and added a multigrain variety.
   CPC enhanced the Arnold bread line in 1993 with new products and product improvements. Arnold Country Wheat bread, an extra moist, soft, and slightly sweet new product, was added as a companion to Arnold Country White bread. Arnold bakers developed a premium-priced cranberry bread, a seasonal item introduced in November, which recorded strong sales. Arnold hamburger and hot dog rolls and rye bread were reformulated, as were Brownberry raisin and walnut breads. CPC added a new onion variety of Sahara pita bread and introduced this market-leading brand in the Southeastern U.S.
   CPC began adding the U.S. Department of Agriculture's food guide pyramid to bakery product packages in 1993. Emphasizing the dietary benefits of complex carbohydrates, the guide calls for Americans to eat six to eleven servings from the bread, cereal, rice, and pasta food group each day.

                                    DESSERTS

   Shelf-stable desserts are CPC's second largest retail business in Europe. The Company has strong desserts businesses in the U.K., Southern Europe, and new markets in Israel and Central Europe. Sales of these CPC products total approximately $275 million. Sales declined significantly in 1993 due to unfavorable currency comparisons, and, chiefly in France, lower volumes caused by strong price competition and competitive challenges.
   CPC has been in the desserts business in Europe for many years, primarily through the Alsa brand, a longtime market leader in France, as well as several strong national brands. These products include a range of dry mixes for flans and cakes, baking aids, drink mixes, and mousses and diet puddings.
   To position the business for faster growth, CPC has broadened its view of desserts in Europe to encompass ready-to-eat products. In this fast-growing segment, CPC markets Yabon ready-to-eat cakes in cans and Poti fruit compotes in portion packs in France and Ambrosia dairy desserts in single-serve pots and aseptic packs in the U.K. All are local favorites.
   New in 1993 were Alsa Desserts of the World mixes, launched in Portugal and Greece and destined for additional

      WE POSITION OUR PRODUCTS IN MARKETS WHERE OPPORTUNITIES ARE GREATEST

   Skippy peanut butter bridges the generation gap in many countries around the world. It's a great tasting, nutritious, and convenient food -- now available in a reduced fat variety.

                              1993 * ANNUAL REPORT

MUELLER'S IS THE NO. 1 BRAND OF PASTA IN THE UNITED STATES. MUELLER'S MARKETS 38 DIFFERENT SHAPES, AND ITS VOLUMES ARE MORE THAN 10% GREATER THAN ITS NEAREST RIVAL.

markets. Borrowing from the successful Knorr Soups of the World soup concept, Desserts of the World include mixes for authentic French, Italian, and Brazilian dessert favorites.
   Central Europe provides new opportunities for desserts. After entering Hungary with the Alsa brand in 1992, CPC extended its desserts business to Poland in 1993 with a line of 18 Alsa dessert mixes. These desserts, produced in Poland, are also being imported by CPC's newly established business in Russia.
   CPC markets desserts and syrups around the world, including Karo corn syrup, sold in North America and Latin America, Crown and Bee Hive corn syrups in Canada, and Alsa, Rafhan, Rex, and Robertson's desserts in Asia.

                                 PEANUT BUTTER

   CPC has well-established peanut butter businesses and strong brands in North America and Asia and exports peanut butter into many other markets around the world. Worldwide, peanut butter sales total approximately $185 million.
   In North America, where CPC has its largest peanut butter business, the combination of price reductions in a very competitive category and consumers' dietary concerns relating to fat content resulted in a total peanut butter category decline in 1993. Skippy peanut butter sales and volumes were significantly lower. CPC addressed dietary concerns with Skippy Reduced Fat peanut butter, introduced in early 1994. The creamy and Super Chunk varieties of this peanut butter have 30% and 25% less fat, respectively, and are expected to bring consumers back to the peanut butter category.
   Roasted Honey Nut Skippy peanut butter, a unique, slightly sweeter version of original Skippy peanut butter, completed its U.S. rollout in 1992 and was added in Canada in 1993. CPC markets Skippy and Squirrel peanut butter in Canada. CPC further leverages its North American peanut butter business by exporting Skippy peanut butter into 13 European markets and a handful of countries in Latin America including Mexico, where Roasted Honey Nut Skippy peanut butter is also sold.

   In Asia, where peanuts and peanut butter are a part of local cuisines, CPC's peanut butter sales and volumes grew well. CPC makes or imports peanut butter in nearly all of its Asian markets. Skippy peanut butter is the market leader in Singapore, Hong Kong, Thailand, and Indonesia, and the Lady's Choice brand is No. 1 in Malaysia and the Philippines. To meet consumers' preferences for a sweeter, easier-to-spread product, CPC introduced Best Foods peanut spread in the Philippines, and, in Thailand, a creamy spread under the Skippy brand imported from Malaysia.
   In addition to peanut butter, CPC's bread spread group includes margarine and jams and jellies. CPC's jams and jellies are marketed in Asia under the Best Foods, Lady's Choice, Regal, and Rex brands. CPC's largest brand for jams and jellies in Latin America is Fruco, marketed in Colombia and Ecuador. Other jams and jellies brands include Santa Rosa in Italy, Mateus in Portugal, 778 in Israel, and Frank Cooper in the United Kingdom. In the U.K. CPC markets Marmite savory spread, which also has a devoted following among consumers in several Asian countries.

                                     PASTA

   CPC markets pasta in many countries and regions around the world, chiefly the United States and in Asia. Worldwide sales of pasta total approximately $140 million. The largest business is in the U.S., where pasta volumes grew strongly, outpacing a grow-

                              CPC * INTERNATIONAL

ing category. The Mueller's brand, marketed in 22 states east of the Mississippi River, benefited from expansion into new retail outlets. Volumes and profits were also enhanced by the performance of two newer pasta cuts: angel hair and fettuccine.
   CPC also began marketing pasta in California, using its European brand for pasta, Napolina. The U.S. Napolina pasta line includes 15 pasta cuts and is positioned as the premium pasta without the premium price. Extension of the Napolina brand into markets in Texas began in 1993 and has continued in 1994.
   The Napolina brand in Europe includes a broad range of pasta, condiments, antipasti, pasta sauces, and bases and toppings for pizza. The brand is marketed in 10 countries of Europe through CPC's retail and catering operations. Italian and pasta-related sauces and mealmakers are also marketed under the Knorr brand in Europe.
   In Asia CPC's brands for pasta are Royal and Best Foods.

                                 CORN REFINING

Progress and improvements marked CPC's corn refining business performance during 1993, despite the impact of the low quality 1992 North American corn crop, processed in 1993, and the 1993 Midwest floods. Although sales of $1.1 billion were unchanged from 1992, operating income rose 1.2% to $182 million, and volumes rose 3.5%.
   Sales of sweeteners, which make up approximately 60% of total corn refining business sales, were $633 million, level with 1992; volumes were up 6%. Sweetener products include high fructose corn syrup, dextrose, and glucose. The corn refining business also produces starches, which had sales of $230 million in 1993; and co-products, which include protein feed and corn oil, with $144 million in sales. All other products accounted for $95 million.
   In 1993 the following major capital projects were under construction: a new high maltose corn syrup channel in Brazil; a new, larger corn germ oil extraction facility at Argo, Illinois; and steam and power cogeneration systems at CPC's three Canadian corn refining plants. These projects are expected to be completed in time to improve 1994 profitability.

                             OPERATING UNIT RESULTS

   The corn refining business provides products or services in 23 countries through a variety of wholly-owned affiliates, joint ventures, and technology licensing agreements. The business is made up of three major operating units:
Corn Products, the North America division; the Latin America Corn Refining Division; and the Cooperative Management Group (CMG).
   Corn Products recorded a 5.6% decline in operating income due to unusual circumstances. The low quality of the 1992 corn crop, processed in 1993, increased costs considerably and reduced yields; and the 1993 Midwest floods disrupted normal transportation routes making it difficult to get product to customers.
   However, through the Company's continuous cost improvement efforts, reductions in manufacturing and overhead costs were achieved. Additionally, corn grind records were set in five

                              1993 * ANNUAL REPORT

                              CPC * INTERNATIONAL

CPC SUPPLIES CUSTOMERS IN 65 INDUSTRIES WITH INGREDIENTS FOR PRODUCTS SUCH AS BAKED GOODS, BEER, CANDY, CORRUGATED BOARD, COSMETICS, PAPER, SALAD OILS, AND SOFT DRINKS.

of six plants. Quality improvements and a capacity increase strengthened Corn Products' leading dextrose position in North America; a line of modified starches serving the corrugating industry was strengthened; and the unit successfully reentered the maltodextrin market.
   In Latin America, where CPC has 13 plants and is the leading corn refiner, volumes and sales each increased 11%. Operating income for the Latin America division improved 14%. The successful 1993 introduction of high maltose corn syrup to the largest beer maker in Brazil should add significant sales and profits beginning in 1994.
   The Cooperative Management Group (CMG), which manages ventures in 14 countries, including 11 countries in Africa and Asia, posted a 17% increase in operating income. Profits in Pakistan and Malaysia hit all-time highs, as operating income grew 58% and 56%, respectively.
   CMG also operates Pekin Energy Company, a joint venture with Texaco to produce fuel ethanol. Pekin is the nation's No. 2 producer of ethanol, a clean-burning, high-quality, fermentation-grade alcohol used as an octane enhancer in gasoline.

                                STRATEGIC ACTION

   Each operating unit sets its own objectives and tactics compatible with the corn refining business's five key strategies: 1) continuously deliver quality in products and services that is valued by CPC's customers; 2) continuously drive for delivered cost leadership; 3) leverage and grow leading market positions and strategic relationships; 4) improve and expand positions in higher value-added and differentiated corn refining products; and 5) continuously improve organizational effectiveness.
   Ongoing quality programs, such as Total Quality Excellence at Corn Products in North America, Total Quality in Colombia, and a plan called Terra Nova in Brazil, continue to yield improved customer satisfaction ratings. Quality-driven performance also earns the corn refining business the chance to partner with customers on future business opportunities. In Latin America customer surveys were initiated to establish a quality and service benchmark for future improvement.
   CPC's corn refining business is well positioned to take advantage of the new, more open economies, as trade barriers fall worldwide and countries change policies to increase cross-border business. CPC is the only corn refiner with plants in Canada, Mexico, and the U.S., and the passage of the North American Free Trade Agreement (NAFTA) will allow for more sharing of products and technology, more exports, and a more efficient business.
   In Latin America, where privatization continues at a rapid pace and trade pacts are reducing tariffs, affiliates are pooling resources to produce more cost-competitive products. Grind of waxy corn was eliminated in Mexico and Chile because the starch could be produced and shipped more cheaply from Brazil. The Colombian affiliate expanded exports into the Andean Pact nations of Ecuador and Peru, spurring strong volume growth.

                               SHARING EXPERTISE

   One of CPC's core strengths is its vast global organization built from solid local management. Another is its ability to share technology and expertise across regions and countries. In the corn refining business, a special unit called the Business Experience Transfer Group evaluates processes and systems, sharing the best and most successful of these with the rest of the corn refining

 AS A SUPPLIER OF CHOICE, WE'RE POSITIONED TO BUILD SALES, PROFITS, AND CUSTOMER
                                  PARTNERSHIPS

        Our customers rely on Corn Products' consistently high standards and strict quality controls. Pictured below, a corn
               starch customer checks a sample during a visit to
                          the  Argo, Illinois, plant.

                              CPC * INTERNATIONAL


organization. Traveling "circuit riders" adapt what has been perfected in one area of the world to the needs of another.
   The group helped the Brazilian affiliate create a new business selling high maltose corn syrup to the beer industry, transferring brewing business expertise from Canada and decolorizing experience from the U.S. In Canada the transfer group was instrumental in setting up cogeneration systems with the help of colleagues from a corn refining plant at Stockton, California, and a consumer foods plant at Bayonne, New Jersey.
   CPC's corn refining expertise also crosses over into CPC's consumer foods business. Corn refining experience in food ingredients technology was instrumental in the development of the new Skippy Reduced Fat peanut butter. To produce a higher quality corn oil, personnel from Corn Products and the Brazilian affiliate teamed up with their colleagues from Best Foods to design the new, larger corn germ oil extraction facility at Argo, Illinois.

                                 NEW FRONTIERS

Always a highly international company, CPC has sharply accelerated its pace of geographic expansion over the last several years. Since 1991 we have established operations in 13 additional countries of Europe, the Mideast, Latin America, and Asia. These include Hungary, Poland, Costa Rica, the Czech Republic, Israel, Indonesia, Russia, China, and Sri Lanka. In addition, CPC opened an office in Vietnam and reentered South Africa via a licensing agreement.
   All of these expansion countries already have, or can expect to have, faster-than-average economic growth. All, we believe, are excellent markets for CPC's worldwide businesses: soups, sauces, and bouillons; dressings; and foodservice.

                               EUROPEAN FRONTIERS

   CPC's investments in Eastern and Central Europe are a natural and important extension of our 150-year-old Western European business. As formerly inaccessible countries have opened to free enterprise and foreign investment, we have identified and purchased businesses complementary to our own: soup and bouillon businesses in eastern Germany, Hungary, and Poland, and mayonnaise businesses in the Czech Republic.
   CPC's priority in these businesses is to quickly establish our flagship European brands, first importing and later manufacturing locally. Sales, volumes, and market shares of Knorr, Hellmann's, and Alsa products are growing rapidly, as their quality and convenience, attractive packaging, aggressive marketing, and recognized tradition have captured consumers' loyalty.
   CPC's expansion into Central Europe began with the 1990 acquisition of a business in eastern Germany. Initially a joint venture, it is now wholly owned and fully integrated with the Company's operations in the western part of the country.
   In Hungary, where local manufacture began in 1991, CPC sales and profits have grown rapidly. Both the Knorr and Alsa brands hold leading positions after only two years on the market.
   CPC became the No. 1 mayonnaise producer in the Czech

                              1993 * ANNUAL REPORT

                              CPC * INTERNATIONAL


THREE YEARS AFTER ENTERING CENTRAL EUROPE, CPC HAS NO. 1 MARKET SHARES IN SOUPS AND SAUCES IN HUNGARY, MEALMAKERS IN POLAND, AND MAYONAISE THE CZECH REPUBLIC AND SLOVAKIA.

Republic through acquisition of two of the country's major mayonnaise producers. Higher-quality Hellmann's mayonnaise has now replaced the acquired products, and Czech-produced Hellmann's is also being exported to Hungary, Slovakia, and Poland.

   Russia is CPC's newest European market, one where soup is traditionally prepared at home and eaten daily in most households. CPC is currently importing Knorr products, specially formulated to Russian tastes, from Poland into the Moscow area, where they are being sold by a freshly recruited and trained team of Russian employees. Distribution in additional urban areas of western Russia and local manufacturing are expected to follow.

                          A SPRINGBOARD IN THE MIDEAST

   The acquisition of a majority share in the TAMI business in Israel, with its broad portfolio of market-leading soups, sauces, mayonnaise, and desserts, provides important critical mass to the Company's operations in the Mideast and Africa. Eighteen months after its acquisition, TAMI is fully meeting all of CPC's projections for performance and growth.

                         CPC'S RETURN TO SOUTH AFRICA

Having divested its South African business in 1987, CPC has now entered into a licensing agreement with a South African company, Tongaat-Hulett. A new venture established by Tongaat-Hulett will market various CPC brands in South Africa and export CPC brand products to other countries of sub-Saharan Africa. CPC also has an option to purchase majority equity in the new venture.

                                ASIAN FRONTIERS

   Active in Asia for 35 years, CPC has targeted this region, with its burgeoning economies and huge populations, for major new investment and growth. To our licensing agreement in Japan and our businesses in nine other Asian countries, we have recently added businesses in three promising markets.
   Indonesia, with its population of 180 million people and dynamically growing economy, was CPC's first new Asian country. Having entered in 1991 through products imported from Singapore, we now plan to build a manufacturing plant.
   CPC entered the thriving Guangdong region of South China through majority ownership in a venture with a local government agency. While CPC produces bouillon cubes in leased facilities, construction of a plant to open in 1994 has begun.
   Bouillons are used extensively in every regional cuisine in China, but until now there has been virtually no commercial production of packaged bouillons. With a population of more than one billion people and income on the rise, China offers a market with nearly unlimited opportunity for expansion for CPC's businesses, not only in bouillons, but also in soups, mayonnaise, bread spreads, and desserts.

 GLOBAL POSITIONING ALLOWS CPC TO SEIZE OPPORTUNITIES EFFICIENTLY IN NEW MARKETS

 CPC's business in Asia is providing the product formulation, engineering, and other support for a quick move into China, where Knorr bouillons were already established through imports.

                              CPC * INTERNATIONAL


   In Sri Lanka, where 200 tons of Marmite spread has been imported by a distributor, CPC acquired a food business and manufacturing facilities.
   In Vietnam, after obtaining necessary licenses, CPC established an office and began importing products.

                            LATIN AMERICAN FRONTIERS

   With consumer foods businesses in 12 countries of Latin America already, CPC has now filled in the map by adding "venture posts" in Bolivia, Ecuador, and Paraguay. Though not full-fledged operations, these new posts are part of a longer-term business- building effort in the region, which is benefiting from several regional free-trade initiatives. Knorr, Maizena, and Hellmann's brand products can now move freely into these countries, allowing CPC to establish a strong presence without the need to manufacture locally. The combined population thus added to CPC's marketplace is about 22 million. In addition, CPC, through a small acquisition, entered the bouillon and soup business in Central America. The acquisition provides a platform for the introduction of Knorr soups into Central America for the first time, in line with the Company's commitment to market Knorr products in all of its markets.

                         A NEW PRODUCT FRONTIER: PFANNI

   The term "New Frontiers" can be appropriately applied to product categories as well as geographies. In that sense, the broad range of market-leading Pfanni potato products is a pioneer, opening broad new opportunities for CPC.
   Acquired in Germany in October 1993, Pfanni products include mashed potatoes, dumplings, hash browns, and many other potato dish varieties. Its opportunities to grow in its current major markets -- Germany, Austria, and Italy -- are rich. In addition, we believe that the "Pfanni concept," with its enormous capacity for variation and growth, has the potential to cross borders around the world to become, like the Knorr brand business, a worldwide powerhouse.

                              1993 CONSUMER FOODS

                              1993 * ANNUAL REPORT

                                  THE CPC WAY

The preceding pages of this report tell the CPC story in terms of brands, businesses, and financial measurements. They depict a leading and steadily growing food Company with operations in 58 countries of North America, Europe, Latin America, Asia, the Mideast, and Africa, and a portfolio of some of the most well-known and valued food brands in the world.
   There is, however, another equally important CPC story. It concerns the framework on which we build our businesses -- our basic values and objectives
- -- and how this framework defines the way we do business and interact with our communities in our dozens of markets.
   This story begins with the CPC Company Policies Manual and its sections on CPC Conduct, Business Ethics, Community Relations, Compliance with Antitrust Laws, Customer and Consumer Relations, Disclosure and Insider Trading, Employee Relations, and Protection of the Environment. Published in 13 languages, the Policies Manual is distributed to employees throughout the world.
   In his introduction to the Policies Manual, CPC Chairman Dick Shoemate says:
"Our primary mission -- to maximize the financial return to our stockholders -- is not in any way inconsistent with the observance of high moral and ethical standards. To the contrary, I believe we cannot succeed without such standards. We must actively aspire to the kind of corporate conduct and achievement that will make us and our successors proud to be CPC employees and will give us a competitive advantage in the long run."
   Representative examples of "The CPC Way" can be found in many areas. ENVIRONMENTAL PROTECTION: Like the other policies in the manual, CPC's policy on protection of the environment is overseen by top management and the Board's Corporate Affairs Committee and is communicated comprehensively throughout the Company. This policy states that CPC is committed to satisfying all applicable legislative and regulatory requirements or even higher, self-imposed, standards, and that CPC will prevent or correct conditions that pose a threat to the environment.
   The great majority of CPC's facilities are consumer foods processing plants and as such present relatively few serious environmental risks. Thus environmental efforts in our consumer foods business typically focus on improvements rather than corrections -- for example reductions in packaging materials, recycling programs and the use of recycled materials, and increased energy efficiency.
   In corn refining the challenges are greater. Environmental efforts at CPC's Argo, Illinois, corn refining plant illustrate our commitment to meeting them. Compliance with new regulations, modernization of the plant, and CPC initiatives have resulted in: a 70% reduction in air pollutant emissions since 1976; a substantial reduction in wastewater volume generated by the plant, coupled with a 30% reduction in biodegradable organic discharges since 1980; a reduction in the volume of packaging material; and expansion of a plant-wide recycling program. The rebuild of a corn oil extraction facility, to be completed in 1994, will cut odor emissions, and atmospheric emissions of volatile organic material from corn germ processing will be reduced by more than 40%.

                              CPC * INTERNATIONAL


   Also in 1993, CPC reviewed usage of chemical materials at its plants worldwide, and, wherever possible, is substituting safer materials and technologies for those posing the greatest risks.
   Environmental clean-up programs at the sites of several chemical companies divested by CPC in the 1970s and 1980s are progressing in cooperation with federal and state authorities.
   On environmental or any other matters affecting our communities, CPC encourages its managers to maintain frank and frequent communication with local citizens and officials.

EMPLOYEE DEVELOPMENT AND OPPORTUNITY: CPC believes that the profitable growth of its businesses depends vitally on the development and effective deployment of the full range of our employees' abilities, and on strong mutual commitment between CPC and its employees. Thus our goal in each of our 58 countries, and for each of our approximately 39,000 employees, is to hire wisely, train thoroughly, compensate fairly, and provide challenging career development opportunities -- all within safe and healthy working environments. CPC continued its emphasis on management and leadership development in 1993. Through formal and informal programs and methods, CPC seeks to develop and motivate managers who not only deliver results locally but also participate in an active international network to help build business worldwide.
   The Company is committed to the principles of equal employment opportunity and fair employment practices. Thirty-five percent of CPC's nearly 8,000 U.S. employees are minorities and 30% are women. In recent years, and in 1993 especially, CPC has promoted valuing differences in our employee population through training programs and other experiences. The Company has several programs to further the hiring and upward mobility of women and minorities, including four-year internship programs for talented minority students.

CONTRIBUTIONS: Financial and other support for our communities' institutions and activities is an essential part of "The CPC Way." In 1993, the Company made contributions valued at approximately $20 million in cash and food products, mainly to educational institutions; health, welfare, and community service organizations; and other cultural and charitable groups. A significant part of CPC's contributions is donated through CPC's Matching Gifts Program in the U.S., which matches $2 for every $1 employees contribute. To this financial support are added the volunteer and Company-sponsored service activities of employees at many of our facilities, often in connection with local schools and educational projects.

COMMITMENT TO THE CONSUMER: CPC is committed to marketing only the highest quality products at prices that truly reflect value. We constantly strive to meet and anticipate consumers' preferences regarding health, taste, and convenience. CPC regularly disseminates information to consumers, stressing the importance of the total dietary approach to good health and physical fitness.

                             1993 * ANNUAL REPORT

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                    CPC International Inc. and Subsidiaries


OVERVIEW OF 1993 AND OUTLOOK

CPC International's primary objective continues to be to improve shareholder value through aggressive growth of its consumer foods business and selective growth of its corn refining business.
   In line with this strategy, during 1993 the Company continued to seek volume growth in all its existing businesses; introduced many new products throughout the world and in both the consumer foods and corn refining businesses; entered several new countries in Europe, Africa, and Asia; acquired businesses in the U.S., Europe, the Middle East, and Latin America; and expanded and built production facilities.
   These actions resulted in solid earnings improvement in 1993, even though progress was negatively affected during the year by a number of external conditions: recession in Europe and a continuing slow economy in the U.S., unfavorable European currency values, and, impacting particularly our corn refining business, flood conditions and unsatisfactory corn quality in North America.
   In 1994 the significant trends relating to consumption, costs, currency values, competition, and political and social environments in the economies and industries in which CPC operates are not expected to change direction significantly. It is expected that in 1994 economies in most areas of the world will continue to progress at current, generally modest, rates of growth. Europe is expected to emerge slowly from its 1992/93 recession. More specifically:
   * In the U.S. if, as expected, the level of economic activity continues to improve, it is likely that the current, extremely competitive environment will ease and that this may benefit the Best Foods Division.
   * In Europe's southern countries, where recession was deeper than elsewhere, the expected recovery will be slower. In this climate, strong competition will continue and have a moderating effect on the division's volume and margin growth. CPC's leading brands, wide geographic presence, and its new businesses and markets will partially counteract these forces.
   * Also in Europe, the anticipated continuing weakness of currencies in 1994 is expected to moderate the division's sales and earnings progress when translated into U.S. dollars.
   * In Latin America it is expected that current successful programs for freer market economies, open borders, and trading blocs will be maintained. The exception is Brazil, where CPC has its most important Latin American businesses. The overall effect of freer economies on the Company's results in the area is expected to be positive.
   * In Asia economic growth in 1994 is expected to remain fair for most of the year, although Japan's slow economy may continue to have a moderating effect on other Asian countries' progress. Despite this situation, with its products still having relatively low market penetration in that area, CPC continues to see opportunity for strong growth.
   * CPC's U.S. operations slightly decreased their relative contributions to the Company's sales and operating income in 1993. Depending on acquisition opportunities, this situation may change in 1994.

   The last three years' financial results are discussed below. A general description of operations appears on pages 2 through 24 of this report.

                             CPC * INTERNATIONAL


RESULTS OF OPERATIONS

NET SALES in 1993 increased 2.1% over last year to $6.7 billion, with consumer foods accounting for virtually all of the increase. Of the overall sales gain, higher volumes including acquisitions accounted for a 5.7% gain, which was largely offset by weaker currency values. Acquisitions in 1993 and 1992 increased 1993 sales by approximately $173 million or 2.6%. In 1992 sales advanced 6.6% over the prior year to $6.6 billion, with consumer foods accounting for more than 90% of the increase, mostly the result of higher volumes. Businesses acquired in 1992 and 1991 contributed approximately $180 million to the 1992 sales gain.
   Consumer foods sales rose 2.4 % in 1993 to $5.6 billion, with good volume gains and better prices mostly offset by lower currency values. Sales in Europe declined 1% due to lower exchange values, while in North America sales were even with last year. Latin American sales rose 21% on higher volumes related to improving economic conditions in several countries. Asian sales advanced 15% on strong volume gains. In 1992 consumer foods sales increased 7.5% to $5.5 billion. Volume gains accounted for one-half of the increase, while stronger currency values and better prices shared evenly in the rest. Sales advanced 6% in Europe, 5% in North America, and 17% in Latin America and Asia.
   Corn refining sales in 1993 remained even with 1992 levels at $1.1 billion, as volume gains of 3.5% were matched by reduced prices and lower exchange values. Sales in North America were 4.1% below last year, reflecting lower prices related to lower raw material costs and a weaker Canadian exchange rate. Latin American sales advanced 11% on much improved volumes. In 1992 corn refining sales increased 2.4%, mostly from volume gains of nearly 7%, which compensated for lower prices related to lower raw material costs. Sales in North America were essentially flat, while Latin American sales advanced 4% on stronger volumes.

COST OF SALES AND OPERATING EXPENSES. Cost of sales as a percentage of net sales was approximately 60% in 1993 resulting in a 40% gross profit, slightly higher than the last two years. Efficiency gains and lower raw material costs counteracted very competitive pricing conditions.
   Translation gains and losses and the principal-preservation element inherent in local interest costs applicable to businesses in highly inflationary economies resulted in charges to cost of sales of $86.6 million in 1993, $52.9 million in 1992, and $68.4 million in 1991. These costs were largely recovered through higher selling prices.
   Marketing expenses in 1993 declined by $20.5 million as a result of lower exchange values and were 9.5% of sales, down slightly from the 1992 and 1991 ratios.
   Research and development expenditures increased 7.9%, or $3.6 million, over the 1992 level, which was $6.1 million higher than the 1991 level. These increases reflect additional spending for consumer foods research.
   The ratio of selling, administrative, and general expenses to sales increased slightly compared to 1992. This ratio was higher than in 1991, reflecting the 1992 effects of changes in accounting principles, discussed below, and higher costs related to incentive programs.

OPERATING INCOME in 1993 increased 4% to $883.3 million, with both business segments reporting gains generated from higher volumes. In 1992 operating income increased 6.4% to $849.1 million, but included a $13 million charge for the effects of changes in accounting principles. Excluding this charge, operating income advanced 8% with both segments reporting gains generated primarily from higher volumes.
   Consumer foods operating income in 1993 was 3.8% higher than the prior year. Good volume gains in all geographical areas accounted for most of the increase. Weaker exchange values and lower margins negated most of the benefit of the volume gains. Operating income in North America advanced 5.4%, Latin America 30%, and Asia 13%. In Europe operating income was down 8.4% on overall reduced currency values and weak economic conditions in several countries. In 1992 consumer foods operating income, excluding its portion of the accounting charge, was 8% above 1991 on good volume gains in all geographical areas. Operating income in North America advanced 12%, Latin America 25%, and Asia 19%. In Europe operating income was slightly below 1991's level.
   Corn refining operating income in 1993 advanced 1.2% to $182 million. In North America operating income was 5.6% lower than in 1992 as a result of higher costs related to flooding in the Midwest and poor quality corn. In Latin America results were 14% ahead of 1992 on strong volume gains. Corn refining operating income in 1992 advanced

                             1993 * ANNUAL REPORT



13% to $182.9 million, excluding its $3 million portion of the accounting charge. All geographical areas reported gains on a combination of higher volumes and improved margins. Sixty percent of the overall gain was attributable to Latin America, where economic conditions improved.

FINANCING COSTS of $93 million in 1993 were $11.6 million, or 11.1%, lower than in 1992. Weaker European currencies and favorable cash flows reduced borrowing levels for most of the year and combined with lower interest rates to reduce interest expense for the year by $9 million. In addition exchange losses declined by $2.6 million. In 1992 financing costs were virtually even with 1991, as lower interest costs were offset by an increase in exchange losses.

PROVISION FOR INCOME TAXES. The effective tax rate for the past three years remained at 40%. This was higher than the U.S. statutory rate of 35% in 1993, and 34% in 1992 and 1991, because it includes foreign income generally taxed at rates higher than the U.S. statutory rate and state income taxes. As noted below, the Company changed its method of accounting for income taxes effective January 1, 1992.

CHANGES IN ACCOUNTING PRINCIPLES. Effective January 1, 1992, the Company adopted Financial Accounting Standard (FAS) 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," FAS 112, "Employers' Accounting for Postemployment Benefits", and FAS 109, "Accounting for Income Taxes." These changes resulted in a total non-cash charge of $303.5 million, $160 million after taxes or $1.06 per common share in 1992.
   FAS 106 requires that the expected cost of providing health care and life insurance benefits during retirement be accrued during employees' working years rather than on a pay-as-you-go basis as was previously permitted. The cumulative impact of this change at January 1, 1992, was a charge of $280 million, $168 million after taxes or $1.11 per common share. In addition, starting in 1992 operating results include additional costs for the effects of this change.
   Like FAS 106, FAS 112 requires recognition of expense on an accrual basis for postemployment benefits, rather than the pay-as-you-go approach used previously. Postemployment benefits include salary continuation, disability-related benefits, severance pay, and continuation of health costs during the period after employment but before retirement. The cumulative impact of this change at January 1, 1992, was a charge of $23.5 million, $14.1 million after taxes or $.09 per common share.
   The Company also changed its method for accounting for income taxes in compliance with FAS 109 from a deferred method to an asset and liability method. The cumulative impact of this change was a benefit of $22.1 million, or $.14 per common share in 1992.

DISCONTINUED OPERATIONS. In 1992 the Company recorded a charge of $78 million, $46.8 million after taxes or $.31 per common share, for anticipated environmental costs relating to chemical operations divested by the Company from the early 1970s to the mid 1980s. This charge increased the Company's existing environmental reserve for the costs relating to two Superfund sites, in Michigan and Rhode Island, as well as seven other sites. In the third quarter of 1991, the Company took a similar charge of $52.5 million, $31.5 million after taxes or $.21 per common share, related to these divested chemical operations. Actual disbursement of cash is expected to take place over the next 10 to 15 years. At December 31, 1993, the Company believed that its environmental reserve was adequate. No recoveries from other potential responsible parties or insurers have been considered in the determination of the reserve.

NET INCOME in 1993 was $454.5 million ($2.95 per common share) compared with $223.8 million ($1.41 per common share) in 1992. The 1992 results included special charges related to environmental costs for discontinued operations

                             CPC * INTERNATIONAL


and the cumulative effects of changes in accounting principles discussed above. Excluding the impact of these 1992 items from the comparisons, 1993 income from continuing operations and earnings per common share from continuing operations increased 5.6% and 6.1%, respectively. This improvement resulted from a combination of higher operating income and lower financing costs. Excluding special items in both 1992 and 1991, income from continuing operations and earnings per common share from continuing operations in 1992 each advanced 6.5%. However, 1992 operating results also included a charge of $13 million, $7.8 million after taxes or $.05 per common share, for the effects in 1992 of changes in accounting principles discussed above. Excluding this charge, results increased 8.4% over 1991 due to higher operating income.

KEY BALANCE SHEET ITEMS
At year end 1993 total assets decreased $110 million from a year earlier, due largely to the effects of weaker European currency values, which reduced translated asset values by some $352 million. Acquisitions and capital expenditures offset part of this decline. Total debt decreased $178 million to $1,273 million at year end 1993. This decrease related to good cash flow and decreased dollar value of European currency denominated debt. In 1992 total assets increased by $661 million, due largely to acquisitions that added $341 million and stronger European currencies that increased asset values by $184 million.

NET CASH FLOW
Good cash flow continued to finance CPC's working capital and capital expenditure needs, and enabled the Company to continue to increase dividends with earnings growth. Funds generated in excess were used for acquisitions and share repurchases. Net cash flows from operations in 1993 of $771.1 million were 1.3% above 1992, which was 4% higher than 1991. These internally-generated funds continue to be the Company's primary source of liquidity.
   Investing activities in 1993 of $429.4 million were lower than in 1992, despite the increase in capital expenditures, largely due to a reduction in the number of acquisitions. In 1992 investment activities were more than double the level in 1991, due to an increase in acquisitions. Capital expenditures in 1993 of $363.2 million increased $65.8 million. Nearly 65% of the capital expenditures were for new facilities and plant upgrades for the consumer foods business. The Company expects to invest in capital projects at a slightly higher level in 1994.
   The quarterly dividend rate increased 6.7% in March 1993, 12 months after the previous increase of 9.1%.
   The Company has access to various sources of funds at attractive rates based on its strong financial condition. CPC's long-term debt rating was upgraded to A+ with Standard & Poors, and remained at A2 with Moody's and A+ with Duff & Phelps.

                              1993 * ANNUAL REPORT

                       CONSOLIDATED STATEMENTS OF INCOME
                    CPC International Inc. and Subsidiaries




For the years ended December 31
$ Millions except per share amounts                                  1993        1992         1991
==================================================================================================
NET SALES                                                        $6,738.0    $6,599.0     $6,189.1
- --------------------------------------------------------------------------------------------------
Cost of sales                                                     4,043.2     3,992.8      3,804.0
Marketing                                                           643.0       663.5        624.2
Research and development                                             49.3        45.7         39.6
Selling, administrative and general expense                       1,132.8     1,058.8        932.2
Income from affiliates and equity in net income
   of unconsolidated subsidiaries                                   (13.6)      (10.9)        (9.1)
- --------------------------------------------------------------------------------------------------
   Cost, expenses, and other income--net                          5,854.7     5,749.9      5,390.9
- --------------------------------------------------------------------------------------------------
OPERATING INCOME                                                    883.3       849.1        798.2
- --------------------------------------------------------------------------------------------------
FINANCING COSTS
Exchange losses                                                       2.9         5.5           .5
Interest on bonds, mortgages and similar debt                        56.1        64.7         73.6
Other interest                                                       53.7        51.0         54.3
Interest expense included in cost of
   construction of plants                                            (6.7)       (6.4)        (9.2)
Interest income                                                     (13.0)      (10.2)       (14.5)
- --------------------------------------------------------------------------------------------------
   Total financing costs                                             93.0       104.6        104.7
- --------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS BEFORE
   INCOME TAXES AND MINORITY INTEREST                               790.3       744.5        693.5
Provision for income taxes                                          316.1       297.8        277.4
Minority stockholders' interest                                      19.7        16.1         11.9
- --------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
   BEFORE THE CUMULATIVE EFFECT OF CHANGES IN
   ACCOUNTING PRINCIPLES                                            454.5       430.6        404.2
- --------------------------------------------------------------------------------------------------
Cumulative effect to January 1, 1992, of changes
   in accounting principles, net of taxes                              --      (160.0)          --
Environmental charges for discontinued operations,
   net of taxes                                                        --       (46.8)       (31.5)
- --------------------------------------------------------------------------------------------------
NET INCOME                                                         $454.5      $223.8       $372.7
- --------------------------------------------------------------------------------------------------
Earnings per common share from
   continuing operations before cumulative
   effect of changes in accounting principles                       $2.95       $2.78        $2.61
Cumulative effect to January 1, 1992, of changes
   in accounting principles                                            --       (1.06)          --
Environmental charges for discontinued operations                      --        (.31)        (.21)
- --------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE                                           $2.95       $1.41        $2.40
==================================================================================================

See notes to financial statements.

                              CPC * INTERNATIONAL

                          CONSOLIDATED BALANCE SHEETS
                    CPC International Inc. and Subsidiaries

December 31
$ Millions                                                           1993        1992         1991
==================================================================================================
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                        $  166.3    $  158.0     $  215.9
Notes and accounts receivable:
   Notes and drafts receivable                                       61.4        81.2         44.4
   Accounts receivable -- trade                                     782.6       795.8        676.8
                       -- other                                      84.0        78.8         73.7
   Allowances for doubtful accounts                                 (28.3)      (28.7)       (20.1)
Inventories:
   Finished and in process                                          491.6       539.8        472.5
   Raw materials                                                    202.6       217.3        158.1
   Manufacturing supplies and mechanical stores                     136.0       129.8        114.2
Prepaid expenses                                                     75.7        80.3         56.0
- --------------------------------------------------------------------------------------------------
   Total current assets                                           1,971.9     2,052.3      1,791.5
- --------------------------------------------------------------------------------------------------
INVESTMENTS IN UNCONSOLIDATED AFFILIATES                             69.9        69.6         70.0
- --------------------------------------------------------------------------------------------------
PLANTS AND PROPERTIES
Land                                                                 91.2        91.9         76.6
Buildings                                                           736.7       716.2        626.0
Machinery and equipment                                           3,252.9     3,159.0      2,792.7
- --------------------------------------------------------------------------------------------------
                                                                  4,080.8     3,967.1      3,495.3
Less accumulated depreciation                                     1,960.1     1,856.3      1,613.9
- --------------------------------------------------------------------------------------------------
   Total plants and properties                                    2,120.7     2,110.8      1,881.4
- --------------------------------------------------------------------------------------------------
INTANGIBLES
Excess cost over net assets of businesses acquired                  598.0       612.1        457.2
Other intangibles                                                   309.0       324.1        311.6
- --------------------------------------------------------------------------------------------------
                                                                    907.0       936.2        768.8
Less accumulated amortization                                       132.3       116.5         91.2
- --------------------------------------------------------------------------------------------------
   Total intangibles                                                774.7       819.7        677.6
- --------------------------------------------------------------------------------------------------
OTHER ASSETS                                                        123.6       118.8         89.8
- --------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                     $5,060.8    $5,171.2     $4,510.3
==================================================================================================

See notes to financial statements.

                              1993 * ANNUAL REPORT


$ Millions                                                      1993         1992        1991
=============================================================================================
LIABILITIES
CURRENT LIABILITIES
Loans payable -- banks                                      $  200.4    $   272.0    $  257.1
Other notes and drafts payable                                 174.6        224.8       108.4
Accounts payable                                               352.9        381.4       291.5
Accrued expenses:
   Accrued compensation                                         50.7         50.5        46.8
   Accrued advertising and other                               567.2        539.5       391.1
   Taxes payable other than taxes on income                     45.5         44.9        32.8
Income taxes                                                   144.2        147.3       190.7
Dividends payable                                               47.9         45.2        41.6
- ---------------------------------------------------------------------------------------------
   Total current liabilities                                 1,583.4      1,705.6     1,360.0
- ---------------------------------------------------------------------------------------------
NONCURRENT LIABILITIES
Employees' pension, indemnity, retirement
   and related provisions                                      476.6        480.4       153.6
Other noncurrent liabilities                                   197.0        218.7       111.4
Minority stockholders' interest                                 94.9        100.5        46.6
- ---------------------------------------------------------------------------------------------
   Total noncurrent liabilities                                768.5        799.6       311.6
- ---------------------------------------------------------------------------------------------
LONG-TERM DEBT                                                 897.7        953.6     1,016.2
- ---------------------------------------------------------------------------------------------
DEFERRED TAXES ON INCOME                                        42.1         50.6       191.9
- ---------------------------------------------------------------------------------------------
EQUITY
STOCKHOLDERS' EQUITY
Preferred stock--authorized 25,000,000 shares
      $1 par value                                                --           --          --
   Designations
      Series A ESOP Convertible
         3,000,000 shares designated                           195.6        197.5       199.0
      Series A Junior Participating
         600,000 shares designated--none issued                   --           --          --
Common stock--authorized 900,000,000 shares
   $.25 par value--issued 195,271,444 shares                    48.8         48.8        24.4
Capital in excess of par value stock                           150.5        146.7       167.6
Retained earnings                                            2,774.5      2,523.0     2,491.0
Unearned ESOP compensation                                    (155.2)      (168.2)     (180.0)
Cumulative translation adjustment                             (172.6)       (55.9)      (79.5)
Common stock in treasury, at cost                           (1,072.5)    (1,030.1)     (991.9)
- ---------------------------------------------------------------------------------------------
   Total stockholders' equity                                1,769.1      1,661.8     1,630.6
- ---------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $5,060.8    $ 5,171.2    $4,510.3
=============================================================================================

                              CPC * International

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    CPC International Inc. and Subsidiaries


For the years ended December 31
$ Millions                                                      1993             1992             1991
======================================================================================================
CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES
Net income                                                   $ 454.5          $ 223.8          $ 372.7
Non-cash charges (credits) to net income
   Depreciation and amortization                               265.8            261.5            254.5
   Changes in accounting principles, net of taxes                 --            160.0               --
   Discontinued operations, net of taxes                          --             46.8             31.5
   Deferred taxes                                              (22.6)           (18.5)            22.7
   Translation losses                                            6.6              1.6              9.7
   Other, net                                                   32.1             51.1            (10.9)
Changes in trade working capital
   Notes and accounts receivable                               (24.1)           (96.8)            10.5
   Inventories                                                 (26.2)           (47.9)            (6.8)
   Accounts payable and accrued items                           85.0            179.3             47.4
- ------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                       771.1            760.9            731.3
- ------------------------------------------------------------------------------------------------------
CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES
Capital expenditures paid                                     (363.2)          (297.4)          (282.1)
Proceeds from disposal of plants and properties                 22.2              8.0             18.4
Proceeds from businesses sold                                     --              9.0             37.2
Businesses acquired                                            (72.7)          (229.8)           (11.0)
Purchase of minority interests in affiliates                   (15.7)              --               --
- ------------------------------------------------------------------------------------------------------
Net cash flows used for investing activities                  (429.4)          (510.2)          (237.5)
- ------------------------------------------------------------------------------------------------------
Net cash flows after investments                               341.7            250.7            493.8
- ------------------------------------------------------------------------------------------------------
CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES
Purchase of treasury stock                                     (47.9)           (46.5)            (2.2)
New long-term debt                                             178.1             52.9            296.5
Repayment of long-term debt                                   (262.3)          (100.6)          (213.2)
Net change in short-term debt                                   (8.7)           (21.8)          (234.6)
Dividends paid on common stock                                (189.6)          (177.7)          (162.4)
Dividends paid on preferred stock                              (15.7)           (15.8)           (16.0)
Common stock issued                                              5.5              8.3              8.8
Other liabilities (deposits)                                    12.4            (14.3)             3.0
- ------------------------------------------------------------------------------------------------------
Net cash flows used for financing activities                  (328.2)          (315.5)          (320.1)
- ------------------------------------------------------------------------------------------------------
Effects of exchange rate changes on cash                        (5.2)             6.9             (5.3)
- ------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 8.3            (57.9)           168.4
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                   158.0            215.9             47.5
- ------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                        $166.3           $158.0           $215.9
======================================================================================================

See notes to financial statements.

                              1993 * ANNUAL REPORT

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    CPC International Inc. and Subsidiaries


=======================================================================================================================
                                            Preferred Stock            Common Stock
                                            ---------------            ------------
                                         Series A ESOP Issued   Issued       Treasury Stock      Capital in    Unearned
Shares in thousands                      --------------------   ------       --------------      Excess of      ESOP
$ Millions                                Shares     Amount     Amount    Shares        Amount   Par Value  Compensation
- -----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1990               2,241.9     $200.0     $24.4   (22,180.0)     $(998.5)      $167.6     $(190.4)
Net income
Cash dividends declared
  ($1.10 per share)
Stock issued in connection with:
  Stock options                                                              76.0          3.4
  Deferred compensation                                                     121.9          5.4
Translation adjustment including the
  effects of hedging, net of taxes
Series A ESOP preferred stock
  dividend, net of taxes
ESOP compensation earned                                                                                           10.4
ESOP shares redeemed                       (11.2)      (1.0)
Treasury stock acquired                                                     (27.7)        (2.2)
- -----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991               2,230.7      199.0      24.4   (22,009.8)      (991.9)       167.6      (180.0)
Net income
Cash dividends declared
  ($1.20 per share)
Stock issued in connection with:
  Stock options                                                              98.5          2.6           .2
  Stock split                                                    24.4   (21,903.7)                    (24.4)
  Deferred compensation                                                     151.3          5.6          3.2
Translation adjustment including the
  effects of hedging, net of taxes
Series A ESOP preferred stock
  dividend, net of taxes
ESOP compensation earned                                                                                           11.8
ESOP shares redeemed                       (16.7)      (1.5)                  3.7           .1           .1
Treasury stock acquired                                                    (975.2)       (46.5)
- -----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992               2,214.0      197.5      48.8   (44,635.2)    (1,030.1)       146.7      (168.2)
Net income
Cash dividends declared
  ($1.28 per share)
Stock issued in connection with:
  Stock options                                                              26.7           .6          (.1)
  Deferred compensation                                                     205.6          4.8          3.8
Translation adjustment including the
  effects of hedging, net of taxes
Series A ESOP preferred stock
  dividend, net of taxes
ESOP compensation earned                                                                                           13.0
ESOP shares redeemed                       (21.8)      (1.9)                  5.3           .1           .1
Treasury stock acquired                                                  (1,057.0)       (47.9)
- -----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993               2,192.2     $195.6     $48.8   (45,454.6)   $(1,072.5)      $150.5     $(155.2)
=======================================================================================================================

=================================================================


                                             Cumulative
Shares in thousands                         Translation  Retained
$ Millions                                   Adjustment  Earnings
- -----------------------------------------------------------------
Balance, December 31, 1990                  $(42.4)      $2,292.4
Net income                                                  372.7
Cash dividends declared
  ($1.10 per share)                                        (166.3)
Stock issued in connection with:
  Stock options
  Deferred compensation                                       2.1
Translation adjustment including the
  effects of hedging, net of taxes           (37.1)
Series A ESOP preferred stock
  dividend, net of taxes                                     (9.9)
ESOP compensation earned
ESOP shares redeemed
Treasury stock acquired
- -----------------------------------------------------------------
Balance, December 31, 1991                   (79.5)       2,491.0
Net income                                                  223.8
Cash dividends declared
  ($1.20 per share)                                        (181.3)
Stock issued in connection with:
  Stock options
  Stock split
  Deferred compensation
Translation adjustment including the
  effects of hedging, net of taxes            23.6
Series A ESOP preferred stock
  dividend, net of taxes                                    (10.5)
ESOP compensation earned
ESOP shares redeemed
Treasury stock acquired
- -----------------------------------------------------------------
Balance, December 31, 1992                   (55.9)       2,523.0
Net income                                                  454.5
Cash dividends declared
  ($1.28 per share)                                        (192.3)
Stock issued in connection with:
  Stock options
  Deferred compensation
Translation adjustment including the
  effects of hedging, net of taxes          (116.7)
Series A ESOP preferred stock
  dividend, net of taxes                                    (10.7)
ESOP compensation earned
ESOP shares redeemed
Treasury stock acquired
- -----------------------------------------------------------------
Balance, December 31, 1993                 $(172.6)      $2,774.5
=================================================================

See notes to financial statements.

                             CPC * INTERNATIONAL

                         NOTES TO FINANCIAL STATEMENTS
                    CPC International Inc. and Subsidiaries


SUMMARY OF ACCOUNTING POLICIES
Principles of consolidation - The consolidated financial statements include the accounts of the Company and its subsidiaries. The accounts of subsidiaries outside of the U.S., except for those in Canada, are based on fiscal years ending September 30.
Changes in accounting principles - Effective January 1, 1992, the Company adopted Financial Accounting Standards (FAS) 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," FAS 112, "Employers' Accounting for Postemployment Benefits," and FAS 109, "Accounting for Income Taxes."
These changes resulted in a total non-cash charge of $303.5 million, $160 million after taxes or $1.06 per share, representing the cumulative effect of the changes. (See separate footnotes for further discussions.)
Foreign currency translation - The Company follows FAS 52, "Foreign Currency Translation," for translating foreign currency financial statements. Under FAS 52, assets and liabilities of foreign operations other than those in highly inflationary economies are translated at the current exchange rate at the balance sheet date with the related translation adjustment reported as a separate component of stockholders' equity. In highly inflationary economies (for CPC, most Latin American countries), certain assets are translated at historical exchange rates, while all other assets and liabilities are translated at current exchange rates with the related foreign exchange adjustment included in the determination of net income.
Cash and cash equivalents - Cash equivalents consist of all investments purchased with an original maturity of three months or less, and which have virtually no risk of loss in value. At December 31, 1993, 1992, and 1991, the Company had $37.1 million, $29.4 million, and $124.6 million, respectively, of cash equivalents.
Investments in unconsolidated affiliates are carried at cost or less, adjusted to reflect the Company's proportionate share of income or loss less dividends
received. Consolidated retained earnings at December 31, 1993, included    $9.7
million of undistributed earnings of unconsolidated affiliates, primarily representing companies of which the Company owns 50% or less.
Inventories are stated at the lower of cost or market. Cost elements included in finished and in-process inventories are raw materials, direct labor, and factory overhead. Outside the U.S., inventories generally are valued at average cost. In the U.S. vegetable oils and corn are valued at cost on the last-in, first-out method. Other U.S. inventories are valued at cost on the first-in, first-out method. Had the first-in, first-out method been used for all U.S. inventories, the carrying value of these inventories would have increased by $19.3 million, $12.8 million, and $17.8 million in 1993, 1992, and 1991, respectively.
   The Company also follows a policy of hedging, with commodities futures contracts, certain of its key domestic raw material purchases in line with production requirements to minimize cost risk due to market fluctuations. Gains or losses arising from hedging transactions are included with the cost of raw material purchases.
Plant and properties are stated at cost. Depreciation is generally computed on the straight-line method over the estimated useful lives of depreciable assets at rates ranging from 2% to 10% for buildings and 5% to 20% for all other assets. Where permitted by law, accelerated depreciation methods are used for tax purposes.
Income taxes - Deferred income taxes reflect the differences between the assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes. Deferred taxes are based on tax laws as currently enacted. The significant components of deferred tax assets and liabilities are related to plants and properties, employee benefit plans, and certain non-current liabilities. In addition to providing for local income taxes, the Company makes provisions for estimated U.S. and foreign income taxes, less available tax credits and deductions, that may be incurred on the remittance by the Company's subsidiaries of undistributed earnings, except those deemed to be indefinitely reinvested.
Excess cost over net assets of businesses acquired - The Company amortizes, on a straight-line basis, the excess cost of net assets acquired after October 31, 1970, over periods not exceeding 40 years.
Financing costs - In line with the functional currency concept under which the Company uses the U.S. dollar for most of its Latin American subsidiaries, the principal-preservation element inherent in local interest charges has been classified in cost of sales, rather than under financing costs, consistent with the classification of translation gains resulting from holding local currency debt. In 1993, 1992, and 1991, $7.2 million, $16.5 million, and $45.1 million, respectively, were classified in cost of sales.

                             1993 * ANNUAL REPORT


Earnings per common share has been computed by dividing net income, less preferred stock dividends in 1993, 1992, and 1991 of $10.7 million, $10.5 million, and $9.9 million, respectively, net of taxes, by the weighted-average number of common shares outstanding of 150.4 million in 1993 and 151.2 million in 1992 and 1991.
Environmental Contingencies - The Company accounts for environmental contingencies in accordance with FAS 5 "Accounting for Contingencies," which requires expense recognition when it is both "probable" that an obligation exists and that the obligation can be "reasonably estimated". In assessing probability, as well as estimating costs, the Company uses the coordinated efforts of environmental professionals and consultants as well as on-staff and outside lawyers and accountants taking into account possible methods of remediation acceptable to all parties. Whenever the Company believes it can recover fully or partially such liabilities from other potential responsible parties or from its insurers, such recovery is aggressively pursued. Nevertheless, unless final agreement has been reached for such claims from these parties, in accordance with FAS 5 such expected recoveries are not considered in establishing estimated costs. In addition, estimated costs are based on expected future costs which have not been discounted.

ACQUISITIONS
During 1993 the Company acquired a consumer foods company located in the U.S. for approximately $41 million. Outside the U.S. the Company acquired several small consumer foods businesses and the remaining minority interests in several of its affiliates for a total cost of approximately $47 million.
   During the fourth quarter of 1993, the Company acquired an 85% interest in a European producer and marketer of brand-name potato products. In addition, the Company acquired the jams, juices, and related food products business of a company in Sri Lanka. These post-international-year-end investments cost approximately $195 million including assumed debt and have annualized sales of approximately $200 million. During this same period the Company also signed an agreement allowing a South African company through a newly-formed company to manufacture and market selected CPC food brands in South Africa and export CPC products to sub-Saharan Africa. The Company has an option to purchase a majority interest in the newly-formed company at a later date.
   In 1992 the Company acquired a foodservice business located in the U.S. for approximately $115 million. Outside of the U.S. the Company acquired nine consumer foods companies or businesses for a total of approximately $109 million. Six of these companies are located in Latin America, two are in Europe, and one is in the Middle East. The 10 acquisitions had annualized sales of $370 million. In addition, the Company acquired the remaining minority interest in its Turkish affiliate for approximately $5.5 million.
   In 1991 the Company acquired a small consumer foods business in Europe for approximately $11 million. The business had sales on an annualized basis of $13 million. In addition, a consumer foods joint venture was formed in Hungary with a local manufacturer, with CPC acquiring a 50% interest.

DISCONTINUED OPERATIONS
In the fourth quarter of 1992, the Company recorded a charge of $78 million, $46.8 million after taxes or $.31 per common share, for anticipated environmental costs relating to chemical operations divested by the Company from the early 1970s to the mid-1980s. This charge increased the Company's existing environmental reserve for costs relating to two Superfund sites, in Michigan and Rhode Island, as well as seven other sites. In the third quarter of 1991, the Company took a similar charge of $52.5 million, $31.5 million after taxes or $.21 per common share, related to these divested chemical operations. Actual disbursement of cash is expected to take place over the next 10 to 15 years. At December 31, 1993, the Company believed that the environmental reserve was adequate. No recoveries from other potential responsible parties or insurers have been considered in the determination of the reserve.

                             CPC * INTERNATIONAL


======================================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS
Supplementary information for the consolidated statements of cash flows is set forth below:

$ Millions                                                      1993             1992             1991
- ------------------------------------------------------------------------------------------------------
Cash paid during the year for:
   Interest                                                    $93.6           $100.7           $113.5
   Income taxes                                                298.3            264.7            221.7
- ------------------------------------------------------------------------------------------------------
Details of businesses acquired:
   Fair value of assets acquired                               $83.7           $340.7            $16.2
   Liabilities assumed                                          11.0            110.9              5.2
                                                               ---------------------------------------
   Cash paid for acquisitions                                  $72.7           $229.8            $11.0
======================================================================================================

FINANCING ARRANGEMENTS-

SHORT-TERM
The Company uses the commercial paper market in the U.S. to supplement long-term borrowings. Quarterly average commercial paper borrowings in 1993, 1992, and 1991 were $151.9 million, $45.7 million, and $89.9 million, respectively, with maximum borrowings in 1993, 1992, and 1991 of $286.6 million, $109.1 million, and $287.4 million, and a weighted-average interest rate in 1993, 1992, and 1991 of 3.2%, 3.6%, and 7.65%.
   For the international operations, the maximum month-end balance of bank borrowings during 1993, 1992, and 1991 was $344 million, $394.9 million, and $421.6 million, respectively. Quarterly average bank borrowings were $288.8 million for 1993, $332.3 million for 1992, and $334.6 million in 1991. The weighted-average interest rate for bank borrowing in 1993, 1992, and 1991 was 10.3%, 10.8%, and 11.9%.
   The Company had unused lines of credit totaling $1,079.6 million, $1,081 million, and $1,029.5 million at December 31, 1993, 1992, and 1991, respectively.

LONG-TERM
A summary of long-term debt is as follows:

$ Millions                                                              1993          1992        1991
- ------------------------------------------------------------------------------------------------------
PAYABLE IN U.S. DOLLARS
7.78% ESOP guaranteed notes due December 2004                         $183.3        $191.2      $196.2
9.30%-9.65% medium term notes                                             --          42.0        61.0
8.5% sinking fund debentures due April 2016                            100.0         100.0       100.0
5.625%-6.75% pollution control revenue bonds
 due 2007-2016                                                          15.3          15.3        15.3
6.00% zero coupon notes                                                   --         129.8       122.3
Commercial paper supported by revolving credit
 agreements at a weighted interest rate of 3.2%                        100.0            --          --
Other notes and loans at various rates and
  due dates                                                             38.8          18.5        20.4
- ------------------------------------------------------------------------------------------------------
  Total                                                                437.4         496.8       515.2
- ------------------------------------------------------------------------------------------------------
PAYABLE IN OTHER CURRENCIES
5.75% Swiss franc debentures, due March 2045,
  ten year variable interest rates                                     140.8         161.3       137.9
6.75% German mark bearer bonds due January 2001                        122.7         141.8       120.5
Bank and other loans at prevailing interest
   rates with various due dates:
   -- Secured                                                           64.4          74.3        19.9
   -- Unsecured                                                        195.7         214.8       301.6
- ------------------------------------------------------------------------------------------------------
   Total                                                               523.6         592.2       579.9
- ------------------------------------------------------------------------------------------------------
                                                                       961.0       1,089.0     1,095.1
- ------------------------------------------------------------------------------------------------------
Less current maturities                                                 63.3         135.4        78.9
- ------------------------------------------------------------------------------------------------------
Total                                                                 $897.7        $953.6    $1,016.2
======================================================================================================

                             1993 * ANNUAL REPORT


The Company is required to apply toward retirement of the principal of the indebtedness not less than the following amounts in the period 1994 through 1998: 1994 (included in current liabilities), $63.3 million; 1995, $137.3 million; 1996, $87.0 million; 1997, $69.6 million; and 1998, $83.6 million. At
December 31, 1993, buildings, equipment, and certain other assets located outside the U.S. totaling approximately $30.8 million, have been pledged as collateral for the secured loans.
   During 1993, the Company redeemed all of its 6.00% zero coupon notes due June 2006 for $134.6 million.
   The Company has classified $100 million of existing commercial paper borowings as long-term debt, since it is the Company's intention either to continue that debt for more than one year or to refinance it on a long-term basis.
   The Company filed in February 1994 a "shelf" registration with the Securities and Exchange Commission to cover borrowings of up to $300 million. This facility replaced the shelf registration that was filed in 1988 and amended in 1990.
   The Company has long-term revolving credit agreements with a group of U.S. and international banks. These agreements permit the Company to borrow up to $350 million on an unsecured basis at variable interest rates. Covenants in these agreements require the Company to maintain net worth of not less than $600 million. Net worth as defined at December 31, 1993, was $1,769.1 million. There were no borrowings outstanding under these facilities.
   The Company is the guarantor of the ESOP notes (see Employee Stock Ownership Plan note) which were issued in 1989 in the initial amount of $200 million.
   When appropriate, the Company attempts to minimize its financing costs by entering into interest rate caps or interest rate swaps with major financial institutions. Any interest rate differential on interest rate swaps is recognized as a reduction of interest expense over the life of the agreement. At December 31, 1993, the Company had interest rate swap agreements outstanding with several financial institutions. The notional amounts of these agreements totaled $300 million with amounts expiring in 1994 through 2000. The notional amount is used to measure the volume of these agreements and does not represent exposure to credit loss. In the event of default by a counterparty, the risk in these transactions is the cost of replacing the swap agreement at current market rates. The Company continually monitors its positions and the credit ratings of its counterparties, and limits the number of agreements it enters into with any one party. Management believes the risk of incurring losses is remote, and that if incurred, such losses would be immaterial.
   The Company also uses foreign currency swaps and forward exchange contracts to hedge foreign currency exposure related to either operating activities or net investments in certain foreign operations. As a matter of policy, the Company does not speculate in foreign currencies. Realized and unrealized gains and losses on foreign currency swaps and forward exchange contracts that hedge operating activities are recognized currently in exchange gains and losses. Realized and unrealized exchange gains and losses in foreign currency swaps and forward exchange contracts, which are effective as hedges of net investments, are recognized as part of the translation adjustment in stockholders' equity. At December 31, 1993, the Company had forward exchange contracts maturing in 1994 to sell $376.1 million and purchase $31.2 million of foreign currencies.

PENSION PLANS
The Company and its subsidiaries have a number of defined benefit pension plans covering substantially all U.S. employees and certain groups of employees in foreign countries. Plans covering salaried employees generally provide benefits based on the employee's final salary level or on the average salary level for a specified period. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. The Company's general funding policy is to contribute annually the maximum amount that can be deducted for income tax purposes. However, certain foreign countries allow income tax deductions without regard to contribution levels, and the Company's policy in those countries is to make the contribution required by the terms of the plan.

                             CPC * INTERNATIONAL


The following is a summary of the funded status of the Company's major domestic and foreign pension plans based on valuations as of September 30, 1993, and 1992:

$ Millions                                                      1993                                       1992
- ------------------------------------------------------------------------------------------------------------------------------------
                                              Assets exceed         Accumulated benefits    Assets exceed       Accumulated benefits
                                           accumulated benefits       exceed assets     accumulated benefits      exceed assets
- ------------------------------------------------------------------------------------------------------------------------------------
DOMESTIC PLANS
Accumulated benefit obligation:
   Vested                                     $(476.6)                      $(30.8)         $(404.8)                     $(33.5)
   Nonvested                                    (18.4)                        (1.1)            (9.6)                       (1.0)
- ------------------------------------------------------------------------------------------------------------------------------------
Total                                         $(495.0)                      $(31.9)         $(414.4)                     $(34.5)
- ------------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation                  $(567.9)                      $(46.8)         $(479.6)                     $(36.5)
Plan assets at fair value                       542.7                         20.8            513.8                        23.6
- ------------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation
  (in excess of) less than plan assets          (25.2)                       (26.0)            34.2                       (12.9)
Unrecognized prior service costs                  9.5                         16.2             12.8                         9.7
Unrecognized net loss (gain)                     75.5                          5.0             (3.1)                        1.2
Unrecognized net obligation (asset)              13.7                         (0.3)            14.6                          .3
Additional minimum liability                                                  (3.8)              --                        (5.1)
- ------------------------------------------------------------------------------------------------------------------------------------
(Accrued) prepaid pension cost
   at December 31                               $73.5                        $(8.9)           $58.5                       $(6.8)
- ------------------------------------------------------------------------------------------------------------------------------------
FOREIGN PLANS
Accumulated benefit obligation:
   Vested                                     $(154.0)                     $(264.6)          $(89.7)                    $(375.0)
   Nonvested                                     (9.3)                       (14.2)             (.3)                      (28.1)
- ------------------------------------------------------------------------------------------------------------------------------------
Total                                         $(163.3)                     $(278.8)          $(90.0)                    $(403.1)
- ------------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation                  $(197.8)                     $(311.2)         $(112.7)                    $(463.1)
Plan assets at fair value                       208.4                        106.9            130.6                       220.3
- ------------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation
   (in excess of) less than plan assets          10.6                       (204.3)            17.9                      (242.8)
Unrecognized prior service costs                 10.6                          4.6             13.5                         5.5
Unrecognized net loss (gain)                    (17.1)                        34.5            (16.5)                       46.2
Unrecognized net obligation (asset)               2.6                         15.7             (6.4)                       25.7
Additional minimum liability                       --                        (28.9)              --                       (41.0)
- ------------------------------------------------------------------------------------------------------------------------------------
(Accrued) prepaid pension cost
   at December 31                                $6.7                      $(178.4)            $8.5                     $(206.4)
- ------------------------------------------------------------------------------------------------------------------------------------

Net periodic pension cost for 1993, 1992, and 1991 included the following components:


$ Millions                                             Domestic Plans                 Foreign Plans
- ------------------------------------------------------------------------------------------------------
                                                  1993     1992     1991        1993     1992     1991
- ------------------------------------------------------------------------------------------------------
Cost of benefits earned during the year          $12.9    $11.2     $9.4       $15.6    $16.4    $14.9
Interest on projected benefit obligation          38.0     37.3     36.8        35.5     37.4     28.8
Actual return on plan assets                     (40.9)   (48.8)  (102.3)      (26.4)   (25.5)   (20.2)
Net amortization and deferral                     (7.9)      .7     60.4         8.7      6.2      5.0
- ------------------------------------------------------------------------------------------------------
Net periodic pension cost                         $2.1      $.4     $4.3       $33.4    $34.5    $28.5
- ------------------------------------------------------------------------------------------------------

The long-term rate of return on plan assets used in the determination of net periodic pension cost for 1993, 1992, and 1991 for the domestic plans was 9.5%, 9.5%, and 10.0%, respectively. For the foreign plans the rate was 7.9%, 8.0%, and 8.1% in 1993, 1992, and 1991, respectively.
   Weighted averages of actuarial assumptions used in the measurement of projected benefit obligation are as follows:

                                                        Domestic Plans                  Foreign Plans
- --------------------------------------------------------------------------------------------------------
                                                       1993          1992              1993         1992
- --------------------------------------------------------------------------------------------------------
Discount rate                                           6.5%          7.5%             7.5%         7.7%
Average annual increase in compensation                 5.0%          6.0%             5.1%         5.3%
- -------------------------------------------------------------------------------------------------------

   In addition, certain employees in the U.S. and in some foreign subsidiaries are covered by pension plans under

                             1993 * ANNUAL REPORT



which the Company's obligation to make contributions is defined as a percentage of the current salary of each employee covered by the plan. Benefits are based on the funds available in each employee's account from contributions and from investment income on such contributions. The aggregate pension cost for these plans was $17.1 million in 1993, $13.2 million in 1992, and $8.1 million in 1991.

OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS
In addition to pension benefits, the Company provides certain health care and life insurance benefits for its domestic retired employees. Substantially all of the Company's domestic employees become eligible for these benefits when they meet minimum age and service requirements. The Company has the right to modify or terminate these benefits.
   Effective January 1, 1992, the Company implemented FAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires recognition of the cost of postretirement benefits on an accrual basis rather than a cash, or "pay-as-you-go" basis. In 1991 such cost amounted to $12.4 million. The Company elected to recognize the cumulative effect of this accounting change by recording a non-cash charge of $280 million, $168 million after taxes or $1.11 per common share, which represents the accumulated postretirement benefit obligation (APBO) existing at January 1, 1992. The weighted-average discount rate used in determining the APBO was 7.8%.
   The following is a summary of the status of the Company's major domestic postretirement benefit plans based on valuations as of September 30, 1993 and 1992:

$ Millions                                                                     1993             1992
- ----------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligations:
   Retirees                                                                  $185.9           $197.2
   Fully eligible active plan participants                                     41.2             34.8
   Other active plan participants                                              45.6             45.2
- ----------------------------------------------------------------------------------------------------
Total                                                                         272.7            277.2
Unrecognized prior service cost                                                 1.5               --
Unrecognized net gain                                                          21.0              2.1
- ----------------------------------------------------------------------------------------------------
Accrued postretirement benefit cost                                          $295.2           $279.3
- ----------------------------------------------------------------------------------------------------

Net periodic postretirement benefit cost included the following components:

$ Millions                                                                      1993            1992
- ----------------------------------------------------------------------------------------------------
Service costs-benefits earned during the year                                   $4.6            $3.9
Interest cost on the accumulated postretirement
   benefit obligation                                                           20.8            20.7
- ----------------------------------------------------------------------------------------------------
Net periodic postretirement benefit                                            $25.4           $24.6
- ----------------------------------------------------------------------------------------------------

   Annual increases in per capita costs of health care benefits of 11% pre-age-65 and 9% post-age-65 were assumed for 1994 to 1995. Rates were assumed to decrease by 1% thereafter until reaching 4.5%. Increasing the assumed health care cost trend rate by 1% increases the APBO by $35.2 million. The net periodic postretirement benefit cost should not be materially affected by this change. The discount rate used to determine the APBO is 6.5%.
   In addition to the change in accounting for postretirement benefits, the Company also changed its accounting for postemployment benefits from a "pay-as-you-go" basis to an "accrual" approach, in compliance with FAS 112, "Employers' Accounting for Postemployment Benefits." Postemployment benefits include salary continuation, disability-related benefits, severance pay, and continuation of health care costs during the period after employment but before retirement. The cumulative impact of this accounting change, at January 1, 1992, was a non-cash charge of $23.5 million, $14.1 million after taxes or $.09 per common share.

SHAREHOLDER RIGHTS PLAN
Under the Company's shareholder rights plan, each share of the Company's common stock carries with it one preferred stock purchase right. The rights will at no time have voting power or pay dividends. The rights will become exercisable if a person or group acquires 15% or more of the Company's common stock, or announces a tender or

                             CPC * INTERNATIONAL




exchange offer that could result in the acquisition of 15% or more thereof. When exercisable, each right will entitle a holder to buy one two-hundredths of a share of Series A Junior Participating Preferred Stock at a price of $325. If the Company is involved in a merger or other business combination with a 15% or more stockholder, each right will entitle a holder to buy a number of the acquiring company's shares having a value of twice the exercise price of the right. Alternatively, if a 15% stockholder engages in certain self-dealing transactions or acquires the Company in such a manner that the Company and its common stock survive, or if any person acquires 15% or more of the common stock except pursuant to an offer for all shares at a fair price, each right not owned by a 15% or more stockholder may be exercised for common stock of the Company (or, in certain circumstances, other consideration) having a market value of twice the exercise price of the right. The Company may redeem the rights for one cent each at any time before an acquisition of 15% or more of its voting securities and for at least 10 business days thereafter. Unless redeemed earlier, the rights will expire on March 19, 2001.

EMPLOYEE STOCK OWNERSHIP PLAN
The Company has an Employee Stock Ownership Plan (ESOP) as part of its Savings/Retirement Plan covering substantially all U.S. salaried employees. The ESOP is designed to provide employees with increased ownership in the Company's stock. To accomplish this, the ESOP borrowed $200 million in a public offering and used the proceeds to buy a like amount of the Company's Series A ESOP convertible preferred stock. The preferred stock is convertible into approximately 4.4 million shares of the Company's common stock. The preferred stock pays an annual dividend of $7.14 per share and will be used by the ESOP, together with the Company's contributions, to service the ESOP notes. The ESOP is intended to satisfy the Company's obligation to match employees' contributions to the Savings/Retirement Plan on a $1 for $1 basis. Since the ESOP notes are guaranteed by the Company, they are reflected in the consolidated balance sheet as short-term and long-term debt with a corresponding amount shown in the stockholders' equity section as unearned ESOP compensation.
     In 1993 and 1992, 145,072 shares and 130,486 shares, respectively, of preferred stock valued at $13.0 million and $11.8 million were allocated to Plan participants based on the semi-annual payments of both principal and interest due on the ESOP notes. The notes have a 15-year maturity and a fixed interest rate of 7.78%. Principal paid on the ESOP notes was $7.9 million in 1993 and $5.1 million in 1992.

STOCK AND PERFORMANCE PLAN
In 1993 the stockholders approved the 1993 Stock and Performance Plan (the 1993
Plan), which replaced the 1984 Stock and Performance Plan. The 1993 Plan provides for grants of stock options, restricted stock awards, and performance units. A Committee of non-employee members of the Board of Directors administers the Plan. Seven and a half million shares of common stock were reserved for issuance under the 1993 Plan including those shares remaining under the 1984 Plan.
   Under the 1993 Plan, stock options were granted at 100% of market value at date of grant and expire not more than 10 years from date of grant. The following table summarizes transactions during 1993, 1992, and 1991, including balances from previous plans:

                                                                1993             1992             1991
- ------------------------------------------------------------------------------------------------------
NUMBER OF SHARES
Balance beginning of year                                  1,613,724        1,198,666          973,560
Granted                                                      647,050          543,150          547,300
Exercised                                                    (26,680)        (115,177)        (173,308)
Cancelled                                                   (227,246)         (12,915)        (148,886)
- ------------------------------------------------------------------------------------------------------
Balance end of year                                        2,006,848        1,613,724        1,198,666
- ------------------------------------------------------------------------------------------------------
Exercisable at year-end                                      985,149          765,282          368,796
- ------------------------------------------------------------------------------------------------------
Available for future grants of stock options               7,250,900        3,453,213        4,130,244
- ------------------------------------------------------------------------------------------------------
OPTION PRICE PER SHARE
Outstanding                                              $9.28-49.06      $9.28-47.81      $9.28-43.72
Exercised                                                $9.28-43.72      $9.61-43.72      $8.97-37.69
Granted                                                 $44.63-49.06     $43.03-47.81     $38.94-43.72
- ------------------------------------------------------------------------------------------------------

                             1993 * ANNUAL REPORT


In addition, 68,250 shares were awarded to employees in 1993 under the restricted stock award provision of the 1984 and 1993 plans. The cost of these awards is being amortized over the five-year restriction period.
   At December 31, 1993, 29,191 shares of common stock in treasury were reserved for deferred compensation programs.

SHARE REPURCHASE PROGRAM
On October 20, 1993, the Board of Directors authorized the purchase by the Company of up to 4 million of its outstanding shares of common stock. This repurchase program commenced in January 1994 upon completion of an earlier program for the repurchase of 2 million shares. The Company will repurchase shares of common stock from time to time over the next three years.

OPERATIONS BY BUSINESS SEGMENT AND GEOGRAPHIC AREA
Information concerning operations by business segment and geographic area appears on pages 46 and 47.

INCOME TAXES
The Company adopted FAS 109, "Accounting for Income Taxes," effective January 1, 1992. Prior years have not been restated. FAS 109 changes the method of accounting for income taxes from the deferred method, as required by Accounting Principles Board Opinion 11 (APB 11) "Accounting for Income Taxes," to an asset and liability approach. This requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the amounts carried for financial reporting and tax purposes. The cumulative effect of the change amounted to a benefit of $22.1 million, or $.14 per common share, resulting from a lower current tax rate compared with a higher tax rate used to establish the original net deferred tax liability.
   Income from continuing operations before income taxes in the United States and outside the United States, along with the components of the provision for income taxes shown below, is after elimination of intercompany items and allocation of income and expense to their respective sources.

$ Millions                                                   1993             1992             1991
- ---------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes:
   United States                                           $358.6           $334.0           $327.1
   Outside the United States                                431.7            410.5            366.4
- ---------------------------------------------------------------------------------------------------
   Total                                                   $790.3           $744.5           $693.5
- ---------------------------------------------------------------------------------------------------
Provision for income taxes charged to continuing operations:
Current tax expense
   U.S. Federal                                            $125.1           $124.8           $106.2
   State and local                                           25.1             31.0             19.5
   Foreign                                                  188.5            160.5            129.0
- ---------------------------------------------------------------------------------------------------
      Total current                                         338.7            316.3            254.7
- ---------------------------------------------------------------------------------------------------
Deferred tax expense (benefit)
   U.S. Federal                                               8.3            (20.3)             5.3
   State and local                                            1.2             (2.9)              --
   Foreign                                                  (32.1)             4.7             17.4
      Total deferred                                        (22.6)           (18.5)            22.7
- ---------------------------------------------------------------------------------------------------
Total provision                                            $316.1           $297.8           $277.4
- ---------------------------------------------------------------------------------------------------

                             CPC * INTERNATIONAL




Deferred tax liabilities (assets) including those derived from the changes in accounting principles and environmental charges related to discontinued operations at December 31 are shown below:



$ Millions                                                                       1993               1992
- --------------------------------------------------------------------------------------------------------
Plants and properties                                                          $265.1             $263.7
Inventory                                                                        18.5               35.4
Pensions                                                                         47.6               38.3
- --------------------------------------------------------------------------------------------------------
   Gross deferred tax liabilities                                               331.2              337.4
- --------------------------------------------------------------------------------------------------------
Environmental reserves                                                          (51.9)             (48.6)
Employee benefit reserves                                                      (143.4)            (141.2)
Unrealized exchange losses                                                      (66.4)             (58.1)
Other                                                                           (39.6)             (42.0)
- --------------------------------------------------------------------------------------------------------
   Gross deferred tax assets                                                   (301.3)            (289.9)
- --------------------------------------------------------------------------------------------------------
Valuation allowance                                                               2.0                6.0
- --------------------------------------------------------------------------------------------------------
Total                                                                           $31.9              $53.5
- --------------------------------------------------------------------------------------------------------

Total net deferred tax liabilities shown above included current and noncurrent elements.
   The total tax expenses for continuing operations for 1993, 1992, and 1991 of $316.1 million, $297.8 million, and $277.4 million, respectively, are different from the amounts that would have been provided by applying the U.S. statutory income tax rate to income before income taxes. The reasons for the differences are as follows:

$ Millions                                        1993                 1992                   1991
- -------------------------------------------------------------------------------------------------------
                                                         %                     %                     %
Provision for tax at U.S. statutory rate     $276.6    35.0      $253.1      34.0     $235.8       34.0
Additional taxes related to foreign income     21.3     2.7        25.6       3.4       21.8        3.1
State and local taxes--net                     17.1     2.2        20.5       2.8       12.9        1.9
Other items--net                                1.1     0.1        (1.4)      (.2)       6.9        1.0
- -------------------------------------------------------------------------------------------------------
Provision at effective tax rate              $316.1    40.0      $297.8      40.0     $277.4       40.0
- -------------------------------------------------------------------------------------------------------

Taxes that would result from dividend distributions by foreign subsidiaries to the U.S. are provided to the extent dividends are anticipated. Retained earnings of the Company included, as of December 31, 1993, approximately $515.3 million of retained earnings of foreign subsidiaries which are indefinitely retained by the subsidiaries for capital and operating requirements.

                             1993 * ANNUAL REPORT


REPORT OF MANAGEMENT

The management of CPC International Inc. is responsible for the financial and operating information contained in the Annual Report including the financial statements covered by the independent auditors' report. These statements were prepared in conformity with United States generally accepted accounting principles and include, where necessary, informed estimates and judgements.
   The Company maintains systems of accounting and internal control designed to provide reasonable assurance that assets are safeguarded against loss, and that transactions are executed and recorded properly so as to ensure that the financial records are reliable for preparing financial statements.
   Elements of these control systems are the establishment and communication of accounting and administrative policies and procedures, the selection and training of qualified personnel, and continuous programs of internal audits.
   The Company's financial statements are reviewed by its Audit Committee, which is composed entirely of non-employee Directors. This Committee meets periodically with the independent auditors, management, and the corporate general auditor to review the scope and results of the annual audit, interim reviews, internal controls, internal auditing, and financial reporting matters. The independent auditors and the corporate general auditor have direct access to the Audit Committee.





/S/ KONRAD SCHLATTER
- --------------------
KONRAD SCHLATTER
Senior Vice President and Chief Financial Officer
February 4, 1994



INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
CPC International Inc.:

We have audited the accompanying consolidated balance sheets of CPC International Inc. and Subsidiaries as of December 31, 1993, 1992, and 1991, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CPC International Inc. and Subsidiaries as of December 31, 1993, 1992, and 1991, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.
   As discussed in the Notes to Financial Statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No.106 "Employers' Accounting for Postretirement Benefits Other Than Pensions," No. 109, "Accounting for Income Taxes," and No. 112, "Employers' Accounting for Postemployment Benefits" in 1992.




/S/ KPMG PEAT MARWICK
- ---------------------
KPMG PEAT MARWICK
New York, New York
February 4, 1994

                               CPC * INTERNATIONAL

                     BUSINESS SEGMENT FINANCIAL INFORMATION
                    CPC International Inc. and Subsidiaries




$ Millions                                             1993              1992             1991
==============================================================================================
SALES TO UNAFFILIATED CUSTOMERS
Consumer foods                                     $5,635.7          $5,501.5         $5,117.7
Corn refining                                       1,102.3           1,097.5          1,071.4
- ----------------------------------------------------------------------------------------------
                                                    6,738.0           6,599.0          6,189.1
- ----------------------------------------------------------------------------------------------
SALES INTERSEGMENT
Consumer foods                                         --                --               --
Corn refining                                         140.3             153.0            156.4
- ----------------------------------------------------------------------------------------------
                                                      140.3             153.0            156.4
- ----------------------------------------------------------------------------------------------
OPERATING INCOME
Consumer foods                                        723.8             697.4            652.0
Corn refining                                         182.1             179.9            161.3
Corporate expenses                                    (22.6)            (28.2)           (15.1)
- ----------------------------------------------------------------------------------------------
                                                      883.3             849.1            798.2
- ----------------------------------------------------------------------------------------------
ASSETS AT DECEMBER 31
Consumer foods                                      3,850.5           4,046.9          3,316.6
Corn refining                                       1,023.9             968.6            964.7
Corporate                                             186.4             155.7            229.0
- ----------------------------------------------------------------------------------------------
                                                    5,060.8           5,171.2          4,510.3
- ----------------------------------------------------------------------------------------------
DEPRECIATION
Consumer foods                                        164.1             158.5            143.2
Corn refining                                          76.9              78.6             90.2
Corporate                                                .5                .5               .3
- ----------------------------------------------------------------------------------------------
                                                      241.5             237.6            233.7
- ----------------------------------------------------------------------------------------------
CAPITAL EXPENDITURES
Consumer foods                                        247.9             239.3            210.9
Corn refining                                         137.7              70.8             66.1
Corporate                                                .3                .4               .2
- ----------------------------------------------------------------------------------------------
                                                      385.9             310.5            277.2
==============================================================================================

Intersegment sales generally are priced with reference to prevailing market prices.

                               1993 * ANNUAL REPORT

                        GEOGRAPHIC FINANCIAL INFORMATION
                    CPC International Inc. and Subsidiaries


$ Millions                                             1993              1992             1991
==============================================================================================
SALES TO UNAFFILIATED CUSTOMERS
United States                                      $2,412.3          $2,434.9         $2,308.5
Canada                                                245.8             257.6            281.8
- ----------------------------------------------------------------------------------------------
North America                                       2,658.1           2,692.5          2,590.3
Europe                                              2,622.9           2,661.3          2,504.4
Latin America                                       1,177.9             999.3            885.6
Asia                                                  279.1             245.9            208.8
- ----------------------------------------------------------------------------------------------
                                                    6,738.0           6,599.0          6,189.1
- ----------------------------------------------------------------------------------------------
SALES INTERAREA
United States                                          28.1              22.1             18.2
Canada                                                 71.7              71.4             61.9
- ----------------------------------------------------------------------------------------------
North America                                          99.8              93.5             80.1
Europe                                                  7.7               9.3             10.2
Latin America                                           7.4               1.6               .9
Asia                                                    1.5               1.1               .5
- ----------------------------------------------------------------------------------------------
                                                      116.4             105.5             91.7
- ----------------------------------------------------------------------------------------------
OPERATING INCOME
United States                                         373.4             363.8            324.9
Canada                                                 27.3              31.6             46.0
- ----------------------------------------------------------------------------------------------
North America                                         400.7             395.4            370.9
Europe                                                267.8             292.4            295.4
Latin America                                         181.6             144.3            110.2
Asia                                                   55.8              45.2             36.8
Corporate expenses                                    (22.6)            (28.2)           (15.1)
- ----------------------------------------------------------------------------------------------
                                                      883.3             849.1            798.2
- ----------------------------------------------------------------------------------------------
ASSETS AT DECEMBER 31
United States                                       1,585.5           1,494.1          1,354.6
Canada                                                249.7             250.6            269.5
- ----------------------------------------------------------------------------------------------
North America                                       1,835.2           1,744.7          1,624.1
Europe                                              2,075.6           2,406.9          1,934.3
Latin America                                         768.1             693.4            586.5
Asia                                                  195.5             170.5            136.4
Corporate                                             186.4             155.7            229.0
- ----------------------------------------------------------------------------------------------
                                                    5,060.8           5,171.2          4,510.3
==============================================================================================

Interarea sales generally are priced with reference to prevailing market prices.

                               CPC * INTERNATIONAL

                        ELEVEN-YEAR FINANCIAL HIGHLIGHTS
                    CPC International Inc. and Subsidiaries




$ Millions except per share amounts                          1993                1992                 1991             1990
===========================================================================================================================
SUMMARY OF OPERATIONS
- --------------------------------------------------------------------------------------------------------------------------
Net sales                                                $6,738.0            $6,599.0             $6,189.1         $5,781.1
- --------------------------------------------------------------------------------------------------------------------------
Earnings for the year                                       454.5               223.8(1,2)           372.7(3)         373.9
- --------------------------------------------------------------------------------------------------------------------------
Earnings per common share                                    2.95                1.41(1,2)            2.40(3)          2.41
- --------------------------------------------------------------------------------------------------------------------------
Average number of common shares outstanding                 150.4               151.2                151.2            150.8
- --------------------------------------------------------------------------------------------------------------------------
Dividends declared per common share                          1.28                1.20                 1.10             1.00
===========================================================================================================================
BALANCE SHEET DATA
- --------------------------------------------------------------------------------------------------------------------------
Working capital                                            $388.5              $346.7               $431.5           $159.6
- --------------------------------------------------------------------------------------------------------------------------
Plants and properties (net)                               2,120.7             2,110.8              1,881.4          1,898.0
- --------------------------------------------------------------------------------------------------------------------------
Total assets                                              5,060.8             5,171.2              4,510.3          4,490.3
- --------------------------------------------------------------------------------------------------------------------------
Long-term debt                                              897.7               953.6              1,016.2            990.2
- --------------------------------------------------------------------------------------------------------------------------
Short-term debt                                             375.0               496.8                365.5            595.0
                                                          -------             -------              -------          ------
- --------------------------------------------------------------------------------------------------------------------------
Total debt                                                1,272.7             1,450.4              1,381.7          1,585.2
- --------------------------------------------------------------------------------------------------------------------------
Translation adjustment included in
 stockholders' equity                                      (172.6)              (55.9)               (79.5)          (42.4)
- --------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                      1,769.1             1,661.8              1,630.6         1,453.1
- --------------------------------------------------------------------------------------------------------------------------
Stockholders' equity per share                              11.81               11.03                10.78            9.63
- --------------------------------------------------------------------------------------------------------------------------
Shares outstanding, year-end                                149.8               150.6                151.2           151.0
==========================================================================================================================
STATISTICAL DATA
- --------------------------------------------------------------------------------------------------------------------------
Capital expenditures                                       $385.9              $310.5               $277.2          $261.5
- --------------------------------------------------------------------------------------------------------------------------
Maintenance and repairs                                     196.1               203.1                175.9           169.2
- --------------------------------------------------------------------------------------------------------------------------
Advertising expenses                                        463.2               483.3                453.5           418.4
- --------------------------------------------------------------------------------------------------------------------------
Rental expense for operating leases                          62.6                65.0                 60.7            48.2
- --------------------------------------------------------------------------------------------------------------------------
Total employee costs                                      1,279.8             1,203.2              1,095.7         1,005.0
==========================================================================================================================


                            QUARTERLY FINANCIAL DATA

==========================================================================================================================
(Unaudited)
$ Millions except per share amounts                      1st Q                2nd Q              3rd Q               4th Q
- --------------------------------------------------------------------------------------------------------------------------
1993
Market Price Range of Common Stock
High                                                       $51 1/8              $45 5/8            $45 7/8             $49
Low                                                         44                   40 1/4             39 7/8              43 1/8
Close                                                       45                   41 1/8             43 7/8              47 5/8
- --------------------------------------------------------------------------------------------------------------------------
Dividends Declared per Common Share                       $.32                 $.32               $.32                $.32
- --------------------------------------------------------------------------------------------------------------------------
Quarterly Results
Net Sales                                             $1,636.2             $1,689.8           $1,664.1            $1,747.9
Gross Profit                                             640.4                674.4              666.2               713.8
Net Income                                                90.4                116.9              122.0               125.2
Earnings per Common Share                                 $.58                 $.76              $ .79               $ .82
==========================================================================================================================

See notes to financial statements.
(1)Includes the cumulative effect to January 1, 1992, of changes in accounting principles of $160 million after taxes, or $1.06 per common share, and the effect of these changes in 1992 of $13 million, $7.8 million after taxes or $.05 per common share.

                               1993 * ANNUAL REPORT



$ Millions except per share amounts                            1989               1988              1987               1986
============================================================================================================================
SUMMARY OF OPERATIONS
- ----------------------------------------------------------------------------------------------------------------------------
Net sales                                                  $5,103.1           $4,700.0          $4,903.0           $4,548.8
- ----------------------------------------------------------------------------------------------------------------------------
Earnings for the year                                         327.5              289.1             354.8              219.2
- ----------------------------------------------------------------------------------------------------------------------------
Earnings per common share                                      2.11               1.84              2.17               1.15
- ----------------------------------------------------------------------------------------------------------------------------
Average number of common shares outstanding                   155.2              157.0             163.4              190.6
- ----------------------------------------------------------------------------------------------------------------------------
Dividends declared per common share                             .87                .76               .64                .56
============================================================================================================================
BALANCE SHEET DATA
- ----------------------------------------------------------------------------------------------------------------------------
Working capital                                              $230.6              $98.3            $345.5            $(186.4)
- ----------------------------------------------------------------------------------------------------------------------------
Plants and properties (net)                                 1,738.7            1,687.9           1,638.0            1,991.6
- ----------------------------------------------------------------------------------------------------------------------------
Total assets                                                3,704.7            3,342.0           3,260.5            3,650.6
- ----------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                845.3              589.5             775.8              806.6
- ----------------------------------------------------------------------------------------------------------------------------
Short-term debt                                               354.5              374.7             165.9              736.4
                                                            -------            -------           -------            -------
- ----------------------------------------------------------------------------------------------------------------------------
Total debt                                                  1,199.8              964.2             941.7            1,543.0
- ----------------------------------------------------------------------------------------------------------------------------
Translation adjustment included in
 stockholders' equity                                         (69.0)             (80.3)            (90.3)             (84.1)
- ----------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                        1,217.6            1,194.5           1,086.5              956.1
- ----------------------------------------------------------------------------------------------------------------------------
Stockholders' equity per share                                 8.05               7.63              6.81               5.79
- ----------------------------------------------------------------------------------------------------------------------------
Shares outstanding, year-end                                  151.2              156.6             159.6              165.2
============================================================================================================================
STATISTICAL DATA
- ----------------------------------------------------------------------------------------------------------------------------
Capital expenditures                                         $215.4             $226.0            $257.4             $361.1
- ----------------------------------------------------------------------------------------------------------------------------
Maintenance and repairs                                       155.8              152.3             197.6              174.1
- ----------------------------------------------------------------------------------------------------------------------------
Advertising expenses                                          366.5              316.2             292.7              230.0
- ----------------------------------------------------------------------------------------------------------------------------
Rental expense for operating leases                            42.2               40.7              48.3               38.9
- ----------------------------------------------------------------------------------------------------------------------------
Total employee costs                                          870.7              835.6             922.5              806.6
============================================================================================================================

$ Millions except per share amounts                               1985               1984              1983
===========================================================================================================
SUMMARY OF OPERATIONS
- -----------------------------------------------------------------------------------------------------------
Net sales                                                     $4,209.9           $4,373.3          $4,010.9
- -----------------------------------------------------------------------------------------------------------
Earnings for the year                                            142.0              193.4             136.2
- -----------------------------------------------------------------------------------------------------------
Earnings per common share                                          .73                .99               .70
- -----------------------------------------------------------------------------------------------------------
Average number of common shares outstanding                      194.4              194.2             194.4
- -----------------------------------------------------------------------------------------------------------
Dividends declared per common share                                .55                .55               .55
===========================================================================================================
BALANCE SHEET DATA
- -----------------------------------------------------------------------------------------------------------
Working capital                                                 $309.5             $356.9            $406.6
- -----------------------------------------------------------------------------------------------------------
Plants and properties (net)                                    1,632.8            1,382.3           1,183.7
- -----------------------------------------------------------------------------------------------------------
Total assets                                                   3,016.6            2,683.4           2,482.8
- -----------------------------------------------------------------------------------------------------------
Long-term debt                                                   495.1              388.8             320.5
- -----------------------------------------------------------------------------------------------------------
Short-term debt                                                  254.0              183.0             128.6
                                                               -------            -------           -------
- -----------------------------------------------------------------------------------------------------------
Total debt                                                       749.1              571.8             449.1
- -----------------------------------------------------------------------------------------------------------
Translation adjustment included in
 stockholders' equity                                           (173.1)            (183.9)           (114.8)
- -----------------------------------------------------------------------------------------------------------
Stockholders' equity                                           1,371.9            1,324.3           1,306.0
- -----------------------------------------------------------------------------------------------------------
Stockholders' equity per share                                    7.05               6.81              6.73
- -----------------------------------------------------------------------------------------------------------
Shares outstanding, year-end                                     194.4              194.4             194.0
===========================================================================================================
STATISTICAL DATA
- -----------------------------------------------------------------------------------------------------------
Capital expenditures                                            $423.8             $310.6            $187.4
- -----------------------------------------------------------------------------------------------------------
Maintenance and repairs                                          136.7              146.3             143.4
- -----------------------------------------------------------------------------------------------------------
Advertising expenses                                             205.8              190.0             181.5
- -----------------------------------------------------------------------------------------------------------
Rental expense for operating leases                               34.4               32.0              31.1
- -----------------------------------------------------------------------------------------------------------
Total employee costs                                             704.9              673.2             704.2
===========================================================================================================

See notes to financial statements.
(1)Includes the cumulative effect to January 1, 1992, of changes in accounting principles of $160 million after taxes, or $1.06 per common share, and the effect of these changes in 1992 of $13 million, $7.8 million after taxes or $.05 per common share.

===========================================================================================================================
(Unaudited)
$ Millions except per share amounts                          1st Q               2nd Q             3rd Q              4th Q
- ---------------------------------------------------------------------------------------------------------------------------
1992
Market Price Range of Common Stock
High                                                       $46                 $46 1/4           $51 1/4            $51 5/8
Low                                                         39 3/4              40 3/4            45 5/8             44 3/4
Close                                                       42 11/16            46 1/8            48  1/4            50 5/8
- ---------------------------------------------------------------------------------------------------------------------------
Dividends Declared per Common Share                           $.30                $.30              $.30               $.30
- ---------------------------------------------------------------------------------------------------------------------------
Quarterly Results
Net Sales                                                 $1,534.3            $1,672.6          $1,601.5           $1,790.6
Gross Profit                                                 584.0               654.3             642.8              725.1
Net Income (Loss)(1)                                         (73.7)              111.3             115.4               70.8(2)
Earnings per Common Share                                    $(.51)               $.72              $.74               $.46(2)
===========================================================================================================================

(2)Includes an environmental charge related to discontinued operations of $46.8 million after taxes, or $.31 per common share.
(3)Includes an environmental charge related to discontinued operations of $31.5 million after taxes, or $.21 per common share.

                              CPC * INTERNATIONAL

BOARD OF DIRECTORS

THEODORE H. BLACK (2*,4)
Former Chairman and
Chief Executive Officer
Ingersoll-Rand Company

JEWEL PLUMMER COBB (1,3*)
President Emeritus
California State University, Fullerton

WILLIAM C. FERGUSON (2,3)
Chairman and
Chief Executive Officer
NYNEX Corporation

ROBERT J. GILLESPIE (4)
Senior Vice President,
CPC International Inc.,
President, Best Foods Division

ELLEN R. GORDON (1*,3)
President and
Chief Operating Officer
Tootsie Roll Industries, Inc.

GEORGE V. GRUNE (1,4)
Chairman and
Chief Executive Officer
The Reader's Digest
Association, Inc.

LEO I. HIGDON, JR. (1,3)
Dean, Colgate Darden
Graduate School of
Business Administration,
University of Virginia

RICHARD G. HOLDER (2,3)
Chairman and Chief
Executive Officer
Reynolds Metals Company

PAUL W. JOY (1,4*)
Former Vice Chairman
American Brass Company

ALAIN LABERGERE (3)
Senior Vice President,
CPC International Inc.,
President, CPC Europe Division

ROBERT E. MERCER (2,4)
Former Chairman
The Goodyear
Tire & Rubber Company

WILLIAM S. NORMAN (2,4)
Executive Vice President
National Railroad
Passenger Corp. (AMTRAK)

DONALD E. PROCKNOW (2,4)
Former Vice Chairman and
Chief Operating Officer
AT&T Technologies, Inc.

CHARLES R. SHOEMATE
Chairman, President, and
Chief Executive Officer,
CPCInternational Inc.

COMMITTEES OF THE BOARD
(1) Audit
(2) Compensation and
    Nominating
(3) Corporate Affairs
(4) Finance
* denotes chairman

During 1993 the Executive and Administrative committees were dissolved and their duties transferred to the Board or the Compensation and Nominating Committee.

ALEXANDER N. MCFARLANE
JAMES W. MCKEE, JR.
Honorary Chairmen
of the Board

BOARD CHANGES

WILLIAM S. NORMAN and
LEO I. HIGDON, JR., were elected
to the Board, effective July 20
and October 19, 1993,
respectively.

JEWEL PLUMMER COBB, PAUL W.
JOY, ROBERT E. MERCER, AND
DONALD E. PROCKNOW will retire
from the Board on April 28,
1994, pursuant to the Board's
policy on tenure of directors.

CORPORATE OFFICERS

CHARLES R. SHOEMATE
Chairman, President, and
Chief Executive Officer

ROBERT J. GILLESPIE
Senior Vice President
and President,
Best Foods Division

ALAIN LABERGERE
Senior Vice President
and President,
CPC Europe Division

KONRAD SCHLATTER
Senior Vice President
and Chief Financial Officer

CLIFFORD B. STORMS
Senior Vice President
and General Counsel

VICE PRESIDENTS

ANGELO S. ABDELA
Strategic Investments and
Treasurer

RICHARD P. BERGEMAN
Human Resources

MICHAEL J. BEVILACQUA
President, Best Foods Affiliate
Group, Best Foods Division

CHARLES FELDBERG
Health, Safety, and
Quality Assurance

GORDON F. GRANGER
President, CPC Latin America
Consumer Foods Division

LAWRENCE K. HATHAWAY
President, Best Foods
Grocery Products Group,
Best Foods Division

BERNARD H. KASTORY
President,
Corn Refining Business

AXEL C.A. KRAUSS
Executive Senior
Vice President,
CPC Europe Division

FRED C. MEENDSEN
Government Affairs

EUGENE J. NORTHACKER
President, Latin America
Corn Refining Division,
Corn Refining Business

JOHN W. SCOTT
Investor Relations

SAMUEL C. SCOTT
President, Corn Products,
Corn Refining Business

COMPTROLLER
JAMES E. HEALEY

SECRETARY
JOHN B. MEAGHER

MANAGEMENT CHANGE

KONRAD SCHLATTER, Senior Vice
President, was elected Chief
Financial Officer
July 1, 1993.