Form 10-K405, Exhibit 13
period 1994-12-31
CPC INTERNATIONAL INC
filed 1995-03-28
CIK 25350

                                                                   Exhibit 13




CPC INTERNATIONAL

1994  Annual Report

CPC INTERNATIONAL 8 1994 ANNUAL REPORT

CONSUMER FOODS BUSINESS

CPC's consumer foods business, accounting for 84% of the Company's revenues, continued to grow well in 1994, fueled by acquisitions, geographic extensions, and new products. Sales rose 10.1% to $6.2 billion and operating income increased 5% to $760 million, before a restructuring charge. Worldwide volumes, including acquisitions, increased 9.9%.

WORLDWIDE BUSINESSES

SOUPS, SAUCES, BOUILLONS, AND RELATED PRODUCTS

Soups, sauces, bouillons, and related products are marketed by CPC in 58 of the 59 countries where it operates, chiefly under the Knorr brand. Ranging from dehydrated soups to value-added ethnic dishes, Knorr products have in common -- and share with a number of related CPC brands -- high quality, convenience, and innovative recipes. Worldwide sales of Knorr and related products were $2.4 billion, 13% higher than last year. Within this group of products, sales of soups, sauces, bouillons, and mealmakers increased 4% to $2 billion on volumes that rose 2%. Sales of potato products and meal dishes, boosted by the October 1993 acquisition of the Pfanni brand business in Germany, totaled $340 million on volumes that nearly tripled.


  EUROPEAN sales of Knorr and related products, which include sales from businesses in Africa and the Middle East, were $1.7 billion, higher by 15%. Contributing to the gain was the market-leading Pfanni potato products business. Sales of soups, sauces, bouillons, and mealmakers rose 3% on volumes that were unchanged.

  Knorr products were first introduced in Germany in 1838 and today are sold in 22 European markets, most recently Russia, where a CPC team began selling imported Knorr products at the start of 1994. Across Europe the Knorr brand is a market leader: No. 1 in soups and bouillons; No. 2 in sauces; and a strong performer in other categories. In 1994 new products focused on convenience. Soups with shorter cooking times, higher quality instant soups, and bouillon cubes formulated for stir frying and preparing rice and pasta were introduced or extended into new markets.

  The addition of the Pfanni brand gives CPC a new platform for growth. The Pfanni line, like the Knorr line, primarily consists of dehydrated convenience products that range from simple foods to more complex, value-added meal dishes. They are highly adaptable to local tastes and transferable across borders.

  IN LATIN AMERICA sales of Knorr and related products increased 3% to $319 million on volumes that declined 3%, hindered by a briefly difficult economic environment in Brazil. In most of CPC's other Latin markets, sales and volumes of Knorr products grew well.

  Knorr bouillon is No. 1 in Latin America. New Knorr products include a stirfry bouillon cube for preparing a variety of dishes and new extensions of the Knorr Sopao soup line in Brazil; and additions in Mexico of new rice dishes, bean dishes, and soups in cups.

GERMANY

CPC has turned a product innovation in Germany into an opportunity for the Knorr brand across Europe. Knorr Gemusekuche (vegetable cuisine) mealmakers are added to vegetables to create delicious side or main dishes. From Germany the concept was extended to Switzerland, where CPC chefs created recipes that further simplify preparation and clean-up. With vegetable consumption rates rising in many countries, a European task force was formed to assess additional market opportunities. So far CPC businesses in Austria, Denmark, Greece, Norway, and Sweden have introduced Knorr vegetable mealmakers.

ACROSS EUROPE

CPC INTERNATIONAL 10 1994 ANNUAL REPORT

In Argentina Knorr instant mashed potatoes grew strongly.

  IN NORTH AMERICA sales of Knorr and related products increased 10% to $282 million. Volumes were up 8%. The product group includes LeGout foodservice products and a newly-acquired Hispanic foods business, Iberia Foods, which strengthens CPC's efforts in the U.S. Hispanic market.

  Building on the success of Knorr soups packaged in single-serve cups, CPC introduced Knorr meals in cups in 1994. Sales of Knorr pasta sauces increased in the U.S. and Canada.

  IN ASIA sales of Knorr and related products increased 22% to $95 million. Volumes rose 38%. In addition, unconsolidated sales from a joint venture in Korea and a licensing agreement in Japan together generated sales of several hundred million dollars. In 1994 CPC extended its Knorr bouillon business into South China, where CPC began production at a new plant, and Sri Lanka and Vietnam, where imported Knorr products were launched.

DRESSINGS

Worldwide sales of mayonnaise, other dressings, and corn oil were $1.6 billion, up 13%. About one-half of these sales came from North America. Worldwide volumes increased 11%. Sales of Hellmann's mayonnaise and other dressings excluding corn oil were $1.1 billion, 11% higher, on volumes that increased 10%. During 1994 CPC successfully extended Hellmann's mayonnaise into new markets and introduced a variety of new dressings products.

  IN NORTH AMERICA sales of mayonnaise and other dressings, including acquisitions, increased 15%. Volumes were 10% higher. Hellmann's and Best Foods mayonnaise maintained their combined market share at 50%, while the category declined, primarily due to consumers' concerns about fat in their diets. CPC introduced a new low fat mayonnaise dressing in early 1995. The Hellmann's and Best Foods brands continue to hold the leading share in the "health" segment, which includes products with less fat, fewer calories, and no cholesterol.

  One Step dressings for cole slaw, potato salad, and tuna salad successfully extended the Hellmann's brand into a new category. Launched in the Northeastern U.S., the products quickly became top sellers. Also contributing to CPC's dressings business were sales from Dijonnaise creamy mustard blend and two acquired pourable salad dressings brands, Henri.s (1993) and Western (1994). Together the two regional brands give CPC a foothold in the pourable dressings category in selected Midwestern markets.

  IN LATIN AMERICA sales and volumes of mayonnaise and other dressings increased 10% and 8%, respectively. In 1994 CPC extended its use of flexible packaging for mayonnaise to Costa Rica, under the Lizano brand, and added an individual portion pack of Hellmann's mayonnaise in Chile. Hellmann's Light mayonnaise, already produced in Argentina and Brazil, was imported into Mexico, Venezuela, and other markets for the first time.

  IN EUROPE sales and volumes of mayonnaise and other dressings increased 11% and 22%, respectively. CPC continued its drive to establish dressings businesses ahead of competitors in Central and Eastern European markets. Having built a strong foundation in the Czech and Slovak Republics, CPC launched Hellmann's mayonnaise in Hungary and Russia in 1994. In 1993 the Hellmann's brand was introduced in Poland. In Israel, where CPC's Telma mayonnaise is already a strong market leader, Hellmann's mayonnaise was launched in 1993.

  In early 1995 CPC announced that it had agreed to acquire the Lesieur dressings business, a market

CPC INTERNATIONAL 11 1994 ANNUAL REPORT

leader in France. And the Company will introduce Hellmann's mayonnaise in Germany in 1995. CPC has had no dressings businesses in these two important markets.

  IN ASIA CPC markets mayonnaise and other dressings under the Best Foods and Lady's Choice brands. Sales and volumes grew well. The Company has No. 1 or No. 2 market share positions in eight countries. In 1994 CPC formed a joint venture in China with an established, state-owned company to produce and market mayonnaise and other dressings, as well as bouillons, in North China.

  SALES OF CORN OIL and other oils, mainly under the Mazola brand, increased 17% on volumes that were 14% higher. Results include the addition of an oils business in South Africa, a new market for CPC.

  In North America, where Mazola is the No. 1 corn oil brand, sales were higher and the brand maintained its premium price positioning. Volumes were unchanged. The brand made gains among Hispanic consumers, and Mazola RightBlend oil, a blend of corn and canola oils, performed well.

  Mazola corn oil is also No. 1 in four Latin American markets. The Mazola brand name was extended to sunflower oil in Argentina and, through a licensing agreement, to margarine in Brazil. The brand is also No. 1 in seven countries of Europe and Asia.

FOODSERVICE

The Company markets Knorr, Hellmann's and other products to restaurants, cafeterias, fast food chains, and other eating establishments in virtually all of the countries where it operates. Sales of products sold through CPC's foodservice operations (known as Caterplan in most markets outside the U.S.) are included in the appropriate product categories in this report. They totaled approximately $1 billion in 1994, about 10% higher than in 1993, and included foodservice sales of the newly-acquired Pfanni potato products business in Europe.

CPC MARKETS SOUPS, SAUCES, BOUILLONS, AND MEALMAKERS IN 58 COUNTRIES ON FIVE CONTINENTS. SOLD CHIEFLY UNDER THE KNORR BRAND, THESE PRODUCTS HOLD A NO. 1 OR NO. 2 SHARE IN THREE-QUARTERS OF THEIR MARKETS.

  Increased coordination among countries created new opportunities. In Europe Ambrosia chocolate mousse from the U.K. was introduced in three markets and CPC began rolling out a Knorr lasagna created for introduction across Europe. In Asia Knorr oyster sauce and other liquid seasonings were extended across borders.

SELECTED BUSINESSES

CPC excels in selected businesses around the world, some of which are a priority for CPC in a specific region. For example, while the Company markets starch in many countries, starches are a regional priority in Latin America.

STARCHES AND SYRUPS

Sales of starches and syrups, including acquisitions, totaled $484 million in 1994, up 10% on sharply higher volumes.

  In Latin America, where Maizena corn starch is No. 1, CPC has broadened its starch business by adding new products under the Vitamilho, Cremogema, Arrozina, Polly, and other brand names. These packaged starches and flours made from corn and other grains are used to prepare porridges and cereals, hearty cakes, coladas, atoles, and other favorite foods eaten daily in many households.

  Sales of these products in Latin America were approximately $170 million, lower in 1994 due to a briefly difficult economic environment in Brazil, where CPC has its largest starch business. New products include: Cremavena cereal, a mix of oat flakes and corn starch marketed in Peru; and, in Uruguay, Maizena polenta. In South Africa CPC's new operation markets Comet, Bluebird, and other brands of white maize meal, a staple food constituting the base of local diets.

  CPC also sells corn starch in Asia, Europe, and North America, where

CPC INTERNATIONAL 12 1994 ANNUAL REPORT

it is chiefly used as a cooking aid. Leading brands are Argo, Mondamin, Brown & Polson, and Kingsford.s. Syrups include Karo corn syrup in North America and Latin America.

BREAD SPREADS

Peanut butter and other bread spreads are marketed by CPC in many countries around the world. Sales totaled $343 million, 4% higher than in 1993. Volumes increased 3%.

  CPC's largest bread spread business is in North America, where Skippy peanut butter sales and volumes increased and the brand gained market share. In 1994 CPC introduced a reduced fat Skippy product.

  In Asia, where peanuts and peanut butter are part of local cuisines, CPC markets Skippy, Best Foods, and Lady's Choice peanut butter, with No. 1 positions in six countries. In the Philippines CPC won the leading position by adding a sweeter peanut butter variety and two lower-priced peanut spreads.

  CPC's bread spreads group includes the following brands of jams: Fruco in Colombia and Ecuador, Santa Rosa in Italy, Mateus in Portugal, 778 in Israel, and Frank Cooper.s in the U.K. Marmite savory spread, a market leader in the U.K., is also exported to Canada and Asia. In Brazil Cremutcho cheese-flavored spread, a product similar to an expensive creamy cheese, continued to perform well.


DESSERTS AND BAKING AIDS

Sales of desserts and baking aids were unchanged in 1994 at $274 million. Volumes were 3% higher.

  In Europe, where CPC markets ready-to-eat desserts, dessert mixes, and baking aids, sales were approximately $250 million, even with 1993's level, while volumes increased. New in 1994 were Alsa Express flans. Introduced in France to the retail and foodservice markets, the mixes are prepared with cold milk, making them easy and quick to use. New ready-to-eat products include Yabon cakes in France and new varieties of Ambrosia rice puddings in the U.K.


HELLMANN'S MAYONNAISE AND OTHER CPC DRESSINGS BRANDS HOLD NO. 1 OR NO. 2 SHARE POSITIONS IN 27 COUNTRIES AND HAVE BEEN EXTENDED INTO THE COMPANY'S NEWEST MARKETS, INCLUDING CHINA, RUSSIA, AND VIETNAM.

   In Latin America, where desserts and sweets are widely popular, CPC markets dessert mixes under the Kremel, Maizena, and Maravilla brands. In 1994 CPC and General Mills established a joint venture, International Dessert Partners, to market certain products of each partner.

  In Asia, where CPC markets a variety of dessert products, the company acquired the Torto brand of dessert soups in Hong Kong.


PASTA

Pasta sales worldwide increased 7% to $147 million on volumes that rose slightly. In the U.S. sales of Mueller's pasta grew well, and volume and market share also increased. Mueller's pasta is marketed in 22 states east of the Mississippi River. Three new varieties, including bow ties, were added in 1994. In Europe pasta is marketed under the Napolina and Knorr brands. In Asia sales and volumes of Royal and Best Foods pasta grew well.

SPECIALTY BAKING

Specialty baking includes some of the best-known baked goods brands in the U.S.
- -- Thomas' English muffins, Sahara pita breads, and Arnold, Brownberry, and Bran'nola breads and rolls. The business had sales of $467 million, moderately higher than in 1993, on a modest volume decline. Thomas' Sandwich Size English muffins and Thomas' bagels were extended into new geographic markets in 1994.

  Also CPC improved some of its best-selling sliced breads. Arnold Brick Oven white bread was reformulated to make it softer and more flavorful, and slices of Arnold Stoneground whole wheat bread were made 25% larger.

UNITED STATED

Global expertise in dressings and local marketing savvy helped transfer a winning product from the U.S. to the U.K. Hellmann's Dijonnaise creamy mustard blend was created in the U.S. to leverage the strong Hellmann's brand. Led by a food scientist who had developed the original product in the U.S., a team at CPC's Euro R&D center in Spain adjusted the recipe for the U.K. market. Not everything about the products is similar. A favorite in the U.S. on hot dogs and ham sandwiches, Dijonnaise is marketed by U.K. managers as a sauce for hamburgers, chips, sausages, and baked potatoes.

UNITED KINGDOM

CPC INTERNATIONAL 14 1994 ANNUAL REPORT

CORN REFINING BUSINESS

In 1994 operating income from CPC's corn refining business advanced 14% to $207 million, before a restructuring charge. Sales rose 10.9% to $1.2 billion on volumes that increased 4.8%, as all major affiliates recorded advances. The corn refining business also improved operating efficiencies significantly and developed important new business.

Sales of sweeteners, the largest product segment of CPC's corn refining business, were $650 million, up 3% from 1993. Sweeteners include high fructose and high maltose corn syrups, dextrose, and glucose. Sales of starches were $224 million in 1994; and sales of coproducts, which include protein feed ingredients and corn oil, were $273 million. All other products generated sales of $75 million.

  Capital projects completed in 1994 included an expansion of CPC's largest North American plant, in Argo, Illinois, to increase the capacity and efficiency of its corn oil extraction operation. A 100-million pound expansion of the plant's dextrose facility and an overall production increase will be phased in this year. New cogeneration power systems to reduce costs at three Canadian plants were all up and running by year's end.

  In Latin America production expansions are in progress at eight plants to meet the needs of this growing market. The Cali, Colombia, plant is undergoing a major renovation to improve competitiveness and meet the increasing needs of the Andean Pact nations.

  In Petaling Jaya, Malaysia, a new production channel was installed to supply maltodextrins for that country and neighboring markets.

OPERATING UNIT RESULTS

The corn refining business has operations in 17 countries. Three major units make up the business: Corn Products, the North American division; the Latin America Corn Refining Division; and the Cooperative Management Group.

  Rebounding from a difficult, flood-disrupted 1993, Corn Products registered an operating income gain of 10.8%. Sales were 11% higher. Increased production and strong margins from improved pricing contributed, as did continued improvements in plant operations and a strong safety performance.

  In 1994 Corn Products successfully commercialized three new value-added products: a very fine grade of dextrose that bolstered the unit's already strong position; a starch used in the corrugating industry; and a modified food starch perfected in Brazil.

   The North American division also increased its number of preferred and sole supplier relationships during 1994. Included were a pharmaceutical company that buys dextrose and a paper manufacturer that now purchases 100% of its starches from CPC, relying totally on Corn Products. quality controls. In Canada a CPC plant won a 100% rating from a large soft drink manufacturer -- the first time this manufacturer had awarded a perfect score to a corn refiner.

  In Latin America CPC is the foremost corn refiner, with 15 plants in six countries. The division had an outstanding year. Sales rose 14%, volumes grew 13%, and operating income increased 40%.

NORTH AMERICA

Effective sharing of technology and expertise is one way CPC stays ahead of its competition. When an opportunity was identified to sell high maltose corn syrup to beer makers in Brazil, the local affiliate called upon the resources of Corn Products, the North American division, whose Canadian unit had sold high maltose syrup to brewers for years. That experience was combined with Brazilian know-how as well as expertise developed at the Company's U.S. technical center. Brazilian technical personnel and CPC "circuit riders" demonstrated to Brazilian brewers that the use of the syrup increases productivity significantly without capital investment. The result: long-term contracts with the country.s two largest brewers.

LATIN AMERICA

CPC INTERNATIONAL 16 1994 ANNUAL REPORT

In Mexico CPC and the Arancia group combined their existing businesses. The new company, Arancia CPC, has a leading position in this important, fast-growing market and serves as a platform from which to rapidly enter the potentially large market for high fructose corn syrup, an ingredient used in manufacturing soft drinks.

  The Cooperative Management Group manages ventures in 15 countries, including 12 countries in Africa and Asia. Cooperative arrangements vary. They include majority equity ownership, combinations of partial equity ownership and technology/management assistance agreements, and technology licensing. In 1994 a new technical licensing agreement was established in India and a distributorship was begun in Jordan; a capacity expansion was completed in Pakistan; and a technology licensing joint venture for sub-Saharan Africa was set up with AFPROD, a division of one of the continent.s largest companies. In Kenya a capacity expansion was begun.

STRATEGIC ACTION

The corn refining business has five overall strategies: (1) to continuously deliver quality products and services that are valued by customers; (2) to continuously drive for delivered cost leadership in core commodity businesses;
(3) to leverage and grow leading market positions and strategic relationships;
(4) to improve and expand positions in higher value-added and differentiated corn refining products; and (5) to continuously improve individual and team effectiveness.

  In line with these strategies, customer surveys on quality, service, and pricing were instituted businesswide. All plants are now competitive on a delivered cost basis and are driving for sustained cost leadership.


CPC IS THE MARKET LEADER IN DEXTROSE IN NORTH AMERICA. A KEY VALUE-ADDED PRODUCT, DEXTROSE IS AN INGREDIENT IN CANDY, BAKED GOODS, CHEMICALS, PHARMACEUTICALS, AND INTRAVENOUS AND DIALYSIS SOLUTIONS.

  The passage of the North American Free Trade Agreement (NAFTA), progress of the General Agreement on Tariffs and Trade (GATT), and rising regional trade pact activity are creating opportunities. As countries reduce or eliminate trade barriers, cross-border business is increasing. CPC is the only corn refiner with plants in the U.S., Canada, and Mexico, and the new Arancia venture provides a platform for additional NAFTA related activities. In Latin America CPC is increasing exports from its major operations in Argentina, Brazil, and Colombia.

SHARING EXPERTISE

The corn refining business continued to build on its record of successful sharing of skills and technology, facilitated by a group of process engineers and customer application professionals known as the "circuit riders." The group applies CPC's best processes and systems to appropriate operations within the organization.

  For example waxy modified food starch technology from Japan was shared with Brazil and the finished product was exported from Brazil to Japan and the U.S. Also, corrugating starches were produced in Latin America with help from the U.S., and maltodextrins were produced in Malaysia, drawing on worldwide resources. Production of high maltose corn syrup was added in Colombia, with the help of Brazilian colleagues. CPC's business in Brazil began producing the syrup in 1994 on a large scale, with important input from North America.

  CPC's corn refining expertise also benefits CPC's consumer foods business. The division provides essential ingredients for Mazola corn oil, Karo syrup, and Argo and Maizena corn starches. Corn refining food ingredient technology contributed to the development of Reduced Fat Skippy peanut butter spread; and personnel from both the U.S. and Brazil were instrumental in the design of the Argo, Illinois, plant expansion to produce a higher quality corn oil.

CPC INTERNATIONAL 18 1994 ANNUAL REPORT

GEOGRAPHIC OVERVIEW

CONSUMER FOODS
NORTH AMERICA

Sales: $2.1 billion
Operations in U.S., Canada, Caribbean.

Major Brands:
Hellmann's, Best Foods, Skippy, Mueller's, Mazola, Knorr, Thomas', Arnold, Karo

Manufacturing Plants: 27

Strategic Priorities:
  Grow core businesses
  Launch new products
  Expand foodservice business
  Reduce costs to increase value to  consumers


CONSUMER FOODS
EUROPE

Sales: $2.9 billion
Operations in 28 countries of Europe, Africa, and the Middle East.

Major Brands:
Knorr, Hellmann's, Ambrosia, Maizena, Pfanni, Alsa, Yabon, Marmite, Mazola, Telma, Santa Rosa, Caterplan

Manufacturing Plants: 52

Strategic Priorities:
  Grow core businesses; emphasis on dressings
  Expand in Central/Eastern Europe
  Restructure for cost effectiveness in unifying markets
  Launch new products and extend across borders



CONSUMER FOODS
LATIN AMERICA

Sales: $921 million
Operations in 15 countries.

Major Brands: Knorr, Hellmann's, Mazola, Karo, Maizena, Vitamilho, Fruco, Lizano, JB, Polly, Caterplan

Manufacturing Plants: 20

Strategic Priorities:
  Grow core businesses
  Extend starch/cereals business
  Increase focus on foodservice businesses
  Improve cost effectiveness for open market competition


CORN REFINING

BUSINESS

Total sales: $1.2 billion
Operations in 17 countries.

Nature of Business: Producer of corn sweeteners, starches, oil, and other products sold to a variety of industries and used as ingredients in some CPC consumer foods products.

Manufacturing Plants: 25

Strategic Priorities:
  Build and expand leading market positions
  Increase and improve higher value-added products
  Grow technical licensing business
  Extend cost leadership

CONSUMER FOODS
ASIA

Sales: $264 million
Operations in 12 countries, including 7 joint ventures. Licensing agreement in Japan; representative office in Vietnam.

Major Brands:
Knorr, Best Foods, Lady's Choice, Skippy, Caterplan

Manufacturing Plants: 16

Strategic Priorities:
  Grow core businesses
  Extend in emerging markets, especially China.
  Increase focus on foodservice businesses

CPC INTERNATIONAL 19 1994 ANNUAL REPORT


1  Leader in Market Share
2  Second in Market Share
@  Present in the Market
+  Technical or Licensing Agreement

                                                                             POTATO                POURABLE   CORN  FOODSERVICE/
                                    SAUCES*  SOUPS*  BOUILLONS  MEALMAKERS*  PRODUCTS  MAYONNAISE  DRESSINGS  OIL   CATERING**
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                      WORLDWIDE BUSINESSES
- -----------------------------------------------------------------------------------------------------------------------------------
NORTH AMERICA, CARIBBEAN

Canada                                 2       1         1           @           @          1                  1         @
United States                          @       @         2           @           @          1          @       1         @
Dominican Republic                     @       @         2                                  @                            @
EUROPE, AFRICA/MIDDLE EAST
Austria                                1       2         1           1           1                             1         @
Belgium                                2       1         1           1                                                   @
Czech Republic                         2       @         @           @           @          1                            @
Denmark                                1       1         1           1           2                     2                 @
Finland                                2       1         1           2                                                   @
France                                 1       2         2           @                                         @         @
Germany                                1       2         2           2           1                             1         @
Hungary                                1       2         2           @           @          2                            @
Ireland                                1       1         2           1           1          1          @       @         @
Italy                                  1       @         2           @           1          @                            @
Netherlands                            2       1         2           2           2                             @         @
Norway                                 2       2         @           2                                                   @
Poland                                 1       2         2           @           1          @                            @
Portugal                               1       @         1                       2          1          @                 @
Russia                                 1       1         1                       2          @                            @
Slovak Republic                                @         @           @           @          1                            @
Spain                                  2       @         @           @                      @          @                 @
Sweden                                 2       2         1           1                                 @       1         @
Switzerland                            1       1         1           1           1                     2       @         @
United Kingdom                         2       1         2           @                      1                  @         @
- -----------------------------------------------------------------------------------------------------------------------------------
Israel                                 1                 2                                  1          @       @         @
Kenya                                          1         1                                  @                            @
Morocco                                1                 1                                  @                            @
Saudi Arabia                           2                 2                                  2                  @         @
South Africa                           @       @                                                               @         @
Tunisia                                1                 1                                                               @
Turkey                                 1                 2                                                               @
LATIN AMERICA
Argentina                              1       1         1                       2          1          1       1         @
Bolivia                                                  @
Brazil                                 2       2         1           2                      1                  2         @
Chile                                  @       @         @           @                      1                  @         @
Colombia                               2       2         2           2                      1                  1         @
Costa Rica                             @       1         2           @                      1                            @
Ecuador                                @       @         @           @                      @                            @
Guatemala                              @       1         @           @                      @                  @         @
Honduras                               @       @         @           @                      @                  @         @
Mexico                                 1       1         1           1                      2                  1         @
Panama                                 @                 @                                                               @
Paraguay                               1       1         1           1                      1                  1         @
Peru                                   2       2         2           2           2                                       @
Uruguay                                1       1         1           1           1          1                  1         @

Venezuela                              2       2         2           2                      @                            @
ASIA
China                                                    1                                  @                            @
Hong Kong                              1                 1                                  2          2       @         @
India                                                                                                                    @
Indonesia                                                @                                                     @         @
Japan +                                1                 1           1           2          2          2       1         @
Malaysia                               1       @         2                                  1          1       1         @
Pakistan                               1                 1                                  @                  1         @
Philippines                            1       1         1                                  1                  @         @
Singapore                              1                 1                                  1          @       @         @
South Korea                            2       2                     2                      2                            @
Sri Lanka                                                2                                                               @
Taiwan                                 1                 1                                  2                  @         @
Thailand                               1       @         1           @                      1                  1         @
Vietnam (Representative Office)        @                 1                                  @

*  Dehydrated products only.

** CPC foodservice products hold leading share positions in many of the categories in which they compete.

                                    PEANUT                   DESSERTS   SPECIALTY  CORN
                                    BUTTER  STARCHES  PASTA  (AMBIENT)  BAKING     REFINING
- -----------------------------------------------------------------------------------------------------
                                                   SELECTED BUSINESSES
- -----------------------------------------------------------------------------------------------------
NORTH AMERICA, CARIBBEAN
Canada                                 2       1                                       1
United States                          2       1         @        @        @           @
Dominican Republic                             @
EUROPE, AFRICA/MIDDLE EAST
Austria                                        1
Belgium                                        1
Czech Republic
Denmark                                        1
Finland                                        2
France                                         1                  1
Germany                                        1                  @
Greece                                         2                  2
Hungary                                                           2
Ireland                                        2         @        @
Italy                                          1
Netherlands                                    1
Norway                                         1
Poland                                                   @        @
Portugal                                       1                  2
Russia
Slovak Republic
Spain                                          1                  2
Sweden                                 @       1
Switzerland                                    1
United Kingdom                                 1         @        1
- -----------------------------------------------------------------------------------------------------
Israel                                 @                 @        2
Kenya                                          1                                       1
Morocco                                        1                  1
Saudi Arabia                           @       2
South Africa                           @       2                                       +
Tunisia                                        1                  @
Turkey                                                            @
LATIN AMERICA
Argentina                                      1                  @                    1
Bolivia                                        1
Brazil                                         1                  @                    1
Chile                                          1                  @                    1
Colombia                                       1                  @                    1
Costa Rica                                     @
Ecuador                                        @
Guatemala                                      2
Honduras                                       @
Mexico                                 2       1                  @                    1
Panama                                         1
Paraguay                                       1
Peru                                           1
Uruguay                                        1                  @                    1
Venezuela                                                                              +
ASIA
China                                  @       @

Hong Kong                              1       1                  1
India                                          1                  1                    +
Indonesia                              @
Japan +                                                                                +
Malaysia                               1       @         1                             1
Pakistan                                       1         2        1                    1
Philippines                            1       @         1        1
Singapore                              1       1         @        1
South Korea                            2                                               +
Sri Lanka
Taiwan                                 1
Thailand                               1       1         1        1                    +
Vietnam (Representative Office)

CPC INTERNATIONAL 20 1994 ANNUAL REPORT


BUSINESS EXTENSION 1992-1994
ACQUISITIONS, NEW BUSINESSES, JOINT VENTURES

COUNTRY                    BRAND/BUSINESS NAME                           KEY PRODUCTS
NORTH AMERICA
United States              LeGo.t brand                                  soups, bouillons, gravies, entrees, desserts
United States              Henri.s and Western brands                    pourable dressings
United States              Iberia brand                                  soups, bouillons, canned vegetables, oils

EUROPE, AFRICA/MIDDLE EAST
Czech Republic             CPC Foods a.s.                                soups, bouillons, dressings
Germany                    Pfanni brand                                  convenience potato products
Hungary                    CPC Hungary Rt.                               soups, bouillons, desserts, dressings
Poland                     CPC Polska SP.zo.o                            soups, sauces, bouillons, desserts
Russia                     CPC Foods Company Ltd.                        soups, sauces, bouillons, dressings
Israel                     TAMI                                          soups, bouillons, dressings, desserts, cereals
South Africa               CPC Tongaat Foods                             soups, sauces, oils, desserts, starches
Turkey                     Bozkurt brand                                 bread spreads, desserts

LATIN AMERICA
Regional                   International Dessert Partners                baking and dessert mixes
Argentina                  AdeS brand                                    soya products
Brazil                     Vitamilho brand                               pre-cooked corn flour to make dietary staple
Chile                      Juan Bas brand                                sauces, mustards, mayonnaise
Costa Rica                 Don Luis & Maravilla brands                   soups, bouillons, sauces, dressings, desserts
Mexico                     Arancia CPC                                   J.V. to produce corn refining products
Venezuela                  Ne-nerina, Polly brands                       processed cereal

ASIA
China                      CPC (Guangzhou) Foods Ltd.                    bouillons
China                      CPC (Beijing) Foods Ltd.                      bouillons, dressings
Indonesia                  P.T. Knorr Indonesia                          soups, bouillons, corn oil
Sri Lanka                  Kist brand                                    sauces, jams
Vietnam                    Representative Office                         bouillons, soups, dressings, bread spreads (imported)

CPC INTERNATIONAL 21 1994 ANNUAL REPORT


BUSINESS EXTENSION 1992-1994 (Continued)

ACQUISITIONS, NEW BUSINESSES, JOINT VENTURES
COUNTRY                    STRATEGIC CONTRIBUTION
NORTH AMERICA
United States              Doubles CPC's foodservice business in U.S.; adds frozen food products.
United States              Adds to dressings capabilities; strong foothold in Midwestern markets.
United States              Builds Hispanic foods lines; provides vehicle for introducing other CPC Hispanic products.

EUROPE, AFRICA/MIDDLE EAST
Czech Republic             New business in newly-opened market; dressings leader; exporting Hellmann's mayonnaise to new businesses in Central and Eastern Europe.
Germany                    Leading, extendable brand, compatible with the Knorr brand; also contributes to foodservice business.
Hungary                    New business in newly-opened market; soups and bouillons leader.
Poland                     New business in newly-opened market; also currently providing soups, bouillons, and desserts for new business in Russia.
Russia                     New business in newly-opened market; first major international company to introduce soups, bouillons, and dressings.
Israel                     Leading brands and market positions in new market for CPC.
South Africa               J.V. reestablishes CPC in South Africa; platform for extension into sub-Saharan Africa.
Turkey                     No. 2 brand for jams and helva desserts; a sales organization to support CPC's soups, bouillons, and desserts.

LATIN AMERICA
Regional                   J.V. combines CPC's organization and infrastructure with General Mills. expertise in dessert mixes.
Argentina                  Unique, fast-growing nutritional beverages, with potential for geographic expansion.
Brazil                     Leader in huge Northeast Brazil market; extends CPC's participation in starch/basic nutritious foods business.
Chile                      Strong market leader in chili sauces.
Costa Rica                 Adds to CPC's No. 1 mayonnaise and sauce business; provides entry into bouillon and desserts categories.
Mexico                     J.V. combines CPC's corn refining business with Arancia business to strengthen CPC's position in Mexico and in the NAFTA market.
Venezuela                  Market-leading products; well-established distribution network utilized to strengthen CPC's existing
                           Venezuelan business.

ASIA
China                      New business in newly-opened South China market; first major international company to manufacture bouillons.
China                      New business in newly-opened North China market; first major international company in dressings business.
Indonesia                  New business in fast-growing market of 185 million people.
Sri Lanka                  New business in fast-growing market; distribution for launch of CPC soups and bouillons.
Vietnam                    Coordinating distribution by local companies to establish new business in newly-opened market.

CPC INTERNATIONAL 22 1994 ANNUAL REPORT

MANAGEMENT.S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
CPC INTERNATIONAL INC. AND SUBSIDIARIES

OVERVIEW OF 1994 AND OUTLOOK FOR 1995

CPC International.s primary objective continues to be to improve shareholder value through focused development of its two businesses, consumer foods and corn refining. The Company's strategy for its consumer foods business is to pursue growth worldwide in its core businesses: soups, sauces, bouillons, and related products; dressings; and foodservice. For the corn refining business, CPC's strategy is to maximize its return through a combination of improving profitability, investing selectively for growth, and leveraging this business' strength through strategic relationships.

  In line with these strategies, during 1994 the Company continued to build volume growth in all its existing businesses; introduced many new products throughout the world in both the consumer foods and corn refining businesses; established two strategic alliances in Latin America; acquired businesses in the U.S., Europe, and Asia; expanded and built production facilities; and undertook a major restructuring program.

  These actions resulted in a solid earnings gain, excluding the restructuring charge of $227 million, even though the following conditions held back growth: in North America, high commodity costs together with consumer concerns over fat consumption reduced demand in several important product categories; economic difficulties in Brazil reduced food purchases by consumers for several months; and European currency values in 1994, compared to the prior year, were unfavorable for most of the year.

  In 1995 the conditions relating to consumption, cost, currency values, competition, and political and social environments in the economies and industries in which CPC operates are, overall, not expected to change significantly. It is expected that in 1995 economies in most areas of the world will continue to progress at current, generally modest, rates of growth. More specifically:

* In the U.S. it is expected that economic growth will remain at a level similar to 1994. It is likely that this will benefit the Company, as will Best Foods' increased offerings of reduced and low fat products and other new products.

* In Europe the economic recovery in progress is expected to continue steadily in northern countries but remain weak in the south. Currency values on average in 1995 are likely to be close to 1994 levels. Competition will continue strong as the European Union.s food manufacturers and retail trade continue to seek efficiencies. These factors will continue to have a moderating effect on the division.s volumes and margins, and therefore its sales and profit growth. CPC's leading brands, wide geographic presence, and its new products and businesses are expected to provide the needed strength to counteract these forces.

* In Latin America the currency devaluations in Mexico, beginning in December 1994, and the resulting capital flight and economic disruption will significantly reduce new capital inflows into the area and therefore moderate the rate of business growth. A widening of the Mexican crisis to other Latin American countries cannot be ruled out. However, it is more likely that Mexico will regain economic stability in 1995 and thereby restore a level of confidence in that country and the rest of Latin America. Apart from that, Latin America.s freer markets and open borders of recent years have led to higher regional business activity that should continue to benefit income and consumption levels. CPC, with its strong market positions throughout the area, is expected to make good progress in 1995, even with economic conditions somewhat less favorable than in 1994.

* In Asia economic growth in 1995 is expected to remain good. Because the Company's products have relatively low market penetration in most countries in that area, CPC continues to see important opportunities for strong growth in its businesses there.

* The worldwide restructuring program initiated in 1994 will continue to be implemented during 1995 and 1996. The resulting cost benefits from greater efficiencies are expected to enhance CPC's competitive position, particularly in Europe and North America.

The last three years. financial results are discussed below. A general description of operations appears on pages 2 through 21 of this report.

CPC INTERNATIONAL 23 1994 ANNUAL REPORT

RESULTS OF OPERATIONS: 1994 COMPARED TO 1993

NET SALES in 1994 advanced 10.2% over last year to $7.4 billion, with consumer foods accounting for 83% of the increase. Of the overall sales gain, 9.1% came from higher volume, including acquisitions, and 3.3% came from better prices. Weaker currency values reduced the gain by 2.2%. Acquisitions increased sales by approximately $440 million or 6.5%. Consumer foods sales rose 10.1% in 1994 to $6.2 billion on solid volume gains. The effect of better prices was largely offset by lower currency values. Sales in Europe and North America advanced 11.8% and 8.8%, respectively, as both benefited from acquisitions. Latin American sales rose 6.2%, restrained by economic uncertainties in Brazil during the latter part of the year. Asian sales advanced 15% on solid volume gains. Corn refining sales increased 10.9% on better prices and higher volumes, despite weaker currency values. Sales in North America were up 11% compared to a weak prior year, on corn-cost-driven price increases and volume gains. Latin American sales advanced more than 10% on strong volume gains.

  COST OF SALES AND OPERATING EXPENSES. Cost of sales as a percentage of net sales was approximately 61% in 1994 resulting in a gross profit ratio of 39%, slightly lower than 1993. Higher raw material costs and the impact of acquisitions more than offset gains achieved from better pricing and efficiency improvements made in existing businesses. Marketing expenses as a percentage of net sales increased slightly from last year. The ratio of selling, administrative, and general expenses to sales was virtually the same as in 1993.

  RESTRUCTURING CHARGE. In June 1994 the Company recorded a charge of $227 million, $137 million after taxes or $.92 per common share, to recognize the cost of a worldwide restructuring program. This program compresses into a period from mid-1994 to mid-1996 restructuring activities needed to ensure competitiveness through the rest of the decade. The majority of this charge relates to the Company.s European ($120 million) and North American ($73 million) consumer foods businesses. The charge is designed to cover the costs associated with a combination of manufacturing-related changes and a reduction in sales, distribution, and administrative personnel.

  OPERATING INCOME in 1994 increased 6.3% to $939 million, excluding a special charge for restructuring of $227 million, as both business segments reported gains derived primarily from higher volumes. Consumer foods operating income, excluding its portion of the restructuring charge, was 5% higher than the prior year on good volume gains in all geographic areas. Weaker exchange rates and lower margins moderated some of this gain. Operating income from consumer foods in Europe advanced 13%, North America 1.4%, and Asia 14%. In Latin America, after strong gains early in the year, operating income was down 4.7% for the full year as a result of events in Brazil, where consumers held back purchasing in response to economic uncertainties surrounding a new economic plan. Corn refining operating income advanced 14% to $207 million, excluding its portion of the restructuring charge. The gain was achieved on a combination of higher volumes and improved margins. In North America corn refining results were 10.8% higher primarily on margins that recovered from the depressed 1993 levels caused by flooding in the Midwest and poor corn quality. In Latin America earnings rose 40% on strong volume gains.

  FINANCING COSTS of $97 million in 1994 were $4 million higher than 1993, resulting from higher exchange losses and increased net interest expense.

  PROVISION FOR INCOME TAXES. The effective tax rate was 39.5% versus 40% for the prior year. This was higher than the U.S. statutory rate of 35% because it includes foreign income generally taxed at effective rates higher than the U.S. statutory rate and state income taxes.

  NET INCOME AND EARNINGS PER COMMON SHARE of $345 million and $2.25, respectively, included the after-tax charge for restructuring of $137 million or $.92 per common share. Excluding this charge, net income was $482 million and earnings per common share was $3.17. These compare with $454 million and $2.95 per common share in 1993 and represent increases of 6.2% and 7.5%, respectively. The increase resulted from higher operating income. The fewer number of shares outstanding in 1994 also contributed to the gain in earnings per common share.

CPC INTERNATIONAL 24 1994 ANNUAL REPORT

* Excludes restructuring charge of $227 million

RESULTS OF OPERATIONS: 1993 COMPARED TO 1992

NET SALES increased 2.1% over the previous year to $6.7 billion, with consumer foods accounting for virtually all of the increase. Of the overall sales gain, higher volumes, including acquisitions, accounted for a 5.7% gain, which was largely offset by weaker currency values. Acquisitions increased sales by approximately $173 million or 2.6%. Consumer foods sales rose 2.4% to $5.6 billion, with good volume gains and better prices mostly offset by lower currency values. Sales in Europe declined 1% due to lower exchange values, while in North America sales were even with the prior year. Latin American sales of consumer foods rose 21% on higher volumes related to improving economic conditions in several countries. Asian sales advanced 15% on strong volume gains. Corn refining sales remained at $1.1 billion, as volume gains of 3.5% were counterbalanced by the effects of reduced prices and lower exchange values. Sales in North America were 4.1% below the prior year, reflecting lower prices related to lower raw material costs and a weaker Canadian exchange rate. Latin American sales advanced 11% on much improved volumes.

  COST OF SALES AND OPERATING EXPENSES. Cost of sales as a percentage of net sales was approximately 60% in 1993 resulting in a gross profit ratio of 40%, slightly higher than the prior year. Efficiency gains and lower raw material costs counteracted very competitive pricing conditions. Marketing expenses in 1993 declined by $21 million as a result of lower exchange values and were 9.5% of sales, down slightly from 1992. The ratio of selling, administrative, and general expenses to sales increased slightly compared to 1992.

  OPERATING INCOME increased 4% to $883 million, with both business segments reporting gains generated from higher volumes. Consumer foods operating income was 3.8% higher than the prior year. Good volume gains in all geographic areas accounted for most of the increase. Weaker exchange values and lower margins negated most of the benefit of the volume gains. Operating income in North America advanced 5.4%, Latin America 30%, and Asia 13%. In Europe operating income was down 8.4% on overall reduced currency values and weak economic conditions in several countries. Corn refining operating income advanced 1.2% to $182 million. In North America operating income was 5.6% lower as a result of higher costs related to flooding in the Midwest and poor quality corn. In Latin America corn refining results were 14% ahead of 1992 on strong volume gains.

  FINANCING COSTS of $93 million were 11.1% lower than in 1992. Weaker European currencies and favorable cash flows reduced borrowing levels for most of the year and combined with lower interest rates to reduce interest expense for the year by $9 million.

  PROVISION FOR INCOME TAXES. The effective tax rate remained at 40%. This was higher than the U.S. statutory rate of 35% in 1993 because it included foreign income generally taxed at effective rates higher than the U.S. statutory rate and state income taxes.

  CHANGES IN ACCOUNTING PRINCIPLES. Effective January 1, 1992, the Company adopted Financial Accounting Standard (FAS) 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," FAS 112, "Employers' Accounting for Postemployment Benefits," and FAS 109, "Accounting for Income Taxes." These changes resulted in a total non-cash charge in 1992 of $304 million, $160 million after taxes or $1.06 per common share.

  DISCONTINUED OPERATIONS. In 1992 the Company also recorded a charge of $78 mi-llion, $47 million after taxes or $.31 per common share, for anticipated environmental costs relating to chemical operations divested by the Company from the early 1970s to the mid-1980s. This charge increased the Company's

CPC INTERNATIONAL 25 1994 ANNUAL REPORT

existing environmental reserve.

  NET INCOME AND EARNINGS PER COMMON SHARE were $454 million and $2.95, respectively, compared with $224 million and $1.41, respectively, in 1992. The 1992 results included special charges discussed above. Excluding these items, 1993 income from continuing operations and earnings per common share from continuing operations increased 5.6% and 6.1%, respectively. This improvement resulted from a combination of higher operating income and lower financing costs.

KEY BALANCE SHEET ITEMS

Total assets in 1994 increased $607 million to $5,668 million from year-end 1993. The majority of this increase resulted from acquisitions. Capital expenditures in 1994 plus stronger European exchange rates at year-end contributed the balance of the overall increase. At December 31, 1994, total debt increased $271 million to $1,543 million, largely to finance acquisitions and the Company's share repurchase program.

  At year-end 1993 total assets decreased $110 million from a year earlier, due largely to the effects of weaker European currency values, which reduced translated asset values by some $352 million. Acquisitions and capital expenditures offset part of this decline. Total debt decreased $178 million to $1,272 million at year-end 1993. This decrease related to good cash flow and decreased dollar value of European currency denominated debt.

FINANCIAL INSTRUMENTS

The Company uses various financial instruments, primarily foreign exchange contracts, interest rate swap agreements, and commodity futures contracts, to reduce known risks within the business environments in which it operates. As a matter of policy the Company does not use such instruments on a leveraged basis. A more detailed discussion of such instruments is included in the notes to the consolidated financial statements.

NET CASH FLOWS

Good cash flow continued to finance CPC's working capital and capital expenditure needs and enabled the Company to continue to increase dividends with earnings growth. Funds generated in excess were used for acquisitions and share repurchases. Net cash flows from operations in 1994 of $736 million were 4.5% below 1993, which was 1.3% higher than 1992. The 4.5% decline in 1994 reflects mostly an increase in working capital. These internally-generated funds continue to be the Company's primary source of liquidity.

  Investing activities in 1994 of $577 million were higher than in 1993, because of acquisitions and an increase in capital expenditures. In 1993 investment activities were lower than 1992 largely due to a reduction in the number of acquisitions. Capital expenditures in 1994 of $401 million increased $38 million. Sixty-six percent of the capital expenditures were for new facilities and plant upgrades for the consumer foods business. The Company expects to invest in capital projects at a similar level in 1995 and continue its share buyback program, employing internally-generated funds augmented by borrowings as necessary. The quarterly dividend rate increased 6.3% in March 1994 and 5.9% in December 1994.

  The Company has access to various sources of funds at attractive rates based on its strong financial condition. CPC's long-term debt rating remained at A+ with Standard & Poor.s and Duff & Phelps, and A2 with Moody.s.

CPC INTERNATIONAL 26 1994 ANNUAL REPORT

        REPORT OF MANAGEMENT

The management of CPC International Inc. is responsible for the financial and operating information contained in the Annual Report including the financial statements covered by the independent auditors. report. These statements were prepared in conformity with United States generally accepted accounting principles and include, where necessary, informed estimates and judgements.

  The Company maintains systems of accounting and internal control designed to provide reasonable assurance that assets are safeguarded against loss, and that transactions are executed and recorded properly so as to ensure that the financial records are reliable for preparing financial statements.

  Elements of these control systems are the establishment and communication of accounting and administrative policies and procedures, the selection and training of qualified personnel, and the continuous programs of internal audits.

  The Company's financial statements are reviewed by its Audit Committee, which is composed entirely of outside Directors. This Committee meets periodically with the independent auditors, management, and the corporate general auditor to review the scope and results of the annual audit, interim reviews, internal controls, internal auditing, and financial reporting matters. The independent auditors and the corporate general auditor have direct access to the Audit Committee.

Konrad Schlatter
Senior Vice President and Chief Financial Officer
February 6, 1995

INDEPENDENT AUDITORS' REPORT

KPMG PEAT MARWICK LLP

The Board of Directors and Stockholders
CPC International Inc.:

We have audited the accompanying consolidated balance sheets of CPC International Inc. and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CPC International Inc. and Subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles.

  As discussed in the Notes to Consolidated Financial Statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," No. 109, "Accounting for Income Taxes," and No. 112, "Employers' Accounting for Postemployment Benefits" in 1992.

KPMG Peat Marwick LLP
New York, New York
February 6, 1995

CPC INTERNATIONAL 27 1994 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF INCOME
CPC International Inc. and Subsidiaries

For the years ended December 31
$ Millions except per share amounts                      1994       1993       1992
- ------------------------------------------------------------------------------------
NET SALES                                             $ 7,425    $ 6,738    $ 6,599
- ------------------------------------------------------------------------------------
Cost of sales                                           4,496      4,043      3,993
Marketing                                                 712        643        664
Selling, administrative and general expense             1,289      1,182      1,104
Restructuring charge                                      227         --         --
Income from affiliates and equity in net income
  of unconsolidated subsidiaries                          (11)       (13)       (11)
- ------------------------------------------------------------------------------------
  Cost, expenses, and other income -- net               6,713      5,855      5,750
- ------------------------------------------------------------------------------------
OPERATING INCOME                                          712        883        849
- ------------------------------------------------------------------------------------
FINANCING COSTS
Exchange losses                                             5          3          5
Interest expense -- net                                    92         90         99
- ------------------------------------------------------------------------------------
  TOTAL FINANCING COSTS                                    97         93        104
- ------------------------------------------------------------------------------------
Income from continuing operations before
  income taxes and minority interest                      615        790        745
Provision for income taxes                                243        316        298
Minority stockholders' interest                            27         20         16
- ------------------------------------------------------------------------------------
Income from continuing operations before
  the cumulative effect of changes in
  accounting principles                                   345        454        431
- ------------------------------------------------------------------------------------
Cumulative effect to January 1, 1992, of changes
  in accounting principles, net of taxes                   --         --       (160)
Environmental charges for discontinued operations,
  net of taxes                                             --         --        (47)
- ------------------------------------------------------------------------------------
NET INCOME                                            $   345    $   454    $   224
- ------------------------------------------------------------------------------------
Earnings per common share from
  continuing operations before cumulative
  effect of changes in accounting principles          $  2.25    $  2.95    $  2.78
Cumulative effect to January 1, 1992, of changes
  in accounting principles                                 --         --      (1.06)
Environmental charges for discontinued operations          --         --       (.31)
- ------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE                             $  2.25    $  2.95    $  1.41
- ------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CPC INTERNATIONAL 28 1994 ANNUAL REPORT

CONSOLIDATED BALANCE SHEETS
CPC International Inc. and Subsidiaries

December 31
$ Millions                                                    1994      1993
- -----------------------------------------------------------------------------
ASSETS
Current assets
Cash and cash equivalents                                  $   125   $   166
Accounts receivable -- net                                   1,093       900
Inventories                                                    907       830
Prepaid expenses                                                90        76
- -----------------------------------------------------------------------------
  Total current assets                                       2,215     1,972
- -----------------------------------------------------------------------------
INVESTMENTS IN UNCONSOLIDATED AFFILIATES                        65        70
- -----------------------------------------------------------------------------
PLANTS AND PROPERTIES
Land                                                            98        91
Buildings                                                      844       737
Machinery and equipment                                      3,603     3,253
- -----------------------------------------------------------------------------
                                                             4,545     4,081
Less accumulated depreciation                                2,264     1,960
- -----------------------------------------------------------------------------
  Total plants and properties                                2,281     2,121
- -----------------------------------------------------------------------------
INTANGIBLES
Excess cost over net assets of businesses acquired             755       598
Other intangibles                                              371       309
- -----------------------------------------------------------------------------
                                                             1,126       907
Less accumulated amortization                                  172       132
- -----------------------------------------------------------------------------
  Total intangibles                                            954       775
- -----------------------------------------------------------------------------
DEFERRED TAXES ON INCOME                                        15        --
- -----------------------------------------------------------------------------
OTHER ASSETS                                                   138       123
- -----------------------------------------------------------------------------
TOTAL ASSETS                                               $ 5,668   $ 5,061
- -----------------------------------------------------------------------------

See notes to consolidated financial statements.

CPC INTERNATIONAL 29 1994 ANNUAL REPORT

$ Millions                                                      1994            1993
- -------------------------------------------------------------------------------------
LIABILITIES
Current liabilities
Notes payable                                                $   598         $   311
Current portion of long-term debt                                 66              63
Accounts payable                                                 443             354
Accrued liabilities                                              847             711
Income taxes payable                                             134             144
- -------------------------------------------------------------------------------------
  Total current liabilities                                    2,088           1,583
- -------------------------------------------------------------------------------------
NONCURRENT LIABILITIES                                           810             674
- -------------------------------------------------------------------------------------
LONG-TERM DEBT                                                   879             898
- -------------------------------------------------------------------------------------
DEFERRED TAXES ON INCOME                                          --              42
- -------------------------------------------------------------------------------------
MINORITY STOCKHOLDERS' INTEREST                                  142              95
- -------------------------------------------------------------------------------------
EQUITY
STOCKHOLDERS' EQUITY
Preferred stock -- authorized 25,000,000 shares
    $1 par value                                                  --              --
  Designations
    Series A ESOP Convertible
      3,000,000 shares designated                                194             196
    Series A Junior Participating
      600,000 shares designated -- none issued                    --              --
Common stock -- authorized 900,000,000 shares
  $.25 par value -- issued 195,271,444 shares                     49              49
Capital in excess of par value stock                             155             151
Unearned ESOP compensation                                      (141)           (155)
Cumulative translation adjustment                               (181)           (173)
Treasury stock, at cost                                       (1,231)         (1,073)
Retained earnings                                              2,904           2,774
- -------------------------------------------------------------------------------------
  Total stockholders' equity                                   1,749           1,769
- -------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 5,668         $ 5,061
- -------------------------------------------------------------------------------------

CPC INTERNATIONAL 30 1994 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS
CPC International Inc. and Subsidiaries

For the years ended December 31
$ Millions                                             1994       1993       1992
- ----------------------------------------------------------------------------------

CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES

Net income                                          $   345    $   454    $   224
Non-cash charges (credits) to net income
  Depreciation and amortization                         288        266        262
  Restructuring charge                                  227         --         --
  Changes in accounting principles, net of taxes         --         --        160
  Discontinued operations, net of taxes                  --         --         47
  Deferred taxes                                        (54)       (23)       (18)
  Translation losses                                      3          7          1
  Other -- net                                           25         32         51
Changes in trade working capital
  Accounts receivable                                  (117)       (24)       (97)
  Inventories                                           (18)       (26)       (48)
  Accounts payable and accrued liabilities               37         85        179
Net cash flows from operating activities                736        771        761
CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES
Capital expenditures paid                              (401)      (363)      (297)
Proceeds from disposal of plants and properties           9         23          8
Proceeds from businesses sold                            --         --          9
Purchase of minority interests in affiliates             --        (16)        --
Businesses acquired                                    (185)       (73)      (230)
- ----------------------------------------------------------------------------------
Net cash flows used for investing activities           (577)      (429)      (510)
- ----------------------------------------------------------------------------------
Net cash flows after investments                        159        342        251
- ----------------------------------------------------------------------------------
CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES
Purchase of treasury stock                             (165)       (48)       (47)
New long-term debt                                       82        178         53
Repayment of long-term debt                             (89)      (262)      (101)
Net change in short-term debt                           182         (9)       (22)
Dividends paid on common stock                         (199)      (190)      (178)
Dividends paid on preferred stock                       (16)       (16)       (16)
Common stock issued                                       7          5          9
Other liabilities (deposits)                             (4)        13        (14)
- ----------------------------------------------------------------------------------
Net cash flows used for financing activities           (202)      (329)      (316)
- ----------------------------------------------------------------------------------
Effects of exchange rate changes on cash                  2         (5)         7
- ----------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS        (41)         8        (58)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR            166        158        216
- ----------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR              $   125    $   166    $   158
- ----------------------------------------------------------------------------------

See notes to consolidated financial statements.

CPC INTERNATIONAL 31 1994 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
CPC International Inc. and Subsidiaries

                                                        Capital in      Unused      Cumulative
                                    Preferred   Common   excess of       ESOP       translation    Treasury    Retained
$ Millions                            stock      stock   par value   compensation   adjustment       stock     earnings
- --------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991             $199      $ 25      $168         $(180)        $ (80)       $  (992)      $2,491
- --------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                          224
Cash dividends declared
  ($1.20 per share)                                                                                                (181)
Stock issued in connection with:
  Stock options                                                                                          3
  Stock split                                      24       (24)
  Deferred compensation                                       3                                          6
Translation adjustment including the
  effects of hedging, net of taxes                                                       24
Series A ESOP preferred stock
  dividend, net of taxes                                                                                            (11)
ESOP compensation earned                                                   12
ESOP shares redeemed                     (1)
Treasury stock acquired                                                                                (47)
- --------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992              198        49       147          (168)          (56)        (1,030)       2,523
- --------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                          454
Cash dividends declared
  ($1.28 per share)                                                                                                (192)
Stock issued in connection with:
  Deferred compensation                                       4                                          5
Translation adjustment including the
  effects of hedging, net of taxes                                                     (117)
Series A ESOP preferred stock
  dividend, net of taxes                                                                                            (11)
ESOP compensation earned                                                   13
ESOP shares redeemed                     (2)
Treasury stock acquired                                                                                (48)
- --------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993              196        49       151          (155)         (173)        (1,073)       2,774
- --------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                          345
Cash dividends declared
  ($1.38 per share)                                                                                                (204)
Stock issued in connection with:
  Stock options                                                                                          2
  Deferred compensation                                       4                                          5
Translation adjustment including the
  effects of hedging, net of taxes                                                       (8)
Series A ESOP preferred stock
  dividend, net of taxes                                                                                            (11)
ESOP compensation earned                                                   14
ESOP shares redeemed                     (2)
Treasury stock acquired                                                                               (165)
- --------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994             $194      $ 49      $155         $(141)        $(181)       $(1,231)      $2,904
- --------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CPC INTERNATIONAL 32 1994 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CPC International Inc. and Subsidiaries

SUMMARY OF ACCOUNTING POLICIES
Principles of consolidation -- The consolidated financial statements include the accounts of the Company and its subsidiaries. The accounts of subsidiaries outside of the U.S., except for those in Canada, are based on fiscal years ending September 30.

Changes in accounting principles -- Effective January 1, 1992, the Company adopted Financial Accounting Standards (FAS) 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," FAS 112, "Employers' Accounting for Postemployment Benefits," and FAS 109, "Accounting for Income Taxes." These changes resulted in a total non-cash charge of $304 million, $160 million after taxes or $1.06 per share, detailed as follows: FAS 106 -- a charge of $280 million, $168 million after taxes or $1.11 per common share; FAS 112 -- a charge of $24 million, $14 million after taxes or $.09 per common share; and FAS 109 -- a benefit of $22 million or $.14 per common share.

Foreign currency translation -- Assets and liabilities of foreign subsidiaries other than those in highly inflationary economies are translated at current exchange rates with the related translation adjustments reported as a separate component of stockholders' equity. Income statement accounts are translated at the average exchange rate during the period. In highly inflationary economies where the U.S. dollar is considered the functional currency, monetary assets and liabilities are translated at current exchange rates with the related adjustments included in net income.

Cash equivalents -- Cash equivalents consist of all investments purchased with an original maturity of three months or less, and which have virtually no risk of loss in value. At December 31, 1994, and 1993, the Company had $9 million, and $37 million of cash equivalents, respectively.

Inventories are stated at the lower of cost or market. In the U.S. vegetable oils and corn are valued at cost on the last-in, first-out method. Other U.S. inventories are valued at cost on the first-in, first-out method. Had the first-in, first-out method been used for all U.S. inventories, the carrying value of these inventories would have increased by $18 million and $19 million, in 1994 and 1993, respectively. Outside the U.S., inventories generally are valued at average cost.

Investments in unconsolidated affiliates are carried at cost or less, adjusted to reflect the Company's proportionate share of income or loss less dividends received. Consolidated retained earnings at December 31, 1994, included $10 million of undistributed earnings of unconsolidated affiliates, primarily representing companies of which the Company owns 50% or less.

Plant and properties are stated at cost. Depreciation is generally computed on the straight-line method over the estimated useful lives of depreciable assets at rates ranging from 2% to 10% for buildings and 5% to 20% for all other assets. Where permitted by law, accelerated depreciation methods are used for tax purposes.

Intangible assets -- The Company amortizes, on a straight-line basis, the excess cost of net assets acquired after October 31, 1970, over periods not exceeding 40 years. Other intangible assets, which include trademarks, licenses, and patents, are amortized over their economic lives. The recoverability of the carrying values of intangible assets is evaluated on a regular basis using current and forecasted profitability of the related acquired business after amortization.

Financing costs -- In line with the functional currency concept under which the Company uses the U.S. dollar for highly inflationary economies, the principal-preservation element inherent in local interest charges has been recorded in cost of sales, rather than under financing costs, consistent with the classification of translation gains resulting from holding local currency debt. In 1994, 1993, and 1992, $21 million, $7 million, and $17 million, respectively, were in-cluded in cost of sales.

Income taxes -- Deferred income taxes reflect the differences between the assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes. Deferred taxes are based on tax laws as currently enacted. The Company makes provisions for estimated U.S. and foreign income taxes, less available tax credits and deductions, that may be incurred on the remittance by the Company's subsidiaries of undistributed earnings, except those deemed to be indefinitely reinvested.

Earnings per common share has been computed by dividing net income, less preferred stock dividends net of taxes, of $11 million in 1994, 1993, and 1992, by the weighted average number of common shares outstanding of

CPC INTERNATIONAL 33 1994 ANNUAL REPORT

148 million in 1994, 150 million in 1993, and 151 million in 1992.

Environmental contingencies -- The Company accounts for environmental contingencies in accordance with FAS 5 "Accounting for Contingencies," which requires expense recognition when it is both "probable" that an obligation exists and that the obligation can be "reasonably estimated." In assessing probability, as well as in estimating costs, the Company uses the coordinated efforts of environmental professionals and consultants as well as in-house and outside counsel and accountants, taking into account possible methods of remediation acceptable to all parties. The Company believes it can recover fully or partially such liabilities from other potential responsible parties or from its insurers. Wherever this is the case such recovery is aggressively pursued. Nevertheless, unless final agreement has been reached for such claims from these parties, in accordance with FAS 5, such expected recoveries are not considered in establishing estimated costs. In addition, estimated costs are based on expected future costs which have not been discounted.
- --------------------------------------------------------------------------------
ACQUISITIONS

In the first quarter of 1994, the Company acquired an 85% interest in a European producer and marketer of brand-name potato products. In addition, the Company acquired the jams, juices, and related food products business of a company in Sri Lanka. The total costs of these investments amounted to $196 million including assumed debt.

  In the second quarter of 1994, the Company purchased the majority interest of a newly formed company, which manufactures and markets selected CPC food brands in South Africa and exports CPC products to other countries of sub-Saharan Africa. This investment cost about $20 million. Also in the second quarter, the Company acquired three consumer foods businesses located in the United States, for a total cost of approximately $67 million. These businesses are Western salad dressings and specialty sauces; Iberia Foods, a marketer of Hispanic products; and a smaller business which produces snacks.

  In November 1994 the Company's Mexican corn refining business entered into a joint venture with Arancia, S.A. de C.V., a corn refining business located in Mexico. The venture expects to have combined annual sales of approximately $250 million and will be accounted for on the equity method. In December 1994 the Company announced that it had reached an agreement with General Mills, Inc. to form a joint venture to develop a baking and desserts mixes business in Latin America. In January 1995 the Company announced that it was negotiating to acquire the Lesieur mayonnaise and salad dressings business in France, which has sales of approximately $100 million. These three post-international-year-end investments will be reflected in 1995.

  During 1993 the Company acquired a consumer foods company located in the U.S. for approximately $41 million. Outside the U.S. the Company acquired several small consumer foods businesses and the remaining minority interests in several of its affiliates for a total cost of approximately $47 million.
- --------------------------------------------------------------------------------
RESTRUCTURING CHARGE

In June 1994 the Company recorded a charge of $227 million, $137 million after taxes or $.92 per common share, to recognize the cost of restructuring. This program compresses into a period from mid-1994 to mid-1996 restructuring activities needed to meet the competitive challenge of increasingly unifying markets throughout the world.

  The majority of the charge relates to the Company's European and North American consumer foods businesses. The restructuring charge and its utilization is summarized below:

                                                                         To be
                                            Total   Utilized       utilized in
$ Millions                                 charge    in 1994    future periods
- --------------------------------------------------------------------------------
Employee severance                         $  102     $   12            $   90



Plant and support facilities                  114        114                --
Other                                          11         --                11
- --------------------------------------------------------------------------------
  Total                                    $  227     $  126            $  101
- --------------------------------------------------------------------------------


  The charge is designed to cover the cost of a phased reduction of about 2,600 employees worldwide

CPC INTERNATIONAL 34 1994 ANNUAL REPORT

and the cost of realignment of manufacturing capacity. The realignment will be achieved through a combination of plant closures, specializations, and relocations of production. In total, 24 consumer foods plants and four corn refining plants will be affected by the restructuring.

  The time period for completion of the restructuring is from a few months at some sites to two years in instances where alternative production facilities are to be constructed.

  At December 31, 1994, $57 million was included in current liabilities and $44 million was included in noncurrent liabilities.
- --------------------------------------------------------------------------------
DISCONTINUED OPERATIONS

In the fourth quarter of 1992, the Company recorded a charge of $78 million, $47 million after taxes or $.31 per common share, for anticipated environmental costs relating to chemical operations divested by the Company from the early 1970s to the mid 1980s. This charge increased the Company's existing environmental reserve. Actual disbursement of cash is expected to take place over the next 10 to 15 years.

  The Company believed that the environmental reserve was adequate at December
31, 1994. No recoveries from other potentially responsible parties or insurers have been considered in the determination of the reserve.
- --------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

Supplementary information for the consolidated statements of cash flows is set forth below:

$ Millions                                                1994    1993    1992
- --------------------------------------------------------------------------------
Cash paid during the year for:
  Interest                                               $ 102   $  94   $ 101
  Income taxes                                             283     298     265
- --------------------------------------------------------------------------------
Details of businesses acquired were as follows:
  Fair value of assets acquired                          $ 452   $  84   $ 341
  Liabilities assumed                                      267      11     111
  Cash paid for acquisitions                             $ 185   $  73   $ 230
- --------------------------------------------------------------------------------

FINANCING ARRANGEMENTS --
SHORT-TERM

The Company uses the commercial paper market in the U.S. to supplement long-term borrowings. Average quarterly commercial paper borrowings in 1994 and 1993 were $372 million and $152 million, respectively, with maximum borrowings in 1994 and 1993 of $515 million and $287 million, respectively, and a weighted-average interest rate in 1994 and 1993 of 4.5% and 3.2%, respectively.

  For the international operations, the maximum month-end balance of bank borrowings during 1994 and 1993 was $409 million and $344 million, respectively. Average quarterly bank borrowings were $343 million for 1994 and $289 million for 1993. The weighted-average interest rate for bank borrowing in 1994 and 1993 was 10.9% and 10.3%, respectively.

  The Company had unused lines of credit totaling $1,195 million, and $1,080 million, at December 31, 1994, and 1993, respectively.

CPC INTERNATIONAL 35 1994 ANNUAL REPORT

- --------------------------------------------------------------------------------
FINANCING ARRANGEMENTS --
LONG-TERM

A summary of long-term debt is as follows:
$ Millions                                                     1994       1993
Payable in U.S. dollars
7.78% ESOP guaranteed notes due December 2004                 $ 173      $ 183
8.5% sinking fund debentures due April 2016                     100        100
5.625%-6.75% pollution control revenue bonds due 2007-2016       15         15
Medium-term notes, due 1996 at variable rates                    50         --
Commercial paper supported by revolving credit agreements
  at a weighted interest rate of 4.5% in 1994 and 3.2% in
  1993                                                          100        100
Other notes and loans at various rates and due dates             37         39
- --------------------------------------------------------------------------------
  Total                                                         475        437
- --------------------------------------------------------------------------------
PAYABLE IN OTHER CURRENCIES
5.75% Swiss franc debentures, due March 2045,
  ten year variable interest rates                              155        141
6.75% German mark bearer bonds due January 2001                 129        123
Bank and other loans at prevailing interest rates with
various due dates:
  -- Secured                                                     25         64
  -- Unsecured                                                  161        196
- --------------------------------------------------------------------------------
 Total                                                          470        524
- --------------------------------------------------------------------------------
                                                                945        961
- --------------------------------------------------------------------------------
Less current maturities                                          66         63
- --------------------------------------------------------------------------------
 Total                                                        $ 879      $ 898
- --------------------------------------------------------------------------------

  The Company is required to apply toward retirement of the principal of the indebtedness not less than the following amounts in the period 1995 through 1999: 1995 (included in current liabilities), $66 million; 1996, $121 million; 1997, $87 million; 1998, $64 million; and 1999, $81 million. At December 31, 1994, buildings, equipment, and certain other assets located outside the U.S. totaling approximately $68 million have been pledged as collateral for the secured loans.

  During 1994 the Company entered into new revolving credit agreements with a group of U.S. and international banks. These agreements permit the Company to borrow up to $500 million on an unsecured basis at variable interest rates. These agreements mature in 1995 through 1999. Covenants in these agreements require the Company to maintain total debt at no more than 60% of total capitalization. At December 31, 1994, the debt to capitalization ratio was 45%. There were no borrowings outstanding under these facilities. For several years prior to entering into these agreements the Company had a revolving credit agreement, which permitted it to borrow up to $350 million on an unsecured basis.

  In February 1994 the Company filed a shelf registration with the Securities and Exchange Commission to cover the borrowings of up to $300 million.

  The Company is the guarantor of the ESOP notes (see Stockholders' equity note), which were issued in 1989 in the initial amount of $200 million.

CPC INTERNATIONAL 36 1994 ANNUAL REPORT

- --------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS

Fair value of financial instruments -- The carrying values of cash equivalents, accounts receivable, accounts payable, and short-term debt approximate fair values. The fair value of long-term debt at December 31, 1994, and 1993 was $870 million and $899 million, respectively. The fair value of long-term debt was based on quotes obtained from brokers.

Foreign exchange contracts -- The Company's policy is to hedge its exposure to foreign currency cash flows resulting from planned dividends, fees and royalties, intercompany loans, and other similar transactions. The Company also hedges certain net investments in foreign operations with foreign exchange contracts or with borrowings denominated in the particular foreign currency. As a matter of policy, the Company does not speculate on foreign currencies. Gains and losses, both realized and unrealized, on financial instruments that hedge operating activities and related cashflows, flow through income in the same period as the items being hedged. Gains and losses, both realized and unrealized, on financial instruments that hedge the Company's investments in foreign operations are recognized as part of the cumulative translation adjustment in stockholders' equity.

  At December 31, 1994, the Company had forward exchange contracts to deliver $414 million of foreign currencies comprising $137 million in German marks, $87 million in British pounds, $14 million in Swiss francs, $71 million in Italian lira, $26 million in Dutch guilders, $52 million in French francs, and $27 million in various other currencies. The Company also had, at December 31, 1994, contracts to purchase $56 million worth of foreign currencies consisting of $15 million in Italian lira, $13 million in Austrian schillings, and $28 million in other currencies. At December 31, 1993, the Company had forward exchange contracts to deliver $376 million of foreign currencies comprising $192 million in German marks, $90 million in British pounds, $35 million in French francs, $33 million in Dutch guilders, and $26 million in various other currencies. The Company also had, at December 31, 1993, contracts to purchase $31 million in foreign currencies, primarily German marks. Most of the forward currency contracts outstanding mature within 90 days of the respective balance sheet dates. Interest rate swaps -- The Company utilizes interest rate swap agreements to minimize its financing costs and to balance its current and non-current asset levels with floating and fixed-rate debt positions. The Company's risk related to swap agreements is limited to the cost of replacing such agreements at current market rates. The Company continually monitors its positions and credit ratings of its counterparties, and limits the number of agreements it enters into with any one party. Management believes the risk of incurring a material loss is remote. Any interest rate differential on interest rate swaps is recognized as an adjustment to interest expense over the term of the agreement.

  At December 31, 1994, the Company had $280 million notional amount of interest rate swap agreements outstanding. A portion of the Company's variable interest rate debt position was hedged with $100 million notional amount of swap agreements with a weighted average receive rate of 6.50% and a weighted average pay rate of 5.09%. The remaining agreements with maturity dates through 2000 effectively convert fixed interest rate debt into variable interest rate debt with a weighted average receive rate of 5.89% and a weighted average pay rate of 6.50%. At December 31, 1993, the Company had $300 million notional amount of interest rate swap agreements outstanding. A portion of these agreements with maturity dates through 1995 effectively converted an aggregate principal amount of $100 million variable interest rate debt into fixed interest rate debt with a weighted average receive rate of 7.21% and a weighted average pay rate of 3.44%. The remaining agreements with maturity dates through 2000 also effectively converted $200 million of fixed interest rate debt into a variable interest rate debt with a weighted average interest receive rate of 5.88% and a weighted average pay rate of 5.09%. Net unrealized gains and losses at December 31, 1994 and 1993 were not significant.

Commodities -- The Company follows a policy of fixing the cost, with commodities futures contracts, of certain of its key North American raw material purchases in line with production requirements to minimize cost risk due to market fluctuations. Such raw materials may or may not be hedged at any given time based on management.s decisions as to the need to fix the cost of such raw materials. In addition,

CPC INTERNATIONAL 37 1994 ANNUAL REPORT

commodity futures contracts are employed to fix the raw material cost of certain fixed price sales contracts of the corn refining business. Gains and losses arising from such hedging transactions are included with the cost of raw material purchases.

  The Company's products are manufactured from a number of raw materials, including soybean and other edible oils, peanuts, corn, and wheat, all of which are, and are expected to continue to be, in adequate supply. However, as market prices of these materials depend on a number of unpredictable factors, such as farm plantings and weather, resulting fluctuations may have an effect on the Company.s earnings to the extent such fluctuations cannot, for competitive reasons, be passed on immediately through pricing adjustments of the Company's products. It is the possible exposure to such relatively short-term cost/pricing imbalances that the Company attempts to cover through fixing, when appropriate, the costs of certain commodities in the short term by using commodities futures contracts.

  At December 31, 1994, and 1993, the Company had commodity futures contracts to purchase primarily corn totaling $138 million and $111 million, respectively.
The commodity futures contracts at December 31, 1994, principally call for delivery in the period January to July 31, 1995. Contracts for delivery beyond March 31, 1995, aggregate about $89 million, of which $46 million is due in May, $38 million in July, and the balance later in the year. At December 31, 1994, the Company had unrealized gains of $2 million on these contracts.
- --------------------------------------------------------------------------------
PENSION PLANS

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

  The components of net periodic pensions cost are as follows:

                                     U.S. Plans            International Plans
- --------------------------------------------------------------------------------
$ Millions                       1994   1993   1992         1994   1993   1992
- --------------------------------------------------------------------------------
Service cost (benefits
earned during the period)        $ 17   $ 13   $ 11         $ 16   $ 16   $ 17
Interest cost on projected
benefit obligation                 39     38     37           38     35     38
Actual return on plan assets      (38)   (41)   (49)         (19)   (26)   (26)
Net amortization and deferral     (10)    (8)     1           (2)     8      6
- --------------------------------------------------------------------------------
Net periodic pension cost        $  8   $  2   $ --         $ 33   $ 33   $ 35
- --------------------------------------------------------------------------------

CPC INTERNATIONAL 38 1994 ANNUAL REPORT

The funded status for the Company's major pension plans based on valuations as of September 30, 1994, and 1993, is as follows:


U.S. PLANS                                    Assets exceed        Accumulated benefits
                                           accumulated benefits       exceed assets
$ Millions                                      1994     1993          1994     1993
- ---------------------------------------------------------------------------------------
Actuarial present value
  of benefits obligation:
  Vested                                       $(450)   $(477)        $ (17)   $ (31)
  Nonvested                                      (17)     (18)           (1)      (1)
- ---------------------------------------------------------------------------------------
Accumulated benefit obligation                  (467)    (495)          (18)     (32)
Effect of projected future
  compensation levels                            (77)     (73)          (19)     (15)
- ---------------------------------------------------------------------------------------
Projected benefit obligation for
  service rendered to date                      (544)    (568)          (37)     (47)
Plan assets at fair value                        576      543             8       21
- ---------------------------------------------------------------------------------------
Plan assets in excess of (less than)
  projected benefit obligation                    32      (25)          (29)     (26)
Unrecognized net loss                             29       75             7        5
Unrecognized prior service cost                   12       10            14       16
Unrecognized net transition obligation            12       14            --       --
Additional minimum liability                      --       --            (2)      (4)
- ---------------------------------------------------------------------------------------
(Accrued) prepaid pension cost at December 31  $  85    $  74         $ (10)   $  (9)
- ---------------------------------------------------------------------------------------

INTERNATIONAL PLANS                           Assets exceed        Accumulated benefits
                                           accumulated benefits       exceed assets
- ---------------------------------------------------------------------------------------
$ Millions                                      1994     1993          1994     1993
Actuarial present value
  of benefits obligation:
  Vested                                       $(165)   $(154)        $(321)   $(265)
  Nonvested                                       (9)      (9)          (16)     (14)
- ---------------------------------------------------------------------------------------
Accumulated benefit obligation                  (174)    (163)         (337)    (279)
Effect of projected future
  compensation levels                            (35)     (35)          (38)     (32)
- ---------------------------------------------------------------------------------------
Projected benefit obligation for
  service rendered to date                      (209)    (198)         (375)    (311)
Plan assets at fair value                        252      208           107      107
- ---------------------------------------------------------------------------------------
Plan assets in excess of (less than)
  projected benefit obligation                    43       10          (268)    (204)
Unrecognized net loss (gain)                     (43)     (17)           50       35
Unrecognized prior service cost                    9       11             4        5
Unrecognized net transition obligation             1        3            17       15
Additional minimum liability                      --       --           (40)     (29)
- ---------------------------------------------------------------------------------------
(Accrued) prepaid pension cost at December 31  $  10    $   7         $(237)   $(178)
- ---------------------------------------------------------------------------------------

CPC INTERNATIONAL 39 1994 ANNUAL REPORT

Weighted averages of actuarial assumptions used to measure the projected benefit obligation are as follows:

                                  U.S. Plans              International Plans
- --------------------------------------------------------------------------------
                              1994    1993    1992        1994    1993    1992
- --------------------------------------------------------------------------------
Discount Rates                 7.7%    6.5%    7.5%        7.5%    7.5%    7.7%
Rates of increase
  in compensation levels       6.3%    5.0%    6.0%        4.9%    5.1%    5.3%
- --------------------------------------------------------------------------------

  The long-term rate of return on plan assets used in the determination of net periodic pension cost for 1994, 1993, and 1992, for the domestic plans was 8.6%, 9.5%, and 9.5%, respectively. For the foreign plans the rate was 8%, 7.9%, and 8% in 1994, 1993, and 1992, respectively.

  The Company's pension plan assets include common stocks, corporate bonds, and limited partnerships. Approximately $47 million (9%) of U.S. qualified plan assets are in the Company's common stock. In addition, certain employees in the U.S. and in some foreign subsidiaries are covered by pension plans under which the Company's obligation to make contributions is defined as a percentage of the current salary of each employee covered by the plan. Benefits are based on the funds available in each employee's account from contributions and from investment income on such contributions. The aggregate pension cost for these plans was $19 million in 1994, $17 million in 1993, and $13 million in 1992.
- --------------------------------------------------------------------------------
OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

In addition to pension benefits, the Company provides certain medical, dental, and life insurance benefits for its domestic retired employees. Substantially all of the Company's domestic employees become eligible for these benefits when they meet minimum age and service requirements. The Company has the right to modify or terminate these benefits.

  The following is a summary of the status of the Company's major domestic post-retirement benefit plans based on valuations as of September 30, 1994, and 1993:

$ Millions                                                1994            1993
- --------------------------------------------------------------------------------
Accumulated postretirement benefit obligations:
  Retirees                                                $188            $186
  Fully eligible active plan participants                   42              41
  Other active plan participants                            44              46
- --------------------------------------------------------------------------------
Total                                                      274             273
- --------------------------------------------------------------------------------
Unrecognized prior service cost                              7               1
Unrecognized net gain                                       27              21
- --------------------------------------------------------------------------------
Accrued postretirement benefit cost at December 31        $308            $295
- --------------------------------------------------------------------------------
Net periodic postretirement benefit cost included the following components:

$ Millions                                          1994       1993       1992
- --------------------------------------------------------------------------------
Service cost (benefits earned during the year)       $ 4        $ 4        $ 4
Interest cost on the accumulated postretirement
  benefit obligation                                  18         21         21
Net amortization and deferral                         (1)        --         --
- --------------------------------------------------------------------------------
Net periodic postretirement benefit                  $21        $25        $25
- --------------------------------------------------------------------------------

  Annual increases in per capita cost of health care benefits of 11.25% pre-age-65 and 9.25% post-age-

65 were assumed for 1995 to 1996. Rates were assumed to decrease by 1% thereafter until reaching 5.75%. Increasing the assumed health care cost trend rate by 1% increases the APBO by $36 million, with a corresponding effect on the service and interest cost components of the net periodic postretirement benefit cost of $4 million. The discount rate used to determine the APBO is 7.75%.

CPC INTERNATIONAL 40 1994 ANNUAL REPORT

SUPPLEMENTAL BALANCE SHEET AND INCOME STATEMENT INFORMATION
Supplemental balance sheet information is set forth below:

$ Millions                                                1994            1993
- --------------------------------------------------------------------------------
ACCOUNTS RECEIVABLE -- NET
Accounts receivable -- trade                            $1,026          $  844
Accounts receivable -- other                               100              84
Allowance for doubtful accounts                            (33)            (28)
- --------------------------------------------------------------------------------
Accounts receivable -- net                               1,093             900
- --------------------------------------------------------------------------------
INVENTORIES
Finished and in process                                    559             492
Raw materials                                              207             202
Manufacturing supplies and mechanical stores               141             136
- --------------------------------------------------------------------------------
Inventories                                                907             830
- --------------------------------------------------------------------------------
ACCRUED LIABILITIES
Marketing expenses                                          91              88
Compensation expenses                                      105              90
Restructuring provision                                     57              --
Taxes payable other than taxes on income                    55              46
Dividends payable                                           53              48
Other                                                      486             439
- --------------------------------------------------------------------------------
Accrued liabilities                                        847             711
- --------------------------------------------------------------------------------
NONCURRENT LIABILITIES
Employees. pension, indemnity, retirement,
  and related provisions                                   523             477
Other noncurrent liabilities                               287             197
- --------------------------------------------------------------------------------
Noncurrent liabilities                                  $  810          $  674
- --------------------------------------------------------------------------------

Supplemental income statement information is set forth below:

$ Millions                                1994            1993            1992
- --------------------------------------------------------------------------------
DEPRECIATION EXPENSE                      $259            $242            $238
AMORTIZATION EXPENSE                        29              24              24
RESEARCH AND DEVELOPMENT COST               58              49              46
- --------------------------------------------------------------------------------
INTEREST EXPENSE -- NET

Interest expense                           107             110             116
Interest expense capitalized                (6)             (7)             (7)
Interest income                             (9)            (13)            (10)
- --------------------------------------------------------------------------------
Interest expense -- net                   $ 92            $ 90            $ 99
- --------------------------------------------------------------------------------

OPERATIONS BY BUSINESS SEGMENT AND GEOGRAPHIC AREA

Information concerning operations by business segment and geographic area appears on pages 44 and 45.

CPC INTERNATIONAL 41 1994 ANNUAL REPORT

- --------------------------------------------------------------------------------
INCOME TAXES

Income from continuing operations before income taxes and the components of the provision for income taxes are shown below:

$ Millions                                                1994    1993    1992
- --------------------------------------------------------------------------------
Income from continuing operations before income taxes:
  United States                                           $285    $358    $334
  Outside the United States                                330     432     411
- --------------------------------------------------------------------------------
    Total                                                 $615    $790    $745
- --------------------------------------------------------------------------------
Provision for income taxes charged to continuing
operations:
Current tax expense
  U.S. Federal                                            $126    $125    $125
  State and local                                           26      25      31
  Foreign                                                  145     189     160
- --------------------------------------------------------------------------------
    Total current                                          297     339     316
- --------------------------------------------------------------------------------
Deferred tax expense (benefit)
  U.S. Federal                                             (20)      8     (20)
  State and local                                           (5)      1      (3)
  Foreign                                                  (29)    (32)      5
- --------------------------------------------------------------------------------
    Total deferred                                         (54)    (23)    (18)
- --------------------------------------------------------------------------------
Total provision                                           $243    $316    $298
- --------------------------------------------------------------------------------

  The tax effects of significant temporary differences, which comprise the deferred tax (assets) liabilities at December 31, 1994, and 1993, are as follows:

$ Millions                                                        1994    1993
- --------------------------------------------------------------------------------
Plants and properties                                             $222    $265
Inventory                                                           20      18
Pensions                                                            47      48
- --------------------------------------------------------------------------------
  Gross deferred tax liabilities                                   289     331
- --------------------------------------------------------------------------------
Restructuring reserves                                              43      --
Environmental reserves                                              46      52
Employee benefit reserves                                          138     143
Unrealized exchange losses                                          58      66
Other                                                               37      40
- --------------------------------------------------------------------------------
  Gross deferred tax assets                                        322     301
- --------------------------------------------------------------------------------
Valuation allowance                                                 (2)     (2)
- --------------------------------------------------------------------------------
Total deferred tax (assets) liabilities                           $(31)   $ 32
- --------------------------------------------------------------------------------

Total net deferred tax (assets) liabilities shown above included current and noncurrent elements.

CPC INTERNATIONAL 42 1994 ANNUAL REPORT

A reconciliation of the federal statutory tax rate to the Company's effective tax rate follows:

$ Millions                                                1994    1993    1992
- --------------------------------------------------------------------------------
Provision for tax at U.S. statutory rate                  35.0%   35.0%   34.0%
Additional taxes related to foreign income                 1.6     2.7     3.4
State and local taxes -- net                               2.3     2.2     2.8
Other items -- net                                          .6      .1     (.2)
- --------------------------------------------------------------------------------
Provision at effective tax rate                           39.5%   40.0%   40.0%
- --------------------------------------------------------------------------------

Taxes that would result from dividend distributions by foreign subsidiaries to the U.S. are provided to the extent dividends are anticipated. Retained earnings of the Company included, as of December 31, 1994, approximately $602 million of retained earnings of foreign subsidiaries, which are indefinitely retained by the subsidiaries for capital and operating requirements.
- --------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY --
PREFERRED STOCK

The Company has authorized 25,000,000 shares of $1 par value preferred stock of which 3,000,000 shares were designated for the Company's ESOP and 600,000 shares of Series A Junior Participating shares were designated for the shareholders rights plan. At December 31, 1994, 1993, and 1992, there were 2,170,854, 2,192,237, and 2,213,991 Series A ESOP shares outstanding, respectively. No Series A Junior Participating shares were issued.

Employee Stock Ownership Plan (ESOP) -- The Company has an Employee Stock Ownership Plan (ESOP) as part of its Savings/Retirement Plan covering substantially all U.S. salaried employees. The ESOP is designed to provide employees with increased ownership in the Company's stock. To accomplish this, the ESOP borrowed $200 million in a public offering (ESOP Notes) and used the proceeds to buy a like amount of the Company's Series A ESOP convertible preferred stock. The preferred stock is convertible into approximately 4.4 million shares of the Company.s common stock. The preferred stock pays an annual dividend of $7.14 per share, and will be used by the ESOP, together with the Company's contributions, to repay the ESOP notes. The ESOP is intended to satisfy the Company's obligation to match employees. contributions to the Savings/Retirement Plan on a $1 for $1 basis. Since the ESOP notes are guaranteed by the Company, they are reflected in the consolidated balance sheet as short-term and long-term debt with a corresponding amount shown in the stockholders' equity section as unearned ESOP compensation.

  In 1994 and 1993, 158,297 shares and 145,072 shares, respectively, of preferred stock valued at $14 million and $13 million, respectively, were allocated to Plan participants based on the semi-annual payments of both principal and interest due on the ESOP notes. The notes have a 15-year maturity and an original fixed interest rate of 7.78%. A portion of the notes was refinanced, resulting in an overall effective rate of 7.51%. In 1994 and 1993, $11 million and $8 million of principal, respectively, was paid on the ESOP notes.

Shareholder rights plan -- Under the Company's shareholder rights plan, each share of the Company's common stock carries with it one preferred stock purchase right. The rights will at no time have voting power or pay dividends. The rights will become exercisable if a person or group acquires 15% or more of the Company.s common stock, or announces a tender or exchange offer that could result in the acquisition of 15% or more thereof. When exercisable, each right entitles a holder to buy one-two hundredths of a share of Series A Junior Participating Preferred Stock at a price of $325. If the Company is involved in a merger or other business combination with a 15% or more stockholder, each right will entitle a holder to buy a number of the acquiring company's shares having a value of twice the exercise price of the right. Alternatively, if a 15% stockholder engages in certain self-dealing transactions or acquires the Company in such a man-ner that the Company and its common stock survive, or if any person acquires 15% or more of the common stock, except pursuant to an offer for all shares at a fair price, each right not owned by a 15% or more stockholder may be exercised for common stock of the Company (or, in certain circumstances, other consideration) having a market value of twice the exercise price of the right. The Company may redeem the rights

CPC INTERNATIONAL 43 1994 ANNUAL REPORT

for one cent each at any time before an acquisition of 15% or more of its voting securities and for at least ten business days thereafter. Unless redeemed earlier, the rights will expire on March 19, 2001.

TREASURY STOCK

The Company had common stock in treasury at the end of 1994, 1993, and 1992, totaling 48,510,458, 45,454,592, and 44,635,160 shares, respectively.

  In October 1993 the Board of Directors approved a 4 million share buyback program, which commenced in January 1994 and is expected to be completed during the first half of 1995. On January 17, 1995, the Board of Directors approved a 5 million share buyback program to begin upon completion of the existing program.
- --------------------------------------------------------------------------------
STOCK AND PERFORMANCE PLAN

The Company has a Stock and Performance Plan (the 1993 Plan), which provides for grants of stock options, restricted stock awards, and performance units. A Committee of non-employee members of the Board of Directors administers the Plan. Under the 1993 Plan, stock options were granted at 100% of market value at date of grant and expire not more than 10 years from date of grant. The following table summarizes transactions during 1994, 1993, and 1992, including balances from previous plans:

                                          1994            1993            1992
- --------------------------------------------------------------------------------
NUMBER OF SHARES
Balance beginning of year            2,006,848       1,613,724       1,198,666
Granted                                749,950         647,050         543,150
Exercised                              (82,843)        (26,680)       (115,177)
Cancelled                             (249,944)       (227,246)        (12,915)
- --------------------------------------------------------------------------------
Balance end of year                  2,424,011       2,006,848       1,613,724
- --------------------------------------------------------------------------------
Exercisable at year-end              1,249,617         985,149         765,282
- --------------------------------------------------------------------------------
Available for future grants
  of stock options                   6,501,750       7,250,900       3,453,213
- --------------------------------------------------------------------------------
OPTION PRICE PER SHARE
Outstanding                       $10.64-51.25    $ 9.28-49.06    $ 9.28-47.81
Exercised                         $ 9.28-49.06    $ 9.28-43.72    $ 9.61-43.72
Granted                           $47.50-51.25    $44.63-49.06    $43.03-47.81
- --------------------------------------------------------------------------------

  In addition, 37,700 shares were awarded to employees in 1994 under the restricted stock award provision of the 1993 plan. The cost of these awards is being amortized over the five-year restriction period.

  At December 31, 1994, 22,683 shares of common stock in treasury were reserved for deferred compensation programs.

CPC INTERNATIONAL 44 1994 ANNUAL REPORT

BUSINESS SEGMENT FINANCIAL INFORMATION
CPC International Inc. and Subsidiaries

$ Millions                                        1994        1993        1992
- --------------------------------------------------------------------------------
SALES TO UNAFFILIATED CUSTOMERS
Consumer foods                                  $6,203      $5,636      $5,502
Corn refining                                    1,222       1,102       1,097
- --------------------------------------------------------------------------------
                                                 7,425       6,738       6,599
- --------------------------------------------------------------------------------
SALES INTERSEGMENT
Consumer foods                                      --          --          --
Corn refining                                      163         140         153
- --------------------------------------------------------------------------------
                                                   163         140         153
- --------------------------------------------------------------------------------
OPERATING INCOME
Consumer foods                                     552*        724         697
Corn refining                                      188*        182         180
Corporate expenses                                 (28)        (23)        (28)
- --------------------------------------------------------------------------------
                                                   712         883         849
- --------------------------------------------------------------------------------
ASSETS AT DECEMBER 31
Consumer foods                                   4,399       3,851       4,047
Corn refining                                    1,121       1,024         969
Corporate                                          148         186         155
- --------------------------------------------------------------------------------
                                                 5,668       5,061       5,171
- --------------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION
Consumer foods                                     205         185         180
Corn refining                                       80          78          79
Corporate                                            3           3           3
- --------------------------------------------------------------------------------
                                                   288         266         262
- --------------------------------------------------------------------------------
CAPITAL EXPENDITURES
Consumer foods                                     248         248         240
Corn refining                                      129         138          71
Corporate                                           --          --          --
- --------------------------------------------------------------------------------
                                                   377         386         311
- --------------------------------------------------------------------------------

Intersegment sales generally are priced with reference to prevailing market prices.

* After restructuring charge of $208 million for consumer foods and $19 million for corn refining.

CPC INTERNATIONAL 45 1994 ANNUAL REPORT

GEOGRAPHIC FINANCIAL INFORMATION
CPC International Inc. and Subsidiaries

$ Millions                                        1994        1993        1992
- --------------------------------------------------------------------------------
SALES TO UNAFFILIATED CUSTOMERS
United States                                   $2,645      $2,412      $2,435
Canada                                             262         246         258
North America                                    2,907       2,658       2,693
Europe                                           2,933       2,623       2,661
Latin America                                    1,273       1,178         999
Asia                                               312         279         246
- --------------------------------------------------------------------------------
                                                 7,425       6,738       6,599
SALES INTERAREA
United States                                       47          28          22
Canada                                              71          72          71
North America                                      118         100          93
Europe                                               6           8           9
Latin America                                        8           7           2
Asia                                                 2           1           1
- --------------------------------------------------------------------------------
                                                   134         116         105
OPERATING INCOME
United States                                      321*        373         364
Canada                                              23*         27          31
North America                                      344*        400         395
Europe                                             181*        268         292
Latin America                                      166*        182         145
Asia                                                49*         56          45
Corporate expenses                                 (28)        (23)        (28)
- --------------------------------------------------------------------------------
                                                   712         883         849
ASSETS AT DECEMBER 31
United States                                    1,666       1,585       1,494
Canada                                             243         250         251
North America                                    1,909       1,835       1,745
Europe                                           2,508       2,076       2,407
Latin America                                      859         768         693
Asia                                               244         196         170
Corporate                                          148         186         156
- --------------------------------------------------------------------------------
                                                 5,668       5,061       5,171
- --------------------------------------------------------------------------------

Interarea sales generally are priced with reference to prevailing market prices.

* After restructuring charge of $65 million for U.S.; $10 million for Canada; $120 million for Europe; $25 million for Latin America; and $7 million for Asia.

CPC INTERNATIONAL 46 1994 ANNUAL REPORT

ELEVEN-YEAR FINANCIAL HIGHLIGHTS
CPC International Inc. and Subsidiaries

$ Millions except per share amounts                             1994            1993            1992            1991
- ----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net sales                                                     $7,425          $6,738          $6,599          $6,189
Earnings for the year                                            345(1)          454             224(2,3)        373(4)
Earnings per common share                                       2.25(1)         2.95            1.41(2,3)       2.40(4)
Average number of common shares outstanding                      148             150             151             151
Dividends declared per common share                             1.38            1.28            1.20            1.10
- ----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
Working capital                                               $  127          $  389          $  347          $  432
Plants and properties -- net                                   2,281           2,121           2,111           1,881
Total assets                                                   5,668           5,061           5,171           4,510
Long-term debt                                                   879             898             953           1,016
Short-term debt                                                  664             374             497             366
Total debt                                                     1,543           1,272           1,450           1,382
Translation adjustment included in stockholders' equity         (181)           (173)            (56)            (80)
Stockholders' equity                                           1,749           1,769           1,662           1,631
Stockholders' equity per share                                 11.92           11.81           11.03           10.78
Shares outstanding, year-end                                     147             150             151             151
- ----------------------------------------------------------------------------------------------------------------------------------
STATISTICAL DATA
Capital expenditures                                          $  377          $  386          $  311          $  277
Maintenance and repairs                                          219             196             203             176
Advertising expenses                                             500             463             483             454
Rental expense for operating leases                               76              63              65              61
Total employee costs                                           1,389           1,280           1,203           1,096
- ----------------------------------------------------------------------------------------------------------------------------------

QUARTERLY FINANCIAL DATA
- ----------------------------------------------------------------------------------------------------------------------------------
(Unaudited)
$ Millions except per share amounts             1st Q                   2nd Q                   3rd Q                   4th Q
- ----------------------------------------------------------------------------------------------------------------------------------
1994
Market price range of common stock
High                                       $   50 1/2              $   51 7/8              $   54 1/2              $   55 5/8
Low                                            45 1/4                  44 1/4                  47 1/2                  49 5/8
Close                                          47 3/8                  48 1/4                  50 5/8                  53 1/4
- ----------------------------------------------------------------------------------------------------------------------------------
Dividends declared per common share        $  .34                  $  .34                  $  .34                  $  .36
- ----------------------------------------------------------------------------------------------------------------------------------
Quarterly results

Net sales                                  $1,738                  $1,856                  $1,813                  $2,018
Gross profit                                  675                     716                     702                     836
Net income                                     98                     (15) (1)                125                     137
Earnings per common share                  $  .63                  $ (.11) (1)             $  .83                  $  .90
- ----------------------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

(1) After restructuring charge of $137 million after taxes or $.92 per common share recorded in the second quarter.

(2) Includes the cumulative effect to January 1, 1992, of changes in accounting principles of $160 million after taxes or $1.06 per common share and the effect of these changes in 1992 of $13 million, $8 million after taxes or $.05 per common share.

CPC INTERNATIONAL 47 1994 ANNUAL REPORT

ELEVEN-YEAR FINANCIAL HIGHLIGHTS (Continued)
CPC International Inc. and Subsidiaries

$ Millions except per share amounts                           1990      1989      1988      1987      1986      1985      1984
- ----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net Sales                                                   $5,781    $5,103    $4,700    $4,903    $4,549    $4,210    $4,373
Earnings of the year                                           374       328       289       355       219       142       193
Earnings per common share                                     2.41      2.11      1.84      2.17      1.15       .73       .99
Average number of common shares outstanding                    151       155       157       163       191       194       194
Dividends declared per common share                           1.00       .87       .76       .64       .56       .55       .55
- ----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
Working capital                                             $  160    $  231    $   98    $  346    $ (186)   $  310    $  357
Plants and properties -- net                                 1,898     1,739     1,688     1,638     1,992     1,633     1,382
Total assets                                                 4,490     3,705     3,342     3,261     3,651     3,017     2,683
Long-term debt                                                 990       845       589       776       807       495       389
Short-term debt                                                595       355       375       166       736       254       183
Total debt                                                   1,585     1,200       964       942     1,543       749       572
Translation adjustment included in stockholders' equity        (42)      (69)      (80)      (90)      (84)     (173)     (184)
Stockholders' equity                                         1,453     1,218     1,195     1,087       956     1,372     1,324
Stockholdres' equity per share                                9.63      8.05      7.63      6.81      5.79      7.05      6.81
Shares outstanding, year-end                                   151       151       157       160       165       194       194
- ----------------------------------------------------------------------------------------------------------------------------------
STATISTICAL DATA
Capital expenditures                                        $  262    $  215    $  226    $  258    $  361    $  424    $  311
Maintenance and repairs                                        169       156       152       198       174       137       146
Advertising expenses                                           418       367       316       293       230       206       190
Rental expense for operatiog leases                             48        42        41        48        39        34        32
Total employee cost                                          1,005       871       836       923       807       705       673
- ----------------------------------------------------------------------------------------------------------------------------------

QUARTERLY FINANCIAL DATA (Continued)
- ----------------------------------------------------------------------------------------------------------------------------------
(Unaudited)
$ Millions except per share amounts             1st Q                   2nd Q                   3rd Q                   4th Q
- ----------------------------------------------------------------------------------------------------------------------------------
1993
Market price range of common stock
High                                       $   51 1/8              $   45 5/8              $   45 7/8              $   49
Low                                            44                      40 1/4                  39 7/8                  43 1/8
Close                                          45                      41 1/8                  43 7/8                  47 5/8
- ----------------------------------------------------------------------------------------------------------------------------------
Dividends declared per common share        $  .32                  $  .32                  $  .32                  $  .32
- ----------------------------------------------------------------------------------------------------------------------------------
Quarterly results

Net sales                                  $1,636                  $1,690                  $1,664                  $1,748
Gross profit                                  640                     675                     666                     714
Net income                                     90                     117                     122                     125
Earnings per common share                  $  .58                  $  .76                  $  .79                  $  .82
- ----------------------------------------------------------------------------------------------------------------------------------


(3) Includes an environmental charge related to discontinued operations of $47 million after taxes or $.31 per common share.
(4) Includes an environmental charge related to discontinued operations of $32 million after taxes or $.21 per common share.