Form 10-K405, Exhibit 13
period 1995-12-31
CPC INTERNATIONAL INC
filed 1996-03-28
CIK 25350

                                             CPC INTERNATIONAL INC.           3


BEST FOODS DIVISION

Innovation and brand extension ... ethnic markets ... foodservice ... higher advertising and marketing spending: these are the key elements of Best Foods' strategy for faster growth in the highly competitive North American market.

INNOVATION AND BRAND EXTENSION

Increased innovation in North America over the last several years has produced five important break-through products, each of which takes its brand into new or expanded competitive territory.

   Hellmann's and Best Foods ONE STEP DRESSINGS entered the market in 1994, providing convenience for preparing great-tasting coleslaw, tuna, and potato salads. The One Step dressings line has captured a strong leading market share in its first 18 months.

   Hellmann's and Best Foods LOW FAT MAYONNAISE DRESSING, introduced in early 1995, has successfully addressed consumers' concern about fat. With only one gram of fat per serving and superior taste, it has easily out-distanced the competition, helping increase the brands' overall market share by a share point. CPC's light and low fat products together account for 26% of total brand volume.

   CPC's most recent entry under the Hellmann's and Best Foods brands is a line of seven POURABLE DRESSINGS, launched in January 1996. These promising products are leveraging CPC's great brand reputation, excellent taste, and high quality and are expected to carve out a significant place in the growing pourables category. The strategic acquisitions of the Henri's and Western dressings businesses in 1993 and 1994, respectively, provided marketplace experience and production capacity for the pourables launch.

   REDUCED FAT SKIPPY PEANUT BUTTER SPREAD, now in its third year on the market, has captured a 40% share of the reduced fat peanut butter segment, slowing a decline in the overall category. This product's success as an alternative to regular peanut butter is expected to rise with increased marketing support.

   The Knorr brand, a longtime market leader in Europe and Latin America, is beginning to come into its own in North America. Extending beyond the traditional Knorr soups, sauces, and bouillons, CPC has developed highly convenient KNORR CUP PRODUCTS (soups, pasta, and meals).

4                 CPC INTERNATIONAL INC.



Introduced over the past two years, these products provide quick, light, and satisfying meals or snacks that are perfect for today's on-the-go consumers.

ETHNIC MARKETS

The U.S. Hispanic market offers additional opportunities for the Knorr brand, and for CPC's Mazola oil business. Knorr bouillons and Mazola corn oil have been basic to Latin American cooking for decades, maintaining their place in the home as these consumers have established new lives in the U.S. Sales and volumes to Hispanic consumers of both of these products increased significantly in 1995.

FOODSERVICE

Foodservice is an arena of great potential for Best Foods, with its advantages of premium brands and access to CPC's successful European foodservice experience. The division is investing aggressively in promotion, advertising, sales force development, and customer relations to leverage its special advantages in this fast-growing industry.

MARKETING

Significant cost reductions throughout the Best Foods business are expected to support strongly increased marketing investments in 1996.

                                             CPC INTERNATIONAL INC.          5

CPC EUROPE CONSUMER FOODS

As CPC Europe continues to rely on its deeply rooted local organizations for quick action and entrepreneurial initiative, it is at the same time quickly "Europeanizing" its business in step with the dramatic structural and competitive changes taking place across the region.

   A pan-European perspective now drives divisional activity in virtually every area of the business: product innovation, operations, geographic extension, acquisition activity, technology, purchasing, and organizational development. The objective is to take advantage of our size (CPC is the fifth largest food company in Europe) and the flexibility and extendability of our businesses, while maintaining CPC's time-tested local market power.

THE EUROPEANIZATION OF CPC EUROPE'S CORE PRODUCTS

Knorr soups, sauces, bouillons, and related products, with sales of about $2 billion, make up CPC Europe's largest business, holding No. 1 or No. 2 market shares in virtually every country. This local leadership, together with expertise developed over many decades, fuels our Knorr brand business today in the introduction of a new generation of innovative, cost-efficient products that can be quickly extended beyond their home countries. Knorr Spaghetteria pasta dishes, new in 1995, are an excellent recent example of a winner with multi-market potential. The line won a leading share of Germany's large quick-cook market during its first year.

   The Knorr brand is also a uniquely effective vehicle for CPC's thrust into totally new markets. It led our entry into eastern and central Europe over the last several years and in 1995 was successfully extended into Israel.

   CPC's Pfanni potato products, under the Knorr brand in some markets, are entering new countries from their original markets of Germany, Austria, and Italy. Potato products have great potential in eastern Europe and through CPC's Caterplan foodservice operations. Acquired in 1994, Pfanni made a significant contribution to

6                              1995 ANNUAL REPORT


German earnings in 1995. The 1995 acquisition of the $100 million Pot Noodles business in the U.K. added a brand highly compatible with Knorr and well suited for extension to new markets.

   CPC's dressing business has achieved virtually complete European coverage through two major 1995 initiatives. Already successful in most of Europe, CPC dressings now compete in the two "missing" countries at the heart of the continent. Lesieur dressings added strong positions in mayonnaise and pourable dressings in France. The aggressive launch of Hellmann's mayonnaise in Germany is in progress, buoyed by nearly universal trade acceptance.

   Moving rapidly eastward, the Hellmann's brand was earlier launched in Hungary, Poland, the Czech and Slovak Republics, and Russia, all new countries for CPC within the last five years.

   CPC Europe's large desserts business continues to create ever more convenient products for quick desserts and snacking. For example, Alsa "Express" products significantly reduce preparation time of flans, a major desserts category in France. In ready-to-eat desserts, CPC rejuvenated its entire Yabon range in France and, in the U.K., strengthened the Ambrosia range with new single-serve varieties.

   CPC is accelerating the double-digit growth of its Caterplan foodservice business, which had sales of more than $700 million in 1995, via enhanced convenience, new technology, greater service to the chef, and geographic extension.

RESTRUCTURING FOR EFFICIENCY ACROSS EUROPE

CPC's 1994-95 restructuring program in Europe has included shifting production of some products, updating several plants, and shutting down two others, resulting in cross-border efficiency and significant savings for reinvestment in marketing.

ADDED POWER IN AFRICA AND THE MIDDLE EAST

In CPC Europe's Africa/Middle East division, four 1995 acquisitions expanded operations and opportunities: B & B Baking (pretzels) in Israel; Capamarka rice flour in Turkey; Spitiko filo pastry dough in Greece; and Fine Foods (sauces, dressings, desserts) in South Africa. In 1995, CPC entered Jordan through a joint venture.

                             CPC INTERNATIONAL INC.                            7


CPC LATIN AMERICA CONSUMER FOODS

A nearly 70-year track record of successful operations is CPC's critical advantage in Latin America, as the U.S. food industry wakes up to the opportunities offered by 400 million consumers living in generally more stable and prosperous economies.

   CPC entered Argentina in 1928, extended into Brazil, Mexico, and Colombia over the next five years, and today posts Latin American consumer foods sales of over $1 billion from 13 countries. While other U.S. food companies are making their first forays into the region, CPC is leveraging decades of experience, affordable products in tune with local eating habits, leading market positions, and tested staying power. These advantages position us for continued growth, as standards of living rise, new consumers flood into the money economy, the trade becomes more sophisticated, and branded products continue to represent safety, quality, and status.

AN EXEMPLARY YEAR IN LATIN AMERICA

1995 has been an exemplary year for CPC Latin America, in both senses of the word.

   First, the division's results were outstanding, with sales and earnings growing 11% and 28%, respectively. Over the past five years, earnings have grown at a compound annual growth rate of 20% in the region.

   Second, the year's combination of economic events, with sharp currency devaluations in Mexico and recovery in Brazil, perfectly exemplifies the diversity of challenges and opportunities we know to expect and know how to handle in the region. The old adage truly fits in Latin America: the only surprise is no surprise.

   The year was also marked by a new flow of advantages from market unification. Although the positive impact of the North American Free Trade Agreement is being delayed by Mexico's downturn, other free trade regions (the Andean and Mercosur groups) are beginning to see important new benefits. For CPC, the removal of trade barriers allows previously impossible efficiencies in plant operations, sourcing, and marketing, as well as cross-border product extensions.

1995 HIGHLIGHTS

- Volumes grew robustly. We recorded especially strong volume gains by Hellmann's mayonnaise in Argentina and Knorr bouillons in Brazil.

- Knorr children's soups were launched in Mexico and Argentina, targeting young families.

- Stand-up pouches of Hellmann's mayonnaise in several countries offer consumers a less expensive product, thus shielding CPC's Hellmann's business from lower-priced competitive products.

- CPC's Basic Nutritious Foods business
(chiefly foods from cereals) continued its expansion via new products. Maizena Nutre cereal blend for children was launched in Brazil during 1995, following introductions over the last several years of Cremavena cereal, a mix of oat flakes and corn starch in Peru, and Maizena Polenta in Uruguay.

- In Argentina, CPC's unique AdeS soy-based beverages grew about 20% in 1995 to about $20 million in sales. AdeS beverages have been launched in Uruguay as a first step in broad regional extension.

- CPC's Caterplan foodservice business grew more than 40% in response to sharply increased focus. The division is drawing strongly on CPC's European Caterplan experience to seize leader-ship in this undeveloped food industry sector.

- Our joint venture with General Mills, International Dessert Partners, developed a line of dessert products for launch in 1996.

8                 CPC INTERNATIONAL INC.

CPC ASIA CONSUMER FOODS

An extraordinary opportunity to introduce CPC products to millions of new consumers is galvanizing our business in Asia. In the world's fastest growing regional economy, CPC Asia has mounted an aggressive campaign to establish our brands quickly in new markets and capture market share ahead of competition.

   Now in its 39th year of Asian operations, CPC has businesses in 13 countries, including joint ventures in eight markets, as well as a licensing agreement in Japan on sales of more than $600 million. Knorr bouillons and soups and CPC's mayonnaise and peanut butter products hold strong positions in the region. Sales increased strongly in 1995 to $364 million, nearly double their level in 1990.

   From this strong base we're driving for even faster growth, by moving quickly in the emerging markets of China, India, Indonesia, Sri Lanka, and Vietnam, and by building our more established businesses. Asian profits are largely being reinvested to develop our organization and facilities. CPC has built five plants in four countries in the past two years.

KNORR BOUILLONS IN CHINA

Our strongest focus is on China, a giant untapped market in the midst of an historic economic transformation. Since China lacks the infrastructure to support a nationwide business, we're developing regional businesses with local partners. In 1994 we began producing bouillons in Guangzhou in the south. In 1995 we opened a plant in Beijing in the north and established a third China joint venture, in Shanghai in the east. These fast-growing regions have a combined population of 400 million people.

   Each business is marketing Knorr bouillons, perfect for preparing the soups and broths common to Chinese cuisines. Small packs of Knorr cubes are affordable to consumers and retailers and are easy to stock in small shops. This combination makes bouillon a winner for establishing the brand, as CPC has proven over generations in Asia, Latin America, and Europe.

                                             1995 ANNUAL REPORT                9


   The Beijing plant will also make dressings for newly-arrived Western fast-food restaurants. While home use of commercial dressings is not widespread, we expect this segment to grow as CPC's foodservice business helps shape the "eating out" habits of Chinese consumers.

OTHER EMERGING MARKETS

CPC Asia envisions "Our Products Enjoyed in Every Home Every Day." Including China, CPC now operates in countries home to 92% of Asia's more than three billion people. One third of this population has adequate income to purchase our products, suggesting both the opportunity at hand and the growth yet to come.

   In 1995 CPC's new business in Vietnam focused its efforts on specially-formulated Knorr bouillons imported from Thailand. We also began producing Knorr bouillons in Indonesia and launched the brand in India.

BUILDING EXISTING BUSINESSES

While expanding in new markets, CPC continued to build its established businesses by more closely aligning new products with local cuisines. Among Knorr products, we introduced chili sauce in Malaysia; Cup Jok instant rice porridge in plastic cups in Thailand; liquid garlic seasoning in the Philippines; and pastes and sauces for Caterplan foodservice. We've more than tripled our Caterplan sales in the past five years, and continue to develop new products and to take this dynamic business into new markets.

   We also added pourable dressings in Malaysia and flexible packs for mayonnaise and sandwich spreads in the Philippines and Thailand. Also in Thailand, we launched a Best Foods brand version of sankaya, a sweet bread spread made from eggs and coconut milk.

10                 CPC INTERNATIONAL INC.


CPC BAKING BUSINESS

CPC's baking business made a quantum leap forward in 1995, acquiring Entenmann's sweet baked goods and three other leading brands to create the nation's No. 1 fresh premium baking company. Prior to the acquisition, CPC's baking business was healthy and profitable. But in a rapidly consolidating and increasingly competitive baking industry, the acquisition gives CPC an array of new opportunities to speed volume and profit growth through synergies in distribution, production, and new product development.

   The new CPC Baking Business has annual sales of approximately $1.5 billion and claims some of the best brand franchises in the industry. The roster includes the four businesses acquired in October - Entenmann's sweet baked goods, Freihofer's sweet baked goods and breads, Oroweat breads, and Boboli Italian bread shells - as well as Thomas' English muffins, Arnold and Brownberry breads and rolls, and Sahara pita breads. All compete in the growing premium segment of the baking industry.

   The combined business has one of the best direct-to-store delivery systems in the industry. This network allows CPC both to increase distribution efficiency and to reach new markets. For example, since the acquisition, Thomas' English muffins have been extended into new markets in the Pacific Northwest and Denver, Colorado.

SWEET BAKED GOODS

The Entenmann's brand is the leader in the U.S. among fresh, sweet baked goods and is the 14th largest U.S. grocery brand in terms of dollar sales. It has a strong leading share in the fat-free segment, which the brand pioneered in 1989. Entenmann's reduced fat products were added in 1995, broadening the brand's "better for you" assortment. Fat free and reduced fat products account for a third of the brand's sales, offering a key growth opportunity.

   Another growth initiative is international expansion. The first Entenmann's bakery outside the U.S. was opened in the United Kingdom in 1995 and is now delivering cakes and pastries to the leading retailers there.

ENGLISH MUFFINS

CPC's Thomas' English muffins, with their distinctive nooks and crannies, are No. 1 in the market. The Thomas' line now includes seven varieties, including cranberry and blueberry flavors added in 1995. Also during the year, CPC extended its successful Sandwich Size muffins into new markets, along with its reformulated Thomas' bagels, helping increase sales and volumes. CPC also markets Thomas' Sahara pita bread, the nation's No. 1 pita. A salsa pita was launched last year.

SLICED BREADS, ROLLS

CPC has four major regional brands of breads and rolls: Arnold, Brownberry, Freihofer's, and Oroweat. Each is among the leaders in its primary markets. To accelerate growth, CPC takes innovations developed at one bakery and moves it to others. For example, the Oroweat brand, No. 1 on the West Coast, developed Master's Best super premium breads made from whole grains. In 1996 a full line of Master's Best products will be launched on the West Coast and, under the Brownberry brand, in the Midwest.

BREAD SHELLS

Boboli bread shells were launched in 1988, creating a new category. Consumers can combine Boboli bread shells, Boboli pizza sauces, a few simple ingredients, and a dash of creativity to make "homemade" pizza and other meals.

                             CPC INTERNATIONAL INC.                           11

CORN REFINING BUSINESS

CPC's Corn Refining Business showed solid progress in 1995, overcoming higher corn costs, increased competition, and the effect of the severe devaluation of the Mexican peso on Latin American economies.

   1995 sales at $1.2 billion were essentially flat, but operating income rose 3.3% to $214 million. The results were affected by two significant changes in the make-up of the business: the sale of Pekin Energy Company, an ethanol-producing joint venture with Texaco that did not fit within the core focus of our business; and the conversion of CPC's Mexican corn refining operation into a joint venture. Excluding the effect of these changes, corn refining sales rose 5.9%, on good volume growth, and operating income rose 5.7%.

   The only corn refiner with operations in North America and throughout Latin America, CPC is uniquely positioned to benefit from recent open market agreements, including the North American Free Trade Agreement and regional trade pacts within Latin America. CPC also has interests in eight other countries, chiefly in Africa and Asia, through technical and management service agreements operated by its Cooperative Management Group.

   By leveraging strong local management teams and decades of experience, CPC's Corn Refining Business profitably extends products around the world. Guiding these activities is a five-part strategic plan for growth. We discuss our five core strategies and our 1995 activities below.

LEVERAGE AND GROW LEADING MARKET POSITIONS AND STRATEGIC RELATIONSHIPS

To build on our U.S. market leadership in dextrose, Corn Products, the North American division, invested in its Argo, IL, dextrose facility to expand capacity, further improve quality, and lower costs. At the London, Ontario, plant, a high fructose corn syrup (HFCS) expansion was completed. And in Latin America, CPC expanded production of high maltose syrup in Brazil, Colombia, and Argentina. High maltose, opening a major business opportunity for CPC in the region, was perfected for use in the brewing industry by CPC people from Brazil as well as Canada and the U.S.

   To accelerate business growth, CPC also formed strategic relationships, such as our joint venture in Mexico with a former competitor, Arancia, S.A. de C.V. The new business is now building an HFCS plant in Mexico to meet the demand created by the soft drink industry's conversion from sugar to HFCS. In India we established a know-how and technical licensing agreement with Anil Starch Co., that country's largest corn refiner.

IMPROVE AND EXPAND POSITIONS IN VALUE-ADDED AND DIFFERENTIATED PRODUCTS

CPC expanded its successful line of carrier starches for corrugators in the U.S., and began exporting them to CPC businesses in Latin America and Asia. Corn Products, in close cooperation with the Latin American consumer division, also developed a dispersible starch for use in new quick-cook consumer products.

CONTINUOUSLY DRIVE FOR DELIVERED COST LEADERSHIP

In 1995 CPC benefited from two new co-generation facilities in Canada, which provide low-cost power, and from a new, highly-efficient corn oil extraction facility at Argo, IL. In Latin America, costs were lowered in a variety of ways, including closing an operation in Honduras, restructuring labor pacts in Argentina and Chile,

12

and consolidating the sourcing of products and raw materials in markets throughout the region. The rebuild of the plant in Colombia, initiated in 1995, will bring additional cost savings by making the facility far more efficient.

DELIVER QUALITY PRODUCTS AND SERVICES THAT ARE VALUED BY OUR CUSTOMERS

Corn Products conducts surveys to monitor its customers' needs and identify new business opportunities. This technique has been adopted by CPC's other major corn refining affiliates.

IMPROVE INDIVIDUAL AND TEAM EFFECTIVENESS TO ACHIEVE OUR MISSION

Corn Products' Total Quality Excellence program, now being adapted by other CPC units, includes employee training and team building. Corn Products also implemented training in valuing differences as part of its commitment to diversity in the work force.

                             CPC INTERNATIONAL INC.                          13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CPC International Inc. and Subsidiaries

OVERVIEW OF 1995 AND OUTLOOK FOR 1996

CPC International's primary objective continues to be to improve shareholder value through focused development of its three businesses: consumer foods, baking, and corn refining. The Company's strategy for its consumer foods business is to pursue worldwide sales, volume, and profit growth in its core products: Knorr soups, sauces, bouillons, and related products; dressings; and foodservice. For the baking and corn refining businesses, CPC's strategy is to maximize their return through a combination of improving profitability and investing selectively for growth; additionally, the corn refining business's strength will be leveraged through strategic relationships.

   In line with these strategies, during 1995 the Company focused on volume growth; introduced many new products in all of its three businesses and throughout the world; trebled the size of its baking business through a large acquisition and also acquired several smaller consumer foods businesses in Europe and Asia; expanded and built production facilities; and commenced action, including a charge to earnings, for the integration of its existing baking business with the acquired one. Solid earnings growth resulted from these activities. Earnings were also affected by the following events: European currency values in 1995, compared to the prior year, were favorable for most of the year; in North America's consumer foods and baking businesses, continued consumer concerns about fat consumption held back demand in several important product categories, while high commodity costs restrained margins in these businesses as well as in the corn refining business; and in the Latin American region, Brazil's economic environment improved notably, while the opposite was true for Mexico and Venezuela, also impacting CPC's operations.

   Our earnings expectations for 1996 are based on the assumption that conditions relating to consumption, costs, currency values, competition, and political and social environments in the economies and industries in which CPC operates will not change significantly overall. Our expectations are also based on the assumption that economies in most areas of the world will continue to progress at current, generally modest, rates of growth. More specifically:

   - In the U.S. it is expected that economic growth will remain at a level similar to 1995. It is likely that this will benefit the Company, as will increased offerings of reduced and low fat products and other new products. Continuing high agricultural commodity prices may moderate 1996 earnings growth, particularly in the corn refining business.

   - Also in the U.S., the step-by-step combination over the next 24 months of the Company's existing and acquired baking businesses should result in synergies during 1996 that are expected to contribute towards profits.

   - In Europe the economies are expected to continue their generally modest growth with some continuing weakness in the south. Currency values on average in 1996 are likely to be lower than their 1995 levels. Competition will continue strong as the European Union's food manufacturers and retail trade continue to seek efficiencies. These factors will continue to have a moderating effect on the division's volume, sales, and profit growth. CPC's leading brands, wide geographic presence, and its new products and businesses are expected to provide the needed strength to counteract these forces.

   - In Latin America the continuing devaluation during 1995 of the Mexican currency is expected to moderate in 1996 and result in an improving economic climate. However, the negative effect this event had on the region is not expected to reverse quickly and should continue to hold back growth investments during 1996. On the other hand, freer markets and open borders have led to higher regional business activity that should continue to benefit income and consumption levels. CPC, with its strong market positions throughout the area, is expected to show continued progress in 1996.

   - In Asia economic growth in 1996 is expected to remain fair. Because the Company's products have relatively low market penetration in most countries in that area, CPC continues to see important opportunities for strong growth in its businesses there.

   - The worldwide restructuring program initiated in 1994 will continue to be implemented during 1996. The resulting cost benefits from greater efficiencies are expected to enhance CPC's competitive position, particularly in Europe and North America.

   Should some of these factors prove to be materially different from our expectations, earnings could be

14                             1995 ANNUAL REPORT

correspondingly affected.

   The last three years' financial results are discussed below. A general description of operations appears on pages 2 through 21 of this report.

RESULTS OF OPERATIONS: 1995 COMPARED TO 1994

NET SALES in 1995 increased 14% over the previous year to $8.4 billion with consumer foods accounting for 74% of the overall increase and the baking business making up the difference. Volumes, including acquisitions, were 9.1% higher, contributing strongly to the sales gain. Acquisitions increased sales by $390 million or 5.3%. Consumer foods sales rose 13% to $6.5 billion on volume gains of 6.2%, favorable exchange rates, and better prices. Sales in Europe increased 17% on stronger currency values and volume gains, with acquisitions contributing importantly. In North America, volumes were off 2% but better prices resulted in a sales gain of 2%. In Latin America, sales advanced 11% on higher volumes. Asian sales rose more than 30%, chiefly due to the new businesses in that region and the consolidation of a Korean joint venture, which had previously been reported on an equity basis. Baking business sales advanced 60% to $675 million, including $272 million of additional sales from the acquired baking business. Corn refining sales remained flat at $1.2 billion as volume gains were offset by the elimination of sales of the Mexican business which was converted into a joint venture early in the year. Lower selling prices also reduced sales.

   COST OF SALES AND OPERATING EXPENSES. Cost of sales as a percentage of net sales was approximately 60% in 1995, resulting in a gross profit margin of nearly 40%, slightly better than the 39.5% in 1994. The improvement reflects the benefits of restructuring existing businesses and better prices, which more than offset higher raw material costs. Marketing expenses, as a percentage of net sales, increased slightly from last year. The ratio of selling, general, and administrative expenses to sales also increased marginally, reflecting mostly the increase in amortization of goodwill from recent acquisitions.

   RESTRUCTURING, INTEGRATION, AND OTHER CHARGES -- NET. In the third quarter of 1995, the Company recorded a pre-tax charge of $75 million for the further restructuring of its worldwide businesses, a program initiated in 1994. Offsetting this charge was a pre-tax gain of $72 million from the sale of two businesses: an ethanol joint venture in the United States and a small insecticide business in Brazil. In addition, in the fourth quarter of 1995 the Company recorded a pre-tax charge of $55 million for the integration of its recently acquired baking business with its existing baking business. In 1994, the Company recorded a pre-tax charge of $227 million for the cost of a worldwide restructuring program designed to ensure competitiveness through the rest of the decade. The net impact of these special items on operating income, net income, and earnings per common share is summarized below:

1995
----------------------------------------------------------------------------------
                                                                         Excluding
                                        Reported           Special        special
$ Millions except per share amounts      results            items          items
----------------------------------------------------------------------------------
OPERATING INCOME
Consumer foods                          $  800              $ (40)        $  840
Baking                                     (14)               (55)            41
Corn refining                              251                 37            214
Corporate expenses                         (30)                --            (30)
----------------------------------------------------------------------------------
   Total                                $1,007              $ (58)        $1,065
----------------------------------------------------------------------------------
NET INCOME                              $  512              $ (36)        $  548
----------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE               $ 3.43              $(.24)        $ 3.67
----------------------------------------------------------------------------------

1994
----------------------------------------------------------------------------------
                                                                         Excluding
                                        Reported           Special        special
$ Millions except per share amounts      results            items          items
----------------------------------------------------------------------------------
OPERATING INCOME
Consumer foods                          $  562              $(175)        $  737
Baking                                     (10)               (33)            23
Corn refining                              188                (19)           207
Corporate expenses                         (28)                --            (28)
----------------------------------------------------------------------------------
   Total                                $  712              $(227)        $  939
----------------------------------------------------------------------------------
NET INCOME                              $  345              $(137)        $  482
----------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE               $ 2.25              $(.92)        $ 3.17
----------------------------------------------------------------------------------

   OPERATING INCOME, excluding the special items mentioned above, increased 14% derived primarily from higher volumes in all segments. Consumer foods, excluding its portion of the special items, advanced 14% on good volume gains in all geographic areas, except North America, and stronger exchange rates. Margin improvements in North America and Europe offset declines in the other areas. Operating income in North America advanced 4.4%, Europe 18%, Latin America 28%, and Asia 1%. Baking business

                             CPC INTERNATIONAL INC.                           15

results, excluding its share of the special items, increased more than 70% due to the fourth-quarter acquisition and improvement in margins. Corn refining operating income, excluding its share of the special items, was 3.3% higher than 1994. However, 1995 results exclude full year earnings from the ethanol business sold during the year. Adjusting 1994 for ethanol earnings, corn refining operating income rose 5.7% with North America and Latin America up 7.2% and 2.1%, respectively.

   FINANCING COSTS of $130 million were $33 million higher than 1994 on higher interest expense resulting from acquisitions and higher exchange losses.

   PROVISIONS FOR INCOME TAXES. The effective tax rate in 1995 was 38.5%, compared with 39.5% in 1994. The lower tax rate in 1995 was attributable to the effect of declines in worldwide tax rates. This rate was higher than the U.S. statutory rate of 35% because it includes state income taxes and foreign income taxed at effective rates higher than the U.S. statutory rate.

   NET INCOME AND EARNINGS PER COMMON SHARE of $512 million and $3.43, respectively, included the special items mentioned above. Excluding these items, net income and earnings per common share were $548 million and $3.67, respectively. Results in 1994 also included a restructuring charge which, when excluded, resulted in net income of $482 million and earnings per common share of $3.17. Excluding special items, 1995 net income and earnings per common share increased 14% and 16%, respectively, resulting from higher operating income and the lower effective tax rate partially offset by higher financing costs. Fewer shares outstanding also improved earnings per common share.

RESULTS OF OPERATIONS: 1994 COMPARED TO 1993

NET SALES in 1994 advanced 10.2% over the previous year to $7.4 billion, with consumer foods accounting for 82% of the increase. Of the overall sales gain, higher volumes, including acquisitions, and better prices accounted for 9.1% and 3.3%, respectively. Weaker currency values partially offset some of the gain. Acquisitions made in 1994 and 1993 increased 1994 sales by approximately $440 million or 6.5%. Consumer foods sales rose 10.8% in 1994 to $5.8 billion on solid volume gains. Better prices were largely offset by lower currency values. Sales in Europe and North America advanced 11.8% and 10.9%, respectively, as both benefitted from the contributions made by recent acquisitions. Latin American sales rose 6.2%, restrained by the severe economic conditions in Brazil that existed for most of the year. Asian sales advanced 15% on solid volume gains. Sales of the baking business advanced 2% to $421 million. Corn refining sales increased 10.9% on better prices and higher volumes, despite weaker currency values. Sales in North America were up 11% compared to a weak prior year, mostly from corn-cost-driven pricing improvement. Latin American sales advanced 14% largely on strong volume gains.

   COST OF SALES AND OPERATING EXPENSES. Cost of sales as a percentage of net sales was 60.5% in 1994 resulting in a 39.5% gross profit, slightly lower than 1993. Higher raw material costs more than offset gains achieved from better pricing and efficiency improvements made in existing businesses. Marketing expenses as a percentage of net sales increased slightly from last year. The ratio of selling, general, and administrative expenses to sales was virtually the same as in 1993.

   OPERATING INCOME in 1994 increased 6.3% to $939 million, excluding a special charge for restructuring of $227 million, as both consumer foods and corn refining reported gains derived primarily from higher volumes. Consumer foods operating income, excluding its portion of the restructuring charge, was 5.5% higher than the prior year on good volume gains in all geographic areas. Weaker exchange rates and lower margins moderated some of this gain. Operating income in Europe advanced 13%, North America 2.4%, and Asia 14%. In Latin America, operating income was down 4.7% for the full year as a result of events in Brazil, where consumers held back purchasing in response to economic uncertainties surrounding a new economic plan. Results of the baking business were below last year largely due to unfavorable volume mix. Corn refining operating income advanced 14% to $207 million, excluding its portion of the restructuring charge. The gain was achieved on a combination of higher volumes and improved margins. In North America, results were 10.8% higher primarily on margins that recovered from the depressed 1993

16                              1995 ANNUAL REPORT

levels caused by flooding in the Midwest and poor corn quality. In Latin America, earnings rose 40% on strong volume gains.

   FINANCING COSTS of $97 million in 1994 were $4 million higher than in 1993, resulting from higher exchange losses and increased net interest expense.

   PROVISION FOR INCOME TAXES. The effective tax rate was 39.5% versus 40% for the previous year. This was higher than the U.S. statutory rate of 35% because it includes state income taxes and foreign income generally taxed at rates higher than the U.S. statutory rate.

   NET INCOME AND EARNINGS PER COMMON SHARE of $345 million and $2.25, respectively, included the after-tax charge for restructuring of $137 million or $.92 per common share. Excluding this charge, net income was $482 million and earnings per common share was $3.17. This compares with $454 million and $2.95 per common share in 1993, or an increase of 6.2% and 7.5%, respectively. The increase resulted from higher operating income. The fewer number of shares outstanding in 1994 also contributed to the gain in earnings per common share.

KEY BALANCE SHEET ITEMS

At year-end 1995, assets increased $1.8 billion to $7.5 billion from a year earlier due largely to acquisitions, which added more than $1.4 billion. Stronger European currency values and capital expenditures also increased total assets. Total debt increased by nearly $1.2 billion, reflecting mostly the cost of acquisitions. Total assets in 1994 increased $607 million to $5.7 billion from year-end 1993. The majority of this increase resulted from acquisitions. Capital expenditures in 1994 plus stronger European exchange rates at year-end contributed the balance of the overall increase. At December 31, 1994, total debt increased $271 million to $1.5 billion, due largely to the financing of acquisitions and the Company's share repurchase program.

NET CASH FLOWS

Good cash flow continued to finance CPC's working capital and capital expenditure needs and enabled the Company to continue to increase dividends with earnings growth. Funds generated in excess were used for acquisitions and share repurchases. Net cash flows from operations in 1995 of $898 million were 22% above 1994, which was 4.5% below 1993. The increase in 1995 reflects higher net income and higher depreciation and amortization, which more than offset an increase in trade working capital. In 1994 the cash flows from operations were below 1993, due mostly to an increase in trade working capital. These internally-generated funds continue to be the Company's primary source of liquidity. In 1995 borrowings were used to augment internally-generated funds, principally to finance acquisitions.

   Investing activities in 1995 were $1.1 billion higher than in 1994, because of acquisitions and an increase in capital expenditures. In 1994 investment activities were higher than 1993 largely due to an increase in the number of acquisitions. Capital expenditures paid in 1995 of $481 million increased by $80 million. Fifty-four percent of the capital expenditures were for new facilities and plant upgrades for the consumer foods business. The Company expects to invest in capital projects at a lower level in 1996 and to continue its share buyback program, employing internally-generated funds augmented by borrowings as necessary. The quarterly dividend rate was increased 5.6% in September 1995.

   The Company has access to various sources of funds at attractive rates based on its strong financial condition. CPC's long-term debt rating remained at A+ with Standard & Poor's and Duff & Phelps, and A2 with Moody's.

                              CPC INTERNATIONAL INC                           17

REPORT OF MANAGEMENT

The management of CPC International Inc. is responsible for the financial and operating information contained in the Annual Report including the financial statements covered by the independent auditors' report. These statements were prepared in conformity with United States generally accepted accounting principles and include, where necessary, informed estimates and judgments.

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

/s/ Konrad Schlatter

KONRAD SCHLATTER
Senior Vice President and Chief Financial Officer
February 5, 1996

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
CPC International Inc.:

We have audited the accompanying consolidated balance sheets of CPC International Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CPC International Inc. and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

/s/ KMPG Peat Marwick LLP

KPMG PEAT MARWICK LLP
New York, New York
February 5, 1996

                               1995 ANNUAL REPORT                             18

CONSOLIDATED STATEMENTS OF INCOME
CPC International Inc. and Subsidiaries

For the years ended December 31
$ Millions except per share amounts                          1995           1994           1993
===============================================================================================

NET SALES                                                 $ 8,432        $ 7,425        $ 6,738
-----------------------------------------------------------------------------------------------

Cost of sales                                               5,064          4,496          4,043
-----------------------------------------------------------------------------------------------

GROSS PROFIT                                                3,368          2,929          2,695
-----------------------------------------------------------------------------------------------

Marketing                                                     833            712            643
Selling, general, and administrative expense                1,487          1,289          1,182
Restructuring, integration, and other charges-- net            58            227             --
Income from affiliates and equity in net income
   of unconsolidated subsidiaries                             (17)           (11)           (13)
-----------------------------------------------------------------------------------------------

   Expenses and other income-- net                          2,361          2,217          1,812
-----------------------------------------------------------------------------------------------

OPERATING INCOME                                            1,007            712            883
-----------------------------------------------------------------------------------------------

FINANCING COSTS
Exchange losses                                                 7              5              3
Interest expense-- net                                        123             92             90
-----------------------------------------------------------------------------------------------

   Total financing costs                                      130             97             93
-----------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST              877            615            790
Provision for income taxes                                    338            243            316
Minority stockholders' interest                                27             27             20
-----------------------------------------------------------------------------------------------

NET INCOME                                                $   512        $   345        $   454
-----------------------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE                                 $  3.43        $  2.25        $  2.95
===============================================================================================

See notes to consolidated financial statements.

19                          CPC INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS
CPC International Inc. and Subsidiaries

December 31
$ Millions                                                 1995         1994
============================================================================
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                $  203       $  125
Accounts receivable-- net                                 1,293        1,093
Inventories                                               1,011          888
Prepaid expenses                                             70           90
----------------------------------------------------------------------------

   Total current assets                                   2,577        2,196
----------------------------------------------------------------------------

INVESTMENTS IN UNCONSOLIDATED AFFILIATES                     93           65
----------------------------------------------------------------------------

PLANTS AND PROPERTIES
Land                                                         99           98
Buildings                                                 1,254          844
Machinery and equipment                                   4,055        3,622
----------------------------------------------------------------------------
                                                          5,408        4,564
Less accumulated depreciation                             2,510        2,264
----------------------------------------------------------------------------

   Total plants and properties                            2,898        2,300
----------------------------------------------------------------------------

INTANGIBLES
Excess cost over net assets of businesses acquired        1,506          755
Other intangibles                                           488          371
----------------------------------------------------------------------------
                                                          1,994        1,126
Less accumulated amortization                               214          172
----------------------------------------------------------------------------

   Total intangibles                                      1,780          954
----------------------------------------------------------------------------

DEFERRED TAXES ON INCOME                                     --           15
----------------------------------------------------------------------------

OTHER ASSETS                                                154          138
----------------------------------------------------------------------------

TOTAL ASSETS                                             $7,502       $5,668
============================================================================

See notes to consolidated financial statements.

                                       1995 ANNUAL REPORT                20

$ Millions                                              1995           1994
===========================================================================
LIABILITIES
CURRENT LIABILITIES
Notes payable                                        $ 1,290        $   598
Current portion of long-term debt                        109             66
Accounts payable                                         747            573
Accrued liabilities                                      915            717
Income taxes payable                                       5            134
---------------------------------------------------------------------------

   Total current liabilities                           3,066          2,088
---------------------------------------------------------------------------

NONCURRENT LIABILITIES                                   907            810
---------------------------------------------------------------------------

LONG-TERM DEBT                                         1,333            879
---------------------------------------------------------------------------

DEFERRED TAXES ON INCOME                                  45             --
---------------------------------------------------------------------------

MINORITY STOCKHOLDERS' INTEREST                          164            142
---------------------------------------------------------------------------

EQUITY
STOCKHOLDERS' EQUITY
Preferred stock - authorized 25,000,000 shares
     $1 par value                                         --             --
   Designations
     Series A ESOP Convertible
        3,000,000 shares designated                      190            194
     Series A Junior Participating
        600,000 shares designated                         --             --
Common stock - authorized 900,000,000 shares
   $.25 par value - issued 195,271,444 shares             49             49
Capital in excess of par value stock                     167            155
Unearned ESOP compensation                              (128)          (141)
Cumulative translation adjustment                       (163)          (181)
Treasury stock, at cost                               (1,317)        (1,231)
Retained earnings                                      3,189          2,904
---------------------------------------------------------------------------

   Total stockholders' equity                          1,987          1,749
---------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $ 7,502        $ 5,668
===========================================================================

21                           CPC INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
CPC International Inc. and Subsidiaries

For the years ended December 31
$ Millions                                                      1995           1994           1993
==================================================================================================
CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES
Net income                                                   $   512        $   345        $   454
Non-cash charges (credits) to net income
   Depreciation and amortization                                 322            288            266
   Restructuring, integration, and other charges-- net            58            227             --
   Deferred taxes                                                 60            (54)           (23)
   Translation losses                                             --              3              7
   Other-- net                                                    10             25             32
Changes in trade working capital
   Accounts receivable                                          (109)          (117)           (24)
   Inventories                                                   (65)           (18)           (26)
   Accounts payable and accrued liabilities                      110             37             85
--------------------------------------------------------------------------------------------------

Net cash flows from operating activities                         898            736            771
--------------------------------------------------------------------------------------------------

CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES
Capital expenditures paid                                       (481)          (401)          (363)
Proceeds from disposal of plants and properties                    3              9             23
Proceeds from businesses sold                                     76             --             --
Purchase of minority interests in affiliates                      --             --            (16)
Investment in joint venture                                      (13)            --             --
Businesses acquired                                           (1,222)          (185)           (73)
--------------------------------------------------------------------------------------------------

Net cash flows used for investing activities                  (1,637)          (577)          (429)
--------------------------------------------------------------------------------------------------

Net cash flows after investments                                (739)           159            342
--------------------------------------------------------------------------------------------------

CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES
Purchase of treasury stock                                       (99)          (165)           (48)
New long-term debt                                               117             82            178
Repayment of long-term debt                                      (32)           (89)          (262)
Net change in short-term debt                                  1,045            182             (9)
Dividends paid on common stock                                  (213)          (199)          (190)
Dividends paid on preferred stock                                (15)           (16)           (16)
Common stock issued                                               13              7              5
Other liabilities (deposits)                                       1             (4)            13
--------------------------------------------------------------------------------------------------

Net cash flows from (used for) financing activities              817           (202)          (329)
--------------------------------------------------------------------------------------------------

Effects of exchange rate changes on cash                          --              2             (5)
--------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  78            (41)             8
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                     125            166            158
--------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, END OF YEAR                       $   203        $   125        $   166
==================================================================================================

See notes to consolidated financial statements.

                                                1995 ANNUAL REPORT           22

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
CPC International Inc. and Subsidiaries

==========================================================================================================================
                                                                Capital in   Unearned     Cumulative   Treasury
                                             Preferred  Common   excess of     ESOP       translation   common    Retained
$ Millions                                     stock     stock   par value  compensation  adjustment    stock     earnings
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                     $198       $49      $147       $(168)         $(56)     $(1,030)    $2,523
--------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                            454
Cash dividends declared
   ($1.28 per share)                                                                                                 (192)
Stock issued in connection with:
   Deferred compensation                                              4                                      5
Translation adjustment including the
   effects of hedging, net of taxes                                                          (117)
Series A  ESOP preferred stock
   dividend, net of taxes                                                                                             (11)
ESOP compensation earned                                                         13
ESOP shares redeemed                             (2)
Treasury stock acquired                                                                                    (48)
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                      196       49        151        (155)         (173)      (1,073)     2,774
--------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                            345
Cash dividends declared
   ($1.38 per share)                                                                                                 (204)
Stock issued in connection with:
   Stock options                                                                                             2
   Deferred compensation                                              4                                      5
Translation adjustment including the
   effects of hedging, net of taxes                                                            (8)
Series A ESOP preferred stock
   dividend, net of taxes                                                                                             (11)
ESOP compensation earned                                                         14
ESOP shares redeemed                             (2)
Treasury stock acquired                                                                                   (165)
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                      194        49       155        (141)          (181)     (1,231)     2,904
--------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                            512
Cash dividends declared
   ($1.48 per share)                                                                                                 (216)
Stock issued in connection with:
   Stock options                                                      3                                      6
   Deferred compensation                                              9                                      7
Translation adjustment including the
   effects of hedging, net of taxes                                                            18
Series A ESOP preferred stock
   dividend, net of taxes                                                                                             (11)
ESOP compensation earned                                                         13
ESOP shares redeemed                             (4)
Treasury stock acquired                                                                                    (99)
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                     $190       $49      $167       $(128)         $(163)    $(1,317)    $3,189
==========================================================================================================================

See notes to consolidated financial statements.

23                            CPC INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CPC International Inc. and Subsidiaries

================================================================================
SUMMARY OF ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - Consolidated financial statements include the accounts of the Company and its subsidiaries. The accounts of subsidiaries outside of the U.S., except for those in Canada, are based on fiscal years ending September 30.

FOREIGN CURRENCY TRANSLATION - Assets and liabilities of foreign subsidiaries other than those in highly inflationary economies are translated at current exchange rates with the related translation adjustments reported as a separate component of stockholders' equity. Income statement accounts are translated at the average exchange rate during the period. In highly inflationary economies where the U.S. dollar is considered the functional currency, monetary assets and liabilities are translated at current exchange rates with the related adjustment included in net income. Non-monetary assets and liabilities are translated at historical exchange rates.

CASH AND CASH EQUIVALENTS - Cash equivalents consist of all investments purchased with an original maturity of three months or less, and which have virtually no risk of loss in value. At December 31, 1995, and 1994, the Company had cash equivalents of $43 million and $9 million, respectively.

INVENTORIES are stated at the lower of cost or market. In the U.S., vegetable oils and corn are valued at cost on the last-in, first-out method. Other U.S. inventories are valued at cost on the first-in, first-out method. Had the first-in, first-out method been used for all U.S. inventories, the carrying value of these inventories would have increased by $21 million and $18 million in 1995 and 1994, respectively. Outside the U.S., inventories generally are valued at average cost.

INVESTMENTS IN UNCONSOLIDATED AFFILIATES are carried at cost or less, adjusted to reflect the Company's proportionate share of income or loss less dividends received. Consolidated retained earnings at December 31, 1995, included $16 million of undistributed earnings of unconsolidated affiliates, primarily representing companies of which the Company owns 50% or less.

PLANTS AND PROPERTIES are stated at cost. Depreciation is generally computed on the straight-line method over the estimated useful lives of depreciable assets at rates ranging from 2% to 10% for buildings and 5% to 20% for all other assets. Where permitted by law, accelerated depreciation methods are used for tax purposes.

INTANGIBLES - The Company amortizes, on a straight-line basis, the excess cost of net assets acquired after October 31, 1970, over periods not exceeding 40 years. Other intangible assets, including trademarks, licenses, and patents, are amortized over their economic lives. The recoverability of the carrying values of intangibles is evaluated regularly using current and forecasted profitability of the related acquired business after amortization.

FINANCING COSTS - In line with the functional currency concept under which the Company uses the U.S. dollar for highly inflationary economies, the principal-preservation element inherent in local interest charges has been recorded in cost of sales, rather than under financing costs, consistent with the classification of translation gains resulting from holding local currency debt. In 1995, 1994, and 1993, $6 million, $21 mil-lion, and $7 million, respectively, were included in cost of sales.

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

EARNINGS PER COMMON SHARE has been computed by dividing net income, less preferred stock dividends net of taxes of $11 mil-lion in 1995, 1994, and 1993, by the weighted average number of common shares outstanding of 146 million in 1995, 148 million in 1994, and 150 million in 1993.

STOCK COMPENSATION - The Company follows APB Opinion 25, "Accounting for Stock Issued to Employees," for recognizing stock-based expense in the financial statements. Long-lived assets - Adoption in 1996 of FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," is not expected to have a material impact on the Company's financial position and results.

LONG-LIVED ASSETS - Adoption in 1996 of FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," is not expected to have a material impact on the Company's financial position and results.

ENVIRONMENTAL CONTINGENCIES - The Company accounts for environmental contingencies in accordance with FAS 5, "Accounting for Contingencies," which requires expense recognition when it is both "probable" that an obligation exists and that the obligation can be "reasonably estimated." In

                                        1995 ANNUAL REPORT                24

assessing probability, as well as in estimating costs, the Company uses the coordinated efforts of environmental professionals and consultants as well as in-house and outside counsel and accountants, taking into account possible methods of remediation acceptable to all parties. The Company believes it can recover, fully or partially, such liabilities from other potential responsible parties or from its insurers. Wherever this is the case such recovery is aggressively pursued. Nevertheless, until final agreement has been reached for such claims from these parties, in accordance with FAS 5, such expected recoveries are not considered in establishing estimated costs. In addition, estimated costs are based on expected future costs which have not been discounted.

RISKS AND UNCERTAINTIES - The Company operates in three business segments and in more than 60 countries, and in each country, the business is subject to varying degrees of risk and uncertainty. It insures its business and assets in each country against insurable risks in a manner that it deems appropriate. Because of its diversity the Company believes that the risk of loss from non-insurable events in any one business or country would not have material adverse affect on the Company's operations as a whole. Additionally, the Company believes there is no concentration of risk with any single customer or supplier, or small group of customers or suppliers, whose failure or non-performance would materially affect the Company's results.

RECLASSIFICATIONS - Certain 1994 and 1993 amounts have been reclassified to conform to the 1995 consolidated financial statement presentation.

================================================================================
ACQUISITIONS AND JOINT VENTURES

In the first quarter of 1995, the Company's Mexican corn refining business entered into a joint venture with Arancia, S.A. de C.V., a corn refining business located in Mexico. This venture has annual sales of approximately $250 million and will be accounted for on the equity method. During 1995, the Company acquired the Lesieur mayonnaise and salad dressings business in France and the Golden Wonder Pot Noodle instant hot snacks business in the United Kingdom for a total of approximately $330 million. The businesses have combined sales of approximately $200 million. These acquisitions were accounted for under the purchase method.

   On October 2, 1995, the Company acquired a nationwide baking business from Kraft Foods, Inc. (the acquired baking business), for approximately $865 million. This business, which has annual sales of $1.2 billion, includes four major market-leading brands: Entenmann's sweet baked products, Freihofer's and Oroweat breads, and Boboli Italian bread shells. This acquisition has been accounted for under the purchase method and the results of the operations of the acquired baking business have been included in the consolidated financial statements since the date of acquisition. The purchase price was allocated based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over assets acquired of $471 million, which is being amortized on a straight-line basis over 40 years.

   The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and the acquired baking business as if the acquisition had occurred January 1, 1994.

$ Millions except per share amounts                      1995               1994
--------------------------------------------------------------------------------
Net sales                                              $9,336             $8,569
Net income                                             $  514             $  362
Earnings per common share                              $ 3.44             $ 2.36
--------------------------------------------------------------------------------

   These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional depreciation expense as a result of a step-up in the basis of fixed assets, additional amortization expense as a result of goodwill and other intangible assets, and an increased interest expense on acquisition debt. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 1994, or of future results of operations of the consolidated entities.

   In conjunction with this acquisition, the Company recorded a fourth-quarter integration charge of $55 million, $34 million after taxes or $.23 per common share, to cover the anticipated costs of combining its existing baking business with the acquired baking business. The charge relates to the closure of duplicate administrative, warehouse, and plant facilities belonging to CPC's existing baking business, the consolidation of redundant business systems, and the reduction of some CPC baking personnel performing duplicate tasks. The composition of this charge was as follows: $16 million for plant and

25              CPC INTERNATIONAL INC.

properties, $12 million for severance, and $27 million for relocation, consolidation, and related expenses. The latter two items were unused at December 31, 1995.

APPROXIMATELY 200 EMPLOYEES WILL BE AFFECTED BY THIS PROGRAM.

   During 1994, the Company acquired an 85% interest in a European producer and marketer of Pfanni potato products. In addition, the Company acquired the jams, juices, and related food products business of a company in Sri Lanka. The total costs of these investments amounted to $196 million including assumed debt. The Company also purchased the majority interest of a newly formed company, which manufactures and markets selected CPC food brands in South Africa and exports CPC products to other countries of sub-Saharan Africa. This investment cost about $20 million. Additionally, the Company acquired three consumer foods businesses located in the United States, for a total cost of approximately $67 million. These businesses are Western salad dressings and specialty sauces; Iberia Foods, a marketer of Hispanic products; and a smaller business which produces snacks.

================================================================================
RESTRUCTURING, INTEGRATION, AND OTHER CHARGES -- NET

The Company recorded a charge in the third quarter of 1995 of $75 million for the closing of a consumer foods plant in Santa Fe Springs, California, and the realignment of several production facilities as well as sales force reorganization for both the consumer foods and corn refining operations around the world. This charge adds to the restructuring activities that were announced in June 1994. The restructuring charges and their utilization are summarized below:

                                                                                      To be
                                    1994    Utilized         1995     Utilized  utilized in
$ Millions                        Charge     in 1994       Charge      in 1995   the future
-------------------------------------------------------------------------------------------
Employee severance                 $ 102       $ (12)       $  27       $ (40)        $  77
Plant and support facilities         114        (114)          48         (48)           --
Other                                 11          --           --         (11)           --
-------------------------------------------------------------------------------------------
   Total                           $ 227       $(126)       $  75       $ (99)        $  77
-------------------------------------------------------------------------------------------

   The 1994 and 1995 charges were designed to cover the cost of a phased reduction of about 3,400 employees worldwide and the cost of realignment of manufacturing capacity. At December 31, 1995, approximately $50 million of the 1994 charge remained unused. At December 31, 1995, $64 million was in current liabilities and $13 million was in noncurrent liabilities.

   In 1995, the Company recorded a gain of $72 million from the sale of its 50% share of Pekin Energy Company, an ethanol business; and the sale of a small insecticide business in Brazil. This gain combined with the third-quarter charge mentioned above resulted in a total net charge of $3 million, $2 million after taxes or $.01 per common share.

   In the fourth quarter of 1995, the Company recorded an integration charge related to the baking acquisition (see Acquisitions and joint ventures note for details).

================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS

Supplementary information for the consolidated statements of cash flows is set forth below:

$ Millions                                              1995         1994         1993
--------------------------------------------------------------------------------------
Cash paid during the year for:
   Interest                                           $  123       $  102       $   94
   Income taxes                                          340          283          298
--------------------------------------------------------------------------------------
Details of businesses acquired were as follows:
   Fair value of assets acquired                      $1,420       $  452       $   84
   Liabilities assumed                                   198          267           11

--------------------------------------------------------------------------------------
   Cash paid for acquisitions                         $1,222       $  185       $   73
--------------------------------------------------------------------------------------

================================================================================
FINANCING ARRANGEMENTS-SHORT-TERM

The Company uses the commercial paper market in the U.S. to supplement long-term borrowings. Average quarterly commercial paper borrowings in 1995 and 1994 were $594 million and $372 million, respectively, with maximum borrowings in 1995 and 1994 of $1.3 billion and $515 million, respectively, and a weighted average interest rate in 1995 and 1994 of 6% and 4.5%, respectively.

   For the international operations, the maximum month-end balance of bank borrowings during 1995 and 1994 was $574 million and $409 million, respectively. Average quarterly bank borrowings were $383 million for 1995 and $343 million for 1994. The weighted average interest rate for bank borrowings in 1995 and 1994 was 12% and 10.9%, respectively.

   The Company had unused lines of credit totaling $2.3 billion and $1.2 bil-

                          1995 ANNUAL REPORT                       26

lion at December 31, 1995, and 1994, respectively.

LONG-TERM

A summary of long-term debt is as follows:

$ Millions                                          1995         1994
---------------------------------------------------------------------
PAYABLE IN U.S. DOLLARS
7.71% ESOP guaranteed notes due
   December 2004                                  $  161       $  173
Medium-term notes due 1996-2005
   at various rates                                  150           50
8.5% sinking fund debentures due April 2016          100          100
5.625%-6.75% pollution control revenue
   bonds due 2007-2016                                15           15
Commercial paper supported by revolving
   credit agreements at a weighted interest
   rate of 6% in 1995 and 4.5% in 1994               500          100
Other notes and loans at various rates
   and due dates                                      50           37
---------------------------------------------------------------------
   Total                                             976          475
---------------------------------------------------------------------
PAYABLE IN OTHER CURRENCIES
5% Swiss franc debentures, due March 2045,
   10-year variable interest rates                   174          155
6.75% German mark bearer bonds due
   January 2001                                      141          129
Bank and other loans at prevailing interest
   rates with various due dates:
   - Secured                                          25           25
   - Unsecured                                       126          161
---------------------------------------------------------------------
   Total                                             466          470
---------------------------------------------------------------------
                                                   1,442          945
Less current maturities                              109           66
   Total                                          $1,333       $  879
---------------------------------------------------------------------

   The Company is required to apply toward retirement of the principal of the indebtedness not less than the following amounts in the period 1996 through 2000: 1996 (included in current liabilities), $109 million; 1997, $52 million; 1998, $70 million; 1999, $62 million; and 2000, $64 million. At December 31, 1995, buildings, equipment, and certain other assets located outside the U.S. totaling approximately $97 million, have been pledged as collateral for the secured loans.

   During 1995 the Company entered into new revolving credit agreements with a group of U.S. and international banks. These agreements permit the Company to borrow up to $1.6 billion on an unsecured basis at variable interest rates. These agreements mature in the period from 1996 through 2000. Covenants in these agreements require the Company to maintain total debt at no more than 65% of total capitalization. At December 31, 1995, the debt to capitalization ratio was 55%. There were no borrowings outstanding under these facilities. For 1994 the Company had revolving credit agreements, which permitted it to borrow up to $500 million on an unsecured basis.

   During 1995 the Company issued $100 million of medium-term notes with maturities of three to seven years under a shelf registration filed with the Securities and Exchange Commis-sion in February 1994. In December 1995, the Company filed a shelf registration for borrowings of up to $700 million. Under this filing, the Company in January 1996 issued $300 million of 6.15% notes maturing in 2006. In January 1996, the Company also established a $200 million medium-term note program under the December 1995 shelf registration. As of January 31, 1996, the Company has not issued any notes under this program.

   The Company is the guarantor of the ESOP notes (see Stockholders' equity note), which were issued in 1989 in the initial amount of $200 million.

================================================================================
FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying values of cash equivalents, accounts receivable, accounts payable, and short-term debt approximate fair values. The fair value of long-term debt at December 31, 1995, and 1994, was $1.4 billion and $870 million, respectively. The fair value of long-term debt was based on quotes obtained from brokers.

FOREIGN EXCHANGE CONTRACTS - The Company's policy is to hedge its exposure in foreign currency cash flows resulting from planned dividends, fees and royalties, intercompany loans, and other similar transactions. The Company also hedges certain net investments in foreign operations with foreign exchange contracts or with borrowings denominated in the particular foreign currency. As a matter of policy, the Company does not speculate on foreign currencies. Gains and losses,

27                            CPC INTERNATIONAL INC.

both realized and unrealized, on financial instruments that hedge operating activities and related cashflows, flow through income in the same period as the items being hedged. Gains and losses, both realized and unrealized, on financial instruments that hedge the Company's investments in foreign operations are recognized as part of the cumulative translation adjustment in stockholders' equity.

   At December 31, 1995, the Company had forward exchange contracts to deliver $391 million of foreign currencies comprising $93 million in British pounds, $70 million in Italian lira, $55 million in Dutch guilders, $130 million in French francs, and $43 million in various other currencies. The Company also had contracts to purchase $32 million in various currencies.

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

INTEREST RATE SWAPS - The Company utilizes interest rate swap agreements to minimize its financing costs and to balance its current and non-current asset levels with floating and fixed-rate debt positions. The Company's risk related to swap agreements is limited to the cost of replacing such agreements at current market rates. The Company continually monitors its positions and credit ratings of its counterparties, and limits the number of agreements it enters into with any one party. Management believes the risk of incurring a material loss is remote. Any interest rate differential on interest rate swaps is recognized as an adjustment to interest expense over the term of the agreement.

   At December 31, 1995, the Company had $50 million notional amount of interest rate swap agreements outstanding. A portion of the Company's variable interest rate debt position was hedged with these agreements with a weighted-average receive rate of 5.35% and a weighted-average pay rate of 5.98%. In conjunction with the purchase of the acquired baking business, the Company entered into interest rate futures contracts maturing on January 16, 1996, which locked in a fixed interest rate on 10-year U.S. Treasury bonds of 6.27% on a notional amount of $300 million. The market rate for these instruments at December 31, 1995, was 5.57%.

   At December 31, 1994, the Company had $280 million notional amount of interest rate swap agreements outstanding. A portion of the Company's variable interest rate debt position was hedged with $100 million notional amount of swap agreements with a weighted-average receive rate of 6.50% and a weighted-average pay rate of 5.09%. The remaining agreements with maturity dates through 2000 also effectively convert fixed interest rate debt into variable interest rate debt with a weighted-average receive rate of 5.89% and a weighted-average pay rate of 6.50%. Net unrealized gains and losses at December 31, 1995, and 1994, were not significant.

COMMODITIES - The Company's products are manufactured from a number of raw materials, including soybean and other edible oils, peanuts, corn, and wheat, all of which are, and are expected to continue to be, in adequate supply. The Company follows a policy of hedging its exposure to commodities fluctuations with commodities futures contracts for certain of its key North American raw material purchases. Such raw materials may or may not be hedged at any given time based on management's decisions as to the need to fix the cost of such raw materials. In addition, commodity futures contracts are employed to fix the raw material cost of certain fixed-price sales contracts of the corn refining business. Gains and losses arising from such hedging transactions are included with the cost of raw material purchases.

At December 31, 1995, and 1994, the Company had commodity futures contracts to purchase primarily corn, total-ing $161 million and $138 million, respectively. Contracts for delivery beyond March 31, 1996, amount to about $99 million, of which $53 million is due in May and $46 million in July. At December 31, 1995, the Company had unrealized gains of $20 million on these contracts.

                              1995 ANNUAL REPORT                              28

================================================================================
PENSION PLANS

The Company and its subsidiaries have a number of defined benefit pension plans covering substantially all U.S. employees and certain groups of employees in foreign countries. Plans covering salaried employees generally provide benefits based on the employee's final salary level or on the average salary level for a specified period. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. The Company's general funding policy is to contribute annually the maximum amount that can be deducted for income tax purposes. However, certain foreign countries allow income tax deductions without regard to contribution levels, and the Company's policy in those countries is to make the contribution required by the terms of the plan. Domestic plan assets consist primarily of common stock, real estate, corporate debt securities, and short-term investment funds. Approximately $64 million (10%) of the domestic qualified plan assets are in the Company's common stock.

   The components of net periodic pensions cost are as follows:

U.S. PLANS
--------------------------------------------------------------------------------
$ Millions                                       1995         1994          1993
-------------------------------------------------------------------------------
Service cost (benefits earned during
   the period)                                  $  17        $  17        $  13
Interest cost on projected
   benefit obligation                              43           39           38
Actual return on plan assets                     (123)         (38)         (41)
Net amortization and deferral                      78          (10)          (8)
-------------------------------------------------------------------------------
Net periodic pension cost                       $  15        $   8        $   2
-------------------------------------------------------------------------------

INTERNATIONAL PLANS
--------------------------------------------------------------------------------
$ Millions                                       1995         1994         1993
-------------------------------------------------------------------------------
Service cost (benefits earned during
   the period)                                   $ 17         $ 16         $ 16
Interest cost on projected
   benefit obligation                              43           38           35
Actual return on plan assets                      (30)         (19)         (26)
Net amortization and deferral                       9           (2)           8
-------------------------------------------------------------------------------
Net periodic pension cost                        $ 39         $ 33         $ 33
-------------------------------------------------------------------------------

   The funded status for the Company's major pension plans based on valuations as of September 30, is as follows:

U.S. PLANS
---------------------------------------------------------------------------------------------------
                                                         Assets exceed         Accumulated benefits
                                                      accumulated benefits        exceed assets
$ Millions                                             1995         1994        1995         1994
---------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
   Vested                                            $(524)       $(450)       $ (30)       $ (17)
   Nonvested                                           (17)         (17)          (1)          (1)
---------------------------------------------------------------------------------------------------
Accumulated benefit obligation                        (541)        (467)         (31)         (18)
Effect of projected future
   compensation levels                                 (81)         (77)         (13)         (19)
---------------------------------------------------------------------------------------------------
Projected benefit obligation                          (622)        (544)         (44)         (37)
Plan assets at fair value                              657          576           18            8
---------------------------------------------------------------------------------------------------
Plan assets in excess of (less than)
   projected benefit obligation                         35           32          (26)         (29)
Unrecognized net loss (gain)                            19           29           (1)           7
Unrecognized prior service cost                         13           12           15           14
Unrecognized net transition obligation                  11           12           --           --
Post September 30 contributions                          1           --           --           --
Additional minimum liability                            --           --           (4)          (2)
---------------------------------------------------------------------------------------------------
(Accrued) prepaid pension cost
 at December 31                                      $  79        $  85        $ (16)       $ (10)
---------------------------------------------------------------------------------------------------

29              CPC INTERNATIONAL INC.

INTERNATIONAL PLANS
---------------------------------------------------------------------------------------------------
                                                         Assets exceed         Accumulated benefits
                                                      accumulated benefits         exceed assets
$ Millions                                             1995         1994         1995        1994
---------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
   Vested                                            $(186)       $(165)       $(371)       $(321)
   Nonvested                                           (11)          (9)         (15)         (16)
---------------------------------------------------------------------------------------------------
Accumulated benefit obligation                        (197)        (174)        (386)        (337)
Effect of projected future
   compensation levels                                 (23)         (35)         (39)         (38)
---------------------------------------------------------------------------------------------------
Projected benefit obligation                          (220)        (209)        (425)        (375)
Plan assets at fair value                              264          252          126          107
---------------------------------------------------------------------------------------------------
Plan assets in excess of (less than)
   projected benefit obligation                         44           43         (299)        (268)
Unrecognized net loss (gain)                           (37)         (43)          55           50
Unrecognized prior service cost                         10            9            8            4
Unrecognized net transition obligation                  (7)           1           15           17
Additional minimum liability                            --           --          (42)         (40)
---------------------------------------------------------------------------------------------------
(Accrued) prepaid pension cost
at December 31                                       $  10        $  10        $(263)       $(237)
---------------------------------------------------------------------------------------------------

   Assumptions (reflecting averages across all plans):

U.S. PLANS
----------------------------------------------------------------------------------
                                                      1995        1994        1993
----------------------------------------------------------------------------------
Weighted average discount rates                       6.6%        7.7%        6.5%
Rate of increase in compensation levels               5.3%        6.3%        5.0%
Long-term rate of return on plan assets               9.7%        8.6%        9.5%
----------------------------------------------------------------------------------

INTERNATIONAL PLANS
----------------------------------------------------------------------------------
                                                      1995        1994        1993
----------------------------------------------------------------------------------
Weighted average discount rates                       7.4%        7.5%        7.5%
Rate of increase in compensation levels               4.8%        4.9%        5.1%
Long-term rate of return on plan assets               7.9%        8.0%        7.9%
----------------------------------------------------------------------------------

   In addition, the Company sponsors defined contribution pension plans covering certain domestic and foreign employees. Contributions are determined by matching a percentage of employee contributions. Expense recognized in 1995, 1994, and 1993 was $23 million, $19 million, and $17 million, respectively.

   The Company also contributes to union-sponsored, defined benefit, multi-employer pension plans. Expense recognized in 1995, 1994, and 1993 was $10 million, $4 million, and $3 million, respectively.

================================================================================
OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

In addition to pension benefits, the Company provides certain health care and life insurance benefits for its domestic and certain foreign retired employees. Substantially all of the Company's domestic employees become eligible for these benefits when they meet minimum age and service requirements. The Company has the right to modify or terminate these benefits.

   The following is a summary of the status of the Company's major postretirement benefit plans based on valuations as of September 30, 1995, and 1994:

$ Millions                                                   1995          1994
-------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees                                                 $ 194         $ 192
   Fully eligible active plan participants                     38            42
   Other active plan participants                              60            44
-------------------------------------------------------------------------------
Total                                                         292           278
-------------------------------------------------------------------------------
Unrecognized prior service cost                                 9             7
Unrecognized net gain                                          36            27
Post September 30 claims                                       (4)           (4)
-------------------------------------------------------------------------------
Accrued postretirement benefit cost at
   December 31                                              $ 333         $ 308
-------------------------------------------------------------------------------

Net periodic postretirement benefit cost included the following components:

$ Millions                                        1995         1994         1993
--------------------------------------------------------------------------------
Service cost (benefits earned during
   the year)                                      $  5         $  4         $  4
Interest cost on the accumulated
   postretirement benefit obligation                21           18           21
Net amortization and deferral                       (1)          (1)          --
--------------------------------------------------------------------------------
Net periodic postretirement benefit               $ 25         $ 21         $ 25
--------------------------------------------------------------------------------

   Annual increases in per capita cost of health care benefits of 10% pre-age-65 and 8% post-age-65 were assumed for 1996 to 1997. Rates were assumed to decrease by 1% thereafter until reaching 4.5%. Increasing the assumed health care cost trend rate by 1% increases the APBO by $23 million, with a corresponding effect on the service and interest cost components of the net periodic postretirement benefit cost of $4 million. The discount rate used to determine the APBO for 1995 and 1994 is 6.5% and 7.75%, respectively.

                                        1995 ANNUAL REPORT                   30

================================================================================
STOCKHOLDERS' EQUITY -

PREFERRED STOCK

The Company has authorized 25,000,000 shares of $1 par value preferred stock of which 3,000,000 shares were designated for the Company's ESOP and 600,000 shares of Series A Junior Participating shares were designated for the shareholder rights plan. At December 31, 1995, 1994, and 1993, there were 2,133,741, 2,170,854, and 2,192,237 Series A ESOP shares outstanding, respectively. No Series A Junior Participating shares were issued.

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) - The Company has an Employee Stock Ownership Plan (ESOP) as part of its Savings/Retirement Plan covering substantially all U.S. salaried employees. The ESOP is designed to provide employees with increased ownership in the Company's stock. To accomplish this, the ESOP borrowed $200 million in a public offering (ESOP Notes) and used the proceeds to buy a like amount of the Company's Series A ESOP convertible preferred stock. The preferred stock is convertible into approximately 4.4 million shares of the Company's common stock. The preferred stock pays an annual dividend of $7.14 per share, and will be used by the ESOP, together with the Company's contributions, to repay the ESOP notes. The ESOP is intended to satisfy the Company's obligation to match employees' contributions to the Savings/Retirement Plan on a $1-for-$1 basis. Since the ESOP notes are guaranteed by the Company, they are reflected in the consolidated balance sheet as short-term and long-term debt, with a corresponding amount shown in the stockholders' equity section as unearned ESOP compensation.

   In 1995 and 1994, 163,038 shares and 158,297 shares, respectively, of preferred stock valued at $14.5 million and $14.1 million, were allocated to Plan participants based on the semi-annual payments of both principal and interest due on the ESOP notes. The notes have a 15-year maturity and an original fixed-interest rate of 7.78%, which was subsequently adjusted to 7.71% based on the terms of the instrument. A portion of the notes was refinanced, resulting in an overall effective rate of 7.41%. In 1995 and 1994, $12 million and $11 million of principal, respectively, was paid on the ESOP notes.

SHAREHOLDER RIGHTS PLAN - Under the Company's shareholder rights plan, each share of the Company's common stock carries with it one-half of a preferred stock purchase right. The rights will at no time have voting power or pay dividends. The rights will become exercisable if a person or group acquires 15% or more of the Company's common stock, or announces a tender or exchange offer that could result in the acquisition of 15% or more thereof. When exercisable, each full right entitles a holder to buy one two-hundredths of a share of Series A Junior Participating Preferred Stock at a price of $325. If the Company is involved in a merger or other business combination with a 15% or more stockholder, each full right will entitle a holder to buy a number of the acquiring company's shares having a value of twice the exercise price of the right. Alternatively, if a 15% stockholder engages in certain self-dealing transactions or acquires the Company in such a manner that the Company and its common stock survive, or if any person acquires 15% or more of the common stock, except pursuant to an offer for all shares at a fair price, each full right not owned by a 15% or more stockholder may be exercised for common stock of the Company (or, in certain circumstances, other consideration) having a market value of twice the exercise price of the right. The Company may redeem the rights for one cent each at any time before an acquisition of 15% or more of its voting securities and for at least 10 business days thereafter. Unless redeemed earlier, the rights will expire on March 19, 2001.

TREASURY STOCK

The Company had common stock in treasury at the end of 1995, 1994, and 1993 totaling 49,665,627, 48,510,458, and 45,454,592 shares, respectively.

   In October 1993, the Board of Directors approved a 4 million share buyback program, which commenced in January 1994 and was completed during the first half of 1995. On January 17, 1995, the Board of Directors approved a 5 million share buyback program, which began upon completion of the previous program.

31              CPC INTERNATIONAL INC.

================================================================================
STOCK AND PERFORMANCE PLAN

The Company has a stock and performance plan (the 1993 Plan) which provides for grants of stock options, restricted stock awards, and performance units. A Committee of non-employee members of the Board of Directors administers the Plan. Seven and a half million shares of common stock were reserved for issuance under the 1993 Plan, including those shares remaining under the prior plans. Under the 1993 Plan, stock options are granted at 100% of market value at date of grant and expire not more than 10 years from date of grant. The following table summarizes transactions during 1995, 1994, and 1993, including balances from previous plans:

                                           1995            1994              1993
---------------------------------------------------------------------------------
NUMBER OF SHARES
Balance beginning of year             2,424,011       2,006,848         1,613,724
Granted                                 800,609         749,950           647,050
Exercised                              (231,599)        (82,843)          (26,680)
Canceled                               (310,569)       (249,944)         (227,246)
---------------------------------------------------------------------------------
Balance end of year                   2,682,452       2,424,011         2,006,848
---------------------------------------------------------------------------------
Exercisable at year-end               1,524,562       1,249,617           985,149
---------------------------------------------------------------------------------
Available for future
   grants of stock options            5,608,441       6,501,750         7,250,900
OPTION PRICE PER SHARE
Outstanding                      $14.06 - 74.00    $10.64-51.25      $ 9.28-49.06
Exercised                        $10.64 - 51.25    $ 9.28-49.06      $ 9.28-43.72
Granted                          $53.75 - 74.00    $47.50-51.25      $44.63-49.06
---------------------------------------------------------------------------------

   In 1995, the Company offered its option holders of non-qualified stock options the opportunity to receive replacement options on a one-for-one basis. This program is designed to encourage ownership of CPC stock. During 1995, 47,009 shares were issued under this arrangement.

   In October 1995, the Financial Accounting Standards Board (FASB) issued Statement 123, "Accounting for Stock-Based Compensation," which will allow companies, beginning in 1996, to either retain APB Opinion 25 for recognizing expense for stock-based compensation, or adopt a new accounting method based on estimated fair value. The Company has decided to continue to follow APB 25 and describe the impact of using an estimated fair value approach on a pro forma basis in footnote disclosure.

   In addition to stock options, 70,300 shares were awarded to employees in 1995 under the restricted stock award provision of the 1993 plan. The cost of these awards is being amortized over the five-year restriction period.

   At December 31, 1995, 24,507 shares of common stock in treasury were reserved for deferred compensation programs.

================================================================================
SUPPLEMENTARY BALANCE SHEET AND INCOME STATEMENT INFORMATION

Supplementary Balance Sheet and Income Statement information is set forth below:

$ Millions                                                1995             1994
-------------------------------------------------------------------------------
ACCOUNTS RECEIVABLE -- NET
Accounts receivable-- trade                            $ 1,234          $ 1,026
Accounts receivable-- other                                103              100
Allowance for doubtful accounts                            (44)             (33)
-------------------------------------------------------------------------------
Total accounts receivable -- net                         1,293            1,093
-------------------------------------------------------------------------------

INVENTORIES
Finished and in process                                    602              559
Raw materials                                              248              207
Manufacturing supplies                                     161              122
-------------------------------------------------------------------------------
Total inventories                                        1,011              888
-------------------------------------------------------------------------------

ACCRUED LIABILITIES
Marketing expenses                                         103               91
Compensation expenses                                      128              105
Restructuring provision / integration                       84               57
Taxes payable other than taxes on income                    61               55
Dividends payable                                           55               53
Other                                                      484              356
-------------------------------------------------------------------------------
Total accrued liabilities                                  915              717
-------------------------------------------------------------------------------

NONCURRENT LIABILITIES
Employees' pension, indemnity,
   retirement, and related provisions                      554              523
Other noncurrent liabilities                               353              287
-------------------------------------------------------------------------------
Total noncurrent liabilities                           $   907          $   810
-------------------------------------------------------------------------------

                                                1995 ANNUAL REPORT          32

$ Millions                                   1995           1994           1993
-------------------------------------------------------------------------------
DEPRECIATION EXPENSE                        $ 285          $ 259          $ 242
AMORTIZATION EXPENSE                           37             29             24
RESEARCH AND DEVELOPMENT COST                  70             58             49
-------------------------------------------------------------------------------

INTEREST EXPENSE -- NET
Interest expense                              143            107            110
Interest expense capitalized                   (7)            (6)            (7)
Interest income                               (13)            (9)           (13)
-------------------------------------------------------------------------------
Interest expense-- net                      $ 123          $  92          $  90
-------------------------------------------------------------------------------


================================================================================
OPERATIONS BY BUSINESS SEGMENT AND GEOGRAPHIC AREA

Information concerning operations by business segment and geographic area appears on pages 44 and 45.

================================================================================
INCOME TAXES

Income before income taxes and the components of the provision for income taxes are shown below:

$ Millions                                     1995          1994          1993
--------------------------------------------------------------------------------
Income before income taxes:
   United States                              $ 349         $ 285         $ 358
   Outside the United States                    528           330           432
-------------------------------------------------------------------------------
     Total                                    $ 877         $ 615         $ 790
-------------------------------------------------------------------------------
Provision for income taxes:
Current tax expense
   U.S. Federal                               $ 141         $ 126         $ 125
   State and local                               27            26            25
   Foreign                                      110           145           189
-------------------------------------------------------------------------------
     Total current                              278           297           339
-------------------------------------------------------------------------------
Deferred tax expense (benefit)
   U.S. Federal                                 (11)          (20)            8
   State and local                               (2)           (5)            1
   Foreign                                       73           (29)          (32)
-------------------------------------------------------------------------------
     Total deferred                              60           (54)          (23)
-------------------------------------------------------------------------------
Total provision                               $ 338         $ 243         $ 316
-------------------------------------------------------------------------------

The tax effects of significant temporary differences which comprise the deferred tax liabilities and assets at December 31, 1995, and 1994, are as follows:

$ Millions                                                 1995            1994
-------------------------------------------------------------------------------
Plants and properties                                     $ 250           $ 222
Inventory                                                    20              20
Pensions                                                     43              47
-------------------------------------------------------------------------------
   Gross deferred tax liabilities                           313             289
-------------------------------------------------------------------------------
Restructuring reserves                                       11              43
Environmental reserves                                       44              46
Employee benefit reserves                                   136             138
Unrealized exchange losses                                   61              58
Other                                                        66              37
-------------------------------------------------------------------------------
   Gross deferred tax assets                                318             322
-------------------------------------------------------------------------------
Valuation allowance                                          (8)             (2)
Total deferred tax liabilities (assets)                   $   3           $ (31)
-------------------------------------------------------------------------------

Total net deferred tax liabilities and assets shown above included current and noncurrent elements.

   A reconciliation of the federal statutory tax rate to the Company's effective tax rate follows:

                                                      1995         1994       1993
----------------------------------------------------------------------------------
Provision for tax at U.S. statutory rate             35.0%        35.0%       35.0%
Additional taxes related to foreign income            2.1          1.6         2.7
State and local taxes-- net                           1.8          2.3         2.2
Other items-- net                                    (0.4)         0.6         0.1
----------------------------------------------------------------------------------
Provision at effective tax rate                      38.5%        39.5%       40.0%
----------------------------------------------------------------------------------

   Taxes that would result from dividend distributions by foreign subsidiaries to the U.S. are provided to the extent dividends are anticipated. Retained earnings of the Company included, as of December 31, 1995, approximately $727 million of retained earnings of foreign subsidiaries which are indefinitely retained by the subsidiaries for capital and operating requirements.

33                            CPC INTERNTIONAL INC.

BUSINESS SEGMENT FINANCIAL INFORMATION
CPC International Inc. and Subsidiaries

$ Millions                               1995           1994           1993
===========================================================================
SALES TO UNAFFILIATED CUSTOMERS
Consumer foods                        $ 6,524        $ 5,782        $ 5,222
Baking                                    675            421            414
Corn refining                           1,233          1,222          1,102
---------------------------------------------------------------------------

                                        8,432          7,425          6,738
---------------------------------------------------------------------------

SALES INTERSEGMENT
Consumer foods                              1              1             --
Baking                                     13             13             13
Corn refining                             157            163            140
---------------------------------------------------------------------------

                                          171            177            153
---------------------------------------------------------------------------

OPERATING INCOME
Consumer foods                            800 (1)        562 (3)        699
Baking                                    (14)(2)        (10)(3)         25
Corn refining                             251 (1)        188 (3)        182
Corporate expenses                        (30)           (28)           (23)
---------------------------------------------------------------------------

                                        1,007            712            883
---------------------------------------------------------------------------

ASSETS AT DECEMBER 31
Consumer foods                          4,898          4,224          3,652
Baking                                  1,180            175            199
Corn refining                           1,208          1,121          1,024
Corporate                                 216            148            186
---------------------------------------------------------------------------

                                        7,502          5,668          5,061
---------------------------------------------------------------------------

DEPRECIATION AND AMORTIZATION
Consumer foods                            213            187            167
Baking                                     23             18             18
Corn refining                              83             80             78
Corporate                                   3              3              3
---------------------------------------------------------------------------

                                          322            288            266
---------------------------------------------------------------------------

CAPITAL EXPENDITURES
Consumer foods                            253            233            232
Baking                                     34             15             16
Corn refining                             183            129            138
Corporate                                  --             --             --
---------------------------------------------------------------------------

                                          470            377            386
===========================================================================

Intersegment sales generally are priced with reference to prevailing market prices.

(1) Includes restructuring charge of $60 million for consumer foods and $15 million for corn refining and the gain from sale of businesses of $52 million in corn refining and $20 million in consumer foods.

(2) Includes integration charge of $55 million.

(3) Includes restructuring charge of $175 million for consumer foods, $33 million for baking business, and $19 million for corn refining.

                             1995 ANNUAL REPORT                               34

GEOGRAPHIC FINANCIAL INFORMATION
CPC International Inc. and Subsidiaries

$ Millions                                   1995           1994           1993
===============================================================================
SALES TO UNAFFILIATED CUSTOMERS
United States                             $ 2,885        $ 2,645        $ 2,412
Canada                                        305            262            246
-------------------------------------------------------------------------------
North America                               3,190          2,907          2,658
Europe                                      3,438          2,933          2,623
Latin America                               1,381          1,273          1,178
Asia                                          423            312            279
-------------------------------------------------------------------------------

                                            8,432          7,425          6,738
-------------------------------------------------------------------------------

SALES INTERAREA
United States                                  63             47             28
Canada                                         52             71             72
-------------------------------------------------------------------------------
North America                                 115            118            100
Europe                                          9              6              8
Latin America                                  12              8              7
Asia                                            1              2              1
-------------------------------------------------------------------------------

                                              137            134            116
-------------------------------------------------------------------------------

OPERATING INCOME
United States                                 378(1,2)       321 (3)        376
Canada                                         54             23 (3)         27
-------------------------------------------------------------------------------
North America                                 432            344            403
Europe                                        327(1)         181 (3)        268
Latin America                                 221(1)         166 (3)        182
Asia                                           57             49 (3)         53
Corporate expenses                            (30)           (28)           (23)
-------------------------------------------------------------------------------

                                            1,007            712            883
-------------------------------------------------------------------------------

ASSETS AT DECEMBER 31
United States                               2,662          1,666          1,585
Canada                                        255            243            250
-------------------------------------------------------------------------------
North America                               2,917          1,909          1,835
Europe                                      3,110          2,508          2,076
Latin America                                 946            859            768
Asia                                          313            244            196
Corporate                                     216            148            186
-------------------------------------------------------------------------------

                                            7,502          5,668          5,061
===============================================================================

Interarea sales generally are priced with reference to prevailing market prices.

(1) Includes restructuring charges of $18 million for U.S., $29 million for Europe, and $28 million for Latin America, which was offset by gains of $52 million for U.S. and $20 million for Latin America.

(2) Includes an integration charge of $55 million.

(3) Includes restructuring charge of $65 million for U.S.; $10 million for Canada; $120 million for Europe; $25 million for Latin America; and $7 million for Asia.

35                                      CPC INTERNATIONAL INC.
ELEVEN-YEAR FINANCIAL HIGHLIGHTS
CPC International Inc. and Subsidiaries

$ Millions except per share amounts                              1995          1994            1993           1992
========================================================================================================================
SUMMARY OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------
Net sales                                                     $ 8,432        $ 7,425        $ 6,738        $ 6,599
------------------------------------------------------------------------------------------------------------------------
Earnings for the year                                             512 (1)        345 (2)        454            224(3,4)
------------------------------------------------------------------------------------------------------------------------
Earnings per common share                                        3.43 (1)       2.25 (2)       2.95           1.41(3,4)
------------------------------------------------------------------------------------------------------------------------
Average number of common shares outstanding                       146            148            150            151
------------------------------------------------------------------------------------------------------------------------
Dividends declared per common share                              1.48           1.38           1.28           1.20
------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA
------------------------------------------------------------------------------------------------------------------------
Working capital                                               $  (489)       $   108        $   389        $   347
------------------------------------------------------------------------------------------------------------------------
Plants and properties-- net                                     2,898          2,300          2,121          2,111
------------------------------------------------------------------------------------------------------------------------
Total assets                                                    7,502          5,668          5,061          5,171
------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                  1,333            879            898            953
------------------------------------------------------------------------------------------------------------------------
Short-term debt                                                 1,399            664            374            497
------------------------------------------------------------------------------------------------------------------------
Total debt                                                      2,732          1,543          1,272          1,450
------------------------------------------------------------------------------------------------------------------------
Translation adjustment included in stockholders' equity          (163)          (181)          (173)           (56)
------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                            1,987          1,749          1,769          1,662
------------------------------------------------------------------------------------------------------------------------
Stockholders' equity per share                                  13.65          11.92          11.81          11.03
------------------------------------------------------------------------------------------------------------------------
Shares outstanding, year-end                                      146            147            150            151
------------------------------------------------------------------------------------------------------------------------
STATISTICAL DATA
------------------------------------------------------------------------------------------------------------------------
Capital expenditures                                          $   470        $   377        $   386        $   311
------------------------------------------------------------------------------------------------------------------------
Maintenance and repairs                                           247            219            196            203
------------------------------------------------------------------------------------------------------------------------
Advertising expenses                                              564            500            463            483
------------------------------------------------------------------------------------------------------------------------
Rental expense for operating leases                                79             76             63             65
------------------------------------------------------------------------------------------------------------------------
Total employee costs                                            1,616          1,389          1,280          1,203
========================================================================================================================

QUARTERLY FINANCIAL DATA

==========================================================================================
(Unaudited)
$ Millions except per share amounts      1st Q         2nd Q        3rd Q        4th Q
------------------------------------------------------------------------------------------
1995
Market price range of common stock
High                                    $   57 1/8    $   62 5/8   $   68 1/8   $   74 1/2
Low                                         51 5/8        54 1/8       58           64 1/2
Close                                       54 1/8        61 3/4       66           68 5/8
------------------------------------------------------------------------------------------
Dividends declared per common share     $  .36        $  .36       $  .38       $  .38
------------------------------------------------------------------------------------------
Quarterly results
Net sales                               $1,955        $2,040       $2,046       $2,391
Gross profit                               782           817          803          966
Net income                                 111           142          142 (1)      117 (1)
Earnings per common share               $  .73        $  .96       $  .95 (1)   $  .79 (1)
==========================================================================================

See notes to consolidated financial statements.

(1) Includes a fourth-quarter integration charge of $34 million after taxes or $.23 per common share; and other charges -- net of $2 million after taxes or $.01 per common share recorded in the third quarter.

(2) Includes restructuring charge of $137 million after taxes or $.92 per common share recorded in the second quarter.

(3) Includes the cumulative effect to January 1, 1992, of changes in accounting principles of $160 million after taxes or $1.06 per common share, and the effects of these changes in 1992 of $13 million, $8 million after taxes or $.05 per common share.

                                     1995 ANNUAL REPORT                     36

$ Millions except per share amounts                          1991      1990      1989      1988      1987      1986       1985
==============================================================================================================================
SUMMARY OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------
Net sales                                                 $ 6,189   $ 5,781   $ 5,103   $ 4,700   $ 4,903   $ 4,549    $ 4,210
------------------------------------------------------------------------------------------------------------------------------
Earnings for the year                                         373(5)    374       328       289       355(6)    219        142(7)
------------------------------------------------------------------------------------------------------------------------------
Earnings per common share                                    2.40(5)   2.41      2.11      1.84      2.17(6)   1.15        .73(7)
------------------------------------------------------------------------------------------------------------------------------
Average number of common shares outstanding                   151       151       155       157       163       191        194
------------------------------------------------------------------------------------------------------------------------------
Dividends declared per common share                          1.10      1.00       .87       .76       .64       .56        .55
------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
------------------------------------------------------------------------------------------------------------------------------
Working capital                                           $   432   $   160   $   231   $    98   $   346   $  (186)   $   310
------------------------------------------------------------------------------------------------------------------------------
Plants and properties-- net                                 1,881     1,898     1,739     1,688     1,638     1,992      1,633
-------------------------------------------------------------------------------------------------------------------------------
Total assets                                                4,510     4,490     3,705     3,342     3,261     3,651      3,017
-------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                              1,016       990       845       589       776       807        495
-------------------------------------------------------------------------------------------------------------------------------
Short-term debt                                               366       595       355       375       166       736        254
-------------------------------------------------------------------------------------------------------------------------------
Total debt                                                  1,382     1,585     1,200       964       942     1,543        749
-------------------------------------------------------------------------------------------------------------------------------
Translation adjustment included in stockholders' equity       (80)      (42)      (69)      (80)      (90)      (84)      (173)
-------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                        1,631     1,453     1,218     1,195     1,087       956      1,372
-------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity per share                              10.78      9.63      8.05      7.63      6.81      5.79       7.05
------------------------------------------------------------------------------------------------------------------------------
Shares outstanding, year-end                                  151       151       151       157       160       165        194
------------------------------------------------------------------------------------------------------------------------------
STATISTICAL DATA
------------------------------------------------------------------------------------------------------------------------------
Capital expenditures                                      $   277   $   262   $   215   $   226   $   258   $   361    $   424
------------------------------------------------------------------------------------------------------------------------------
Maintenance and repairs                                       176       169       156       152       198       174        137
------------------------------------------------------------------------------------------------------------------------------
Advertising expenses                                          454       418       367       316       293       230        206
-------------------------------------------------------------------------------------------------------------------------------
Rental expense for operating leases                            61        48        42        41        48        39         34
------------------------------------------------------------------------------------------------------------------------------
Total employee costs                                        1,096     1,005       871       836       923       807        705
==============================================================================================================================



============================================================================================
(Unaudited)
$ Millions except per share amounts         1st Q        2nd Q        3rd Q       4th Q
--------------------------------------------------------------------------------------------
1994
Market price range of common stock
High                                       $   50 1/2   $   51 7/8   $   54 1/2    $  55 5/8
Low                                            45 1/4       44 1/4       47 1/2       49 5/8
Close                                          47 3/8       48 1/4       50 5/8       53 1/4
--------------------------------------------------------------------------------------------
Dividends declared per common share        $  .34       $  .34       $  .34        $  .36
--------------------------------------------------------------------------------------------
Quarterly results
Net sales                                  $1,738       $1,856       $1,813        $2,018
Gross profit                                  675          716          702           836
Net income (loss)                              98          (15)(2)      125           137
Earnings per common share                  $  .63       $ (.11)(2)   $  .83        $  .90
============================================================================================


(4) Includes an environmental charge related to discontinued operations of $47 million after taxes or $.31 per common share.

(5) Includes an environmental charge related to discontinued operations of $32 million after taxes or $.21 per common share.

(6) Includes special gain from sale of businesses of $126 million after taxes or $.77 per common share.

(7) Includes restructuring charge of $38 million after taxes or $.20 per common share.