Form 10-K405, Exhibit 13
period 1996-12-31
CPC INTERNATIONAL INC
filed 1997-03-24
CIK 25350

[BACKGROUND GRAPHIC -- MAP OF
  EASTERN
    HEMISPHERE]







                                                             1996 ANNUAL REPORT



                                      CPC
                                 INTERNATIONAL




                       SATISFYING A GLOBAL APPETITE . . .

[BACKGROUND GRAPHIC -- PACKAGED FOODS]

WITH LEADING BRANDS

[BACKGROUND GRAPHIC -- PACKAGED FOODS]

AROUND THE WORLD

TO OUR STOCKHOLDERS
AND EMPLOYEES

[PHOTO] C.R. SHOWMATE

1996 was a good year for CPC International in many respects, reflected in a gain in earnings per share of 7.1%. This was certainly a respectable financial achievement, but it falls short of our ambitious targets for still higher growth. Severe difficulties in our corn refining business, related to all-time-high corn costs, held us back from what would otherwise have been an outstanding year.

   In our two largest businesses -- consumer foods and baking -- we made excellent progress, with new products, geographic expansion, recent acquisitions, and more efficient operations all contributing importantly. We enter 1997 with strong momentum in these businesses and high expectations for their continuing record of strong growth.

   Our expectations and plans for 1997 also include a major structural change. We announced on February 26, 1997, that we intend to spin off our corn refining business to CPC shareholders as an independent publicly-owned company, subject to approval by the Board of Directors of a definitive plan. We firmly believe that this move will strongly benefit both of the resulting companies: CPC International, a global packaged food company comprising our existing grocery products, baking, and foodservice operations; and the new corn refining company. As independent companies, each will have increased focus and flexibility and will be better positioned to use its resources effectively and pursue opportunities aggressively in its own industry for the benefit of its shareholders.

   We expect that the separation of the companies will be accomplished by the end of 1997. Until the spin-off is completed, we expect the industry-related problems of the corn refining business to have a dampening effect on our total company performance. The extraordinarily volatile commodities market of 1996 and its extremely high corn costs are behind us. However, the recovery of this business from last year's severely depressed profit levels is likely to be gradual, as overcapacity in the high fructose corn syrup sector of the industry puts strong competitive pressure on HFCS pricing. We also expect that the strength and momentum of our packaged food business will carry CPC International through to a good year overall.


                               OUR VISION FOR CPC

Our vision for CPC, to be the best international food company in the world, continues to guide us going forward. It is based on our long-established global presence and expertise, unique among U.S. food companies and rivaled by only a handful of other food companies worldwide. We aspire to be the best by consistently outperforming our food industry peers, with top-quartile earnings growth resulting in top-quartile total return to shareholders year after year. Our strategy is to seek rapid growth through intensive development of a few worldwide and regional businesses, leveraging the advantages of our combination of corporate leadership and resources and strong locally-managed operations.


                                1996 ACHIEVEMENTS

CPC made progress in 1996 by several important financial measures.

- Earnings per share rose 7.1% to $3.93 for the year. Net income was up 5.9% to $580 million, on strongly growing sales and volumes. The consumer foods and baking businesses, which accounted for more than 90% of the company's earnings in 1996, increased their net income, on an estimated pro forma basis, by more than 20%. This more than offset the decline of more than 80% in the company's corn refining earnings, calculated on the same basis.

- The company increased the dividend 7.9% in September.

- Total return to shareholders

   Results in Brief

   $ Millions except per share amounts          1996        1995*
-----------------------------------------------------------------
   Net sales                                $  9,844     $ 8,432
   Operating income                         $  1,092     $ 1,007
   Net income                               $    580     $   512
   Per common share
        Net income                          $   3.93     $  3.43
        Dividends declared                  $   1.58     $  1.48
        Stockholders' equity                $  14.50     $ 13.65
   Depreciation and amortization            $    376     $   322
   Capital expenditures                     $    538     $   470

   *Includes special items.


(dividends plus appreciation in the price of the stock) was 15.4%. Over the last five years, cumulative return to CPC shareholders is 95%, compared to 55% on average for our food company peer group as well as the S&P Foods Index.


                            CONSUMER FOODS AND BAKING

CPC's 1996 list of accomplishments in consumer foods and baking clearly reflects our tight strategic focus, as well as faster, more decisive action and greater acceptance of risk where our proven abilities give us a clear advantage.

ACQUISITIONS

Strategic acquisitions are a key element of our strategy for growth. All three of the important acquisitions we made during 1995 are meeting our expectations. In fact, the Pot Noodle hot snacks business, acquired in the United Kingdom, has outstripped our most optimistic projections for volume and profit growth. In baking, we successfully merged the acquired business and our existing baking operations, achieved the synergies and added earnings we projected, and introduced more than 100 new products to drive volume and profit growth. And in France we have made significant progress in revitalizing the Lesieur dressings business, acquired during 1995.

INNOVATION

Among our top strategic priorities is a vigorous step-up in our new product innovation rate throughout the company. CPC Germany, our most powerful new product generator, forecasts that more than 20% of its 1997 sales of retail products will come from products new in the last three years.

   New product innovation was highly evident in our dressings business in 1996. Already the leading mayonnaise producer worldwide, we are now determined to grow our business aggressively in the much larger dressings category, comprising both mayonnaise and other dressings and condiment products.

   In 1996, we made a major move toward this goal with the launch of new Hellmann's and Best Foods pourable salad dressings in the United States -- quickly followed by a launch of the same products in Latin America. In the first months of 1997, we extended our presence in the category, adding a line of fat free pourable dressings under the same brands in the U.S.

   We continued support of the launch of Hellmann's mayonnaise into the competitive German market, where we had not been present.

   In the Knorr product family, innovation went beyond unique new products to the way in which we launch them: more rapidly than ever before and often simultaneously in multiple countries, thus maximizing the power of our resources and speeding the addition of new profits. Without abandoning our traditional commitment to appropriate adaptation for local tastes, we recognize the confluence across borders of many consumer preferences, as well as the imperative to maximize efficiency. Knorr Spaghetteria pasta dishes and Knorr culinary cubes have been quickly and successfully introduced across Europe over the last two years. In Latin America, our joint venture with General Mills, International Dessert Partners, launched a line of dessert products under the combined Betty Crocker and Maizena brands simultaneously in five Latin American countries.

GEOGRAPHIC EXPANSION

While many U.S. food companies are just beginning to venture into international markets, CPC has operated internationally for 90 years. Our established presence and experience on five continents gives us a critical edge, positioning us to establish our brands quickly and powerfully.

   Geographic expansion is paying off handsomely in Central Europe, where our earnings increased 50% in 1996. In Asia, our rapid expansion in China continues, with the opening of a plant in Beijing and the establishment of a third joint venture, in Shanghai.

   As we expand geographically, we are continuing to build our foodservice business aggressively. Based on our market-leading core products, our foodservice business is very profitable for CPC and has enormous potential in opening markets.

RESTRUCTURING BENEFITS

Throughout CPC we are realizing the benefits of the restructuring programs we have executed over the last several years. Over the last two years alone, we have shut down 13 plants worldwide and consolidated production in more efficient and strategically-located facilities. We have dramatically reduced the number of product ingredients and packaging elements we use; and implemented a new program of global and regional purchasing.

   The savings we achieve through restructuring and an unrelenting search for cost-saving opportunities are enabling us to increase substantially our marketing investments to drive volume growth. For example, we are heavily supporting the pourable dressings launch in the U.S.


                                  CORN REFINING

As I said, corn refining had a strongly detrimental effect on our progress in 1996, impeding what would otherwise have been stellar corporate performance. The unprecedented rise and then rapid fall of corn costs plagued our corn refining division, causing serious margin erosion. Further, some of our corn positions to protect 1997 margins became uneconomic when corn prices fell sharply toward the end of 1996. We liquidated those positions at a substantial cost. Corn refining volumes were up 7.2% in 1996, and we expect continued strong volume growth and improving profitability in 1997.

      WORLDWIDE SALES         EARNINGS PER COMMON SHARE
       ($ Millions)                   (Dollars)
1996      9,844                         3.93
1995      8,432                         3.67*
1994      7,425                         3.17*

*Excludes special items.


                             CPC'S VALUES AND PEOPLE

CPC's progress comes most of all from the performance and dedication of our people. We call ourselves the CPC WorldTeam, because we hail from around the world and because we are committed to working as a team across geographic borders, businesses, and disciplines to build value for our shareholders. Diversity is a part of our heritage as an international company. But it is also an asset that we must whole-heartedly embrace and actively foster if we are to achieve the outstanding growth we seek.

   In 1996 we have made excellent progress in defining a global strategy and objectives for enhancing diversity in our workforce. Our efforts in this respect will intensify in 1997 to ensure that CPC benefits fully from the contributions and creativity of the broadest range of men and women, representing different cultures, religions, ages, abilities, ethnic backgrounds, and points of view.

   I thank and honor our CPC WorldTeam for their dedicated service in 1996. In addition, I want to thank our customers and suppliers for their support, and our stockholders for their confidence in the CPC enterprise and in its drive to become the best international food company in the world.

/s/C.R. Shoemate
-----------------------
C.R. Shoemate
Chairman and
Chief Executive Officer
February 28, 1997

                                  SATISFYING A
                                     GLOBAL
                                    APPETITE

For 90 years CPC International has been "satisfying a global appetite." From the beginning, we have satisfied our consumers' and customers' appetite for high-quality, good-tasting, and convenient foods.

   And from the beginning we have satisfied our own and our shareholders' appetite for profitable global expansion. In 1906, when we first incorporated, the company had operations in the United States, England, and Germany. Today, our global marketplace includes 62 countries on five continents.

   This 1996 annual report documents our progress as a marketer of great branded foods and corn refining products and as an experienced, highly advantaged, and aggressive international competitor.

[GRAGHIC]

CPC INTERNATIONAL WORLDWIDE BUSINESS

Sales $9.8 billion, +17%;  Volumes +17%
Operating Income $1.1 billion, +2.6%

                          OPERATING INCOME BY BUSINESS
                                     SEGMENT
                                  ($ Millions)

                                  [PIE CHART]

                              - Consumer Foods $970
                              - Baking $89
                              - Corn Refining $65


                                      SALES
                                   BY BUSINESS
                                     SEGMENT
                                  ($ Millions)

                                   [PIE CHART]

                             - Consumer Foods $6,910

                             - Baking $1,567

                             - Corn Refining $1,367


                                      SALES
                                  BY GEOGRAPHIC
                                      AREA
                                  ($ Millions)

                                  [PIE CHART]

                             - North America $4,225
                             - Europe $3,720
                             - Latin America $1,436
                             - Asia $463


                                OPERATING INCOME
                                 BY GEOGRAPHIC
                                      AREA
                                  ($ Millions)

                                  [PIE CHART]

                              - Europe $418
                              - North America $390
                              - Latin America $256
                              - Asia $60


CONSUMER FOODS BUSINESS SALES $6.9 BILLION, +5.9%

Operating Income $970 million, +16%
Volumes +6.7%


                                  [PIE CHART]
                            SALES BY GEOGRAPHIC AREA


REGIONS

- EUROPE Sales $3.7 billion, +7.4% Operations in 31 countries of Europe, Africa, and the Middle East.
         58 manufacturing plants.

- NORTH AMERICA Sales $1.7 billion, +2.7% Operations in the United States, Canada, and the Caribbean.
         19 manufacturing plants.

-        LATIN AMERICA Sales $1.1 billion, +5.2% Operations in 15 countries.
         26 manufacturing plants.

-        ASIA Sales $398 million, +9.3%
         Operations in 12 countries, including joint ventures in seven countries. Licensing agreement in Japan. 18 manufacturing plants.


                                  [PIE CHART]
                                    SALES BY
                                  PRODUCT GROUP

PRODUCT GROUPS

-        KNORR soups, sauces, bouillons, and related products
         Sales $3.1 billion, +7.9%; Volumes +6.3%
                  EUROPE Sales $2.2 billion, +9.6%; Volumes +6.3%
                  NORTH AMERICA Sales $421 million, +2%; Volumes +4.2% LATIN AMERICA Sales $349 million, +4.3%; Volumes +5.8% ASIA Sales $161 million, +10.6%; Volumes +10.8%

-        DRESSINGS Sales $1.9 billion, +6.4%; Volumes +6.8%
                  EUROPE Sales $434 million, +4.2%; Volumes +1%
                  NORTH AMERICA Sales $896 million, +2.7%; Volumes +2.9% LATIN AMERICA Sales $420 million, +14%; Volumes +17% ASIA Sales $140 million, +18%; Volumes +27%

-        STARCHES (Basic Nutritious Foods)
         Sales $601 million, +7.9%; Volumes +11.6%

-        BREAD SPREADS Sales $366 million, +3.5%; Volumes -0.2%

-        DESSERTS Sales $309 million, +1.2%; Volumes +0.8%

-        ALL OTHER Sales $648 million
         FOODSERVICE (Caterplan) business sales in 1996 were approximately $1.3 billion, about 5.4% higher than in 1995, and are included in the appropriate product categories.

                                  WITH LEADING
                             BRANDS AROUND THE WORLD
                                   [GRAPHIC]

BAKING BUSINESS SALES $1.6 BILLION

Operating Income $89.3 million
Operations in North America and Europe (U.K.). 23 bakeries in the U.S.; one bakery in the U.K.

                                  [PIE CHART]
                             SALES BY PRODUCT GROUP

PRODUCT GROUP

-        BREADS Sales $599 million

-        SWEET BAKED GOODS Sales $591 million

-        SPECIALTY BREADS AND OTHER Sales $377 million

88% of CPC Baking Volumes Come from No. 1 Brands

ENTENMANN'S    OROWEAT
THOMAS'        FREIHOFER'S       88%
BOBOLI         SAHARA


CORN REFINING SALES $1.4 BILLION, +10.9%
Operating Income $64.9 million, -70%
Volumes +7.2%

                                  [PIE CHART]
                                    SALES BY
                                 GEOGRAPHIC AREA



REGIONS

-        NORTH AMERICA Sales $942 million, +15%
Operations in the United States and Canada.
Seven manufacturing plants.

-        LATIN AMERICA Sales $360 million, +0.6%
Operations in five countries. 13 manufacturing plants.

-        COOPERATIVE MANAGEMENT GROUP
Sales $65 million, +10.8%
Company-owned operations in Kenya, Malaysia, and Pakistan; and joint ventures and technical and licensing agreements in eight additional countries, chiefly in Asia and Africa.
Three manufacturing plants.


                                   [PIE CHART]
                                    SALES BY
                                  PRODUCT GROUP


PRODUCT GROUPS

-        SWEETENERS Sales $812 million, +7.8%; Volumes +18%

-        STARCHES Sales $234 million, +9.9%; Volumes +14%

-        CO-PRODUCTS Sales $214 million,+16%; Volumes +6.3%

-        OTHER Sales $107 million, +31%; Volumes +80%

[GRAPHIC]
CONSUMER FOODS

CPC's consumer foods business, accounting for 70% of the company's worldwide sales, consists of three worldwide businesses - Knorr soups, sauces, bouillons, and related products; Dressings; and Foodservice - and several regional businesses.

   Consumer foods grew well in 1996 on the strength of the company's market-leading brands and broad global reach. Sales increased 5.9% to $6.9 billion and operating income rose 16% to $970 million. Worldwide volumes, including acquisitions, increased 6.7%.


                           KNORR AND RELATED PRODUCTS

Worldwide sales of Knorr soups, sauces, bouillons, and related products were $3.1 billion, 7.9% higher than in 1995. Volumes increased 6.3%.

   Knorr and other related savory products are marketed by CPC in 59 countries. This broad and innovative product portfolio - which ranges from dehydrated bouillon cubes to fast-cook meal dishes - builds on creative chefmanship and an understanding of local tastes and cooking styles to deliver high quality, convenient products.

   European sales of Knorr and related products, which include sales from CPC's businesses in Africa and the Middle East, were $2.2 billion in 1996. Strong sales and volume gains were due chiefly to innovative new products and the extension of successful products into new countries.

   New in 10 European countries are high-quality, fast-cooking Knorr pasta and rice dishes. These products are part of a major new product success for CPC in Europe that began with the Knorr Spaghetteria pasta line launched in Germany and Austria in 1995.

   The bouillon cube, a longtime mainstay, has been "reinvented" by CPC over the last two years. Volumes of bouillons in Western Europe, which slid in 1995, grew by 8% in 1996 with the success of a new generation of Knorr culinary cubes now marketed in a dozen countries. These products include a successful line of cubes that squeeze fresh herbs into a convenient cube format to suit today's cooking styles.

[GRAPHIC]

   Other innovative Knorr products launched during 1996 included single-serve snacks and a fat free granulated bouillon in Switzerland; pasta soups in Sweden; pasta and rice sauces in Belgium and Ireland; instant soups in Portugal; and salad dressing mixes in Poland and Holland. In Israel, CPC introduced a line of snacks in cups, based on pasta, rice, or potatoes, under the Telma brand.

   Also contributing to the strong European results was the Pot Noodle hot snacks business, acquired by CPC in the U.K. late in 1995. Pot products are pasta- or rice-based snacks packed in single-serve plastic cups and prepared with hot water. CPC added microwaveable versions in 1996. The products, backed by comic, irreverent advertising, are widely popular with young people in the U.K. and Ireland, and sales and profits grew strongly in 1996.

   In Latin America, market-leading Knorr bouillons provide a strong foundation for growth. CPC continued to broaden its Knorr brand business beyond bouillons with other convenient products that suit local eating habits. New in 1996 were mole sauces in Mexico; Home Style soups in Colombia; diet bouillon, a saffron-flavored cube, and gnocchi mix in Argentina; a stir-fry cube in Uruguay; and fast-cooking rice dishes in Chile.

   In North America, CPC adapted the Spaghetteria product concept from Europe to launch fast-cooking Knorr pasta with sauce. CPC also added two new varieties to its successful line of dehydrated pasta sauces and, in Canada, six new Knorr Cup products. The Mueller's brand group launched Italian Style pasta and, in early 1997, Mueller's Pasta Quick products, an innovative line of cuts that cook in two minutes.

   In Asia, Knorr bouillons are CPC's No. 1 product priority, and sales increased 17% during the year.

   In China, the company's businesses in Guangzhou, Beijing, and Shanghai all market Knorr bouillons. Sales of Knorr bouillons to foodservice customers are growing strongly, and retail sales are also growing well. In Guangzhou, consumer research shows Knorr brand awareness of 97% among 1.5 million target households, with 84% of this group

[GRAPHIC]

                                     (1989)
                                     ------
                                 U.S. Spoonables
                                    Category
[GRAPHIC]                         $1.2 billion

[GRAPHIC]                            (1992)
                                     ------

                                     (1996)
                                     ------
                                 U.S. Dressings
                                    Category
(GRAPHIC)                         $3.2 billion

EXTENDING OUR UMBRELLA

Once, the Hellmann's and Best Foods brands meant mayonnaise only. Today our extended brand umbrella covers a family of new dressings products, broadening our growth opportunities.

CATERING TO THE WORLD'S TASTES

In 57 countries chefs and foodservice operators choose CPC's great brands for taste, convenience, and value. CPC's foodservice sales rose to $1.3 billion in 1996.
[BAR GRAPH]

1996    $ 1.3 billion
1995    $ 1.2 billion
1994    $ 1.0 billion
1993    $ 0.9 billion
1992    $ 0.9 billion


[GRAPHIC]
POUR ON THE BEST

New in 1997: Hellmann's and Best Foods fat free pourable dressings.

POT TO PLATE IN FIVE MINUTES

Knorr Spaghetteria fast-cook pasta dishes have been a hit across Europe.

[GRAPHIC]

85% of our sales of dressings products in 1996 came from No. 1 and No. 2 market share positions.

PLANTING THE FLAG

Across Central and Eastern Europe and Asia, we're planting the Knorr flag. "Knorr countries" new since 1993 contributed $209 million to 1996 sales of Knorr and related products.

82% of our retail sales of Knorr and related products in 1996 came from No. 1 and No. 2 market share positions.


[FLAG GRAPHIC]

96  $3.1 Billion
95
94
93  $2.2 Billion
92
purchasing a Knorr product within the past six months.


                                    DRESSINGS

Worldwide sales of mayonnaise, other dressings, and corn oil were $1.9 billion in 1996, up 6.4%. Worldwide volumes were 6.8% higher.

   CPC's dressings business comprises mayonnaise and other ready-to-use dressings that enhance and add flavor to foods. Marketed by CPC in 45 countries, chiefly under the Hellmann's brand, this range of value-added products is based upon superior dressings-related technologies and consumer-driven innovation.

   In North America, where CPC is the longtime market leader in mayonnaise, the big news in 1996 was pourable salad dressings. CPC successfully launched pourable dressings early in the year under the Hellmann's brand in the Northeastern U.S. and the Best Foods name on the West Coast, significantly broadening its dressings business.

   These new products made a strong debut. The company launched entries in the Ranch, Italian, and other top-selling flavor segments; together these account for about 80% of all sales of regular pourable dressings. In their first year, CPC's entries achieved a No. 3 market share position in their introductory markets in these segments.

   CPC is now rolling out its pourable dressings nationwide. And it is adding a line of fat free products. Like the regular varieties, the fat free dressings are preferred over all major competitors in consumer testing.

   The company leveraged its pourable dressings by quickly transplanting them to Latin America. CPC's Latin business imported Hellmann's dressings into four countries, with additional country launches planned. Pourable dressings represent a significant opportunity in Latin America: salad consumption is high and growing in the region, and nearly all the dressings used are homemade.

[GRAPHIC]

   Mayonnaise remains the keystone of CPC's dressings business. In the U.S., Hellmann's and Best Foods mayonnaise improved its market share and profitability in a category that declined modestly. In Germany, CPC introduced Hellmann's mayonnaise. In France, the Lesieur dressings business, acquired in 1995, contributed to dressings gains in Europe. Key products were relaunched and a new advertising campaign was introduced, stimulating the business.

   Elsewhere, new mayonnaise products introduced in 1996 include mayonnaise with olive oil in Portugal and the U.K. In Poland, CPC tripled the size of its mayonnaise business by adding a traditional-style product, Hellmann's Babuni (Granny) mayonnaise.

   In Asia, CPC began producing Hellmann's mayonnaise and spoonable Thousand Island salad dressing at its Beijing manufacturing plant for retail and foodservice customers.

   Worldwide sales of corn oil and other oils were unchanged in 1996, on slightly lower volumes. CPC's Mazola corn oil is the market leader in the U.S. , where volumes grew on the strength of sales to Hispanic consumers and improved performance of Mazola RightBlend canola and corn oil blend. Mazola corn oil is also the market leader in Latin America. Here as well CPC has leveraged the Mazola name into faster growing oil categories. In 1996 the company introduced Mazola olive oil in Argentina.

                             FOODSERVICE (CATERPLAN)

CPC's foodservice business (known as Caterplan in most markets outside the U.S.) supports the operators of restaurants, cafeterias, and other places where food is served. In 57 countries, CPC foodservice businesses leverage the company's major products, brands, and its distinctive know-how in the growing global market for food prepared away from home.

   Sales of products sold through CPC's foodservice operations are included in the appropriate categories in this report. In 1996, sales totaled approximately $1.3 billion, about 5.4% higher than in 1995.

   CPC's largest foodservice operation is in Europe. It is increasingly focused on faster leveraging of pan-European products, such as the Knorr ready-to-use liquid gourmet sauces introduced in 1996 in eight countries. The company has successfully transferred its foodservice success formula to Central and Eastern Europe, where CPC was among the first to establish foodservice businesses. Sales from these new businesses grew 37% in 1996.

[GRAPHIC]

   CPC's foodservice business in North America introduced 13 varieties of pourable salad dressings, Hellmann's and Best Foods Deli Blend spoonable dressing, and a line of Knorr instant gravies. It also added Knorr Primerba herbs in oil, a product developed by CPC in Europe.

   CPC's fastest growing foodservice businesses are in the developing markets of Latin America and Asia. In Latin America, increased focus on foodservice resulted in a 45% increase in the company's customer base in its five largest affiliates. In Asia, foodservice growth was fueled by sales in CPC's new businesses in China and continuing growth in sales to chain accounts, as well as by new products.

[GRAPHIC]
                        STARCHES (BASIC NUTRITIOUS FOODS)

Sales of starches (Basic Nutritious Foods) and syrups were $601 million, 7.9% higher, on volumes that increased 11.6%.

   In Latin America, CPC has extended this business from corn starch, where its Maizena brand is the market leader, to vitamin-fortified, flavored cereal mixes that include corn and rice flours and oats. In 1996 the company added new blended cereal mixes under the Maizena name in Colombia and the Polly brand in Venezuela.

   AdeS soy-based beverages are a fast-growing part of CPC's consumer foods business in Latin America. A success in its home market of Argentina, this line of aseptically-packed, flavored beverages has been extended by CPC into several other markets.

   CPC is also developing starch businesses in South Africa and Kenya. In South Africa, a quick-cooking, vitamin-fortified maize meal under the Mazola brand is adding value to traditional maize meal products. In Kenya, the company introduced Ndume beverage mix, used for making a corn starch-based drink popular in eastern Africa.

   CPC also markets Argo corn starch and other starch products for cooking and baking applications in North America, Europe, and Asia. It sells Karo corn syrup and other syrups in North America, Latin America, and Asia.


                                    DESSERTS

Desserts and baking aids sales increased 1.2% to $309 million in 1996, on slightly higher volumes.

   CPC's largest desserts business is in Europe, where the company markets ready-to-eat desserts, dessert mixes, and baking aids. In 1996 sales of single-portion packs of Ambrosia rice and custard in the U.K. grew well. Other ready-to-eat successes included Alsa Bate e Pronto chocolate mousse in Portugal and Alsa fruit topping in a squeezable plastic bottle in Greece. New dessert mix products included an improved Alsa no-cook flan and a Maizena mix for preparing tarts in France, and Alsa Gelly-ja instant gelatin mixes in Portugal.

   In Latin America, CPC's International Dessert Partners (IDP) joint venture launched ready-to-use frostings, and mixes for cakes, brownies, and creamy chilled desserts in 1996, creating excitement in what had been a quiet product category. The products were rolled out in Argentina, Brazil, Colombia, Mexico, and Uruguay.

    IDP is a joint venture with General Mills. Results are treated on an equity basis and not included in CPC's desserts category results. IDP combines General Mills' Betty Crocker desserts brand and product expertise with CPC's Maizena brand, knowledge of the markets, and sales and distribution capability. Most of the products are unique in their markets. Local launches are being backed by in-store product sampling and television advertising.


                                  BREAD SPREADS

Sales of peanut butter and other bread spreads increased 3.5% to $366 million. Volumes were unchanged.

   CPC's biggest bread spread business is in North America, where the company markets Skippy peanut butter. After several difficult years, the peanut butter category grew during 1996, fueled by lower prices and increased sales of reduced fat products. The Skippy brand is No. 2 in the market. Volumes were higher and its profitability improved strongly in 1996. An improved Skippy Creamy peanut butter, which in taste tests among consumers scored as high as the market leader, was introduced during the year, along with new package graphics.

   CPC has a strong peanut butter business in Asia, where peanuts are popular in local cooking. And it successfully introduced the Skippy brand in South Africa, producing peanut butter at a manufacturing facility rebuilt with the help of CPC experts from Canada.

   CPC's bread spreads group also includes the following brands of jams: Best Foods, Regal, and Lady's Choice in Asia, Fruco in Colombia and Ecuador, Santa Rosa in Italy, Mateus in Portugal, 778 in Israel, and Frank Cooper's in the U.K. Marmite savory spread, a British favorite, is also exported to Canada and Asia.

[GRAPHIC]

[GRAPHIC]
BAKING BUSINESS

In its first full year of operations, the CPC Baking Business delivered sales of $1.6 billion and operating income of $89.3 million.

   CPC created its baking division in October 1995 when it acquired Entenmann's sweet baked goods, Freihofer's sweet baked goods and breads, Oroweat breads, and Boboli pizza crusts and combined them with its existing Thomas' English muffins and bagels, Arnold and Brownberry breads, and Sahara pita bread businesses.

   The acquisition added $.03 per share to 1996 earnings, as was originally projected by CPC. And it provided an array of market-leading brands that make CPC the No. 1 fresh premium baker in the U.S. with one of the strongest direct-to-store delivery networks in the baking industry.

   During the year CPC merged the two businesses and quickly captured significant synergies in distribution, production, and other areas. And it made progress in each of its product segments, launching more than 100 new products.


                            1996 SEGMENT PERFORMANCE

Each of CPC's regional bread and roll brands is among the leaders in its primary markets, and the company increased sales and volumes of these products in 1996. The improved performance was led by Freihofer's in the Northeast and Oroweat in the West. Among new Freihofer's products were Classic sandwich rolls varieties borrowed from the Oroweat business. Oroweat, the No. 1 bread brand on the West Coast, had continued success with its super-premium Master's Best products.

   Specialty bread sales and volumes, led by Thomas' brand products, grew strongly. Riding the bagel boom, CPC extended Thomas' bagels into new markets and added Brownberry bagels in the Midwest. Thomas' English muffins grew well, supported by new flavors and extension of regular and Sandwich Size muffins into new geographic markets.

   Sales and volumes of sweet baked goods were lower in 1996 due to a sharp decline in sales of reduced fat and fat free products. The company is introducing an improved line of Entenmann's Light baked goods in 1997. In its regular sweet baked product lines, CPC reversed a decline through new-product successes, such as Softee donuts and Orchard Delight cakes, and extension of Popems donut holes and other products into new markets.

   The biggest new product success was Entenmann's Multi-Grain cereal bars. Delivered direct to stores with CPC's fresh-baked products, Entenmann's cereal bars take the brand into a large and growing category with a product that consumer testing shows tastes better than the leading brand. Launched initially in the Eastern U.S., the products will be rolled out nationally in 1997.

   In the U.K., where CPC has established a baking beachhead, Entenmann's cakes and pastries were introduced to a growing roster of retailers. The products are unique in the U.K. and are being marketed as "a slice of America."


                                NEW EFFICIENCIES

During 1996 CPC began restructuring and consolidating its network of more than 300 sales depots and 4,500 delivery routes. For example, two overlapping systems in California were combined into a single network, eliminating the need for 90 routes. Route restructurings were also completed in the Albany, Atlanta, and Chicago markets.

   Realignment of production will allow the company to close three of its bakeries in 1997, as announced during 1996. CPC also developed unique and highly-efficient ovens for Thomas' English muffins that bake in the same distinctive "nooks and crannies" that made the brand famous.

   CPC also fine tuned its specifications for key ingredients. For example, eight different standards for flour were whittled down to two. And the business integrated its purchasing functions - tapping the buying power of CPC's consumer foods businesses where possible - to improve leverage with suppliers. Savings helped offset sharp increases in 1996 in the cost of wheat and other ingredients. Lower ingredient costs and additional benefits from the purchasing program are expected in 1997.

[GRAPHIC]

[GRAPHIC]
Market-leading brands make CPC the No. 1 fresh premium baking company in the U.S.

[GRAPHIC]
MEET MULTI-GRAIN Introduced at midyear, Entenmann's Multi- Grain cereal bars quickly became the No. 3 cereal bar brand in the Northeast. They're now rolling out nationally.

BAGELMANIA

Thomas' bagels, in both regular and (bigger) "New York Style" sizes, will be extended into new markets in 1997.
[GRAPHIC]

SALES IN HAND

   Sales of convenient, "hand-held" Entenmann's products have jumped 28% since 1994, fueled by new products like Softee donuts.
[GRAPHIC]

                                   [GRAPHIC]

A BITE OUT OF EXPENSES

The CPC Baking Business, quickly capturing acquisition synergies, cut distribution, selling, and other costs by $15 million in 1996.


                                   [GRAPHIC]

                                   [GRAPHIC]

ON THE RISE

Oroweat bread is No. 1 in the Western U.S. Volumes of the brand's super-premium Master's Best products nearly doubled in 1996.


                                   [GRAPHIC]

                           INTO EVERY NOOK AND CRANNY
                        Thomas' English Muffin Expansion

                                     [MAP]

                                   [GRAPHIC]

[GRAPHIC]

                                 CORN REFINING

In February 1997, CPC announced that it intends to spin off its corn refining business, with the goal of enhancing the growth prospects of both the corn refining and packaged food businesses. The transaction is expected to be completed by the end of 1997.

   In 1996 worldwide sales of CPC's Corn Refining Business increased 10.9% to $1.4 billion, but operating income fell 70% to $64.9 million. The operating income decline reflected sharply lower margins as the cost of corn during the year rose to unprecedented levels. A loss from corn futures positions, liquidated in the fourth quarter, also contributed to the decline.

   The cost to CPC of corn in 1996 was about 75% higher than recent averages due to a poor corn crop and forecasts of tight supplies, as well as unusually high delivery costs that could not be hedged economically. An important part of this cost increase could not be recouped through pricing because of competitive pressures.

   Corn prices not only reached record highs, they were also extraordinarily volatile. Expecting a further run-up in corn prices, the company late in the year purchased futures contracts to protect anticipated firm-price business. When corn prices instead fell sharply and the business as anticipated did not materialize, the company liquidated the futures contracts and recognized a $40 million loss.


                            NEW EFFICIENCIES IN 1996

Although the financial results were disappointing, CPC's corn refining operations increased efficiency in 1996. Fifteen of the company's corn refining plants set records for corn grind during the year.

   The company also made progress in leveraging its corn refining assets, taking a more global view of its business. CPC has wholly-owned operations in North America, Latin America, Asia, and Africa; interest in a joint venture in Mexico; and other joint venture interests, as well as licensing and technical agreements, chiefly in Asia and Africa. It is maximizing this strength by extending capabilities into new markets, moving products across borders, and forming strategic relationships with partners. Examples of these activities during 1996 included the following:

- Production of high fructose corn syrup (HFCS) began in Mexico, where CPC formed a joint venture in 1994 with that country's largest corn refiner. In December, the new business, Arancia-CPC, aided by CPC experts from the U.S., began producing HFCS 42, an all-purpose sweetener, and HFCS 55, the sweetener-of-choice of the bottling industry.

   Arancia-CPC is the first company to produce HFCS 55 in Mexico, as Mexican bottlers increasingly switch from sugar to HFCS.

- CPC established an export business group in 1996 to match customers anywhere in the world with the right CPC products and producers. By developing this new business, the group is helping the Corn Refining Business to maximize use of its production capacity.

   Operating during the second half of the year, the export group assisted CPC businesses in the sale of product to customers in 37 countries. Much of this new business was in dextrose, utilizing CPC's newly expanded production capacity in the U.S. and capitalizing on the company's global dextrose leadership.

- CPC regionalized the management of its businesses in Argentina, Chile, and Brazil, where the elimination of trade barriers allows the Corn Refining Business to move product efficiently across borders. By viewing these Southern Cone countries as a single market and consolidating three country organizations under a single management team, costs are lowered, future capital investment needs are reduced, and the company becomes more competitive.

- Production of high maltose corn syrup began at CPC's newly rebuilt Cali, Colombia, corn refining facility to meet fast-growing demand from brewers in the region. CPC also expanded production capacity for the product in Brazil.

   Having served the brewing industry in Canada for many years, the company began developing this business in Latin America in 1994. Today high maltose accounts for a significant part of CPC's corn refining volume in the region.

- Through its Cooperative Management Group, CPC established a technical support agreement in Thailand to assist the world's largest tapioca starch producer with its glucose syrup refinery. CPC also has a license to market the glucose worldwide.

                                   [GRAPHIC]

                                   [GRAPHIC]

CAPITALIZING ON GLOBAL OPPORTUNITIES

Major plant expansions in Brazil, Colombia, Kenya, and Pakistan position CPC's Corn Refining Business to excel in fast-growing regions of the world.

SWEET SUCCESS

[GRAPHIC]

CPC and its partner were first in Mexico to produce HFCS 55, the sweetener-of-choice of the bottling industry.

[GRAPHIC]

CPC is the market leader in dextrose, including the super pure product used by pharmaceutical Companies for intravenous solutions.

                                   [GRAPHIC]

CPC's Corn Refining Business has customers in more than 65 industries

EXPORT INCOME

A new export business group is boosting the income stream from corn refining. In 1996 the group matched company affiliates with customers in 37 countries.

CPC's Values


CPC International is an international company comprising locally-managed operations in 62 countries. Each business has significant freedom to make decisions and act independently to further local and corporate business objectives.

   All of our local businesses are also integral to a corporate organization that provides strategic guidance and oversight, as well as constant reinforcement of CPC's shared values. These values call for the highest standards of moral and ethical behavior in all business dealings regardless of situation or geographic location. They express commitment to CPC's people and their career and personal development; to providing high-quality products that deliver value to our consumers and customers; to being good citizens in our communities; to ensuring safe workplaces and a clean environment; and to encouraging and rewarding qualities in our people that help achieve our business objectives, such as courage, candor, and conviction.

   CPC's values have long been promoted, communicated, and enforced throughout the company. We recently published a new booklet containing an expanded statement of CPC's values that in 1996 was translated into 24 languages and distributed worldwide. This booklet includes specific CPC corporate policies governing the full range of business relationships and activities as well as clarification of the essential linkage between our values and our business success.

   In 1997 CPC created a Values and Policies Office as an additional means of encouraging the understanding of, and adherence to, CPC's values and policies.

   Examples of CPC's values in action are to be found in many areas.

                                   [GRAPHIC]

Health, Safety, and the Environment:

CPC's policy on protection of the environment states that CPC will strive for continuous improvement in our operations as they relate to employee health and safety and the environment. For example:

- Since 1989 the Best Foods Division has increasingly reduced packaging materials, to achieve a current annual savings of 8,000 tons.

- In 1996 CPC's corn refining plant in Cardinal, Ontario, was recognized by the Ontario Ministry of Environment and Energy with a "Certificate of Pollution Prevention Achievement" for its reduction in actual and potential emissions of sulfur dioxide.

- And CPC's Gateway City consumer foods plant in Thailand earned the highest marks for good manufacturing practices of all Thai plants audited by the country's Ministry of Industry.

Community Relations:

As good corporate citizens, CPC and its people participate in a variety of projects and groups in CPC's local and national communities. Financial support is provided to many institutions and activities that enhance the quality of community life. In 1996 CPC made contributions valued at approximately $16 million in cash and food products, mainly to educational institutions; health, welfare, and community service organizations; and other cultural and charitable groups. A significant part of CPC's contributions is donated through the company's Matching Gifts Program in the U.S., which matches $2 for every $1 employees contribute.

Employee Development and Opportunity:

CPC is committed to the principles of equal employment opportunity and fair employment practices and values the diversity of its employee family. As stated in the company's newly adopted diversity vision statement: "We will value, leverage, and increase variety and differences in our workforce so that our diversity is the perpetual stimulant of innovation, creativity, and effective problem-solving, providing us with a sustainable competitive advantage that helps us reach the highest levels of quality, productivity, and achievement in achieving CPC's vision to become the best international food company in the world."

Market Positions Worldwide


1 Leader in Market Share                                                         Potato                      Pourable
2 Second in Market Share              Soups*  Sauces*  Bouillons  Mealmakers*   Products  Pasta  Mayonnaise  Dressings  Corn Oil
3 Present in the Market               ==========================================================================================
+ Technical or Licensing Agreement                                       WORLDWIDE BUSINESSES
================================================================================================================================
NORTH AMERICA, CARIBBEAN
================================================================================================================================
 Canada                                 2         2          1                                        1                    1
 United States                          3         3          2           3           3     3          1          3         1
 Dominican Republic                     2                    2                                        3                    3
================================================================================================================================
EUROPE, AFRICA/MIDDLE EAST
================================================================================================================================
 Austria                                1         2          1           1           1                3                    1
 Belgium                                1         1          1           1
 Bulgaria                               3         3          3                       3     3
 Czech Republic                         3         3          3           3           3                1
 Denmark                                1         1          1           1           2                           2
 Finland                                1         1          1           2
 France                                 1         2          2                                        2          2
 Germany                                2         2          2           2           1                3                    1
 Greece                                 1         1          1                       2                1          1
 Hungary                                1         1          1           1           3                2
 Ireland                                1         1          1           1           1     3          1          2         3
 Italy                                  1         3          2           3           1                3                    3
 Netherlands                            2         1          3           2           3                                     3
 Norway                                 2         2          3           2
 Poland                                 1         1          2           1           1                2
 Portugal                               1         3          1                       2                1          2
 Romania                                3         3          3                       3
 Russia                                 1         1          2                       1                3                    3
 Slovak Republic                        3         3          3           3           3                1
 Spain                                  2         3          3           3                            3          3
 Sweden                                 1         2          1           1                                       3         1
 Switzerland                            1         1          1           1                                       3         3
 United Kingdom                         1         1          2           3                 3          1          3         1
================================================================================================================================
 Israel                                 1                    2                       3     3          1                    1
 Jordan                                 3                    3                                                             3
 Kenya                                  1                    1                                                             3
 Morocco                                1         3          1
 Saudi Arabia                                                                                         2                    2
 South Africa                           3         3
 Tunisia                                1                    1
 Turkey                                 1                    2
================================================================================================================================
LATIN AMERICA
================================================================================================================================
 Argentina                              1                    1                       1                1          3         1
 Bolivia                                1         3          3                       3     3          3                    3
 Brazil                                 2         2          1           2                 3          1          3         2
 Chile                                  3         3          3           3           3                1          3         1
 Colombia                               2         2          2           2           3                1          3         1
 Costa Rica                             2                    2                                        1                    3
 Ecuador                                2         2          2           2                            3                    1
 Guatemala                                                                                            3                    3
 Honduras                                                                                             3                    3
 Mexico                                 1                    1           1                            2                    2
 Panama                                 3                    3                                        3
 Paraguay                               1         1          1           1           1                1                    1
 Peru                                   2         2          2           2           2     3          1          3         3
 Uruguay                                1         1          1                       2                1          3         2
 Venezuela                              2                    2           1                            3
================================================================================================================================
ASIA
================================================================================================================================
 China                                            3          1                                        3
 Hong Kong                              1                    1                                        2                    3
 India                                  2
 Indonesia                              1         3          3                                        3          3         3
 Japan +                                1                    1           1                            2          2         1
 Malaysia                               1                    2                                        1          2         1
 Pakistan                               1                    1           1                 3          2                    1
 Philippines                            1         3          1                             2          1
 Singapore                              1                    1                                        1          3         3
 Sri Lanka                              2         1          2
 Taiwan                                 1                    1                                        2                    3
 Thailand                               1         1          1           2                 1          1                    1
 Vietnam                                3                    1                                        1
================================================================================================================================


1 Leader in Market Share                                       Peanut               Desserts  Premium    Corn
2 Second in Market Share                     Foodservice**     Butter    Starches  (Ambient)   Baking   Refining
3 Present in the Market                      ====================================================================
+ Technical or Licensing Agreement                                    KEY BUSINESSES
=================================================================================================================
NORTH AMERICA, CARIBBEAN
=================================================================================================================
 Canada                                           3              2          1                              1
 United States                                    3              2          1         3           1        3
 Dominican Republic                               3                         3
=================================================================================================================
EUROPE, AFRICA/MIDDLE EAST
=================================================================================================================
 Austria                                          3                         1
 Belgium                                          3                         1
 Bulgaria
 Czech Republic                                   3
 Denmark                                          3                         1         3
 Finland                                          3                         2
 France                                           3                         1         1
 Germany                                          3                         1         3
 Greece                                           3                         2         2
 Hungary                                          3                                   3
 Ireland                                          3                         2         3
 Italy                                            3                         1
 Netherlands                                      3                         1
 Norway                                           3                         1
 Poland                                           3                                   3
 Portugal                                         3                         1         2
 Romania                                          3
 Russia                                           3              3
 Slovak Republic                                  3
 Spain                                            3                         1         2
 Sweden                                           3              3          1
 Switzerland                                      3                         1
 United Kingdom                                   3                         1         1           3
=================================================================================================================
 Israel                                           3              1                    2
 Jordan
 Kenya                                            3                         1                              1
 Morocco                                          3                         1         1
 Saudi Arabia                                     3              3          1
 South Africa                                     3              3          3                              +
 Tunisia                                          3                                   3
 Turkey                                           3                         1         3
=================================================================================================================
LATIN AMERICA
=================================================================================================================
 Argentina                                        3                         1         3                    1
 Bolivia                                          3                         1
 Brazil                                           3                         1         3                    1
 Chile                                            3                         3                              1
 Colombia                                         3              1          1         3                    1
 Costa Rica                                       3              3          1
 Ecuador                                                                    3
 Guatemala                                        3              3          2
 Honduras                                                        3          1
 Mexico                                           3              2          1         3                    1
 Panama                                                                     1
 Paraguay                                         3                         1
 Peru                                             3              3          2
 Uruguay                                          3                         1         3
 Venezuela                                        3                                                        +
=================================================================================================================
ASIA
=================================================================================================================
 China                                            3              3          3
 Hong Kong                                        3              1          1         1
 India                                                                      1         1                    +
 Indonesia                                        3              3
 Japan +                                          3                                                        +
 Malaysia                                         3              1                    2                    1
 Pakistan                                         3                         1         1                    1
 Philippines                                      3              1                    1
 Singapore                                        3              1          1         1
 Sri Lanka                                        3
 Taiwan                                           3              1
 Thailand                                         3              1                                         +
 Vietnam                                          3
=================================================================================================================

  * Dehydrated products only.

 ** CPC foodservice (catering) products hold leading share positions in many of the categories in which they compete.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CPC INTERNATIONAL INC. AND SUBSIDIARIES

In February 1997, CPC announced that it intends to spin off its corn refining business, with the goal of enhancing the growth prospects of both the corn refining and packaged food businesses. The transaction is expected to be completed by the end of 1997 and is subject to approval by the Board of Directors and a ruling by the Internal Revenue Service that the transaction will be tax free to CPC and its shareholders. Following the spin-off, CPC will consist of its existing operations in branded grocery products, baking, and foodservice.

OVERVIEW OF 1996 AND OUTLOOK FOR 1997

For 1997, CPC's primary objective is to improve returns through focused development of its currently existing three businesses: consumer foods, baking, and corn refining. The Company's strategy for its consumer foods business is to pursue worldwide sales, volume, and profit growth in its core products: Knorr soups, sauces, bouillons, and related products; dressings; and foodservice. For the baking business, the Company's strategy is to capture operating efficiencies and develop new growth opportunities for its market-leading brands. The Company's strategy for its corn refining business is to maximize its return by improving profitability, investing selectively for growth; and leveraging this business's strength through strategic relationships.

   In line with these strategies, during 1996 the Company focused on volume growth; introduced many new products in all three of its businesses and throughout the world; combined its own baking business successfully with a large baking business it acquired at the end of 1995 and also integrated several smaller acquisitions in the consumer foods businesses in Europe and Asia with existing operations in those regions; expanded and built production facilities; and essentially completed its restructuring actions announced in 1994 and 1995.

   The earnings growth resulting from these activities was very positive in the consumer foods and baking businesses. However, the results for the Company overall were held back by a major drop in corn refining earnings due to very unfavorable corn prices and corn delivery costs and the cost of liquidating in the last quarter of the year important futures positions of high-priced corn after prices had fallen sharply. In addition, margins in this business were pressured by new capacity for high fructose corn syrup. Earnings were also affected by the following events: European currency values in 1996, compared to the prior year, were weaker; in North America's consumer foods and baking businesses, continued consumer concerns about fat consumption held back demand in several important product categories, while high commodity costs restrained margins; and in the Latin American region, Argentina's and Brazil's economic environments remained stable, while economic recovery continued to be slow in Mexico, Colombia, and Venezuela, also impacting CPC's operations.

   Our earnings expectations for 1997 are based on the assumption that conditions relating to consumption, costs, currency values, competition, and political and social environments in the economies and industries in which CPC operates will not change significantly overall. Our expectations are also based on the assumption that economies in most areas of the world will continue to progress at current, generally modest, rates of growth. More specifically:

   - In the U.S., it is expected that economic growth will remain at a level similar to 1996. It is likely that this will benefit the Company, as will offerings of reformulated reduced fat and fat free baked products and other new products. Easing agricultural commodity prices may benefit 1997 earnings growth, although in the corn refining business it is anticipated that the recovery from the severely depressed profit level of last year will be slow and modest due to continued strong competitive pressure on prices related to overcapacity in the high fructose corn syrup sector of this industry.

   - Also in the U.S., the continued integration of the acquired baking operations over the next 24 months should result in further synergies during 1997 and beyond and is expected to contribute to profits.

   - In Europe, the economies are expected to continue their generally modest growth with some weakness in Germany. Currency values on average in 1997 are likely to be notably lower than their 1996 levels. Competition will continue strong as the European Union's food manufacturers and retail trade continue to seek efficiencies. These factors will continue to have a moderating effect on the division's volumes, sales, and profit growth. However, CPC's leading brands, wide geographic presence, and its new products and businesses are expected to provide the needed strength to counteract these forces.

   - In Latin America, the stability during 1996 throughout the region, as well as the expected slow recovery in Mexico, Colombia, and Venezuela, should result in an improving economic climate in 1997. This should encourage a higher level of business investment than during 1995 and 1996. Together with freer markets and open borders, increased regional business activities should benefit income and consumption levels. CPC, with its strong market positions throughout the area, is expected to show continued progress in 1997.

   - In Asia, economic growth overall in 1997 is expected to remain at recent rates. Because the Company's products have relatively low market penetration in most countries in that area, CPC continues to see important opportunities for growth in its businesses there.

   Should some of these factors prove to be materially different from our expectations, earnings could be correspondingly affected.

   The last three years' financial results are discussed below. A general description of operations appears on pages 2 through 23 of this report.

RESULTS OF OPERATIONS: 1996 COMPARED TO 1995

NET SALES in 1996 increased 17% over the previous year to $9.8 billion with all divisions contributing to the increase. The baking business accounted for 64% of the increase, mainly as a result of inclusion of a full year's sales from the baking business acquired October 2, 1995. The consumer foods business accounted for 27% of the increase in sales, and corn refining accounted for 9%. Volumes, which were up 17% including acquisitions, accounted for the entire sales increase as small price gains were offset by currency declines. Businesses acquired in 1995 generated 11.4% of the sales gain.

   Consumer foods sales rose 5.9% to $6.9 billion on volume gains of 6.7%, including the effects of acquisitions, and on improved prices offset by weaker currency values. In North America, sales increased 2.7% on volume gains and pricing improvements. In Europe, a 7.4% increase in sales was the result of a 7.8% volume gain, due in part to acquisitions, and of better prices offset by weaker currency values. In Latin America, sales rose 5.2% on strong volume gains, overcoming weaker prices. Asian sales increased 9.3% as volumes and prices improved, but were partially offset by weaker exchange rates. Baking business sales, which included a full year for the new baking business versus only a quarter last year, increased to $1.6 billion in 1996. Volumes for the original baking business increased 1.8% while prices improved. Corn refining sales increased 10.9% with all divisions reporting volume gains.

   COST OF SALES AND OPERATING EXPENSES. Cost of sales as a percentage of net sales was 61.4% in 1996, resulting in a gross profit margin of 38.6%, which was lower than the nearly 40% in 1995. Higher raw material costs, particularly for corn, which reached an all-time high, more than offset gains from improved pricing and new efficiencies achieved as a result of the restructuring programs initiated in prior years. Additionally, a $40 million loss, taken for certain liquidated corn futures positions following a steep decline in the market price of corn, also reduced gross profit margins. Marketing expenses increased $103 million but declined as a percentage of sales versus 1995 from 9.9% to 9.5%. Conversely, selling, general, and administrative expenses increased slightly as a percentage of sales. These changes were chiefly due to the acquisition of the baking business, which has operating costs more heavily weighted to selling expenses due to its direct-to-store delivery system.

   OPERATING INCOME increased 2.6%, excluding 1995 special items (see Restructuring, integration and other charges -- net on page 26). Strong volume gains in all divisions were largely offset by much lower corn refining margins. Weaker currency values also adversely affected results. Consumer foods results improved by 16% on strong volume gains in all geographic areas and improved margins partially offset by weaker currency values. Operating income increased by 7.1% in North America, 20% in Europe, 23% in Latin America, and 4.1% in Asia. Baking business operating income increased substantially compared to 1995, mainly due to the inclusion of a full year's results for the acquired business. Excluding the acquisition, this division achieved a small volume gain. Margins were lower due to higher raw material costs. Operating income for corn refining decreased nearly 70% due to effects of high corn prices and the commodity futures losses mentioned above. However, volumes increased in all geographic areas.

   FINANCING COSTS of $175 million increased by 35% mainly due to interest expense related to the full year's debt for businesses acquired during 1995. In addition, average

                                    WORLDWIDE
                                OPERATING INCOME
                                  ($ Millions)
                                     [GRAPH]

                       1994                            939*
                       1995                          1,065*
                       1996                          1,092

                       *Excludes special items



                                   MARKETING
                                  EXPENDITURES
                                  ($ Millions)
                                    [GRAPH]

                       1994                         712
                       1995                         833
                       1996                         936

borrowings outstanding and interest rates increased marginally. Higher financing costs were partially offset by lower foreign currency exchange losses.

   PROVISION FOR INCOME TAXES. The effective tax rate in 1996 was 33.6%, compared to 38.5% in 1995. This 4.9% decline was chiefly due to a decrease in the tax rate in certain foreign jurisdictions and an increase in the proportion of Company income earned overseas. This foreign income, on average, was taxed at a lower rate than domestic income in 1996. Also contributing to the lower effective tax rate was the resolution of several tax issues in 1996 in various jurisdictions. It is expected that the effective tax rate in 1997 will be approximately 36%.

   NET INCOME AND EARNINGS PER COMMON SHARE of $580 million and $3.93 increased 5.9% and 7.1%, respectively, excluding the special items in last year's results. These increases resulted from slightly higher operating income and the benefit of a lower effective tax rate, which more than compensated for higher financing costs. Fewer shares outstanding in 1996 compared to 1995 also benefited earnings per common share.

RESULTS OF OPERATIONS: 1995 COMPARED TO 1994

NET SALES in 1995 increased 14% over 1994 to $8.4 billion with consumer foods accounting for 74% of the overall increase and the baking business making up the balance. Volumes, including acquisitions, were 9.1% higher, contributing strongly to the sales gain. Acquisitions increased sales by $390 million or 5.3%. Consumer foods sales rose 13% to $6.5 billion on volume gains of 6.2%, favorable exchange rates, and better prices. In North America, volumes were off 2% but better prices resulted in a sales gain of 2%. Sales in Europe increased 17% on stronger currency values and volume gains, with acquisitions contributing importantly. In Latin America, sales advanced 11% on higher volumes. Asian sales rose more than 30%, chiefly due to the new businesses in the region and the consolidation of a Korean joint venture, which had previously been accounted for on an equity basis. Baking business sales advanced 60% to $675 million, including $272 million of additional sales from the acquired baking business. Corn refining sales remained flat at $1.2 billion as volume gains were offset by the elimination of sales of a Mexican business, which was converted into a joint venture early in 1995. Lower selling prices also reduced sales.

   COST OF SALES AND OPERATING EXPENSES. Cost of sales as a percentage of net sales was approximately 60% in 1995, resulting in a gross profit margin of nearly 40%, slightly better than the 39.5% in 1994. The improvement reflects the benefits of restructuring existing businesses and better prices, which more than offset higher raw material costs. Marketing expenses as a percentage of net sales increased slightly compared to 1994. The ratio of selling, general, and administrative expenses to sales also increased marginally, reflecting mostly the increase in amortization of goodwill from recent acquisitions.

   RESTRUCTURING, INTEGRATION, AND OTHER CHARGES -- NET. In 1995, the Company recorded a net pre-tax charge of $58 million comprising a $55 million charge for the integration of its acquired baking business with its existing baking business, a $75 million charge for further restructuring of its worldwide businesses ($60 million for consumer foods and $15 million for corn refining), and a $72 million gain from the sale of two businesses ($52 million in corn refining and $20 million in consumer foods). Operating income, net income, and earnings per common share, excluding the effects of these items, were $1,065 million, $548 million, and $3.67, respectively. In 1994, the Company also recorded a pre-tax charge of $227 million for the cost of a worldwide restructuring program ($175 million for consumer foods, $33 million for baking, and $19 million for corn refining). Operating income, net income, and earnings per common share, excluding the effects of this charge, were $939 million, $482 million, and $3.17, respectively.

   OPERATING INCOME, excluding the special items mentioned above, increased 14% derived primarily from higher volumes in all segments. Consumer foods, excluding its portion of special items, advanced 14% on good volume gains in all geographic areas, except North America, and stronger exchange rates. Margin improvements in North America and Europe offset declines in other areas. Baking business results, excluding its share of special items, increased more than 70% due to the acquisition in the fourth quarter and improvement in margins. Corn refining operating income, excluding its share of special items, was 3.3% higher than 1994.

   FINANCING COSTS of $130 million were $33 million higher than 1994 due to higher interest expense resulting from acquisitions and higher exchange losses.

   PROVISION FOR INCOME TAXES. The effective tax rate in 1995 was 38.5%, compared with 39.5% in 1994. The lower tax rate in 1995 was attributable to the effects of declines in worldwide tax rates. The Company's effective tax rate was higher than the U.S. statutory rate of 35% because it included state income taxes and foreign income taxed at effective rates higher than the U.S. statutory rate.

   NET INCOME AND EARNINGS PER COMMON SHARE, excluding special items mentioned above, increased 14% and 16%, respectively, resulting from higher operating income and the lower effective tax rate partially offset by higher financing costs. Fewer shares outstanding also improved earnings per common share.

KEY BALANCE SHEET ITEMS

At year-end 1996, assets increased $331 million to $7.9 billion from the prior year mainly due to capital expenditures and increased trade working capital, partially offset by weaker European currency values. Total debt increased $168 million to $2.9 billion.

   Total assets in 1995 increased $1.9 billion to $7.5 billion from year-end 1994 largely due to acquisitions, which added more than $1.4 billion. Stronger European currency values and capital expenditures also increased total assets. Total debt increased by nearly $1.2 billion, reflecting mostly the cost of acquisitions.

NET CASH FLOWS

Strong cash flows from operations continued to fund the Company's working capital and capital expenditure programs, as well as the quarterly dividend, which was increased 7.9% to $0.41 per share. Cash flows from operations in 1996 of $791 million were 12% below 1995 and 7.5% above 1994. In 1996, cash flows were lower than 1995 as the increase in trade working capital was not fully offset by higher net income and depreciation and amortization.

   In 1995, the cash flows from operations were higher than 1994 due to higher net income and higher depreciation and amortization, partially offset by increased trade working capital.

   Investing activities were lower than in 1995 mainly due to a decrease in acquisitions in 1996. Capital expenditures were 14% higher in 1996 as the Company continued to invest in new facilities and plant upgrades, chiefly in its consumer foods business. Increasing amounts are also being spent on new computer systems to enhance productivity. Investing activities in 1995 were higher than in 1994 mostly because of acquisitions and a 25% increase in capital expenditures. In addition, the Company in 1996 loaned $60 million to its Mexican joint venture for the construction of a new plant. The Company expects the level of capital expenditures in 1997 to be lower.

   During the year, the Company also purchased three million shares of its common stock, which reduced the number of shares outstanding and increased earnings per share by $.05. The cost of these purchases added approximately $209 million to the Company's financing requirements.

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

/s/Konrad Schlatter
-------------------

Konrad Schlatter
Senior Vice President and Chief Financial Officer
February 5, 1997

INDEPENDENT AUDITORS' REPORT

[KPMG Peat Marwick LLP LOGO]

The Board of Directors and Stockholders
CPC International Inc.:

We have audited the accompanying consolidated balance sheets of CPC International Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CPC International Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/KPMG Peat Marwick LLP
------------------------
KPMG Peat Marwick LLP
New York, New York
February 5, 1997

CONSOLIDATED STATEMENTS OF INCOME
CPC International Inc. and Subsidiaries


For the years ended December 31
$ Millions except per share amounts                         1996            1995           1994
=================================================================================================
Net sales                                                  $ 9,844        $ 8,432        $ 7,425
-------------------------------------------------------------------------------------------------
Cost of sales                                                6,049          5,064          4,496
-------------------------------------------------------------------------------------------------
Gross profit                                                 3,795          3,368          2,929
-------------------------------------------------------------------------------------------------
Marketing                                                      936            833            712
Selling, general, and administrative                         1,780          1,487          1,289
Restructuring, integration, and other charges -- net            --             58            227
Equity in earnings of unconsolidated affiliates                (13)           (17)           (11)
-------------------------------------------------------------------------------------------------
Expenses and other income -- net                             2,703          2,361          2,217
-------------------------------------------------------------------------------------------------
Operating income                                             1,092          1,007            712
-------------------------------------------------------------------------------------------------
Financing costs
Exchange losses                                                  3              7              5
Interest expense -- net                                        172            123             92
-------------------------------------------------------------------------------------------------
   Total financing costs                                       175            130             97
-------------------------------------------------------------------------------------------------
Income before income taxes and minority interest               917            877            615
Provision for income taxes                                     308            338            243
Minority stockholders' interest                                 29             27             27
-------------------------------------------------------------------------------------------------
Net income                                                 $   580        $   512        $   345
-------------------------------------------------------------------------------------------------
Earnings per common share                                  $  3.93        $  3.43        $  2.25
=================================================================================================

See notes to consolidated financial statements.

                              CAPITAL EXPENDITURES
                                  ($ Millions)
                                    [GRAPH]

CONSOLIDATED BALANCE SHEETS
CPC International Inc. and Subsidiaries


December 31
$ Millions                                                    1996         1995
=================================================================================
ASSETS
Current assets
Cash and cash equivalents                                    $  163       $  203
Accounts receivable -- net                                    1,386        1,293
Inventories                                                   1,052        1,011
Prepaid expenses                                                 94           70
Deferred tax asset                                               56           42
---------------------------------------------------------------------------------
   Total current assets                                       2,751        2,619
---------------------------------------------------------------------------------

Investments in and loans to unconsolidated affiliates           172           93
---------------------------------------------------------------------------------

Plants and properties

Land                                                            127           99
Buildings                                                     1,260        1,254
Machinery and equipment                                       4,252        4,055
---------------------------------------------------------------------------------
                                                              5,639        5,408
Less accumulated depreciation                                 2,559        2,510
---------------------------------------------------------------------------------
   Total plants and properties                                3,080        2,898
---------------------------------------------------------------------------------

Intangibles

Excess cost over net assets of businesses acquired            1,504        1,506
Other intangibles                                               401          488
---------------------------------------------------------------------------------
                                                              1,905        1,994
Less accumulated amortization                                   245          214
---------------------------------------------------------------------------------
   Total intangibles                                          1,660        1,780
---------------------------------------------------------------------------------

Other assets                                                    212          154
---------------------------------------------------------------------------------

Total assets                                                 $7,875       $7,544
=================================================================================

See notes to consolidated financial statements.

$ Millions                                                  1996           1995
=================================================================================
LIABILITIES
Current liabilities
Notes payable                                            $   979        $ 1,290
Current portion of long-term debt                             52            109
Accounts payable                                             773            747
Accrued liabilities                                          913            915
Income taxes payable                                          75             47
---------------------------------------------------------------------------------
   Total current liabilities                               2,792          3,108
---------------------------------------------------------------------------------
Noncurrent liabilities                                       827            907
---------------------------------------------------------------------------------
Long-term debt                                             1,869          1,333
---------------------------------------------------------------------------------
Deferred taxes on income                                     137             45
---------------------------------------------------------------------------------
Minority stockholders' interest                              166            164
---------------------------------------------------------------------------------
EQUITY
Stockholders' equity
Preferred stock - authorized 25 million shares
      $1 par value                                            --             --
   Designations
      Series A ESOP Convertible
         3 million shares designated                         187            190
      Series A Junior Participating
         600,000 shares designated                            --             --
Common stock - authorized 900 million shares
   $.25 par value - issued 195,271,444 shares                 49             49
Capital in excess of par value stock                         187            167
Unearned ESOP compensation                                  (111)          (128)
Cumulative translation adjustment                           (259)          (163)
Treasury stock, at cost                                   (1,499)        (1,317)
Retained earnings                                          3,530          3,189
---------------------------------------------------------------------------------
   Total stockholders' equity                              2,084          1,987
---------------------------------------------------------------------------------
Total liabilities and stockholders' equity               $ 7,875        $ 7,544
=================================================================================


                             TOTAL CAPITAL EMPLOYED
                                  ($ Millions)

                                    [GRAPH]

CONSOLIDATED STATEMENTS OF CASH FLOWS
CPC International Inc. and Subsidiaries


For the years ended December 31
$ Millions                                                     1996           1995           1994
=====================================================================================================
CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES
Net income                                                    $   580        $   512        $   345
Non-cash charges (credits) to net income
   Depreciation and amortization                                  376            322            288
   Restructuring, integration, and other charges -- net            --             58            227
   Deferred taxes                                                  65             60            (54)
Other -- net                                                       (3)            10             28
Changes in trade working capital
   Accounts receivable and prepaid expenses                      (139)          (109)          (117)
   Inventories                                                    (70)           (65)           (18)
   Accounts payable and accrued liabilities                       (18)           110             37
-----------------------------------------------------------------------------------------------------
Net cash flows from operating activities                          791            898            736
-----------------------------------------------------------------------------------------------------
CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES
Capital expenditures paid                                        (540)          (481)          (401)
Proceeds from disposal of plants and properties                     5              3              9
Proceeds from businesses sold                                      --             76             --
Investment in and loans to unconsolidated affiliates              (60)           (13)            --
Businesses acquired                                               (12)        (1,222)          (185)
-----------------------------------------------------------------------------------------------------
Net cash flows used for investing activities                     (607)        (1,637)          (577)
-----------------------------------------------------------------------------------------------------
Net cash flows after investments                                  184           (739)           159
-----------------------------------------------------------------------------------------------------
CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES
Purchase of treasury stock                                       (209)           (99)          (165)
New long-term debt                                                961            117             82
Repayment of long-term debt                                       (76)           (32)           (89)
Net change in short-term debt                                    (681)         1,045            182
Dividends paid on common stock                                   (225)          (213)          (199)
Dividends paid on preferred stock                                 (15)           (15)           (16)
Common stock issued                                                27             13              7
Other liabilities (deposits)                                       (3)             1             (4)
-----------------------------------------------------------------------------------------------------
Net cash flows from (used for) financing activities              (221)           817           (202)
-----------------------------------------------------------------------------------------------------
Effects of exchange rate changes on cash                           (3)            --              2
-----------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  (40)            78            (41)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                      203            125            166
-----------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                        $   163        $   203        $   125
=====================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
CPC International Inc. and Subsidiaries

                                                               CAPITAL IN    UNEARNED    CUMULATIVE    TREASURY
                                         PREFERRED   COMMON     EXCESS OF      ESOP      TRANSLATION    COMMON          RETAINED
$ Millions                                 STOCK      STOCK     PAR VALUE  COMPENSATION   ADJUSTMENT     STOCK          EARNINGS
===============================================================================================================================
Balance, December 31, 1993                 $ 196        $49       $ 151        $(155)       $(173)       $(1,073)       $ 2,774
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                                  345
Cash dividends declared
   ($1.38 per share)                                                                                                       (204)
Stock issued in connection with:
   Stock options                                                                                               2
   Deferred compensation                                              4                                        5
Translation adjustment including the
   effects of hedging, net of taxes                                                            (8)
Series A ESOP preferred stock
   dividend, net of taxes                                                                                                   (11)
ESOP compensation earned                                                          14
ESOP shares redeemed                          (2)
Treasury stock acquired                                                                                     (165)
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                   194         49         155         (141)        (181)        (1,231)         2,904
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                                  512
Cash dividends declared
   ($1.48 per share)                                                                                                       (216)
Stock issued in connection with:
   Stock options                                                      3                                        6
   Deferred compensation                                              9                                        7
Translation adjustment including the
   effects of hedging, net of taxes                                                            18
Series A ESOP preferred stock
   dividend, net of taxes                                                                                                   (11)
ESOP compensation earned                                                          13
ESOP shares redeemed                          (4)
Treasury stock acquired                                                                                      (99)
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                   190         49         167         (128)        (163)        (1,317)         3,189
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                                  580
Cash dividends declared
   ($1.58 per share)                                                                                                       (228)
Stock issued in connection with:
   Stock options                                                      9                                       17
   Deferred compensation                                             12                                       10
Translation adjustment including the
   effects of hedging, net of taxes                                                           (96)
Series A ESOP preferred stock
   dividend, net of taxes                                                                                                   (11)
ESOP compensation earned                                                          17
ESOP shares redeemed                          (3)                    (1)
Treasury stock acquired                                                                                     (209)
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                 $ 187        $49       $ 187        $(111)       $(259)       $(1,499)       $ 3,530
===============================================================================================================================



See notes to consolidated financial statements.

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

CASH AND CASH EQUIVALENTS - Cash equivalents consist of all investments purchased with an original maturity of three months or less, and which have virtually no risk of loss in value. At December 31, 1996, and 1995, the Company had cash equivalents of $6 million and $43 million, respectively.

INVENTORIES - are stated at the lower of cost or market. In the U.S., vegetable oils and corn are valued at cost on the last-in, first-out method. Other U.S. inventories are valued at cost on the first-in, first-out method. Had the first-in, first-out method been used for all U.S. inventories, the carrying value of these inventories would have increased by $20 million and $21 million in 1996 and 1995, respectively. Outside the U.S., inventories generally are valued at average cost.

INVESTMENTS IN UNCONSOLIDATED AFFILIATES are carried at cost or less, adjusted to reflect the Company's proportionate share of income or loss less dividends received. Consolidated retained earnings at December 31, 1996, included $16 million of undistributed earnings of unconsolidated affiliates, primarily representing companies of which the Company owns 50% or less.

PLANTS AND PROPERTIES are stated at cost. Depreciation is generally computed on the straight-line method over the estimated useful lives of depreciable assets at rates ranging from 2% to 10% for buildings and 5% to 20% for all other assets. Where permitted by law, accelerated depreciation methods are used for tax purposes.

INTANGIBLES - The Company amortizes, on a straight-line basis, the excess cost of net assets over periods not exceeding 40 years. Other intangible assets, including trademarks, licenses, and patents, are amortized over their economic lives. The recoverability of the carrying values of intangibles is evaluated regularly using current and forecasted profitability of the related acquired businesses.

FINANCING COSTS - In line with the functional currency concept under which the Company uses the U.S. dollar for highly inflationary economies, the principal-preservation element inherent in local interest charges has been recorded in cost of sales, rather than under financing costs, consistent with the classification of translation gains resulting from holding local currency debt. In 1996, 1995, and 1994, $2 million, $6 million, and $21 million, respectively, were included in cost of sales.

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

EARNINGS PER COMMON SHARE has been computed by dividing net income, less preferred stock dividends net of taxes of $11 million in 1996, 1995, and 1994, by the weighted average number of common shares outstanding of 145 million in 1996, 146 million in 1995, and 148 million in 1994.

LONG-LIVED ASSETS - In 1996, the Company adopted FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which did not have a material impact on the Company's financial position or results of operations.

ENVIRONMENTAL CONTINGENCIES - The Company accounts for environmental contingencies in accordance with FAS 5, "Accounting for Contingencies," which requires expense


34       CPC INTERNATIONAL INC.

recognition when it is both "probable" that an obligation exists and that the obligation can be "reasonably estimated." In assessing probability, as well as in estimating costs, the Company uses the coordinated efforts of environmental professionals and consultants as well as in-house and outside counsel and accountants, taking into account possible methods of remediation acceptable to all parties. The Company believes it can recover, fully or partially, such liabilities from other potential responsible parties or from its insurers. Wherever this is the case such recovery is aggressively pursued. Nevertheless, until final agreement has been reached for such claims from these parties, in accordance with FAS 5, such expected recoveries are not considered in establishing estimated costs. In addition, estimated costs are based on expected future costs, which have not been discounted.

RISKS AND UNCERTAINTIES - The Company operates in three business segments and in more than 60 countries, and in each country, the business is subject to varying degrees of risk and uncertainty. It insures its business and assets in each country against insurable risks in a manner that it deems appropriate. Because of its diversity the Company believes that the risk of loss from non-insurable events in any one business or country would not have a material adverse affect on the Company's operations as a whole. Additionally, the Company believes there is no concentration of risk with any single customer or supplier, or small group of customers or suppliers, whose failure or non-performance would materially affect the Company's results.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

RECLASSIFICATIONS - Certain prior year amounts have been reclassified to conform to the 1996 presentation.


ACQUISITIONS AND UNCONSOLIDATED JOINT VENTURE

The Company, during 1996, acquired the assets of a number of small businesses and accounted for these transactions under the purchase method. The impact of the acquisitions on the Company's financial position and results of operations was not significant. During 1996, the Company loaned its Mexican corn refining joint venture $60 million for construction of a new plant.

   During 1995, the Company acquired the nationwide baking business of Kraft Foods, Inc., which includes four major market-leading brands: Entenmann's sweet baked products, Freihofer's and Oroweat breads, and Boboli Italian pizza crusts for approximately $865 million. Also in 1995, the Company acquired two consumer foods businesses - the Pot Noodle instant hot snacks business located in the United Kingdom and the Lesieur mayonnaise and salad dressings business located in France - for a total cost of approximately $330 million. All of these acquisitions were accounted for under the purchase method. In addition, the Company's corn refining business entered into a joint venture with Arancia, S.A. de C.V. , a corn refining business located in Mexico. This joint venture is accounted for under the equity method.


CONSOLIDATED STATEMENTS OF CASH FLOWS

Supplementary information for the consolidated statements of cash flows is set forth below:


 $ Millions                                       1996         1995       1994
================================================================================
Cash paid during the year for:
   Interest                                      $220       $  123       $102
   Income taxes                                   179          340        283
--------------------------------------------------------------------------------
Details of businesses acquired as follows:
   Fair value of assets acquired                 $ 12       $1,420       $452
   Liabilities assumed                             --          198        267
--------------------------------------------------------------------------------
   Cash paid for acquisitions                    $ 12       $1,222       $185
================================================================================

FINANCING ARRANGEMENTS  -

SHORT-TERM

The Company uses the commercial paper market in the U.S. to supplement long-term borrowings. Average quarterly commercial paper borrowings in 1996 and 1995 were


                                                           1996 ANNUAL REPORT 35

$1.1 billion and $594 million, respectively, with maximum borrowings both in 1996 and 1995 of $1.3 billion, and a weighted average interest rate in 1996 and 1995 of 5.4% and 6.0%, respectively.

   For the international operations, the maximum quarter-end balance of bank borrowings during 1996 and 1995 was $689 million and $527 million, respectively. Average quarterly bank borrowings were $617 million for 1996 and $383 million for 1995. The weighted-average interest rate for bank borrowings in 1996 and 1995 was 11% and 12%, respectively.

   The Company had unused lines of credit totaling $2.3 billion at December 31, 1996, and 1995.

LONG-TERM

A summary of long-term debt is as follows:

$ Millions                                                   1996           1995
================================================================================
PAYABLE IN U.S. DOLLARS
7.71% ESOP guaranteed notes due
   December 2004                                           $  147         $  161
Medium-term notes due 1998-2005
   at various rates                                           200            150
6.15% notes due 2006                                          300             --
7.25% notes due 2026                                          300             --
8.5% sinking fund debentures due April 2016                    --            100
5.625% - 6.75% pollution control revenue
   bonds due 2007 - 2016                                       15             15
Commercial paper supported by revolving
   credit agreements at a weighted interest
   rate of 5.4% in 1996 and 6.0% in 1995                      150            500
Other notes and loans at various rates
   and due dates                                               48             50
--------------------------------------------------------------------------------
   Total                                                    1,160            976
--------------------------------------------------------------------------------
PAYABLE IN OTHER CURRENCIES
5% Swiss franc debentures, due March 2045,
   10-year variable interest rates                            159            174
6.75% German mark bearer bonds due
   January 2001                                               131            141
Bank and other loans at prevailing interest
   rates with various due dates:
    -  Secured                                                 37             25
    -  Unsecured                                              434            126
--------------------------------------------------------------------------------
   Total                                                      761            466
--------------------------------------------------------------------------------
                                                            1,921          1,442
--------------------------------------------------------------------------------
Less current maturities                                        52            109
--------------------------------------------------------------------------------
   Total long-term debt                                    $1,869         $1,333
================================================================================

   The Company is required to apply toward retirement of the principal of the indebtedness not less than the following amounts in the period 1997 through 2001: 1997 (included in current liabilities), $52 million; 1998, $89 million; 1999, $91 million; 2000, $106 million; and 2001, $192 million. At December 31, 1996, buildings, equipment, and certain other assets located outside the U.S. totaling approximately $151 million have been pledged as collateral for the secured loans.

   During 1996, the Company renewed a revolving credit agreement for $350 million, which now matures in 1997. In addition, the Company maintains a revolving credit facility of $1.25 billion, which was established in 1995 and which matures in 2000. These revolving credit agreements, totaling $1.6 billion, are with a group of U.S. and international banks and permit the Company to borrow on an unsecured basis at variable interest rates. Covenants in these agreements require the Company to maintain total debt at no more than 60% and 65% of total capitalization at December 31, 1996, and 1995, respectively. The debt to capitalization ratio was 55% and 56% at December 31, 1996, and 1995, respectively. There were no borrowings outstanding under these facilities.

   In December 1995, the Company filed a shelf registration with the Securities and Exchange Commission for borrowings of up to $700 million. In January 1996, under this shelf registration, the Company also established a $200 million medium-term note program. Under the shelf filing, the Company issued $300 million of 6.15% notes in January 1996, maturing in 2006; $100 million of 6.875% medium-term notes in October 1996, maturing in 2003; and $300 million of 7.25% notes in December 1996, maturing in 2026. The notes issued during 1996 completed the authorization under the shelf registration and the medium-term note program. The remaining designated medium-term notes of $100 million were redesignated as part of the 7.25% notes due 2026.

   On April 15, 1996, the Company redeemed the 8.5% sinking fund debentures, due 2016. During 1995, the Company issued $100 million of medium-term notes with maturities of three to seven years.


36       CPC INTERNATIONAL INC.

FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying values of cash equivalents, accounts receivable, accounts payable, and short-term debt approximate fair values. The fair value of long-term debt at December 31, 1996, and 1995, was $1.9 billion and $1.4 billion, respectively. The fair value of long-term debt was based on quotes obtained from brokers.

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

   At December 31, 1996, the Company had forward exchange contracts to deliver $323 million in foreign currencies comprising $128 million in French francs, $57 million in Dutch guilders, $44 million in Italian lira, $25 million in German marks, $25 million in Swiss francs, and $44 million in various other currencies. The Company also had contracts to purchase $94 million in foreign currencies consisting of $45 million in French francs and the remaining balance in various other currencies.

COMMODITIES - The Company's products are manufactured from a number of raw materials, including soybean and other edible oils, peanuts, corn and wheat, all of which are, and are expected to continue to be, in adequate supply. The Company follows a policy of hedging its exposure to commodities fluctuations with commodities futures and option contracts for certain of its key raw material purchases. Such raw materials may or may not be hedged at any given time based on management's judgment as to the need to fix the cost of such raw materials to protect the Company's profitability. Realized gains and losses arising from such hedging transactions are considered an integral part of the cost of those commodities and are included in the cost when purchased.

   During the fourth quarter of 1996, the Company recognized a loss of $40 million for certain liquidated corn futures. These futures had been designed to protect anticipated firm-priced business against an expected run-up in corn prices. When corn prices instead fell sharply and the business as anticipated did not materialize, the Company liquidated the futures contracts.

   At December 31, 1996, the Company had open corn commodity futures contracts of $202 million to cover its requirements. Contracts open for delivery beyond March 31, 1997, amounted to $115 million, of which $87 million is due in May 1997 and $28 million is due in July 1997. At December 31, 1996, the price of corn under these contracts was $33.4 million in excess of market quotations of the same date.


                                                           1996 ANNUAL REPORT 37

RESTRUCTURING, INTEGRATION, AND OTHER CHARGES -- NET

In 1995 the Company recorded a $75 million charge to close a consumer foods plant in the U.S. and realign production at several consumer foods and corn refining facilities worldwide. This was in addition to the $227 million restructuring charge announced in June 1994. Both charges were utilized by December 31, 1996. Also in 1995, the Company recorded a gain of $72 million from the sale of two businesses: a 50% interest in an ethanol business in the U.S. and a small insecticide business in Brazil. This gain, combined with the 1995 charge mentioned above, resulted in a net charge in 1995 of $3 million, $2 million after taxes or $.01 per share. The Company in 1995 recorded an integration charge of $55 million, $34 million after taxes or $.23 per share for the cost of combining its baking business with an acquired baking business. For the 1994 restructuring charge, the net impact on results was $137 million or $.92 per share.

PENSION PLANS

The Company and its subsidiaries have a number of defined-benefit pension plans covering substantially all U.S. employees and certain groups of employees in foreign countries. Plans covering salaried employees generally provide benefits based on the employee's final salary level or on the average salary level for a specified period. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. The Company's general funding policy is to contribute annually the maximum amount that can be deducted for income tax purposes. Certain foreign countries allow income tax deductions without regard to contribution levels, and the Company's policy in those countries is to make the contribution required by the terms of the plan. Domestic plan assets consist primarily of common stock, real estate, corporate debt securities, and short-term investment funds. Approximately $72 million (10%) of the domestic qualified plan assets are invested in the Company's common stock.

   The components of net periodic pensions cost are as follows:

U.S. PLANS

================================================================================
$ Millions                                        1996         1995        1994
--------------------------------------------------------------------------------
Service cost (benefits earned during
   the period)                                   $  23        $  17        $ 17
Interest cost on projected
   benefit obligation                               43           43          39
Actual return on plan assets                      (110)        (123)        (38)
Net amortization and deferral                       61           78         (10)
--------------------------------------------------------------------------------
Net periodic pension cost                        $  17        $  15        $  8
================================================================================


INTERNATIONAL PLANS
================================================================================
$ Millions                                        1996         1995        1994
--------------------------------------------------------------------------------
Service cost (benefits earned during
   the period)                                   $  19        $  17        $ 16
Interest cost on projected
   benefit obligation                               45           43          38
Actual return on plan assets                       (28)         (30)        (19)
Net amortization and deferral                        4            9          (2)
--------------------------------------------------------------------------------
Net periodic pension cost                        $  40        $  39        $ 33
================================================================================

   The funded status for the Company's major pension plans, based on valuations as of September 30, is as follows:

U.S. PLANS

================================================================================
                                        Assets exceed       Accumulated benefits
                                    accumulated benefits         exceed assets
 $Millions                            1996         1995        1996        1995
--------------------------------------------------------------------------------
Actuarial present value of
   benefit obligation:
   Vested                            $(527)       $(524)       $(20)       $(30)
   Nonvested                           (20)         (17)         --          (1)
--------------------------------------------------------------------------------
Accumulated benefit
   obligation                         (547)        (541)        (20)        (31)
Effect of projected future
   compensation levels                 (90)         (81)        (12)        (13)
--------------------------------------------------------------------------------
Projected benefit obligation          (637)        (622)        (32)        (44)
Plan assets at fair value              755          657           5          18
--------------------------------------------------------------------------------
Plan assets in excess
   of (less than) projected
   benefit obligation                  118           35         (27)        (26)
Unrecognized net loss (gain)           (68)          19          --          (1)
Unrecognized prior
   service cost                         19           13          11          15
Unrecognized net
   transition obligation                 9           11          --          --
Post September 30
   contributions                         1            1          --          --
Additional minimum liability            --           --          --          (4)
--------------------------------------------------------------------------------
(Accrued) prepaid pension
   cost at December 31               $  79        $  79        $(16)       $(16)
================================================================================


38       CPC INTERNATIONAL INC.

INTERNATIONAL PLANS

===================================================================================
                                       Assets exceed           Accumulated benefits
                                     accumulated benefits          exceed assets
 $Millions                             1996         1995         1996         1995
-----------------------------------------------------------------------------------
Actuarial present value of
   benefit obligation:
   Vested                              $(207)       $(186)       $(358)       $(371)
   Nonvested                             (11)         (11)         (16)         (15)
-----------------------------------------------------------------------------------
Accumulated benefit obligation          (218)        (197)        (374)        (386)
Effect of projected future
   compensation levels                   (30)         (23)         (36)         (39)
-----------------------------------------------------------------------------------
Projected benefit obligation            (248)        (220)        (410)        (425)
Plan assets at fair value                298          264          119          126
-----------------------------------------------------------------------------------
Plan assets in excess of
   (less than) projected benefit
   obligation                             50           44         (291)        (299)
Unrecognized net loss (gain)             (46)         (37)          51           55
Unrecognized prior service
   cost                                    9           10            4            8
Unrecognized net transition
   obligation (asset)                     (2)          (7)          12           15
Additional minimum liability              --           --          (36)         (42)
-----------------------------------------------------------------------------------
(Accrued) prepaid pension
   cost at December 31                 $  11        $  10        $(260)       $(263)
===================================================================================


   Assumptions (reflecting averages across all plans):

U.S. PLANS

==============================================================================
                                              1996          1995          1994
------------------------------------------------------------------------------
Weighted average discount rates                7.0%          6.6%          7.7%
Rate of increase in compensation levels        5.5%          5.3%          6.3%
Long-term rate of return on plan assets        8.6%          9.7%          8.6%
==============================================================================


INTERNATIONAL PLANS

==============================================================================
                                              1996          1995          1994
------------------------------------------------------------------------------
Weighted average discount rates                7.5%          7.4%          7.5%
Rate of increase in compensation levels        4.9%          4.8%          4.9%
Long-term rate of return on plan assets        8.0%          7.9%          8.0%
==============================================================================

   In addition, the Company sponsors defined-contribution pension plans covering certain domestic and foreign employees. Contributions are determined by matching a percentage of employee contributions. Expense recognized in 1996, 1995, and 1994 was $27 million, $23 million, and $19 million, respectively.

   The Company also contributes to union-sponsored, defined-benefit, multi-employer pension plans. Expense recognized in 1996, 1995, and 1994 was $24 million, $10 million, and $4 million, respectively.

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

   The following is a summary of the status of the Company's major postretirement benefit plans based on valuations as of September 30, 1996, and 1995:

$ Millions                                            1996         1995
=======================================================================
Accumulated postretirement benefit obligation:
   Retirees                                          $ 176        $ 194
   Fully eligible active plan participants              44           38
   Other active plan participants                       67           60
-----------------------------------------------------------------------
Total                                                  287          292
-----------------------------------------------------------------------
Unrecognized prior service cost                         10            9
Unrecognized net gain                                   48           36
Post September 30 claims                                (5)          (4)
-----------------------------------------------------------------------
Accrued postretirement benefit cost at
   December 31                                       $ 340        $ 333
=======================================================================

Net periodic postretirement benefit cost included the following components:

$ Millions                                 1996        1995        1994
=======================================================================
Service cost (benefits earned during
   the year)                               $  8        $  5        $  4
Interest cost on the accumulated
   postretirement benefit obligation         19          21          18
Net amortization and deferral                (2)         (1)         (1)
-----------------------------------------------------------------------
Net periodic postretirement benefit        $ 25        $ 25        $ 21
=======================================================================

   Annual increases in per capita cost of health care benefits of 9.5% pre-age-65 and 7.5% post-age-65 were assumed for 1997 to 1998. Rates were assumed to decrease by 1%


                                                           1996 ANNUAL REPORT 39
thereafter until reaching 4.5%. Increasing the assumed health care cost trend rate by 1% increases the APBO by $35 million, with a corresponding effect on the service and interest cost components of the net periodic postretirement benefit cost of $3 million. The discount rate used to determine the APBO for 1996 and 1995 is 7.0% and 6.5%, respectively.


STOCKHOLDERS' EQUITY  -

PREFERRED STOCK

The Company has authorized 25 million shares of $1 par value preferred stock of which 3 million shares were designated for the Company's ESOP and 600,000 shares of Series A Junior Participating shares were designated for the shareholder rights plan. At December 31, 1996, 1995, and 1994, there were 2.1 million, 2.1 million, and 2.2 million Series A ESOP shares outstanding, respectively. No Series A Junior Participating shares were issued.

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) - The Company has an Employee Stock Ownership Plan (ESOP) as part of its Savings/Retirement Plan covering U.S. salaried employees. (Coverage for salaried employees who joined the Company with the baking acquisition began January 1, 1997.) The ESOP is designed to provide employees with increased ownership of the Company's stock and to satisfy the Company's obligation to match employees' contributions to the Savings/Retirement Plan on a $1 for $1 basis.

   In 1989, the ESOP borrowed $200 million in a public offering and used the proceeds to purchase approximately 2.2 million shares of the Company's Series A ESOP convertible preferred stock. Since the notes were guaranteed by the Company, they are reflected in the consolidated balance sheet as short-term and long-term debt with an offsetting amount included in stockholders' equity as unearned ESOP compensation. The preferred stock is convertible into approximately 4.4 million shares of the Company's common stock. The preferred stock pays a dividend of $7.14 per share which is used by the ESOP, together with Company contributions, to make debt service payments on the ESOP notes. The notes have a 15-year maturity and an original fixed interest rate of 7.78%, which was reduced to 7.71% in 1993, in accordance with the agreement. Also beginning in 1993, a portion of the notes was refinanced on each payment date. The weighted average interest rate was 7.20% and 7.41% in 1996 and 1995, respectively.

   The number of shares allocated to participants is based on the semi-annual payments of principal and interest due on the ESOP notes. In 1996 and 1995, 170,115 shares and 163,038 shares of preferred stock valued at $15.2 million and $14.5 million, respectively, were allocated to participants. The ESOP had 842,543 shares allocated to participants and 1,251,161 suspense shares at December 31, 1996.

   Compensation cost included in the consolidated statement of income was $11.7 million, $12.1 million, and $12.4 million in 1996, 1995, and 1994, respectively.

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


40      CPC INTERNATIONAL INC.

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

TREASURY STOCK

The Company had common stock in treasury at the end of 1996, 1995, and 1994 totaling 51.6 million, 49.7 million, and 48.5 million shares, respectively.

   On January 17, 1995, the Board of Directors approved a five-million-share buyback program, which was continued throughout 1996 and will be completed in early 1997. At December 31, 1996, the Company has 1.3 million shares left to be repurchased under this program.


STOCK AND PERFORMANCE PLAN

The Company has a stock and performance plan (the 1993 Plan) that provides for grants of stock options, restricted stock awards, and performance units. A committee of nonemployee members of the Board of Directors administers the 1993 Plan. Seven and one-half million shares were reserved for issuance under this Plan, including those shares remaining under prior plans. Under the 1993 Plan, stock options are granted at 100% of market value at the date of grant, fully vest after one year and expire not more than 10 years from the date of grant.

   Under the provisions of FAS 123, the Company accounts for stock-based compensation using the intrinsic value method prescribed by APB 25. The pro forma information required by FAS 123 is set forth below. For purposes of this pro forma disclosure, the estimated fair value of the awards is amortized to expense over the awards' vesting period.

$Millions except per share amounts                1996                1995
===========================================================================
Pro forma net income                              $ 570               $ 509
Pro forma earnings per share                      $3.86               $3.41
===========================================================================

   The fair value of the awards was estimated at the grant date using a Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1995, respectively: risk-free interest rates of 6.2 % and 5.5%; dividend yields of 2.3% and 2.4%; volatility factors of 16.8% and 17.2%; and a weighted average expected life of the awards of five years.

   The Black-Scholes model requires the input of highly subjective assumptions and does not necessarily provide a reliable measure of fair value.


                                                           1996 ANNUAL REPORT 41

   The following table summarizes the activity of the Company's stock and performance plan:

                                           1996              1995              1994
=====================================================================================
NUMBER OF OPTIONS
Outstanding beginning of year           2,682,452         2,424,011         2,006,848
Granted                                 1,507,656           800,609           749,950
Exercised                                (641,219)         (231,599)          (82,843)
Canceled                                 (144,182)         (310,569)         (249,944)
-------------------------------------------------------------------------------------
Outstanding end of year                 3,404,707         2,682,452         2,424,011
-------------------------------------------------------------------------------------
Exercisable at year-end                 1,398,663         1,524,562         1,249,617
-------------------------------------------------------------------------------------
Available for future
    grants of options                   3,975,529         5,608,411         6,501,750
Weighted average fair
    value of options granted           $    14.40        $    12.03                --
WEIGHTED AVERAGE EXERCISE PRICE:
Outstanding beginning of year          $    48.46        $    43.90                --
Granted                                     70.49             58.31                --
Exercised                                   41.58             38.65                --
Canceled                                    51.55             45.62                --
Outstanding end of year                $    59.38        $    48.46                --
=====================================================================================

   The following table summarizes information about stock and performance plan awards outstanding at December 31, 1996:


                                   Options Outstanding                      Options Exercisable
====================================================================================================
                                        Weighted         Weighted                         Weighted
Range of Exercise       Number           Average          Average        Number           Average
  Prices              Outstanding     Remaining Life  Exercise Price  Exercisable     Exercise Price
----------------------------------------------------------------------------------------------------
$23.72 - $48.82         947,622            5.6        $   44.66         708,122          $   43.56
$49.06 - $56.00         720,569            7.1            53.04         455,881              52.63
$65.94 - $69.94         684,989            8.2            68.09         190,950              65.99
$70.00 - $77.06       1,051,527            7.2            71.31          43,710              72.24
----------------------------------------------------------------------------------------------------
$23.72 - $77.06       3,404,707            6.9        $   59.38       1,398,663          $   50.48
====================================================================================================

   In addition to stock options, 149,000 shares were awarded to employees in 1996 under the restricted stock award provisions of the 1993 plan. The cost of these awards is being amortized over the restriction period.


SUPPLEMENTARY BALANCE SHEET AND INCOME STATEMENT INFORMATION

Supplementary Balance Sheet and Income Statement information is set forth below:

$ Millions                                        1996               1995
=========================================================================
ACCOUNTS RECEIVABLE -- NET
Accounts receivable -- trade                   $ 1,238            $ 1,234
Accounts receivable -- other                       192                103
Allowance for doubtful accounts                    (44)               (44)
-------------------------------------------------------------------------
Total accounts receivable -- net                 1,386              1,293
-------------------------------------------------------------------------

INVENTORIES
Finished and in process                            628                602
Raw materials                                      271                248
Manufacturing supplies                             153                161
-------------------------------------------------------------------------
Total inventories                                1,052              1,011
-------------------------------------------------------------------------

ACCRUED LIABILITIES
Marketing expenses                                  89                103
Compensation expenses                              187                128
Restructuring provision / integration               26                 84
Taxes payable other than taxes on income            54                 61
Dividends payable                                   59                 55
Other                                              498                484
-------------------------------------------------------------------------
Total accrued liabilities                          913                915
-------------------------------------------------------------------------

NONCURRENT LIABILITIES
Employees' pension, indemnity,
   retirement, and related provisions              218                554
Environmental liabilities                          104                111
Other noncurrent liabilities                       505                242
-------------------------------------------------------------------------
Total noncurrent liabilities                   $   827            $   907
=========================================================================

$ Millions                                   1996           1995           1994
================================================================================
DEPRECIATION EXPENSE                        $ 325          $ 285          $ 259
AMORTIZATION EXPENSE                           51             37             29
RESEARCH AND DEVELOPMENT COST                  73             70             58
--------------------------------------------------------------------------------

INTEREST EXPENSE -- NET
Interest expense                              206            143            107
Interest expense capitalized                  (13)            (7)            (6)
Interest income                               (21)           (13)            (9)
--------------------------------------------------------------------------------
Interest expense -- net                     $ 172          $ 123          $  92
================================================================================


42       CPC INTERNATIONAL INC.

OPERATIONS BY BUSINESS SEGMENT AND GEOGRAPHIC AREA

Information concerning operations by business segment and geographic area appears on pages 44 and 45.

INCOME TAXES

Income before income taxes and the components of the provision for income taxes are shown below:

$ Millions                                     1996          1995          1994
================================================================================
Income before income taxes:
   United States                              $ 274         $ 349         $ 285
   Outside the United States                    643           528           330
--------------------------------------------------------------------------------
      Total                                   $ 917         $ 877         $ 615
--------------------------------------------------------------------------------
Provision for income taxes:
Current tax expense
   U.S. Federal                               $  19         $ 141         $ 126
   State and local                               12            27            26
   Foreign                                      212           110           145
--------------------------------------------------------------------------------
      Total current                             243           278           297
--------------------------------------------------------------------------------
Deferred tax expense (benefit)
   U.S. Federal                                  58           (11)          (20)
   State and local                                8            (2)           (5)
   Foreign                                       (1)           73           (29)
--------------------------------------------------------------------------------
      Total deferred                             65            60           (54)
--------------------------------------------------------------------------------
Total provision                               $ 308         $ 338         $ 243
================================================================================

The tax effects of significant temporary differences, which comprise the deferred tax liabilities and assets at December 31, 1996, and 1995, are as follows:

$ Millions                                                1996             1995
================================================================================
Plants and properties                                    $ 269            $ 250
Inventory                                                   15               20
Pensions                                                    47               43
--------------------------------------------------------------------------------
   Gross deferred tax liabilities                          331              313
--------------------------------------------------------------------------------
Restructuring reserves                                      --               11
Environmental reserves                                      43               44
Employee benefit reserves                                  137              136
Unrealized exchange losses                                  49               61
Other                                                       30               66
--------------------------------------------------------------------------------
   Gross deferred tax assets                               259              318
--------------------------------------------------------------------------------
Valuation allowance                                         (9)              (8)
--------------------------------------------------------------------------------
Net deferred tax liabilities                             $  81            $   3
================================================================================

Total net deferred tax liabilities and assets shown above includes current and noncurrent elements.

    A reconciliation of the federal statutory tax rate to the Company's effective tax rate is as follows:

                                             1996           1995           1994
================================================================================
Provision for tax at
U.S. statutory rate                          35.0%          35.0%          35.0%
Taxes related to foreign
   income                                    (1.5)           2.1            1.6
State and local taxes -- net                  1.4            1.8            2.3
Other items -- net                           (1.3)          (0.4)           0.6
--------------------------------------------------------------------------------
Provision at effective tax rate              33.6%          38.5%          39.5%
================================================================================

   The effective tax rate in 1996 was lower due to a decrease in the tax rate in certain foreign jurisdictions and an increase in the proportion of Company income earned overseas. This foreign income, on average, was taxed at a lower rate than domestic income in 1996. Also contributing was the resolution of several tax issues in various jurisdictions.

   Taxes that would result from dividend distributions by foreign subsidiaries to the U.S. are provided to the extent dividends are anticipated. Retained earnings of the Company included, as of December 31, 1996, approximately $870 million of retained earnings of foreign subsidiaries, which are indefinitely retained by the subsidiaries for capital and operating requirements.


                                                           1996 ANNUAL REPORT 43

BUSINESS SEGMENT FINANCIAL INFORMATION
CPC International Inc. and Subsidiaries



                      OPERATING INCOME BY BUSINESS SEGMENT
                                  ($ Millions)


                                                            1996
                                                           -----
Corn Refining                                            $    65
Baking                                                        89
Consumer Foods                                               970
                                                           -----
                                                         $ 1,124
                                                           =====

                                    SALES BY
                                BUSINESS SEGMENT
                                  ($ Millions)

                                                       1996
                                                      ------
Corn Refining                                         $1,367
Baking                                                 1,567
Consumer Foods                                         6,910
                                                      ------
                                                      $9,844
                                                      ======

$ Millions                                   1996           1995           1994
================================================================================
SALES TO UNAFFILIATED CUSTOMERS
Consumer foods                            $ 6,910        $ 6,524        $ 5,782
Baking                                      1,567            675            421
Corn refining                               1,367          1,233          1,222
--------------------------------------------------------------------------------
                                            9,844          8,432          7,425
================================================================================
SALES INTERSEGMENT
Consumer foods                                 --              1              1
Baking                                         11             13             13
Corn refining                                 157            157            163
--------------------------------------------------------------------------------
                                              168            171            177
================================================================================
OPERATING INCOME
Consumer foods                                970            800(1)         562(3)
Baking                                         89            (14)(2)        (10)(3)
Corn refining                                  65            251(1)         188(3)
Corporate expenses                            (32)           (30)           (28)
--------------------------------------------------------------------------------
                                            1,092          1,007            712
================================================================================
ASSETS AT DECEMBER 31
Consumer foods                              4,889          4,885          4,224
Baking                                      1,241          1,190            175
Corn refining                               1,502          1,215          1,121
Corporate                                     243            254            148
--------------------------------------------------------------------------------
                                            7,875          7,544          5,668
================================================================================
DEPRECIATION AND AMORTIZATION
Consumer foods                                229            213            187
Baking                                         55             23             18
Corn refining                                  88             83             80
Corporate                                       4              3              3
--------------------------------------------------------------------------------
                                              376            322            288
================================================================================
CAPITAL EXPENDITURES
Consumer foods                                278            253            233
Baking                                         68             34             15
Corn refining                                 192            183            129
Corporate                                      --             --             --
--------------------------------------------------------------------------------
                                              538            470            377
================================================================================

Intersegment sales are priced with reference to prevailing market prices.

(1) Includes restructuring charge of $60 million for consumer foods and $15 million for corn refining and the gain from sale of businesses of $52 million in corn refining and $20 million in consumer foods.

(2)   Includes integration charge of $55 million.

(3) Includes restructuring charge of $175 million for consumer foods, $33 million for baking business, and $19 million for corn refining.



44       CPC INTERNATIONAL INC.

GEOGRAPHIC FINANCIAL INFORMATION
CPC International Inc. and Subsidiaries

$ Millions                                   1996           1995           1994
================================================================================
SALES TO UNAFFILIATED CUSTOMERS
United States                             $ 3,882        $ 2,885        $ 2,645
Canada                                        343            305            262
--------------------------------------------------------------------------------
North America                               4,225          3,190          2,907
Europe                                      3,720          3,438          2,933
Latin America                               1,436          1,381          1,273
Asia                                          463            423            312
--------------------------------------------------------------------------------
                                            9,844          8,432          7,425
================================================================================
SALES INTERAREA
United States                                  94             63             47
Canada                                         78             52             71
--------------------------------------------------------------------------------
North America                                 172            115            118
Europe                                          7              9              6
Latin America                                   9             12              8
Asia                                            1              1              2
--------------------------------------------------------------------------------
                                              189            137            134
================================================================================
OPERATING INCOME
United States                                 364            378(1)(2)      321(3)
Canada                                         26             54             23(3)
--------------------------------------------------------------------------------
North America                                 390            432            344
Europe                                        418            327(1)         181(3)
Latin America                                 256            221(1)         166(3)
Asia                                           60             57             49(3)
Corporate expenses                            (32)           (30)           (28)
--------------------------------------------------------------------------------
                                            1,092          1,007            712
================================================================================
ASSETS AT DECEMBER 31
United States                               2,853          2,682          1,666
Canada                                        282            255            243
--------------------------------------------------------------------------------
North America                               3,135          2,937          1,909
Europe                                      3,009          3,097          2,508
Latin America                               1,126            942            859
Asia                                          362            314            244
Corporate                                     243            254            148
--------------------------------------------------------------------------------
                                            7,875          7,544          5,668
================================================================================

Interarea sales are priced with reference to prevailing market prices.

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


                                    SALES BY
                                 GEOGRAPHIC AREA
                                  ($ Millions)

                                                       1996
                                                      ------
North America                                         4,225
Europe                                                3,720
Latin America                                         1,436
Asia                                                    463



                                OPERATING INCOME
                               BY GEOGRAPHIC AREA
                                  ($ Millions)

                                                       1996
                                                       ----
Europe                                                 418
North America                                          390
Latin America                                          256
Asia                                                    60


                                                           1996 ANNUAL REPORT 45

ELEVEN-YEAR FINANCIAL HIGHLIGHTS
CPC International Inc. and Subsidiaries

$ Millions except per share amounts                             1996           1995           1994           1993
==================================================================================================================
SUMMARY OF OPERATIONS
------------------------------------------------------------------------------------------------------------------
Net sales                                                     $ 9,844        $ 8,432        $ 7,425        $ 6,738
------------------------------------------------------------------------------------------------------------------
Earnings for the year                                             580            512(1)         345(2)         454
------------------------------------------------------------------------------------------------------------------
Earnings per common share                                        3.93           3.43(1)        2.25(2)        2.95
------------------------------------------------------------------------------------------------------------------
Average number of common shares outstanding                       145            146            148            150
------------------------------------------------------------------------------------------------------------------
Dividends declared per common share                              1.58           1.48           1.38           1.28
==================================================================================================================
BALANCE SHEET DATA
------------------------------------------------------------------------------------------------------------------
Working capital                                               $   (41)       $  (489)       $   108        $   389
------------------------------------------------------------------------------------------------------------------
Plants and properties -- net                                    3,080          2,898          2,300          2,121
------------------------------------------------------------------------------------------------------------------
Total assets                                                    7,875          7,544          5,668          5,061
------------------------------------------------------------------------------------------------------------------
Long-term debt                                                  1,869          1,333            879            898
------------------------------------------------------------------------------------------------------------------
Short-term debt                                                 1,031          1,399            664            374
------------------------------------------------------------------------------------------------------------------
Total debt                                                      2,900          2,732          1,543          1,272
------------------------------------------------------------------------------------------------------------------
Translation adjustment included in stockholders' equity          (259)          (163)          (181)          (173)
------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                            2,084          1,987          1,749          1,769
------------------------------------------------------------------------------------------------------------------
Stockholders' equity per share                                  14.50          13.65          11.92          11.81
------------------------------------------------------------------------------------------------------------------
Shares outstanding, year-end                                      144            146            147            150
==================================================================================================================
STATISTICAL DATA
------------------------------------------------------------------------------------------------------------------
Capital expenditures                                          $   538        $   470        $   377        $   386
------------------------------------------------------------------------------------------------------------------
Maintenance and repairs                                           287            247            219            196
------------------------------------------------------------------------------------------------------------------
Advertising expenses                                              699            564            500            463
------------------------------------------------------------------------------------------------------------------
Rental expense for operating leases                               103             79             76             63
------------------------------------------------------------------------------------------------------------------
Total employee costs                                            2,028          1,616          1,389          1,280
==================================================================================================================


QUARTERLY FINANCIAL DATA

========================================================================================
(Unaudited)
 $Millions except per share amounts       1st Q        2nd Q       3rd Q         4th Q
----------------------------------------------------------------------------------------
1996
Market price range of common stock
High                                     $75 1/2      $72 1/8      $75 3/4      $84 1/4
Low                                       67 5/8       65 5/8       64 7/8       74 3/8
Close                                     69 3/8       72           74 7/8       77 1/2
----------------------------------------------------------------------------------------
Dividends declared per common share      $   .38      $   .38      $   .41      $   .41
----------------------------------------------------------------------------------------
Quarterly results
Net sales                                $ 2,409      $ 2,514      $ 2,392      $ 2,529
Gross profit                                 950          972          919          954
Net income                                   122          154          148          156
Earnings per common share                $   .82      $  1.04      $  1.00      $  1.07
========================================================================================

See notes to consolidated financial statements.

1 Includes a fourth-quarter integration charge of $34 million after taxes or $.23 per common share; and other charges -- net of $2 million after taxes or $.01 per common share recorded in the third quarter.

2 Includes restructuring charge of $137 million after taxes or $.92 per common share recorded in the second quarter.

3 Includes the cumulative effect to January 1, 1992, of changes in accounting principles of $160 million after taxes or $1.06 per common share, and the effects of these changes in 1992 of $13 million, $8 million after taxes or $.05 per common share.


46       CPC INTERNATIONAL INC.

ELEVEN-YEAR FINANCIAL HIGHLIGHTS
CPC International Inc. and Subsidiaries

$ Millions except per share amounts                         1992       1991       1990       1989       1988       1987       1986
====================================================================================================================================
SUMMARY OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
Net sales                                               $ 6,599      $ 6,189    $ 5,781    $ 5,103    $ 4,700    $ 4,903    $ 4,549
------------------------------------------------------------------------------------------------------------------------------------
Earnings for the year                                       224(3)(4)    373(5)     374        328        289        355(6)     219
------------------------------------------------------------------------------------------------------------------------------------
Earnings per common share                                  1.41(3)(4)   2.40(5)    2.41       2.11       1.84       2.17(6)    1.15
------------------------------------------------------------------------------------------------------------------------------------
Average number of common shares outstanding                 151          151        151        155        157        163        191
------------------------------------------------------------------------------------------------------------------------------------
Dividends declared per common share                        1.20         1.10       1.00        .87        .76        .64        .56
====================================================================================================================================
BALANCE SHEET DATA
------------------------------------------------------------------------------------------------------------------------------------
Working capital                                         $   347      $   432    $   160    $   231    $    98    $   346    $  (186)
------------------------------------------------------------------------------------------------------------------------------------
Plants and properties -- net                              2,111        1,881      1,898      1,739      1,688      1,638      1,992
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                              5,171        4,510      4,490      3,705      3,342      3,261      3,651
------------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                              953        1,016        990        845        589        776        807
------------------------------------------------------------------------------------------------------------------------------------
Short-term debt                                             497          366        595        355        375        166        736
------------------------------------------------------------------------------------------------------------------------------------
Total debt                                                1,450        1,382      1,585      1,200        964        942      1,543
------------------------------------------------------------------------------------------------------------------------------------
Translation adjustment included in stockholders' equity     (56)         (80)       (42)       (69)       (80)       (90)       (84)
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                      1,662        1,631      1,453      1,218      1,195      1,087        956
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity per share                            11.03        10.78       9.63       8.05       7.63       6.81       5.79
------------------------------------------------------------------------------------------------------------------------------------
Shares outstanding, year-end                                151          151        151        151        157        160        165
====================================================================================================================================
STATISTICAL DATA
------------------------------------------------------------------------------------------------------------------------------------
Capital expenditures                                    $   311      $   277    $   262    $   215    $   226    $   258    $   361
------------------------------------------------------------------------------------------------------------------------------------
Maintenance and repairs                                     203          176        169        156        152        198        174
------------------------------------------------------------------------------------------------------------------------------------
Advertising expenses                                        483          454        418        367        316        293        230
------------------------------------------------------------------------------------------------------------------------------------
Rental expense for operating leases                          65           61         48         42         41         48         39
------------------------------------------------------------------------------------------------------------------------------------
Total employee costs                                      1,203        1,096      1,005        871        836        923        807
====================================================================================================================================


=====================================================================================
(Unaudited)
 $Millions except per share amounts      1st Q       2nd Q      3rd Q        4th Q
-------------------------------------------------------------------------------------
1995

Market price range of common stock
High                                   $57 1/8     $62 5/8     $68 1/8     $74 1/2
Low                                     51 5/8      54 1/8      58          64 1/2
Close                                   54 1/8      61 3/4      66          68 5/8
-------------------------------------------------------------------------------------
Dividends declared per common share   $    .36    $    .36     $  .38     $    .38
-------------------------------------------------------------------------------------
Quarterly results
Net sales                             $  1,955    $  2,040     $2,046     $  2,391
Gross profit                               782         817        803          966
Net income                                 111         142        142(1)       117(1)
Earnings per common share             $    .73    $    .96     $  .95(1)  $    .79(1)
=====================================================================================

4 Includes an environmental charge related to discontinued operations of $47 million after taxes or $.31 per common share.

5 Includes an environmental charge related to discontinued operations of $32 million after taxes or $.21 per common share.

6 Includes special gain from sale of businesses of $126 million after taxes or $.77 per common share.


                                                           1996 ANNUAL REPORT 47

BOARD OF DIRECTORS

THEODORE H. BLACK (1,3)
Former Chairman and Chief Executive Officer, Ingersoll-Rand Company

ALFRED C. DECRANE, JR. (2,4)
Former Chairman and Chief Executive Officer, Texaco Inc.

WILLIAM C. FERGUSON (2,4)
Former Chairman and Chief Executive Officer, NYNEX Corporation

ROBERT J. GILLESPIE (3)
Executive Vice President, CPC International Inc.

ELLEN R. GORDON (2,4)
President and Chief Operating Officer, Tootsie Roll Industries, Inc.

GEORGE V. GRUNE (2,4*)
Chairman of the DeWitt Wallace - Reader's Digest Fund and the Lila Wallace - Reader's Digest Fund

LEO I. HIGDON, JR. (1*,3)
Dean, Colgate Darden Graduate School of Business Administration, University of Virginia

RICHARD G. HOLDER (1,3*)
Former Chairman and Chief Executive Officer, Reynolds Metals Company

EILEEN S. KRAUS (1,3)
Chairman, Fleet National Bank (Connecticut)

ALAIN LABERGERE (4)
Executive Vice President, CPC International Inc., President, CPC Europe Division

WILLIAM S. NORMAN (2*,3)
President and Chief Executive Officer, Travel Industry Association of America

CHARLES R. SHOEMATE
Chairman, President, and Chief Executive Officer, CPC International Inc.

COMMITTEES OF THE BOARD
(1)  Audit
(2)  Compensation and Nominating
(3)  Corporate Affairs
(4)  Finance
*denotes chairman

JAMES W. MCKEE, JR.
Honorary Chairman of the Board


CORPORATE OFFICERS

CHARLES R. SHOEMATE
Chairman, President, and Chief Executive Officer

ROBERT J. GILLESPIE
Executive Vice President, Strategic Planning and Business Development

ALAIN LABERGERE
Executive Vice President and President, CPC Europe Division

KONRAD SCHLATTER
Senior Vice President and Chief Financial Officer

CLIFFORD B. STORMS
Senior Vice President and General Counsel



VICE PRESIDENTS

ANGELO S. ABDELA
Strategic and Capital Investments

RICHARD P. BERGEMAN
Human Resources

MICHAEL J. BEVILACQUA
President, CPC Foodservice Group, Best Foods Division

CHARLES FELDBERG
Health, Safety, and Quality Assurance

GORDON F. GRANGER
President, CPC Latin America Consumer Foods Division

GALE L. GRIFFIN
Corporate Communications

HERIBERT H. GRUNERT
President, CPC Asia Consumer Foods Division

LAWRENCE K. HATHAWAY
President, Best Foods Grocery Products Group, Best Foods Division

JAMES E. HEALEY
Treasurer

HANES A. HELLER
Legal Affairs

BERNARD H. KASTORY
Chairman and Chief Executive Officer, CPC Baking Business

AXEL C.A. KRAUSS
President, Best Foods Division

EUGENE J. NORTHACKER
President, Latin America Corn Refining Division, Corn Refining Business

LUIS SCHUCHINSKI
Taxes

JOHN W. SCOTT
Investor Relations

SAMUEL C. SCOTT
President, Corn Refining Business, and President, Corn Products

ANTHONY J. B. SIMON
Consumer Core Businesses

MOHAMMED WAHBY
President, Africa/Middle East Division, CPC Europe

COMPTROLLER
JAMES W. RIPLEY

SECRETARY
JOHN B. MEAGHER


INVESTOR INFORMATION

CORPORATE HEADQUARTERS
CPC International Inc.
International Plaza,
P.O. Box 8000
Englewood Cliffs, NJ
07632-9976


ANNUAL MEETING
Thursday, April 24, 1997
Tamcrest Country Club
Route 9W, Montammy Drive
Alpine, New Jersey

ANNUAL REPORT, FORM 10-K
Copies are available via the Company's Internet site @www.cpcinternational.com; by writing Corporate Communications, CPC International Inc.; or by calling (201) 894-2825

INVESTOR INQUIRIES
Security analysts and investors seeking information about CPC may contact Mr. John W. Scott, Vice President, Investor Relations, at the CPC address shown or by calling (201) 894-2837

STOCKHOLDER RECORDS, DIVIDEND REINVESTMENT
Inquiries relating to stockholder records, stock transfer, change of address, and CPC's Dividend Reinvestment Plan should be directed to registrar, transfer, and dividend disbursing agent:

First Chicago Trust Company
of New York
P.O. Box 2500
Jersey City, NJ 07303-2500
(201) 324-0498
or via the Internet
@www.fctc.com

For additional assistance, contact Mrs. Ann Brundage, Administrator of Stockholder Services, CPC International Inc., at the headquarters address shown above or call 1 (800) 272-6360.

INDEPENDENT AUDITORS
KPMG Peat Marwick LLP
345 Park Avenue
New York, NY 10154
(212) 758-9700

STOCK EXCHANGE LISTINGS
New York, Chicago, Pacific, Basle, Frankfurt, Geneva, London, Paris, Zurich

TICKER SYMBOL
The New York Stock Exchange ticker symbol for the Company is CPC.

CPC INTERNET SITE
www.cpcinternational.com


48       CPC INTERNATIONAL INC.

                        [GRAPHIC - MAP - OMITTED]

CPC's businesses are operated and administered with a high degree of autonomy under the Company's decentralized organization. References in this Annual Report to CPC or "the Company" refer to the U.S. parent and its consolidated subsidiaries, except where the context indicates otherwise.

The brand names shown in distinctive type in this report are trademarks of CPC International Inc. and its affiliates.


Design: Tom Ridinger / Leonard Wolfe Design Associates, Westport, CT
Major Photography: Dan Lenore World Map: (C) American Map Corporation, NY Lic. # 19631

                         [GRAPHIC - MAP OMITTED]