Form 10-K, Exhibit 13
period 1997-12-31
BESTFOODS
filed 1998-03-30
CIK 25350

                                    Bestfoods
                               1997 Annual Report

                                 [PHOTO OMITTED]

                          Satisfying A Global Appetite

                               [GRAPHIC OMITTED]

To Our Shareholders and Employees

                                [PHOTO OMITTED]

It is a pleasure to report to Bestfoods' charter group of shareholders on the progress and prospects of our exciting new company.

      Bestfoods officially began its new life as a 100% consumer foods company on January 1, 1998, following the spin-off of its corn refining operations by our predecessor, CPC International, at the end of 1997. On January 5, we launched our new name; celebrated the opening of trading under our new stock symbol, BFO, with a Pamplona-style running of the bulls on Wall Street; and said farewell and Godspeed to our longtime corn refining colleagues.

o 1997 Earnings

Our company had a very good 1997. Bestfoods' earnings per share rose 5.6% in 1997, excluding special charges for the spin-off, restructuring, and a change in accounting principles. This 5.6% E.P.S. gain was achieved in spite of the strongly negative impact of unfavorable currency values, essentially all in Europe.

      Currency values aside, the basic strength of our global enterprise is clearly evident in the volume growth of our core businesses around the world. Volumes of savory products sold at retail rose 4.9% in 1997, dressings volumes were up 7.3%, and foodservice volumes rose 10%.

      All five divisions made solid profit gains. Operating income grew 8.1% in North America consumer foods; 7.5% in Europe (or plus 17% in local currencies); 10.1% in Latin America; 7.6% in Asia; and 9% in Baking.

Results in Brief

$ Millions except per share amounts          1997           1996
-----------------------------------------------------------------
Net sales                                  $8,400          $8,478
Operating income                           $  866(a)       $1,027
Income from continuing operations          $  429(b)       $  557

Per basic common share:
   Income from continuing operations       $ 2.91(b)       $ 3.78
   Dividends declared                      $ 1.72          $ 1.58
   Stockholders' equity                    $ 7.23          $14.50
Depreciation and amortization              $  264          $  288
Capital expenditures                       $  321          $  346


(a) Includes restructuring charge of $242 million.

(b) Includes restructuring charge of $156 million after taxes or $1.08 per basic common share.

o Return to Shareholders

We measure our company's performance the same way you do -- by total shareholder return. Of course it is not possible to show a shareholder return history for Bestfoods alone. Until now, its results have been combined with corn refining results in the record of our predecessor, CPC International. So let me start there.

      Over the past 10 years, total return to shareholders of CPC International (share price appreciation plus dividends) was 586%, compared to the average return of 491% for our 15-company food industry peer group and 426% for the Standard and Poor's index. In fact for that period, CPC was among the top four food companies in our peer group in terms of the number of times we achieved top quartile growth rates. In other words, we are superior performers not only in terms of total return, but also in terms of consistency.

      Shareholder return, of course, reflects earnings performance. By separating out operating income generated by CPC's consumer foods business (now Bestfoods), we can get a closer look at Bestfoods' past, as well as a strong indication of its future prospects.

      As you can see from the chart on page three, CPC's operating income from consumer foods over the last 10 years grew at a compound annual rate of 10.6%, excluding special items. This compares to 8.4% growth for total CPC over the same period.

      The separation itself gives investors good reason to expect growth at least commensurate with this 10.6% rate. And beyond that, as a 100% consumer foods company, we fully expect to step up our earnings performance and, correspondingly, the value returned to our shareholders.

      We are now free of the earnings volatility of the corn refining business and totally focused on consumer foods. Added to that, we have a more dependable cash flow and planning horizon, as we implement our strategies in one industry instead of two. By leveraging these advantages, we believe that Bestfoods can accelerate its rate of growth and continuously rank in the top quartile of the food industry peer group in terms of total return to shareholders.

      The market's confidence in this brighter future for Bestfoods was expressed, we believe, in the 39% gain in our share price last year.

                              10-Year Performance
                             Compound Annual Growth
                            Operating Income: 10.6%*

                       88   89   90   91   92   93   94   95    96    97
                       --   --   --   --   --   --   --   --    --    --
$ Millions            446  492  564  637  679  701  732  851  1027  1108

*excluding special items.

      Of course, as in 1997, international currencies will always be a factor. But let me make an important point. As long-time, experienced worldwide competitors, we know that the effects of currency swings balance out over time, helping in some years and hurting in others. So we don't become overly focused on currency effects in any one year.

      Much more important is the fact that we are well established in many emerging markets, where sales, volumes, and profits can surge at rates unmatchable in mature economies. This gives us excellent opportunities, not available to many of our U.S. competitors, to achieve superior growth rates over the long term.

      Bestfoods' 1997 list of accomplishments clearly reflects our international advantage. It also highlights our focus on our three worldwide core businesses -- savory products (chiefly Knorr), dressings (chiefly Hellmann's), and foodservice -- and our increased ability to move quickly and decisively to seize new opportunities.

o Acquisitions

Strategic acquisitions are a key element of our strategy for growth. The purchase of the Starlux business added $160 million in sales, tripling the size of our Spanish affiliate. With its portfolio of bouillons, soups, and nut spreads, Starlux is a model acquisition -- close to our cores, reasonably large, and significantly enhancing to the existing business in terms of product offerings, manufacturing, and distribution.

      Our 1995 baking acquisition continues to improve its market performance and financial results, as we achieve additional synergies and build our business with new, on-trend products. The reformulation and relaunch of our reduced fat and fat free lines has dramatically slowed the decline in this product group.

o Innovation

A vigorous acceleration of our new product innovation rate throughout the company continues to be a top strategic priority.

      Bestfoods Europe, maximizing the innovative power of the great Knorr brand, never runs out of ideas for new convenient, tasty, and volume-building products. The best ideas are shared by our affiliates across borders. For example, Germany's Knorr Die Schnelle Feine instant soup of several years ago was translated by our Polish affiliate into the hugely successful Instant Mug soup line. Versions of Germany's Knorr

[PHOTO OMITTED]               With assistance from one of Bestfoods' big brands,
                              Chairman C. R. Shoemate, along with K. Schlatter, chairman of Corn Products International, rang the opening bell at the NYSE on January 5, 1998, to inaugurate trading in Bestfoods' stock.

Spaghetteria pasta dishes have now been launched in 17 European countries, as well as in the U.S. and several countries of Latin America.

   In North America, four new fat free varieties have extended the Hellmann's and Best Foods pourable salad dressings line, launched in 1996, into the "health" segment. Now more consumers than ever can "Bring out the Best" with Bestfoods' dressings.

      In baking, Entenmann's Soft Baked cookies, added in 1997, and Entenmann's Multi-Grain cereal bars, launched in 1996 and rolled out nationally in 1997, are innovative offerings that have added substantial volumes, sales, and profits. The Entenmann's brand is celebrating its 100th birthday in 1998 -- a great milestone. But more important, Entenmann's products are fully on track with the trends that count today. That means more convenient products for younger, on-the-go consumers.

      Additional examples of new product successes, in Latin America and Asia as well as Europe and North America, are described in the business review section of this report.

o Geographic Expansion

Global aspirations are commonplace these days. Global effectiveness is not. When we talk about building businesses in emerging markets, we're not just talking about a toe in the water in a couple of countries.

      We're talking, for example, about an aggressive Central and Eastern European thrust that includes seven country operations, established between 1992 and 1995 and together producing annual sales of $234 million, up 20% from 1996. Operating income from these affiliates leapt 45% in 1997 alone.

      We're talking about Africa and the Middle East, where our eight operations returned to double-digit operating income growth in 1997, as Israel's business climate improved. In fact, one expression of our confidence in the potential of the region was the 1997 increase in our ownership stake in our Israeli business, from 51% to 85%.

      We're talking about Asia, where we established a fourth Chinese venture in 1997 and also have fledgling businesses in Indonesia, Sri Lanka, and Viet Nam.

      Of course the current economic problems in many of the Asian economies will slow our short-term progress in the region. But difficult

[PHOTO OMITTED]               A herd of bulls and oversized Bestfoods' products
                              raced down Wall Street to publicize Bestfoods' new name and great brands.

economies don't tie our hands. Our decades of experience with devaluations and inflation in Latin America are highly applicable in Asia. The two regions are not identical in their problems, but there are many similarities. And we have learned to translate our management experience, just as we translate product concepts and recipes, from one market to another around the world.

      Current problems notwithstanding, however, we have great confidence in the long-term future of Asia and are determined to be a major food industry competitor in the region.

o Restructuring

Included in our 1997 results is a $242 million charge related to the restructuring of Bestfoods' operations. We are not restructuring to rectify mistakes or failures. This worldwide program encompasses specific actions to take advantage of new opportunities. These actions include production reconfiguration to maximize our opportunities in changing markets -- for example, the consolidating European markets -- plant closures, and substantial reorganization of management structures. Savings from restructuring are expected to be $60 million in 1998 and $90 million in 1999 and thereafter.

o Running with the Bulls

We ran the bulls on Wall Street to convey a simple message: we're bullish on our business. This is not just a clever slogan to fit the setting. Throughout Bestfoods there is a new spirit, a new optimism and aggressiveness that come from our confidence in the power of our global brands, our strategy, and our global experience. It is confidence based on a solid record of growth over many years. It reflects our expectation of the important benefits of focus, following the corn refining spin-off. And it has everything to do with the excellent capabilities, experience, and dedication of the more than 44,000 Bestfoods people around the world.

      I thank and honor all of our people for their efforts during 1997 and, in advance, for the enthusiasm, hard work, and record of achievement that I know we can expect in 1998.


/s/ C.R. Shoemate

C. R. Shoemate
Chairman and
Chief Executive Officer
February 17, 1998

                                 [PHOTO OMITTED]


                                 Business Review
                                 ---------------

Bestfoods has three worldwide core businesses -- savory products, chiefly under the Knorr brand; dressings, chiefly under the Hellmann's brand; and foodservice -- as well as several important regional businesses.

      Volumes of Bestfoods products grew 2.4% in 1997, but sales declined slightly to $8.4 billion, reflecting the strongly negative impact of unfavorable European currency values.

o Worldwide Cores

Knorr and Related Savory Products

Worldwide volumes of soups, sauces, bouillons, mealmakers, and related savory products increased 6.5%, but sales dropped 2.3% to $3 billion. Sales of these products in Europe rose 2.9% in local currencies, but declined 5.7% to $2 billion when translated into dollars. European volumes of Knorr products, however, grew 2.3%.

      Successful innovation continues to be a key driver of growth in this dynamic business. For example, Knorr Instant Mug soups in Poland tallied first-year sales of more than 100 million units. Pot Noodle hot snacks in the U.K. and Ireland inspired new cup product initiatives around Europe, including Knorr Tastebreaks soups in the U.K. and Knorr Noodles in Austria, Germany, and Switzerland. New cup products also entered the market in Israel under the Telma brand.

      Aggressive extension of new product winners is a top priority. Knorr culinary cubes, which are now marketed in 17 countries, are a prime example.

      In Latin America, the Knorr brand is a strong market leader in bouillons. Building on this foundation, new products included Knorr pasta dishes and hearty "Caseras" soups in Argentina and Uruguay; cubes for stir-fry cooking in Chile and for preparing rice dishes in Colombia; aseptically-packaged cooking sauces in Mexico; and rice dishes in Argentina, Chile, and Uruguay.

      In North America, Bestfoods targeted mainstream eating habits. We introduced Knorr Rice Mates rice seasoners and rolled out nationally Knorr

                   Bestfoods 1997 Worldwide Business Results

Sales $8.4 billion, -0.9%; Volumes +2.4%; Operating Income $1.1 billion*, +7.9%

                                    SALES BY
                               OPERATING DIVISION
                                  ($ Millions)

                               [GRAPHIC OMITTED]

o EUROPE $3.5 billion, -4.7%

Operations in 31 countries of Europe, Africa, and the Middle East. 58 manufacturing plants.

o NORTH AMERICA $1.8 billion, +2.4%

Operations in the United States, Canada, and the Caribbean. 16 manufacturing plants.

o BAKING $1.6 billion, +2.6%

20 Bakeries.

o LATIN AMERICA $1.1 billion, +2.7%

Operations in 15 countries.  19 manufacturing plants.

o ASIA $382 million, -4.0% **

Operations in 11 countries, including joint ventures in seven countries. Licensing agreement in Japan. 17 manufacturing plants.

**excluding the effect of the sale of the Korean business at the end of 1996, sales increased 8.6%.

                                OPERATING INCOME*
                              BY OPERATING DIVISION
                                  ($ Millions)

                               [GRAPHIC OMITTED]

o Europe                 $457
o North America          $307
o Latin America          $233
o Baking                 $ 97
o Asia                   $ 53

                                    SALES BY
                                  PRODUCT GROUP
                                  ($ Millions)

                               [GRAPHIC OMITTED]

o KNORR soups, sauces, bouillons, and related savory products

                           Sales         Change        Volumes
                         -------        -------        -------
Total                    $ 3,024          -2.3%          +6.5%
Europe                   $ 2,040          -5.7%          +2.3%
North America            $   432          +2.6%          +8.0%
Latin America            $   370          +5.9%          +4.2%
Asia                     $   182          + 13%          + 36%

o DRESSINGS

                           Sales         Change        Volumes
                         -------        -------        -------
Total                    $ 1,930          +2.2%          +3.9%
Europe                   $   430          -0.9%          +6.2%
North America            $   935          +4.4%          +4.2%
Latin America            $   459          +9.5%          + 12%
Asia                     $   106          - 24%          - 30%

o BAKING

Sales $1.6 billion, +2.6%; Volumes +0.4%

o STARCHES (Basic Nutritious Foods)

Sales $577 million, -4.0%; Volumes -4.7%

o BREAD SPREADS

Sales $386 million, +5.4%; Volumes +9.2%

o DESSERTS

Sales $289 million, -6.6%; Volumes -3.1%

o ALL OTHER SALES $586 million

FOODSERVICE (Caterplan)

Sales in 1997 were approximately $1.3 billion, slightly lower than in 1996, and are included in the appropriate product groups.

*excludes restructuring charge.

                                 [PHOTO OMITTED]

                                   On the go:
                                  New Knorr cup
                                 varieties were
                             introduced in the U.S.

                                 [PHOTO OMITTED]

                                 Pouring it on:
                               Hellmann's ketchup
                                 is marketed in
                             eight Latin countries.

                                 [PHOTO OMITTED]

                           For family-size appetites:
                              Knorr Canjao soup in
                                 Brazil comes in
                               six-serving packs.


pasta with sauce products. The brand extended its offerings to Hispanic consumers with 20 new items, including rice mixes and refried beans imported from Mexico.

      In Asia, where bouillons are a key priority, sales of these products increased 19%, fueled especially by Bestfoods' new businesses in China. In India, another important emerging market for Bestfoods, we launched the Knorr brand with a successful line of traditional Indian and Western-style soups.

Dressings

Sales of mayonnaise, other dressings, and oils were up 2.2% in 1997 to $1.9 billion. Volumes increased 3.9%.

      Bestfoods markets dressings in 52 countries, chiefly under the Hellmann's brand. Our largest business is in North America, where Hellmann's mayonnaise east of the Rockies and the Best Foods brand in the West improved market share, volume, and profitability in 1997.

      Hellmann's and Best Foods fat free pourable salad dressings were added during the year, and we completed the national roll out of regular pourables. Hellmann's and Best Foods pourable dressings are well accepted by consumers and Bestfoods' customers and are meeting their volume and market share targets.

      New Hellmann's products in Europe include Deli Sandwich mayonnaise in the U.K.; Supreme mayonnaise in Spain and Portugal (the first chilled mayonnaise on the Iberian peninsula) and, in France, a homemade-style mayonnaise under the Lesieur brand. In Hungary and Russia, we launched varieties of Hellmann's mayonnaise for traditional salads. Our goal is to repeat the success of Hellmann's Babuni (Granny) mayonnaise in Poland, where sales of our dressings nearly doubled in 1997.

      Hellmann's is the No. 1 brand of mayonnaise in Latin America and now a leader in the ketchup category. Hellmann's ketchup has been extended to eight markets in the past two years. At the same time, we launched Hellmann's pourable dressings in all of Bestfoods' Latin American affiliates.

      Worldwide volumes of corn oil and other oils increased in 1997, but sales were slightly lower.

      In the U.S., where Mazola is the No. 1 corn oil, the brand's market share and volumes rose, especially reflecting increased sales to Hispanic consumers. Mazola canola oil, which has half the saturated

                               [GRAPHICS OMITTED]

                               [GRAPHICS OMITTED]

                                  Pots of Gold

                            Bestfoods has increased
                             volumes of Pot Noodle
                             products more than 20%
                             in the two years we've
                              owned the business.
                            Our affiliates worldwide
                                are now pursuing
                                cup initiatives.

                                 Bouillon Boom

                            Knorr bouillon sales in
                            Asia are up over 1,000%
                            in 10 years. In 1997 we
                             sold enough cubes and
                            other bouillon products
                           to make 750 million liters
                                  of bouillon.

                             Extending Our Umbrella

                   Once the Mazola brand meant corn oil only.
                       Today, we're broadening our growth
                         opportunities by extending the
                            brand into fast-growing
                                   segments.

                               [GRAPHICS OMITTED]

                              Real Asia, Real Easy

                       Bestfoods Foodservice in the U.S.
                       is launching six products in 1998,
                      imported from our Asian affiliates.
                      They're authentic, easy to use, and
                     give us a real competitive advantage.

                                Big Brand Power

                            Bestfoods has 17 brands
                           with $100+ million sales.

                          ALSA ARNOLD BEST FOODS BOBOLI
                        CATERPLAN ENTENMANN'S FREIHOFER'S
                         HELLMANN'S KNORR MAIZENA MAZOLA
                            MUELLER'S OROWEAT PFANNI
                            POT NOODLE SKIPPY THOMAS'

                               Turn Up the Volume

                               Our bread volumes
                              grew 17 times faster
                                than the market
                                    in 1997.

                                Not Just Muffins

                            Thomas' is the nation's
                           No. 1 fresh packaged bagel.

                                 Smart Cookies

                               In the first four
                                months in their
                                  introductory
                               market, Soft Baked
                               cookies more than
                                doubled sales of
                              Entenmann's cookies.

                                 [PHOTO OMITTED]

                          Bringing out the best: Four
                            new fat free and two new
                           regular dressings flavors
                              were added in 1997.

                                 [PHOTO OMITTED]

                             Value-added bouillons:
                            Knorr culinary cubes are
                            marketed in 17 countries.

                                 [PHOTO OMITTED]

                            Local flavor: Bestfoods
                          now produces Knorr soy sauce
                                  in Shanghai.

fat of blended vegetable oils, was launched during the year.

      Two international affiliates extended their Mazola brand umbrellas in 1997. Canola oil was launched in Argentina and Basilico, a basil-flavored oil, in Germany.

Foodservice

Bestfoods' foodservice business (known as Caterplan in most markets outside the U.S.) leverages Bestfoods' major brands, products, and distinctive know-how in the growing global market for food prepared away from home. Our customers, in 55 countries, are the operators of fine restaurants, cafeterias, and other places where food is served.

      Foodservice sales are included in the appropriate product categories in this report.

      In 1997 foodservice sales were approximately $1.3 billion. The slight drop reflected the impact of unfavorable European currency values. Volumes rose 10%.

      During 1997 Caterplan in Europe successfully test-marketed a number of products that deliver added convenience to customers. These include frozen prepared foods under the Caterfrost brand in Austria and frozen, ready-to-heat soups, developed in the Netherlands with help from colleagues in the U.S.

      In Bestfoods' fast-growing North American foodservice business, new products included Hellmann's fat free pourable dressings, a Boboli bread product created especially for a national restaurant chain, and new Knorr pasta sauces and LeGout soups.

      A successful new business development program -- unique in the North American foodservice industry -- was expanded. It adapts proven best practices developed by Caterplan in Europe.

      In Latin America, Caterplan managers and their retail colleagues launched Hellmann's pourable dressings to retail and foodservice customers simultaneously.

      In Asia, Caterplan sales are growing with our customers in the fast-food industry, as they introduce consumers to new tastes, including dressings.

o Regional Businesses

Baking

Bestfoods Baking is the leading fresh premium baker in the United States. Sales increased 2.6% to $1.6 billion in 1997 on slightly higher volumes.

      Significant improvement in the sweet baked goods business was an important highlight for the year. New hand-held items, such as

                                 [PHOTO OMITTED]

                              West Coast newcomer:
                              Oroweat bagels were
                              introduced in 1997.

                                 [PHOTO OMITTED]

                             Hand-held and healthy:
                            Entenmann's Multi-Grain
                          cereal bars continued their
                              outstanding growth.

                                 [PHOTO OMITTED]

                          On a roll: Potato varieties
                             are increasing sales.

Entenmann's Donut Dippers, Soft Iced cupcakes, Soft Baked cookies, and Multi-Grain cereal bars, boosted sales of regular Entenmann's products. But the continued decline in sales of reduced fat and fat free products lowered total sales of sweet baked goods slightly. By the end of the year, however, performance in this "health" segment was improving dramatically with the successful launch of reformulated, Entenmann's Light products.

      Sales of bread and rolls, the largest part of Bestfoods Baking, grew well on higher volumes. Our biggest bread and roll brand is Oroweat, No. 1 in California and, in 1997, also the Pacific Northwest. Both the Oroweat and Brownberry brands grew strongly in 1997, fueled by Potato, Country White, and other new wide-pan bread varieties. In the Northeast, Freihofer's bread and rolls were extended to the Philadelphia area.

      Bestfoods Baking's specialty bread sales increased on sharply higher volumes, as Thomas' bagels (now the nation's No. 1 fresh packaged bagel), Brownberry bagels, and, new in 1997, Oroweat bagels, all grew well.

      The rapid growth of fresh bagels had a negative impact on the English muffin category, where volumes of Thomas' English muffins declined modestly. However, the brand maintained its No. 1 market share and added an Apple Cinnamon variety in 1997.

      Sales of Boboli pizza crusts, the market leader, were lower in 1997. New Boboli products are planned for 1998.

      Since the 1995 acquisition of the Entenmann's, Freihofer's, Oroweat, and Boboli brand businesses, Bestfoods Baking has been combining these new operations with our Thomas', Arnold, Sahara, and other baking businesses to capture significant synergies. Production realignments allowed the shutdown of three bakeries in 1997. Additional consolidation has been announced for 1998.

Starches

Sales of starches (basic nutritious foods) and syrups were $577 million, 4% lower, on volumes that dropped 4.7%. Bestfoods' most important starch business is in Latin America, where we market fortified Maizena corn starch and other branded cereals and mixes for preparing porridges, breakfast drinks, and

                                 [PHOTO OMITTED]

                                Soy power: Sales
                                of AdeS beverages
                                 surged in 1997.

                                 [PHOTO OMITTED]

                              A great year: Sales,
                            volumes, and market share
                          for Skippy peanut butter all
                                   increased.

                                 [PHOTO OMITTED]

                              South of the border:
                            IDP extended its dessert
                             products into three new
                                   countries.

other dishes. The newest part of this business is AdeS soy-based beverages, which continues to grow.

      Borrowing a page from our Latin American business, our affiliate in Kenya launched Maizena Nutraplus porridge, fortified with seven vitamins, protein, calcium, and iron.

Bread Spreads

Worldwide sales of peanut butter and other bread spreads were $386 million, up 5.4%, on sharply higher volumes.

      1997 was a great year for Skippy peanut butter in the U.S. A more "peanutty" taste, new package graphics, and aggressive marketing helped deliver higher sales and volumes and added more than two points to market share.

      Bestfoods' European bread spreads include Nocilla chocolate hazelnut spread, acquired with the Starlux business and a market leader in Spain; Marmite savory spread in the U.K., which is also exported to Canada and Asia; and several jelly and jam brands, including Santa Rosa in Italy.

      In Asia, where we market peanut butter in nine countries, a new venture in China will produce Skippy peanut butter beginning in 1998.

Desserts

Desserts and baking aids sales were $289 million, down 6.6% on lower volumes. Bestfoods' largest dessert businesses are in the U.K., where we market Ambrosia custard, and France, where we added an innovative shelf-stable liquid batter for baking cakes under the Alsa brand.

      Bestfoods markets dessert mixes in Latin America through International Dessert Partners (IDP), a joint venture with General Mills. Results are treated on an equity basis and not included in the company's desserts category results. In 1997 IDP entered three new markets, opened a plant in San Carlos, Uruguay, and added a rice pudding mix to a product portfolio that already includes ready-to-use frostings and mixes for preparing cakes, brownies, and creamy chilled desserts.

                                Market Positions Worldwide

1  Leader in Market Share
2  Second in Market Share
o  Present in the Market                                                                       Potato
+  Licensing Agreement             Soups*        Sauces*      Bouillons    Mealmakers*       Products          Pasta    Mayonnaise
===================================================================================================================================
NORTH AMERICA, CARRIBEAN
===================================================================================================================================
Canada                               2              2            1                                                          1
-----------------------------------------------------------------------------------------------------------------------------------
United States                        o              o            2              o               o              o            1
-----------------------------------------------------------------------------------------------------------------------------------
Dominican Republic                   2                           2                                                          o
===================================================================================================================================
EUROPE, AFRICA/MIDDLE EAST
===================================================================================================================================
Austria                              1              2            1              1               1
-----------------------------------------------------------------------------------------------------------------------------------
Belgium                              1              1            1              1
-----------------------------------------------------------------------------------------------------------------------------------
Bulgaria                             o              o            o                              o              o
-----------------------------------------------------------------------------------------------------------------------------------
Czech Republic                       o              o            o              o               o                            1
-----------------------------------------------------------------------------------------------------------------------------------
Denmark                              1              1            1              1               2
-----------------------------------------------------------------------------------------------------------------------------------
Finland                              1              1            1              2
-----------------------------------------------------------------------------------------------------------------------------------
France                               1              2            2                                                           2
-----------------------------------------------------------------------------------------------------------------------------------
Germany                              2              2            2              2               1                            o
-----------------------------------------------------------------------------------------------------------------------------------
Greece                               1              1            1                              2                            1
-----------------------------------------------------------------------------------------------------------------------------------
Hungary                              1              1            1              1               o                            2
-----------------------------------------------------------------------------------------------------------------------------------
Ireland                              1              1            1              1               1              o             1
-----------------------------------------------------------------------------------------------------------------------------------
Italy                                1              o            2              o               1                            o
-----------------------------------------------------------------------------------------------------------------------------------
Netherlands                          2              1            o              2               o
-----------------------------------------------------------------------------------------------------------------------------------
Norway                               2              2            o              2
-----------------------------------------------------------------------------------------------------------------------------------
Poland                               1              1            1              1               1                            2
-----------------------------------------------------------------------------------------------------------------------------------
Portugal                             1              o            1                              2                            1
-----------------------------------------------------------------------------------------------------------------------------------
Romania                              o              o            o                              o
-----------------------------------------------------------------------------------------------------------------------------------
Russia                               1              1            2                              1                            o
-----------------------------------------------------------------------------------------------------------------------------------
Slovak Republic                      o              o            o              o               o                            1
-----------------------------------------------------------------------------------------------------------------------------------
Spain                                2              o            2              o                              o             o
-----------------------------------------------------------------------------------------------------------------------------------
Sweden                               1              2            1              1
-----------------------------------------------------------------------------------------------------------------------------------
Switzerland                          1              1            1              1
-----------------------------------------------------------------------------------------------------------------------------------
United Kingdom                       2              2            2              o                              o             1
===================================================================================================================================
Israel                               1                           2                             o               o             1
-----------------------------------------------------------------------------------------------------------------------------------
Jordan                               o                           o
-----------------------------------------------------------------------------------------------------------------------------------
Kenya                                1                           1
-----------------------------------------------------------------------------------------------------------------------------------
Morocco                              1              o            1
-----------------------------------------------------------------------------------------------------------------------------------
Saudi Arabia                                                                                                                 2
-----------------------------------------------------------------------------------------------------------------------------------
South Africa                         o              o
-----------------------------------------------------------------------------------------------------------------------------------
Tunisia                              1                           1
-----------------------------------------------------------------------------------------------------------------------------------
Turkey                               1                           2
===================================================================================================================================
LATIN AMERICA
===================================================================================================================================
Argentina                            1                           1                             1                             1
-----------------------------------------------------------------------------------------------------------------------------------
Bolivia                              o                           o                             o                             o
-----------------------------------------------------------------------------------------------------------------------------------
Brazil                               2              o            1                                             2             1
-----------------------------------------------------------------------------------------------------------------------------------
Chile                                o                           o                             o                             1
-----------------------------------------------------------------------------------------------------------------------------------
Colombia                             2              2            2              2              o                             1
-----------------------------------------------------------------------------------------------------------------------------------
Costa Rica                           2              1            2                                                           1
-----------------------------------------------------------------------------------------------------------------------------------
Ecuador                              2                           2              2                                            o
-----------------------------------------------------------------------------------------------------------------------------------
Guatemala                            o              o            o                                                           o
-----------------------------------------------------------------------------------------------------------------------------------
Honduras                                                                                                                     o
-----------------------------------------------------------------------------------------------------------------------------------
Mexico                               1              o            1              1                              o             2
-----------------------------------------------------------------------------------------------------------------------------------
Panama                                              o                                                                        o
-----------------------------------------------------------------------------------------------------------------------------------
Paraguay                             1                           1                             2               o             1
-----------------------------------------------------------------------------------------------------------------------------------
Peru                                 2                           2                             2               o             1
-----------------------------------------------------------------------------------------------------------------------------------
Uruguay                              1                           1                             2                             1
-----------------------------------------------------------------------------------------------------------------------------------
Venezuela                            2              o            2              1                                            o
===================================================================================================================================
ASIA
===================================================================================================================================
China                                               o            2                                                           o
-----------------------------------------------------------------------------------------------------------------------------------
Hong Kong                            o                           1                                             o             2
-----------------------------------------------------------------------------------------------------------------------------------
India                                1
-----------------------------------------------------------------------------------------------------------------------------------
Indonesia                            1              o            o                                                           o
-----------------------------------------------------------------------------------------------------------------------------------
Japan +                              1                           1              1                                            2
-----------------------------------------------------------------------------------------------------------------------------------
Malaysia                             1                           2                                                           1
-----------------------------------------------------------------------------------------------------------------------------------
Pakistan                             1                           1              1                                            2
-----------------------------------------------------------------------------------------------------------------------------------
Philippines                          1              o            1                                             2             1
-----------------------------------------------------------------------------------------------------------------------------------
Singapore                            1                           1                                                           1
-----------------------------------------------------------------------------------------------------------------------------------
Sri Lanka                            2                           2
-----------------------------------------------------------------------------------------------------------------------------------
Taiwan                               1                           1                                                           2
-----------------------------------------------------------------------------------------------------------------------------------
Thailand                             1              1            1              2                              1             1
-----------------------------------------------------------------------------------------------------------------------------------
Viet Nam                             o                           1                                                           o
-----------------------------------------------------------------------------------------------------------------------------------


1  Leader in Market Share
2  Second in Market Share
o  Present in the Market         Pourable                                       Peanut                     Desserts        Premium
+  Licensing Agreement          Dressings       Corn Oil  Foodservice**         Butter       Starches      (Ambient)        Baking
===================================================================================================================================
NORTH AMERICA, CARIBBEAN
===================================================================================================================================
Canada                                                 1              o              2              1
-----------------------------------------------------------------------------------------------------------------------------------
United States                           o              1              o              2              1              o             1
-----------------------------------------------------------------------------------------------------------------------------------
Dominican Republic                                     o              o                             o
===================================================================================================================================
EUROPE, AFRICA/MIDDLE EAST
===================================================================================================================================
Austria                                                1              o                             1
-----------------------------------------------------------------------------------------------------------------------------------
Belgium                                                               o                             1
-----------------------------------------------------------------------------------------------------------------------------------
Bulgaria
-----------------------------------------------------------------------------------------------------------------------------------
Czech Republic                                                        o
-----------------------------------------------------------------------------------------------------------------------------------
Denmark                                 2                             o                             1              o
-----------------------------------------------------------------------------------------------------------------------------------
Finland                                                               o                             2
-----------------------------------------------------------------------------------------------------------------------------------
France                                  2                             o                             1              1
-----------------------------------------------------------------------------------------------------------------------------------
Germany                                                1              o                             1              o
-----------------------------------------------------------------------------------------------------------------------------------
Greece                                  1                             o                             2              2
-----------------------------------------------------------------------------------------------------------------------------------
Hungary                                                               o                                            o
-----------------------------------------------------------------------------------------------------------------------------------
Ireland                                 2              o              o                             2              o
-----------------------------------------------------------------------------------------------------------------------------------
Italy                                                  o              o                             1
-----------------------------------------------------------------------------------------------------------------------------------
Netherlands                                            o              o                             1
-----------------------------------------------------------------------------------------------------------------------------------
Norway                                                                o                             1
-----------------------------------------------------------------------------------------------------------------------------------
Poland                                                                o                                            o
-----------------------------------------------------------------------------------------------------------------------------------
Portugal                                2                             o                             1              2
-----------------------------------------------------------------------------------------------------------------------------------
Romania                                                               o
-----------------------------------------------------------------------------------------------------------------------------------
Russia                                                 o              o              o
-----------------------------------------------------------------------------------------------------------------------------------
Slovak Republic                                                       o
-----------------------------------------------------------------------------------------------------------------------------------
Spain                                   o                             o                             1              2
-----------------------------------------------------------------------------------------------------------------------------------
Sweden                                  o              1              o              o              1
-----------------------------------------------------------------------------------------------------------------------------------
Switzerland                             o              o              o                             1
-----------------------------------------------------------------------------------------------------------------------------------
United Kingdom                          o              1              o                             1              1             o
===================================================================================================================================
Israel                                                 1              o              1                             2
-----------------------------------------------------------------------------------------------------------------------------------
Jordan                                                 o
-----------------------------------------------------------------------------------------------------------------------------------
Kenya                                                  o              o                             1
-----------------------------------------------------------------------------------------------------------------------------------
Morocco                                                               o                             1              1
-----------------------------------------------------------------------------------------------------------------------------------
Saudi Arabia                                           2              o              o              o
-----------------------------------------------------------------------------------------------------------------------------------
South Africa                                                          o              o              o
-----------------------------------------------------------------------------------------------------------------------------------
Tunisia                                                               o                                            o
-----------------------------------------------------------------------------------------------------------------------------------
Turkey                                                                o                             1              o
===================================================================================================================================
LATIN AMERICA
===================================================================================================================================
Argentina                               1              1              o                             1              o
-----------------------------------------------------------------------------------------------------------------------------------
Bolivia                                                                                             1
-----------------------------------------------------------------------------------------------------------------------------------
Brazil                                  2              1              o                             1              o
-----------------------------------------------------------------------------------------------------------------------------------
Chile                                   o              o              o                             o              o
-----------------------------------------------------------------------------------------------------------------------------------
Colombia                                o              o              o              o              1              o
-----------------------------------------------------------------------------------------------------------------------------------
Costa Rica                              1              1              o              o              1              1
-----------------------------------------------------------------------------------------------------------------------------------
Ecuador                                                1                                            o
-----------------------------------------------------------------------------------------------------------------------------------
Guatemala                               o              1              o              o              1
-----------------------------------------------------------------------------------------------------------------------------------
Honduras                                               1                                            2
-----------------------------------------------------------------------------------------------------------------------------------
Mexico                                  o              2              o              2              1              o
-----------------------------------------------------------------------------------------------------------------------------------
Panama                                                 1                                            1
-----------------------------------------------------------------------------------------------------------------------------------
Paraguay                                               o              o                             1
-----------------------------------------------------------------------------------------------------------------------------------
Peru                                    o              o              o                             2              o
-----------------------------------------------------------------------------------------------------------------------------------
Uruguay                                 1              2              o                             1              o
-----------------------------------------------------------------------------------------------------------------------------------
Venezuela                               o                             o                             1              o
===================================================================================================================================
ASIA
===================================================================================================================================
China                                                                 o              o              o
-----------------------------------------------------------------------------------------------------------------------------------
Hong Kong                                              o              o              1              1              1
-----------------------------------------------------------------------------------------------------------------------------------
India                                                                                               1              1
-----------------------------------------------------------------------------------------------------------------------------------
Indonesia                               o              o              o              o
-----------------------------------------------------------------------------------------------------------------------------------
Japan +                                 2              1              o              o
-----------------------------------------------------------------------------------------------------------------------------------
Malaysia                                2              1              o              1                             2
-----------------------------------------------------------------------------------------------------------------------------------
Pakistan                                               1              o                                            1
-----------------------------------------------------------------------------------------------------------------------------------
Philippines                                                           o              1                             1
-----------------------------------------------------------------------------------------------------------------------------------
Singapore                               o              o              o              1              1              1
-----------------------------------------------------------------------------------------------------------------------------------
Sri Lanka                               1              o              o
-----------------------------------------------------------------------------------------------------------------------------------
Taiwan                                                 o              o              1
-----------------------------------------------------------------------------------------------------------------------------------
Thailand                                               1              o              1
-----------------------------------------------------------------------------------------------------------------------------------
Viet Nam                                                              o
-----------------------------------------------------------------------------------------------------------------------------------

*   Dehydrated products only.

** Bestfoods foodservice (catering) products hold leading share positions in many of the categories in which they compete.

                                 [PHOTO OMITTED]

                                  Renato Simpao
                              Quality, Philippines
                        Our dressings plant at Cavite was
                         awarded ISO 9002 certification
                         after only one audit. That's a
                          world-class benchmark we can
                              point to with pride.

                                 [PHOTO OMITTED]

                                  Michael Smith
                               Corporate Treasury
                        While attending the University of
                      Pennsylvania, I interned at Bestfoods
                          through the Inroads program.
                      Now I've got a great education and a
                                   great job.

                                 [PHOTO OMITTED]

                                 Alan Krutchkoff
                            Corporate Communications
                         Many of us at Bestfoods support
                      local charities. I've been supporting
                         the March of Dimes WalkAmerica
                      for three years. Walking keeps me fit
                           and it's good for my heart
                                in so many ways.

                          =============================
                          Bestfoods Values and Policies
                           High ethical standards and
                          best business practices work
                           hand in hand at Bestfoods.
                          =============================

Bestfoods is an international company comprising locally-managed operations in more than 60 countries. Each business has significant freedom to make decisions and act independently to further local and corporate business objectives.

      All of our local businesses are also integral to a corporate organization that provides strategic guidance and oversight, as well as constant reinforcement of shared values and policies.

      These values and policies call for the highest standards of moral and ethical behavior in all business dealings, regardless of situation or geographic location.

      They express commitment to Bestfoods' people and their career and personal development; to providing high-quality products that deliver value to our consumers and customers; to being good citizens in our communities; to ensuring safe workplaces and a clean environment; and to encouraging and rewarding qualities in our people that help achieve our business objectives.

      Bestfoods' values and policies have long been promoted, communicated, and reinforced throughout the company. In 1996 we published a booklet containing an expanded statement of Bestfoods' values and policies and translated it into the 24 languages spoken in our affiliates around the world. This booklet includes specific Bestfoods corporate policies governing the full range of business relationships and activities.

      In 1997 a Values and Policies Office was created as an additional means of encouraging the understanding of, and adherence to, the company's values and policies. It also provides another avenue for employees to voice their concerns and ideas to top management.

      High ethical standards and best business practices work hand and hand at Bestfoods. Our values and policies are good for our employees, our neighbors, our consumers, our customers, and our bottom line. For example:

Quality

Bestfoods' Cavite dressings plant in the Philippines has received the international ISO-9002 certification for its quality management system. The plant's world-class quality program has increased product reliability and yield, reduced complaints and costs, and is a benchmark for our other affiliates.

Safety

Bakeries in Riviera Beach, FL, and Hazelton, PA, have each operated for more than 900 days (as of February 1998) without a lost-time accident. These achievements exemplify the strides made by our baking division to improve its safety programs. Such improvements helped lower workers' compensation costs significantly in 1997.

Environment

In Europe, a Scandinavian packaging team eliminated the use of shrink wrap and carton boxes for Knorr Quick soup, reducing costs and waste. This environmentally friendly, cost-effective approach is now being considered for other European packaging.

Health

In Latin America, Bestfoods adds nutritional supplements to many of its starch products. The fortified products provide critical vitamins and minerals at an affordable cost.

Our Community

As good corporate citizens, Bestfoods and its people participate in a variety of projects and groups in the company's local and national communities. Financial support is provided to many institutions and activities that enhance the quality of community life. In 1997 Bestfoods made contributions of nearly $22 million in cash and food products, mainly to educational institutions; health, welfare, and community service organizations; and other cultural and charitable groups. A significant part of Bestfoods' contributions is donated through the company's Matching Gifts Program in the U.S., which matches $2 for every $1 employees contribute to an organization.

Employee Development

Bestfoods is committed to the principles of equal employment opportunity and fair employment practices and values the diversity of its employee family. As stated in the company's diversity vision statement: "We will value, leverage, and increase variety and differences in our workforce so that our diversity is the perpetual stimulant of innovation, creativity, and effective problem-solving."

      We believe that diversity provides us with a sustainable competitive advantage that helps reach the highest levels of quality, productivity, and achievement in realizing Bestfoods' vision to become the best international food company in the world.

                                 [PHOTO OMITTED]

                                  George Vartis
                                Packaging, Europe
                           Our packaging programs are
                      reducing waste and eliminating mate-
                       rials. This saves the company money
                         and helps save the planet, too.

                                 [PHOTO OMITTED]

                                 Cathryn Mattson
                               Values and Policies
                       Our Values and Policies Office was
                       created in 1997 to provide another
                         direct communications link for
                        employees to voice their concerns
                          and ideas to top management.

                                 [PHOTO OMITTED]

                                Mario Rodenstein
                               R&D, Latin America
                       We're fortifying many of our starch
                       products with critical vitamins and
                       minerals. This provides low-income
                        consumers, particularly children,
                          with an affordable source of
                              essential nutrients.

Management's Discussion and Analysis of
Financial Condition and Results of Operations
Bestfoods and Subsidiaries

Overview of 1997 and Outlook for 1998

1997 was a watershed year for Bestfoods. We spun off our corn refining business and became a 100% consumer foods company. The spin-off, a tax-free distribution to U.S. shareholders, gives Bestfoods the focus, flexibility, and resources for faster growth of volumes, sales, and profits.

      Our business grew solidly in 1997, despite the impact of unfavorable currency values and charges related to the spin-off. For 1998, our primary objective is to improve returns through a more focused development of our consumer foods business. The Company's strategy is to pursue volume, sales, and profit growth in its three worldwide core businesses: savory products (chiefly under the Knorr brand); dressings (chiefly under the Hellmann's brand); and foodservice. In addition, Bestfoods will develop new growth opportunities for its regional businesses, including baking, where the Company will also seek continued operating efficiency gains in 1998.

      In line with these strategies, during 1997 the Company focused on volume growth; introduced many new products throughout the world; integrated an acquisition in Europe with an existing operation in that region; expanded and built production facilities; and closed several plants. The Company gained significant efficiencies from previous years' restructuring activities.

      The earnings growth resulting from these activities was very positive, as all areas reported strong volume growth and profit margin improvement, which more than compensated for unfavorable European and Asian currency values.

      Our earnings expectations for 1998 are based on the assumption that conditions relating to consumption, costs, currency values, competition, and political and social environments in the economies and industries in which Bestfoods operates will not change significantly overall. Our expectations are also based on the assumption that economies in most areas of the world will continue to progress at current, generally modest, rates of growth, including more specifically:

      o In the U.S., it is expected that economic growth will remain at a level similar to 1997. It is likely that this will benefit the Company, together with the easing of agricultural commodity prices. More aggressive new product development and continued efficiency gains will also benefit 1998 results.

      o Also in the U.S., the continued integration of baking operations should result in further synergies during 1998 and beyond and is expected to contribute to profits.

      o In Europe, the economies are expected to continue their generally modest growth. Currency values on average in 1998 are likely to be lower than in 1997. The business climate of the European Union will remain highly competitive, as the retail trade continues to seek efficiencies. This will have a moderating effect on the division's volumes, sales, and profit growth. However, Bestfoods' leading brands, wide geographic presence, new products and businesses, and continuing efficiency gains are expected to provide the needed competitive strength for growth.

      o In Latin America, there is concern of a possible economic crisis linked to the Asian turmoil. However, we believe that there will be no major disruption of Latin America's economic progress and that confidence and stability will return as the year progresses. Freer markets and open borders should benefit personal income and consumption levels. Bestfoods, with its strong market positions throughout the area, is expected to show continued progress in 1998.

      o In Asia, despite year-end economic conditions that caused worldwide concerns, our business is expected to make progress in 1998, as the initial economic shock subsides. Bestfoods continues to see important opportunities for growth in its businesses in Asia because the Company's products have relatively low market penetration in emerging countries.

      The last three years' financial results are discussed below as a single business segment comprising Bestfoods' continuing operations. A general description of operations appears on pages one through 17 of this report.

Results of Operations.

Net sales in 1997 decreased nearly 1% to $8.4 billion, as improved volumes and better prices were more than offset by unfavorable currency values, particularly in Europe. Volumes overall were up 2.4%. The increase in volume from the acquired Starlux business was matched by a reduction in sales from the disposal of the Korean business, at the end of 1996.

      In 1996, net sales increased 18%, with all divisions contributing to the gain. The Baking division accounted for 70% of the increase, mainly as a result of inclusion of a full year's sales from the baking acquisition of October 2, 1995. Volumes overall, which were up 18% including acquisitions, accounted for the entire sales increase, as small price gains were offset by currency declines.

      An analysis of net sales by division follows:

                                                                % Change
$ Millions             1997          1996         1995        97/96     96/95
=============================================================================
North America          $1,786        $1,744       $1,699          2.4     2.7
-----------------------------------------------------------------------------
Europe                  3,519         3,692        3,438         (4.7)    7.4
-----------------------------------------------------------------------------
Latin America           1,105         1,076        1,023          2.7     5.2
-----------------------------------------------------------------------------
Asia                      382           398          364         (4.0)    9.3
-----------------------------------------------------------------------------
Baking                  1,608         1,568          675          2.6      NM
-----------------------------------------------------------------------------
   Total               $8,400        $8,478       $7,199         (0.9)   17.8
=============================================================================
                                                          NM = Not Meaningful

1997: North America sales increased 2.4% on volume improvements. In Europe, a 4.7% decrease in sales was the result of a 8.8% decline in currency values. This was partially offset by a 2.6% volume gain, due in part to acquisitions, and better prices. In Latin America, strong volume gains drove a sales gain of 2.7% despite weaker prices. Sales in Asia declined 4%. However, excluding the effects of the divestiture of the Korean business at the end of 1996, sales increased 8.6% as improvement in volumes and prices was partially offset by weaker currency values. Baking sales increased 2.6% reaching $1.6 billion. Baking volumes increased slightly and prices improved.

1996: North America sales increased 2.7% on volume gains and pricing improvements. In Europe, a 7.4% increase in sales was the result of a 7.8% volume gain, due in part to acquisitions, and better prices offset by weaker currency values. Sales rose 5.2% in Latin America as strong volume gains overcame weaker prices. Asian sales increased 9.3% on volume and price improvements, partially offset by unfavorable currency values.

Cost of sales and operating expenses. In 1997, the Company's gross profit margin rose to 44.6% from 43.1% in 1996 and 42.6% in 1995. Gains from improved pricing, as well as new efficiencies achieved as a result of the restructuring programs, contributed to the increases. Marketing expenses increased by 4.9% from 1996 to 1997, following an increase of 13% from 1995 to 1996, when the level of new product launches was higher. Selling, general, and administrative expenses decreased slightly in 1997, following a strong increase in 1996, as a result of the baking acquisition.

Restructuring, integration, and other charges -- net.

In the second quarter of 1997, the Company recorded a pre-tax charge of $242 million for the restructuring of its worldwide businesses in connection with the spin-off of its corn refining operations. The majority of the activities included pertain to the European and North American operations and encompass the sale of non-core businesses, plant closings, and the reorganization of administrative functions. The Baking division restructuring includes continued consolidation and reconfiguration of the manufacturing and distribution systems and processes to improve overall business efficiency and effectiveness. In 1995, the Company recorded a pre-tax charge of $95 million, comprising a $55 million charge for the integration of its acquired Baking business and a charge of $60 million for restructuring of its worldwide businesses, partially offset by a gain of $20 million for sale of a business in Latin America.

      An analysis of operating income for 1997 and 1996 by division, income from continuing operations, and earnings per share, excluding the 1997 restructuring charge is set forth as follows:

$ Millions except
per share amounts           1997       1997       1997       1996          %
============================================================================
                                               Excluding
                                    Restruc-   restruc-                 1997*
                         Reported    turing     turing    Reported        vs
Operating Income         results     charge     charge    results       1996
----------------------------------------------------------------------------
      North America        $ 259     $  (48)    $  307     $  285        8.1
----------------------------------------------------------------------------
      Europe                 408        (49)       457        425        7.5
----------------------------------------------------------------------------
      Latin America          211        (22)       233        211       10.1
----------------------------------------------------------------------------
      Asia                    45         (8)        53         49        7.6
----------------------------------------------------------------------------
      Baking                  11        (86)        97         89        9.0
----------------------------------------------------------------------------
      Corporate              (68)       (29)       (39)       (32)        --
----------------------------------------------------------------------------
           Total           $ 866     $ (242)    $1,108     $1,027        7.9
----------------------------------------------------------------------------
Income from
continuing
operations                 $ 429     $ (156)    $  585     $  557        4.9
----------------------------------------------------------------------------
Basic earnings
per share                  $2.91     $(1.08)    $ 3.99     $ 3.78        5.6
----------------------------------------------------------------------------
Diluted earnings
per share                  $2.85     $(1.04)    $ 3.89     $ 3.70        5.1
============================================================================
* excluding charge

      Operating Income for 1997 increased 7.9%, excluding the 1997 restructuring charge. Volume gains in all divisions, particularly Latin America and Asia, and improved margins everywhere, except Latin America, more than compensated for lower currency values. The Baking division's operating income, excluding its portion of the restructuring charge, increased 9% on both improved margins and volumes.

      An analysis of operating income for 1996 and 1995 by division, income from continuing operations, and earnings per share, excluding the 1995 restructuring charge, is set forth below:

$ Millions except
per share amounts           1996       1995       1995       1995          %
============================================================================
                                                          Excluding
                                               Restruc-   restruc-      1996
                         Reported   Reported    turing     turing         vs
Operating Income         results    results     charge     charge       1995*
----------------------------------------------------------------------------
      North America       $  285      $ 249     $  (17)     $ 266        7.1
----------------------------------------------------------------------------
      Europe                 425        326        (29)       355       19.7
----------------------------------------------------------------------------
      Latin America          211        178          6        172       22.7
----------------------------------------------------------------------------
      Asia                    49         47         --         47        4.3
----------------------------------------------------------------------------
      Baking                  89        (14)       (55)        41         NM
----------------------------------------------------------------------------
      Corporate              (32)       (30)        --        (30)        --
----------------------------------------------------------------------------
            Total         $1,027      $ 756     $  (95)     $ 851       20.7
----------------------------------------------------------------------------
Income from
continuing
operations                $  557      $ 377     $  (58)     $ 435       28.0
----------------------------------------------------------------------------
Basic earnings
per share                 $ 3.78      $2.51     $(0.40)     $2.91       29.9
----------------------------------------------------------------------------
Diluted earnings
per share                 $ 3.70      $2.47     $(0.38)     $2.85       29.8
============================================================================

* excluding charge                                       NM = Not meaningful

Operating income in 1996 increased 21%, excluding special items in 1995. Strong volume gains in all divisions and improved margins were slightly offset by weaker currency values. The Baking division's operating income increased substantially compared to 1995, mainly due to the inclusion of a full year's results for the acquired business.

Financing costs of $162 million in 1997 were up 10.2% from 1996, due to higher borrowings, mainly for acquisitions. The increase in costs also reflected a reduction in interest income and a change in interest expense resulting from lower allocations to the discontinued operation. In 1996, financing costs of $147 million were up 44% from 1995, mainly due to interest expense related to the full year's debt for businesses acquired during 1995. In addition, average borrowings outstanding and interest rates increased marginally. Higher financing costs were partially offset by lower foreign currency exchange losses.

Provision for income taxes. The effective tax rate in 1997 was 35.5% compared to 33.6% in 1996, when the resolution of several tax issues in various jurisdictions benefited results. The effective tax rate in 1995 was 38.5%. The lower rates in 1997 and 1996 reflected decreases in tax rates in certain foreign jurisdictions and an increase in the proportion of income earned overseas. This foreign income, on average, was taxed at a lower rate than domestic income in 1997 and 1996. The effective tax rate for 1998 is expected to remain at 35.5%.

Income and earnings per common share from continuing operations. Excluding the effect of the 1997 restructuring charge, income from continuing operations increased 4.9% to $585 million and basic earnings per share increased 5.6% to $3.99. Diluted earnings per share, on the same basis, increased 5.1%. The increase in earnings per share resulted from higher operating income, which more than offset a higher effective tax rate and higher financing costs. In 1996, income and basic earnings per share from continuing operations increased 28% and 30%, respectively, excluding the special items in 1995's results. Diluted earnings per share also increased 30%. These increases resulted from higher operating income and the benefit of a lower effective tax rate, which more than compensated for higher financing costs. Fewer shares outstanding in both years also benefited earnings per common share.

Income from discontinued operations net of income taxes in 1997 declined more than 50% from $23 million to $11 million due to continuing high fructose corn syrup overcapacity in the North American corn refining industry. In Latin America, operating income was more than 40% ahead of 1996. Income from discontinued operations in 1996 was significantly below 1995 due to a combination of higher corn costs, industry overcapacity which limited price increases, and a loss of $40 million on commodity futures contracts (recognized in the fourth quarter) following a steep decline in corn prices.

Loss on disposal of discontinued operations of $83 million after taxes resulted from the decision to spin off and restructure the corn refining business. The spin-off portion included the direct cost of spinning off this business, such as, legal, tax, and investment fees. The restructuring portion contained costs of separating common facilities, mostly in Latin America.

Cumulative effect of a change in accounting principle. This fourth-quarter 1997 charge of $13 million after taxes resulted from a recently issued accounting pronouncement put forth by the Emerging Issues Task Force (EITF) requiring that certain process re-engineering costs previously capitalized be expensed.

Key balance sheet items

Total assets for continuing operations in 1997 declined slightly to $6.1 billion from $6.2 billion as assets added through acquisitions of approximately $300 million were more than offset mostly by the effects of weaker currencies and a reduction due to restructuring activities. Total assets declined $1.2 billion in 1997 to $6.1 billion from $7.3 billion in 1996, mostly as a result of the spin-off, at December 31, 1997, of the net assets of $1 billion of the corn refining business.

      An analysis of total assets by operating division at December 31 is set forth as follows:

$ Millions                          1997              1996               1995
=============================================================================
North America                      $ 985            $1,038             $1,024
-----------------------------------------------------------------------------
Europe                             2,829             2,980              3,145
-----------------------------------------------------------------------------
Latin America                        596               581                520
-----------------------------------------------------------------------------
Asia                                 245               299                263
-----------------------------------------------------------------------------
Baking                             1,242             1,241              1,223
-----------------------------------------------------------------------------
Corporate                            203                87                 73
-----------------------------------------------------------------------------
       Continuing                $ 6,100            $6,226             $6,248
-----------------------------------------------------------------------------
       Discontinued                   --             1,025                600
-----------------------------------------------------------------------------
       Total                     $ 6,100            $7,251             $6,848
=============================================================================

      At year end 1996, total assets from continuing operations remained even with 1995 as the increase from capital expenditures and trade working capital was matched by the impact of lower currency values.

Net cash flows

Strong cash flows from continuing operations in 1997 continued to fund the Company's working capital, capital expenditure programs, and dividends (which were increased 9.8% to $.45 per common share during the year). The net cash flows from continuing operations of $778 million was below 1996 because of higher working capital and lower deferred taxes.

$ Millions                          1997              1996               1995
=============================================================================
Net cash flows from
   operating activities:
      Continuing                  $  778            $  892           $    719
      Discontinued                   137              (139)               163
-----------------------------------------------------------------------------
      Total                       $  915            $  753           $    882
-----------------------------------------------------------------------------
Net cash flows used
   for investing activities:
      Continuing                  $ (602)           $ (354)           $(1,499)
      Discontinued                  (130)             (251)              (132)
-----------------------------------------------------------------------------
      Total                       $ (732)           $ (605)           $(1,631)
=============================================================================

      In 1996, cash flows from continuing operations was $892 million, an increase of $173 million over 1995. This increase was mostly due to higher net income from continuing operations in 1996 as well as lower working capital.

                                    WORLDWIDE
                                    OPERATING
                                     INCOME*
                                  ($ MILLIONS)

                              95      96      97
                              --      --      --
                             851   1,027   1,108

                                    MARKETING
                                  EXPENDITURES
                                  ($ MILLIONS)

                              95      96      97
                              --      --      --
                             827     932     978

                             *excluding special charges.

      Investing activities in 1997 for continuing operations was $602 million compared with $354 million in 1996 and $1.5 billion in 1995. The increases in 1997 and 1995 were due to the increase in acquisition activity. Capital expenditures in 1997 of $321 million were down $25 million from 1996. In 1996, capital expenditures increased $59 million over 1995.

      The Company has access to various sources of funds at attractive rates based on its strong financial condition. Bestfoods' long-term debt rating remained at A+ with Standard & Poor's and Duff & Phelps, and A2 with Moody's.

Readiness for the Year 2000

The Year 2000 issue results from early computer programming that used two digits rather than four to define the applicable year. If not properly corrected, this defect could, as we move to the Year 2000, result in system failures or miscalculations leading to disruptions in a company's operation. Bestfoods has taken actions to address this potential problem. Each operating division and corporate management have established teams with appropriate senior and operating management support to identify and correct Year 2000 issues. Internal software with non-compliant codes is expected to be either fixed or replaced with software that is compliant with the Year 2000 requirements. A similar effort is being undertaken at our manufacturing plants and building facilities. Additionally, a review of our suppliers and customers is being made to assure that they are working toward Year 2000 compliance.

      The total amount that we estimate will be spent to remediate our Year 2000 issues is not expected to be material to our business, operations, or financial condition.

Forward-looking statements

This Management's Discussion and Analysis of financial condition and results of operations and other sections of this Annual Report, including the Chairman's letter, contain forward-looking statements that are based on current expectations, estimates, and projections about the businesses in which Bestfoods operates. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements, depending upon currency values, competitive pricing, economic conditions in our countries of operations, and other factors. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

New accounting pronouncements. FAS 130, "Reporting Comprehensive Income," was issued in June 1997 and is effective for the Company commencing with the first quarter of 1998. This statement requires separate financial statement disclosure of comprehensive income, which encompasses changes in net assets values derived from activity from both owner and non-owner sources. The Company will comply with the requirements of this Statement.

      Also in June 1997, FAS 131, "Disclosure about Segments of an Enterprise and Related Information," was issued requiring certain information be reported about operating segments of an enterprise. The Company has adopted the requirements of this new statement.

Consolidated Statements of Income

Bestfoods and Subsidiaries

For the years ended December 31
$ Millions except per share amounts                                              1997            1996            1995
=====================================================================================================================
Net sales                                                                      $8,400          $8,478          $7,199
---------------------------------------------------------------------------------------------------------------------
Cost of sales                                                                   4,655           4,826           4,135
---------------------------------------------------------------------------------------------------------------------
Gross profit                                                                    3,745           3,652           3,064
---------------------------------------------------------------------------------------------------------------------
Marketing                                                                         978             932             827
Selling, general, and administrative                                            1,662           1,696           1,391
Restructuring, integration, and other charges-- net                               242              --              95
Equity in earnings of unconsolidated affiliates                                    (3)             (3)             (5)
---------------------------------------------------------------------------------------------------------------------
Expenses and other income-- net                                                 2,879           2,625           2,308
---------------------------------------------------------------------------------------------------------------------
Operating income                                                                  866           1,027             756
---------------------------------------------------------------------------------------------------------------------
Financing costs
Exchange losses                                                                     1               3               7
Interest expense-- net                                                            161             144              95
---------------------------------------------------------------------------------------------------------------------
    Total financing costs                                                         162             147             102
---------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes                             704             880             654
Provision for income taxes                                                        250             296             252
Minority stockholders' interest                                                    25              27              25
---------------------------------------------------------------------------------------------------------------------
    Income from continuing operations                                             429             557             377
---------------------------------------------------------------------------------------------------------------------
Income from discontinued operations,  net of income
    taxes of $7 -1997; $12 -1996; $86 - 1995                                       11              23             135
Loss on disposal of discontinued operations, net of
    income tax benefit of $26                                                     (83)             --              --
Cumulative effect of change in accounting principle,
    net of income tax benefit of $7                                               (13)             --              --
---------------------------------------------------------------------------------------------------------------------
Net income                                                                       $344            $580            $512
=====================================================================================================================
Earnings (loss) per common share
Basic:
    Continuing operations                                                       $2.91           $3.78           $2.51
    Discontinued operations                                                       .07             .15             .92
    Loss on disposal of discontinued operations                                  (.57)             --              --
    Cumulative effect of change in accounting principle                          (.09)             --              --
---------------------------------------------------------------------------------------------------------------------
Net income                                                                      $2.32           $3.93           $3.43
=====================================================================================================================
Diluted:
    Continuing operations                                                       $2.85           $3.70           $2.47
    Discontinued operations                                                       .07             .15             .89
    Loss on disposal of discontinued operations                                  (.55)             --              --
    Cumulative effect of change in accounting principle                          (.08)             --              --
---------------------------------------------------------------------------------------------------------------------
Net income                                                                      $2.29           $3.85           $3.36
=====================================================================================================================

See notes to consolidated financial statements.

Consolidated Balance Sheets

Bestfoods and Subsidiaries

December 31
$ Millions                                                     1997        1996
================================================================================
ASSETS
Current assets
Cash and cash equivalents                                       $39        $131
Notes and accounts receivable-- net                           1,176       1,177
Inventories                                                     818         890
Prepaid expenses                                                 95          86
Deferred tax asset                                               60          47
--------------------------------------------------------------------------------
    Total current assets                                      2,188       2,331
--------------------------------------------------------------------------------
Investments in unconsolidated affiliates                         22          23
--------------------------------------------------------------------------------
Plants and properties
Land                                                            117         118
Buildings                                                       789         780
Machinery and equipment                                       2,534       2,624
--------------------------------------------------------------------------------
                                                              3,440       3,522
Less accumulated depreciation                                 1,499       1,499
--------------------------------------------------------------------------------
    Total plants and properties                               1,941       2,023
--------------------------------------------------------------------------------
Intangibles
Excess cost over net assets of businesses acquired            1,608       1,504
Other intangibles                                               405         401
--------------------------------------------------------------------------------
                                                              2,013       1,905
Less accumulated amortization                                   271         245
--------------------------------------------------------------------------------
    Total intangibles                                         1,742       1,660
--------------------------------------------------------------------------------
Net assets of discontinued operations                            --       1,025

Other assets                                                    207         189
--------------------------------------------------------------------------------
Total assets                                                 $6,100      $7,251
================================================================================

See notes to consolidated financial statements.

$ Millions                                                     1997        1996
================================================================================
LIABILITIES

Current liabilities
Notes payable                                                  $587        $823
Current portion of long-term debt                                81          46
Accounts payable                                                609         690
Accrued liabilities                                             933         879
Income taxes payable                                            137          81
--------------------------------------------------------------------------------
    Total current liabilities                                 2,347       2,519
--------------------------------------------------------------------------------
Noncurrent liabilities                                          780         767
--------------------------------------------------------------------------------
Long-term debt                                                1,818       1,681
--------------------------------------------------------------------------------
Deferred taxes on income                                         --          43
--------------------------------------------------------------------------------
Minority stockholders' interest                                 113         157
--------------------------------------------------------------------------------
EQUITY

Stockholders' equity
Preferred stock - authorized 25 million shares
        $1 par value                                             --          --
    Designations:
        Series B (Series A in 1996) ESOP Convertible
            3 million shares designated                         180         187
        Series B (Series A in 1996) Junior Participating
            600,000 shares designated                            --          --
Common stock - authorized 900 million shares
    $.25 par value - issued 195,271,444 shares                   49          49
Capital in excess of par value stock                            207         187
Unearned ESOP compensation                                      (96)       (111)
Cumulative translation adjustment                              (386)       (259)
Treasury stock, at cost                                      (1,517)     (1,499)
Retained earnings                                             2,605       3,530
--------------------------------------------------------------------------------
    Total stockholders' equity                                1,042       2,084
--------------------------------------------------------------------------------
Total liabilities and stockholders' equity                   $6,100      $7,251
================================================================================

Consolidated Statements of Cash Flows

Bestfoods and Subsidiaries

For the years ended December 31
$ Millions                                                                       1997            1996            1995
=====================================================================================================================
Cash flows from (used for) operating activities
Net income from continuing operations                                            $416            $557            $377
Non-cash charges (credits) to net income
    Depreciation and amortization                                                 264             288             239
    Deferred taxes                                                                (49)             82              66
    Cumulative effect of change in accounting principle                            13              --              --
    Restructuring, integration, and other charges-- net                           242              --              95
Other--net                                                                         25              21              18
Changes in trade working capital
    Notes and accounts receivable and prepaid expenses                            (20)            (44)           (102)
    Inventories                                                                    40             (20)            (75)
    Accounts payable and accrued liabilities                                     (153)              8             101
Net cash flows from discontinued operations                                       137            (139)            163
---------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                          915             753             882
---------------------------------------------------------------------------------------------------------------------
Cash flows from (used for) investing activities
Capital expenditures                                                             (321)           (346)           (287)
Proceeds from disposal of plants and properties                                    17               4               1
Proceeds from businesses sold                                                      --              --               9
Businesses acquired                                                              (298)            (12)         (1,222)
Net investing activities of discontinued operations                              (130)           (251)           (132)
---------------------------------------------------------------------------------------------------------------------
Net cash flows used for investing activities                                     (732)           (605)         (1,631)
---------------------------------------------------------------------------------------------------------------------
Net cash flows after investments                                                  183             148            (749)
---------------------------------------------------------------------------------------------------------------------
Cash flows from (used for) financing activities
Purchase of treasury stock                                                        (45)           (209)            (99)
New long-term debt                                                                339             961             117
Repayment of long-term debt                                                       (99)            (76)            (32)
Net change in short-term debt                                                    (387)           (681)          1,045
Dividends paid on common stock                                                   (241)           (225)           (213)
Dividends paid on preferred stock                                                 (15)            (15)            (15)
Common stock issued                                                                26              27              13
Net financing activities of discontinued operations                               110              --              --
Other liabilities                                                                  45              32              14
---------------------------------------------------------------------------------------------------------------------
Net cash flows (used for) provided by financing activities                       (267)           (186)            830
---------------------------------------------------------------------------------------------------------------------
Effects of exchange rate changes on cash                                           (8)             (3)             --
---------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                  (92)            (41)             81
Cash and cash equivalents, beginning of year                                      131             172              91
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                                          $39            $131            $172
=====================================================================================================================

See notes to consolidated financial statements.

Consolidated Statements of Stockholders' Equity
Bestfoods and Subsidiaries

                                                                 Capital in     Unearned     Cumulative   Treasury
                                          Preferred    Common     excess of       ESOP       translation   common    Retained
$ Millions                                  stock       stock     par value   compensation   adjustment     stock    earnings
===============================================================================================================================
       Balance, December 31, 1994           $ 194        $49         $155         $(141)        $(181)     $(1,231)    $2,904
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                                512
Cash dividends declared
   ($1.48 per share)                                                                                                     (216)
Stock issued in connection with:
   Stock options                                                        3                                        6
   Deferred compensation                                                9                                        7
Translation adjustment including the
   effects of hedging, net of taxes                                                                18
Series A ESOP preferred stock
   dividend, net of taxes                                                                                                 (11)
ESOP compensation earned                                                             13
ESOP shares redeemed                           (4)
Treasury stock acquired                                                                                        (99)
-------------------------------------------------------------------------------------------------------------------------------
       Balance, December 31, 1995             190         49          167          (128)         (163)      (1,317)     3,189
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                                580
Cash dividends declared
   ($1.58 per share)                                                                                                     (228)
Stock issued in connection with:
   Stock options                                                        9                                       17
   Deferred compensation                                               12                                       10
Translation adjustment including the
   effects of hedging, net of taxes                                                               (96)
Series A ESOP preferred stock
   dividend, net of taxes                                                                                                 (11)
ESOP compensation earned                                                             17
ESOP shares redeemed                           (3)                     (1)
Treasury stock acquired                                                                                       (209)
-------------------------------------------------------------------------------------------------------------------------------
       Balance, December 31, 1996             187         49          187          (111)         (259)      (1,499)     3,530
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                                344
Net income from change in Corn Products'
   international reporting period                                                                                          10
Cash dividends declared
   ($1.72 per share)                                                                                                     (247)
Spin-off of Corn Products International                                                            35                  (1,021)
Stock issued in connection with:
   Stock options                                                       15                                       18
   Deferred compensation                                               10                                        8
Translation adjustment including the
   effects of hedging, net of taxes                                                              (162)
Series B ESOP preferred stock
   dividend, net of taxes                                                                                                 (11)
ESOP compensation earned                                                             15
ESOP shares redeemed                           (7)                     (5)                                       1
Treasury stock acquired                                                                                        (45)
-------------------------------------------------------------------------------------------------------------------------------
       Balance, December 31, 1997            $180        $49         $207         $ (96)        $(386)     $(1,517)    $2,605
===============================================================================================================================

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Bestfoods and Subsidiaries

Summary of accounting policies

Principles of consolidation -- Consolidated financial statements include the accounts of the Company and its subsidiaries. The accounts of subsidiaries outside of the U.S., except for those in Canada, are based on fiscal years ending September 30.

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

Cash and cash equivalents -- Cash equivalents consist of all investments purchased with an original maturity of three months or less, and which have virtually no risk of loss in value. At December 31, 1997, and 1996, the Company had cash equivalents of $5 million and $6 million, respectively.

Inventories are stated at the lower of cost or market. In the U.S., vegetable oils are valued at cost on the last-in, first-out method. Other U.S. inventories are valued at cost on the first-in, first-out method. Had the first-in, first-out method been used for all U.S. inventories, the carrying value of these inventories would have increased by $9 million and $8 million in 1997 and 1996, respectively. Outside the U.S., inventories generally are valued at average cost.

Plants and properties are stated at cost. Depreciation is generally computed on the straight-line method over the estimated useful lives of depreciable assets ranging from 2% to 10% for buildings and 5% to 20% for all other assets. Where permitted by law, accelerated depreciation methods are used for tax purposes. Long-lived assets are reviewed for impairment whenever the facts and circumstances indicate that the carrying amount may not be recoverable.

Intangibles -- The Company amortizes, on a straight-line basis, the excess cost of net assets over periods not exceeding 40 years. Other intangible assets, including trademarks, licenses, and patents, are amortized over their economic lives. Intangible assets are reviewed for impairment whenever the facts and circumstances indicate that the carrying amount may not be recoverable.

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

Earnings per common share -- Effective December 31, 1997, FAS 128 "Earnings per Share" requires a dual presentation of earnings per share - basic and diluted. Basic earnings per common share has been computed by dividing net income, less preferred stock dividends net of taxes of $11 million in 1997, 1996, and 1995, by the weighted average number of common shares outstanding of 143.7 million in 1997, 144.7 million in 1996, and 146.1 million in 1995. Diluted earnings per share has been computed by dividing net income, less the additional cost incurred if preferred stock was converted, net of tax of $2 million in 1997 and $3 million in 1996 and 1995, divided by the weighted average number of common shares outstanding, including the dilutive effects of stock options and conversion of the Company's preferred stock, of 149.3 million in 1997, 149.8 million in 1996, and 151.3 million in 1995.

Financial instruments -- The Company hedges its exposure in foreign currency cash flows to cover planned dividends, fees and royalties, intercompany loans, and other similar transactions. The Company also hedges certain transactions in foreign operations such as cross-border sourcing of raw materials, packaging supplies, and machinery/equipment with foreign exchange contracts. In addition, the Company hedges certain net investments with borrowings denominated in the particular foreign currency. As a matter of policy, the Company does not speculate on foreign currencies. Gains and losses, both realized and unrealized, on financial instruments that hedge operating activities and related cash flows, flow through income in the same period as the items being hedged. Gains and losses, both realized and unrealized, on financial instruments that hedge the Company's investments in foreign operations are recognized as part of the cumulative translation adjustment in stockholders' equity.

      The company also hedges its exposure to commodities fluctuations with commodity futures contracts for certain of its North American raw material purchases. The Company's products are manufactured from a number of raw materials, including soybean and other edible oils, peanuts, and wheat, all of which are, and are expected to continue to be, in adequate supply. Such raw materials may or may not be hedged at any given time based on management's decisions as to the need to fix the cost of such raw materials to protect the Company's profitability. Realized gains and losses arising from such hedging transactions are considered an integral part of the cost of these commodities and are included in the cost when purchased. At December 31, 1997, and 1996, the outstanding commodity contracts were not material to the Company's financial position or results of operations.

Risks and uncertainties -- The Company operates in more than 60 countries, and in each country, the business is subject to varying degrees of risk and uncertainty. It insures its business and assets in each country against insurable risks in a manner that it deems appropriate. Because of its diversity the Company believes that the risk of loss from non-insurable events in any one business or country would not have material adverse affect on the Company's operations as a whole. Additionally, the Company believes there is no concentration of risk with any single customer or supplier, or small group of customers or suppliers, whose failure or non-performance would materially affect the Company's results.

Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Segment Information -- The Company is in one business segment, the consumer foods business, and follows the requirements of FAS 131, "Disclosures about Segments of an Enterprise and Related Information."

Reclassifications -- Certain prior year amounts have been reclassified to conform to the 1997 presentation.

Change in accounting principle

In November 1997, the Emerging Issues Task Force (EITF) issued Issue No. 97-13:
"Accounting for Business Process Reengineering Costs," which requires that certain costs related to re-engineering business processes either done separately or in conjunction with an information technology project be expensed rather than capitalized. This requirement was effective in the fourth quarter of 1997 and required that any unamortized balance of previously capitalized costs be expensed and treated as a change in accounting principle. Accordingly, the Company has recorded a cumulative effect of a change in accounting principle of $21 million before taxes, $13 million after taxes, or $.09 per common share. Approximately $3 million after tax pertained to the Company's discontinued corn refining operations with the remaining $10 million after tax relating to the consumer foods business.

New accounting pronouncements

FAS 130, "Reporting Comprehensive Income," was issued in June 1997 and is effective for the Company commencing with the first quarter of 1998. This statement requires separate financial statement disclosure of comprehensive income which encompasses changes in net asset values derived from activity from both owner and nonowner sources. The Company will comply with the requirements of this Statement.

Discontinued operations

In February 1997, the Company announced plans to spin off its corn refining business to shareholders in a tax-free distribution. On November 18, 1997, the Company's Board of Directors approved the spin-off effective December 31, 1997, to shareholders of record as of December 15, 1997, through the issuance of shares in a new legal entity, Corn Products International, Inc. Common shares were distributed on a basis of one share of Corn Products International for every four shares of the Company's common stock. Prior to the spin-off, Corn Products International borrowed $350 million and transferred the proceeds to the Company, which was used to pay down commercial paper obligations and other indebtedness.

      The consolidated financial results of the Company have been restated to reflect the divestiture of Corn Products International. Accordingly, the revenues, costs and expenses, assets and liabilities, and cash flows of Corn Products International have been excluded from their respective captions in the Consolidated Statements of Income, Consolidated Balance Sheets, and Consolidated Statements of Cash Flows. These items have been reported as "Income from discontinued operations net of income taxes," "Net assets of discontinued operations," "Net cash flows from discontinued operations," and "Net investing and financing activities of discontinued operations" for all periods presented.

      Summarized financial information for the discontinued operations is set forth below:

$ Millions except per share amounts     1997        1996        1995
================================================================================
Net sales                              $1,418      $1,524      $1,387
Income before income taxes                 20          37         223
Net income                                 11          23         135
--------------------------------------------------------------------------------
Basic earnings per share               $ 0.07      $ 0.15      $ 0.92
--------------------------------------------------------------------------------
Current assets                         $  416      $  434      $  277
Current liabilities                       489         287         246
Total assets                            1,606       1,663       1,296
Total liabilities                         620         638         696
--------------------------------------------------------------------------------
Net assets of discontinued operations    $986      $1,025      $  600
================================================================================

      Concurrent with the spin-off, the fiscal year end of the international corn refining affiliates was changed from September 30 to December 31, 1997. Net earnings of $10 million for the period October 1 to December 31, 1997, were credited to retained earnings.

      During the second quarter, the Company recorded a pre-tax charge of $86 million ($65 million after taxes or $.45 per basic common share) related to the spin-off/restructuring of its corn refining operations. The spin-off portion of the charge includes direct costs of spinning off this business such as fees in the legal, tax and investment banking areas. The restructuring portion contains other costs for the separation of facilities that were used to produce both consumer foods and corn-derived products including staffing reductions. These restructuring actions are taking place mainly in the international operations of the corn refining business.

      During the third quarter of 1997, the Company recorded an additional pre-tax charge of $23 million ($18 million after taxes or $.12 per basic common share) related to finalization of plans regarding certain spin-off/restructuring elements.

      The spin-off/restructuring charges comprising the loss on disposal of discontinued operations is summarized below:

                                      1997      Charges      To be utilized
$ Millions                           Charge    utilized    in future periods
================================================================================
Spin-off costs                       $ 15        $ 9             $ 6
--------------------------------------------------------------------------------
Restructuring charge
   Employee costs                      54         38              16
   Plant and
      support facilities               23         15               8
   Other                               17         12               5
--------------------------------------------------------------------------------
Restructuring charge                 $ 94        $65             $29
--------------------------------------------------------------------------------
Total                                $109        $74             $35
================================================================================

Acquisitions

During 1997, the Company purchased the Starlux business in Spain as well as additional ownership interests in affiliates not wholly owned for a total cost of $282 million. The Starlux business has annual sales of approximately $160 million and includes Starlux bouillions and meal dishes and Nocilla chocolate hazelnut spread. Starlux products are marketed in both the retail and foodservice sectors. The Starlux acquisition was accounted for under the purchase method.

Consolidated statements of cash flows

Supplementary information for the consolidated statements of cash flows is set forth below:

$ Millions                                        1997       1996       1995
================================================================================
Cash paid during the year for:
   Interest                                       $173       $160      $  108
   Income taxes                                    242        168         269
--------------------------------------------------------------------------------
Details of businesses acquired as follows:
   Fair value of assets acquired                  $371       $ 12      $1,420
   Liabilities assumed                              73         --         198
--------------------------------------------------------------------------------
   Cash paid for acquisitions                     $298       $ 12      $1,222
================================================================================

Financing arrangements -

Short-term

The Company uses the commercial paper market in the U.S. to supplement long-term borrowings. Average quarterly commercial paper borrowings in 1997 and 1996 were $.6 billion and $1.1 billion, respectively, with maximum borrowings in 1997 and 1996 of $1.1 billion and $1.3 billion, respectively, and a weighted average interest rate in 1997 and 1996 of 5.6% and 5.4%, respectively.

      For the international operations, the maximum quarter-end balance of bank borrowings during 1997 and 1996 was $383 million and $544 million, respectively. Average quarterly bank borrowings were $321 million for 1997 and $475 million for 1996. The weighted average interest rate for bank borrowings in 1997 and 1996 was 12% and 11.8%, respectively.

      The Company had unused lines of credit totaling $1.7 billion and $2.2 billion at December 31, 1997, and 1996, respectively.

Long-term

A summary of long-term debt is as follows:

$ Millions                                                         1997     1996
================================================================================
Payable in U.S. dollars
7.71% ESOP guaranteed notes due December 2004                    $  131   $  147
Medium-term notes due 1998-2005 at various rates                    200      200
5.6% notes due 2097 (effective rate 7.3%)                           100       --
7.0% notes due 2017                                                 150       --
6.15% notes due 2006                                                300      300
7.25% notes due 2026                                                300      300
5.625%-6.75% pollution control revenue bonds
   due 2007-2016                                                     15       15
Commercial paper supported by revolving credit
   agreements at a weighted interest
   rate of 5.4% in 1996                                              --      150
Other notes and loans at various rates and due dates                 48       48
--------------------------------------------------------------------------------
   Total                                                          1,244    1,160
================================================================================
Payable in other currencies
5% Swiss franc debentures, due March 2045,
   10-year variable interest rates                                  138      159
6.75% German mark bearer bonds due January 2001                     114      131
2.3% Japanese yen term loan                                          24       --
Bank and other loans at prevailing interest rates with
   various due dates:
   - Secured                                                          7       36
   - Unsecured                                                      372      241
--------------------------------------------------------------------------------
   Total                                                            655      567
--------------------------------------------------------------------------------
                                                                  1,899    1,727
--------------------------------------------------------------------------------
Less current maturities                                              81       46
--------------------------------------------------------------------------------
   Total long-term debt                                          $1,818   $1,681
================================================================================

      The Company is required to apply toward retirement of the principal of the indebtedness not less than the following amounts in the period 1998 through 2002: 1998 (included in current liabilities), $81 million; 1999, $79 million; 2000, $88 million; 2001, $208 million; and 2002, $117 million. At December 31, 1997, buildings, equipment, and certain other assets located outside the U.S. totaling approximately $92 million, have been pledged as collateral for the secured loans.

      During 1997 the Company negotiated revolving credit agreements for $400 million, which now mature in 1998 and $800 million, which matures in 2002. These facilities replace the $350 million facility which matured in 1997, and the $1.25 billion maturing in 2001. The new revolving credit facilities, totaling $1.2 billion, are with a group of U.S. and international banks and provide back-up liquidity to the Company's commercial paper program. Covenants in these agreements require the Company to maintain total debt to total capitalization at no more than 70% until September 30, 1998; 65% thereafter until September 30, 1999; and 60% thereafter. The debt to capitalization ratio was 68.3% and 52.8%, excluding deferred tax assets, at December 31, 1997, and 1996, respectively.

      In August 1997, the Company filed a shelf registration incorporating a $500 million medium-term note program with the Securities and Exchange Commission. In October 1997, under this shelf registration, the Company issued $150 million and $130 million (face value) of notes maturing in 2017 and 2097, respectively.

      In December 1995, the Company filed a shelf registration with the Securities and Exchange Commission for borrowings of up to $700 million. Under this shelf filing, the Company issued $300 million of 6.15% notes in January 1996, maturing in 2006; $100 million of 6.875% medium-term notes in October 1996, maturing in 2003; and $300 million of 7.25% notes in December 1996, maturing in 2026. The notes issued during 1996 completed the authorization under the shelf registration.

      On April 15, 1996, the Company redeemed the 8.5% sinking fund debentures, due 2016.

Financial Instruments

Fair value of financial instruments -- The carrying values of cash equivalents, accounts receivable, accounts payable, and short-term debt approximate fair values. The fair value of long-term debt at December 31, 1997, and 1996, was based on quotes obtained from brokers and is set forth below:

                                 1997                      1996
                          Carrying   Fair           Carrying    Fair
$ Millions                 Amount    Value           Amount     Value
================================================================================
Long-term debt
   Fixed-rate debt         $1,706   $1,734           $1,525    $1,521
   Weighted average
        interest rate         6.7%                      6.8%
--------------------------------------------------------------------------------
   Floating rate debt      $  193   $  193           $  202    $  202
   Weighted average
        interest rate        11.0%                      6.2%
================================================================================

      Included in the above are $138 million Swiss franc and $114 million German mark borrowings, which were designated as hedges of the Company's investments in those countries. Accordingly, the gains and losses from translating those amounts are included in the cumulative translation adjustment accounts along with the corresponding, offsetting movement in the investments.

Foreign exchange contracts -- At December 31, 1997, the Company had forward exchange contracts to deliver $237 million in foreign currencies comprising $51 million in Spanish pesetas, $45 million in French francs, $30 million in Dutch guilders, $39 million in Italian lira, and $72 million in various other currencies. The Company also had contracts to purchase $120 million in foreign currencies consisting of $20 million in Italian lira, $21 million in Dutch guilders, and the remaining balance in various other currencies.

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

      As discussed in the Summary of accounting policies footnote, the Company does not, as a matter of policy, speculate in foreign currencies. Accordingly, any unrealized gains or losses on foreign exchange contracts are matched by a corresponding offsetting amount on the underlying item being hedged, thereby eliminating any cash flow risk caused by currency movement.

Restructuring, integration, and other charges -- net

In 1997, the Company recorded a restructuring charge in the second quarter of $242 million ($156 million after-tax or $1.08 per basic share). The majority of this charge pertains to North American and European divisions and includes the sale of non-core businesses, plant closings, and the reorganization of administrative functions. The Baking division's restructuring charge includes continued consolidation and reconfiguration of the manufacturing and distribution systems to improve overall business efficiency and effectiveness. The restructuring charge and its utilization are summarized as follows:

                                 1997     Utilized    To be
$ Millions                      Charge      1997     Utilized
================================================================================
Employee costs                  $ 114     $  15       $ 99
Plant and support facilities       67        67         --
Other                              61        22         39
--------------------------------------------------------------------------------
Total                           $ 242     $ 104       $138
================================================================================

      In 1995 the Company recorded a $60 million charge to close a consumer foods plant in the U.S. and realign production at several other facilities worldwide. This charge was fully utilized by December 31, 1996. Also in 1995, the Company recorded a gain of $20 million from the sale of a small insecticide business in Brazil. This gain, combined with the 1995 charge mentioned above, resulted in a net charge of $40 million, $24 million after taxes or $.17 per basic share. In addition, the Company in 1995 recorded an integration charge of $55 million, $34 million after taxes of $.23 per basic share for the cost of combining its baking business with an acquired baking business. All activities related to these charges have been completed.

Pension plans

The Company and its subsidiaries have a number of noncontributory defined benefit pension plans covering substantially all U.S. employees, including certain employees in foreign countries. Plans for most salaried employees provide pay related benefits based on years of service. Plans for hourly employees generally provide benefits based on flat-dollar amounts and years of service. The Company's general funding policy is to provide contributions within the limits of deductibility under current tax regulations. Certain foreign countries allow income tax deductions without regard to contribution levels, and the Company's policy in those countries is to make the contribution required by the terms of the plan. Domestic plan assets consist primarily of common stock, real estate, corporate debt securities, and short-term investment funds. Approximately $100 million (12%) of the domestic qualified plan assets are invested in the Company's common stock.

      The components of net periodic pension cost are as follows:

U.S. Plans
================================================================================
$ Millions                                     1997     1996     1995
================================================================================
Service cost                                  $  19     $ 20    $  15
Interest cost on projected
   benefit obligation                            37       36       36
Actual return on plan assets                   (200)     (95)    (106)
Net amortization and deferral                   154       53       67
--------------------------------------------------------------------------------
Net periodic pension cost                     $  10     $ 14    $  12
================================================================================

Non-U.S. Plans
================================================================================
$ Millions                                     1997     1996     1995
================================================================================
Service cost                                  $  17     $ 18    $  16
Interest cost on projected
   benefit obligation                            41       42       41
Actual return on plan assets                    (48)     (25)     (28)
Net amortization and deferral                    19        4        9
--------------------------------------------------------------------------------
Net periodic pension cost                     $  29     $ 39    $  38
================================================================================

      The funded status for the Company's major pension plans is as follows:

U.S. Plans
================================================================================
                                   Assets exceed               Accumulated
                                accumulated benefits     benefits exceed assets
$ Millions                        1997      1996             1997      1996
================================================================================
Actuarial present value of
   benefit obligation:
   Vested                        $(468)    $(452)            $(2)      $(14)
   Nonvested                       (10)      (18)             --          4
--------------------------------------------------------------------------------
Accumulated benefit
   obligation                     (478)     (470)             (2)       (10)
Effect of projected future
   compensation levels             (59)      (61)             --        (12)
--------------------------------------------------------------------------------
Projected benefit obligation      (537)     (531)             (2)       (22)
Plan assets at fair value          803       645              --          5
--------------------------------------------------------------------------------
Plan assets in excess
   of (less than) projected
   benefit obligation              266       114              (2)       (17)
Unrecognized net loss (gain)      (255)      (60)             (1)        --
Unrecognized prior
   service cost                     20        14              --         11
Unrecognized net
   transition obligation             3         8              --         (2)
Post September 30
   contributions                    --         1              --         --
--------------------------------------------------------------------------------
(Accrued) prepaid pension
   cost at December 31           $  34     $  77             $(3)      $ (8)
================================================================================

The 1997 balances reflect the reduction of $14.1 million for restructuring activities and the net transfer of $11.5 million accrued pension costs to Corn Products International.

Non-U.S. Plans
================================================================================
                                   Assets exceed               Accumulated
                                accumulated benefits     benefits exceed assets
$ Millions                        1997      1996             1997      1996
================================================================================
Actuarial present value of
   benefit obligation:
   Vested                        $(228)    $(182)           $(299)    $(358)
   Nonvested                       (13)       (9)             (15)      (16)
--------------------------------------------------------------------------------
Accumulated benefit obligation    (241)     (191)            (314)     (374)
Effect of projected future
   compensation levels             (43)      (26)             (19)      (36)
--------------------------------------------------------------------------------
Projected benefit obligation      (284)     (217)            (333)     (410)
Plan assets at fair value          389       267              110       119
--------------------------------------------------------------------------------
Plan assets in excess of
   (less than) projected
   benefit obligation              105        50             (223)     (291)
Unrecognized net loss (gain)       (74)      (46)              49        51
Unrecognized prior service
   cost                             11         8                2         4
Unrecognized net transition
   obligation                       (4)       (5)               9        12
Additional minimum liability        --        --              (20)      (36)
--------------------------------------------------------------------------------
(Accrued) prepaid pension
   cost at December 31           $  38     $   7            $(183)    $(260)
================================================================================

      Assumptions used in accounting for the Company's defined-benefit pension and retirement plans at December 31 are as follows:

U.S. Plans
--------------------------------------------------------------------------------
                                             1997        1996       1995
--------------------------------------------------------------------------------
Weighted average discount rates              7.0%        7.0%       6.6%
Rate of increase in compensation levels      5.0%        5.5%       5.3%
Long-term rate of return on plan assets     10.0%        8.6%       9.7%
--------------------------------------------------------------------------------

Non-U.S. Plans
--------------------------------------------------------------------------------
Weighted average discount rates              7.5%        7.5%       7.4%
Rate of increase in compensation levels      4.7%        4.9%       4.8%
Long-term rate of return on plan assets      8.1%        8.0%       7.9%
--------------------------------------------------------------------------------

      In addition, the Company sponsors defined-contribution pension plans covering certain domestic and foreign employees. Contributions are determined by matching a percentage of employee contributions. Expense recognized in 1997, 1996, and 1995 was $23 million, $27 million, and $23 million, respectively.

      The Company also contributes to union-sponsored, defined-benefit, multi-employer pension plans. Expense recognized in 1997, 1996, and 1995 was $24 million, $24 million, and $10 million, respectively.

Other postretirement and postemployment benefits

The Company provides health care and life insurance benefits for retired employees in the United States and Canada. These employees become eligible for benefits when and if they meet minimum age and service requirements and are eligible for retirement benefits. The Company has the right to modify or terminate these benefits.

      The following table sets forth the status of the Company's postretirement benefit obligations as of December 31, 1997, and 1996:

$ Millions                                          1997      1996
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees                                        $(175)    $(149)
   Fully eligible active plan participants           (36)      (33)
   Other active plan participants                    (55)      (54)
--------------------------------------------------------------------------------
Total                                               (266)     (236)
--------------------------------------------------------------------------------
Unrecognized prior service cost                       (2)       (9)
Unrecognized net gain                                (55)      (48)
Post September 30 claims                              --         5
--------------------------------------------------------------------------------
(Accrued) postretirement benefit cost at
   December 31                                     $(323)    $(288)
--------------------------------------------------------------------------------

      The 1997 accrual reflects the transfer of $19 million to Corn Products International for their accumulated post retirement benefit obligation.

      Net periodic postretirement benefit cost included the following components:

$ Millions                                1997          1996           1995
--------------------------------------------------------------------------------
Service cost                              $ 7           $ 7            $ 4
Interest cost on the accumulated
   postretirement benefit obligation       20            15             17
Net amortization and deferral              (3)           (1)            (1)
--------------------------------------------------------------------------------
Net periodic postretirement benefit       $24           $21            $20
--------------------------------------------------------------------------------

      Annual increases in per capita cost of health care benefits of 9.5% pre-age-65 and 7.5% post-age-65 were assumed for 1997 to 1998. Rates were assumed to decrease by 1% annually thereafter until reaching 5%. Increasing the assumed health care cost trend rate by 1% increases the APBO at December 31, 1997, by $37.9 million, with a corresponding effect on the service and interest cost components of the net periodic postretirement benefit cost for the year then ended of $4.2 million. The discount rate used to determine the APBO for 1997 and 1996 is 7.5% and 7.0%, respectively.

Stockholders' Equity --
Preferred stock

The Company has authorized 25 million shares of $1 par value preferred stock of which 3 million shares were designated for the Company's ESOP and 600,000 shares of Series A Junior Participating shares were designated for the shareholder rights plan. At December 31, 1997, 1996, and 1995, there were 2.0 million, 2.1 million, and 2.1 million ESOP shares outstanding, respectively. In November 1997 the Series A ESOP shares were exchanged for an equal number of designated Series B ESOP Preferred shares. No Series B Junior Participating shares were issued.

Employee Stock Ownership Plan (ESOP) - The Company has an Employee Stock Ownership Plan (ESOP) as part of its Savings/Retirement Plan covering substantially all U.S. salaried employees. (Coverage for salaried employees who joined the Company through the baking acquisition began January 1, 1997. Effective with the spin-off, all balances in the ESOP for employees of Corn Products International were transferred to individual accounts in a Corn Products International savings plan in the form of Bestfoods common stock.) The ESOP is designed to provide employees with increased ownership of the Company's stock and to satisfy the Company's commitment to match employees' contributions to the Savings/Retirement Plan on a $1 for $1 basis.

In 1989, the ESOP borrowed $200 million in a public offering and used the proceeds to purchase approximately 2.2 million shares of the Company's Series A ESOP convertible preferred stock. Since the notes were guaranteed by the Company, they are reflected in the consolidated balance sheet as short-term and long-term debt with an offsetting amount included in stockholders' equity as unearned ESOP compensation. The preferred stock is convertible into approximately 4.4 million shares of the Company's common stock. The preferred stock pays a dividend of $7.14 per share which is used by the ESOP, together with Company contributions, to make debt service payments on the ESOP notes. The notes have a 15-year maturity and an original fixed interest rate of 7.78%, which was reduced to 7.71% in 1993, in accordance with the agreement. Also beginning in 1993, a portion of the notes was refinanced on each payment date. The weighted average interest rate was 7% and 7.2% in 1997 and 1996, respectively.

      The number of shares allocated to participants is based on the semi-annual payments of principal and interest due on the ESOP notes. In 1997 and 1996, 172,060 shares and 170,115 shares of preferred stock valued at $15.4 million and $15.2 million, respectively, were allocated to participants. The ESOP had 937,217 shares allocated to participants and 1,079,101 suspense shares at December 31, 1997.

      Compensation cost included in the consolidated statement of income was $11.0 million, $11.7 million and $12.1 million in 1997, 1996, and 1995, respectively.

      Shareholder rights plan - Under the Company's shareholder rights plan, each share of the Company's common stock carries with it one-half of a preferred stock purchase right. The rights will at no time have voting power or pay dividends. The rights will become exercisable if a person or group acquires 15% or more of the Company's common stock, or announces a tender or exchange offer that could result in the acquisition of 15% or more thereof. When exercisable, each full right entitles a holder to buy one two-hundredths of a share of Series B Junior Participating Preferred Stock at a price of $325. If the Company is involved in a merger or other business combination with a 15% or more stockholder, each full right will entitle a holder to buy a number of the acquiring company's shares having a value of twice the exercise price of the right.

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

Treasury stock

The Company had common stock in treasury at the end of 1997, 1996, and 1995 totaling 51.3 million, 51.6 million, and 49.7 million shares, respectively.

      On January 17, 1995, the Board of Directors approved a 5-million-share buyback program, which was continued throughout 1996 and 1997 and will be completed in 1998. At December 31, 1997, the Company had .9 million shares left to be repurchased under this program.

Stock and performance plan

The Company has a stock and performance plan, (the 1993 Plan) that provides for grants of stock options, restricted stock awards, and performance units. A committee of nonemployee members of the Board of Directors administers the 1993 Plan. Seven and one-half million shares were reserved for issuance under this Plan, including those shares remaining under prior plans. Under the 1993 Plan, stock options are granted at 100% of market value at the date of grant, fully vest after one year and expire not more than 10 years from the date of grant.

      Under the provisions of FAS 123, the Company accounts for stock-based compensation using the intrinsic value method prescribed by APB 25. The pro forma information required by FAS 123 is set forth below. For purposes of this pro forma disclosure, the estimated fair value of the awards is amortized to expense over the awards' vesting period.

$ Millions except per share amounts                   1997          1996
================================================================================
Pro forma income from continuing operations          $ 419         $ 549
Pro forma income from discontinued operations           10            21
Pro forma net income                                   429           570
================================================================================
Pro forma basic earnings per share:
   Income from continuing operations                 $2.84         $3.71
   Income from discontinued operations                0.07          0.15
   Net income                                         2.91          3.86
Pro forma diluted earnings per share:
   Income from continuing operations                 $2.79         $3.64
   Income from discontinued operations                0.07          0.15
   Net income                                         2.86          3.79
================================================================================

The fair value of the awards was estimated at the grant date using a Black-Scholes option pricing model with the following weighted average assumptions for 1997 and 1996, respectively: risk-free interest rates of 6.3% and 6.2%; dividend yields of 2.1% and 2.3%; volatility factors of 16.6% and 16.4%; and a weighted averaged expected life of the awards of 5 years.

      The Black-Scholes model requires the input of highly subjective assumptions and does not necessarily provide a reliable measure of fair value.

      The following table summarizes the activity of the Company's stock and performance plan:

                                      1997          1996          1995
================================================================================
Number of options
Outstanding beginning of year      2,963,768     2,319,844     2,101,126
Granted                            1,440,300     1,337,349       688,685
Exercised                           (350,428)     (565,712)     (196,973)
Canceled                            (208,963)     (127,713)     (272,994)
--------------------------------------------------------------------------------
Outstanding end of year            3,844,677     2,963,768     2,319,844
--------------------------------------------------------------------------------
Exercisable at year-end            1,878,512     1,182,778     1,311,208
--------------------------------------------------------------------------------
Available for future
   grants of options               2,378,617     3,975,529     5,608,411
Weighted average fair
   value of options granted       $    13.49    $    12.34    $    11.37

Weighted average exercise price
Outstanding beginning of year     $    59.46    $    48.32    $    43.84
Granted                                90.94         70.41         58.17
Exercised                              54.41         41.49         38.82
Canceled                               63.53         51.52         45.22
Outstanding end of year           $    71.46    $    59.46    $    48.32
================================================================================

      The following table summarizes information about stock and performance plan awards outstanding at December 31, 1997:

                               Options Outstanding                   Options Exercisable
===============================================================================================
                                   Weighted        Weighted                         Weighted
Range of Exercise     Number        Average         Average       Number             Average
     Prices        Outstanding  Remaining Life  Exercise Price  Exercisable      Exercise Price
-----------------------------------------------------------------------------------------------
$23.72-$48.82         629,676        5.0            $45.04         548,473          $44.64
$49.06-$56.00         493,261        6.8             53.06         339,155           52.74
$65.94-$69.94         530,561        7.3             68.08         524,374           68.08
$70.00-$77.06         773,079        6.7             71.24         466,510           72.01
$81.25-$82.13         644,700        9.1             81.99              --              --
$98.50-$98.50         773,400        9.5             98.50              --              --
-----------------------------------------------------------------------------------------------
$23.72-$98.50       3,844,677        7.5            $71.47       1,878,512          $59.44
===============================================================================================

      In addition to stock options, 128,850 shares were awarded to employees in 1997 under the restricted stock award provisions of the 1993 plan. The cost of these awards is being amortized over the restriction period.

Supplementary Balance Sheet and Income Statement information

Supplementary Balance Sheet and Income Statement information is set forth below:

$ Millions                                       1997          1996
================================================================================
Notes and accounts receivable -- net
Notes and accounts receivable -- trade        $ 1,097       $ 1,089
Notes and accounts receivable -- other            126           129
Allowance for doubtful accounts                   (47)          (41)
--------------------------------------------------------------------------------
Total notes and accounts receivable -- net      1,176         1,177
--------------------------------------------------------------------------------
Inventories
Finished and in process                           510           559
Raw materials                                     202           206
Manufacturing supplies                            106           125
--------------------------------------------------------------------------------
Total inventories                                 818           890
--------------------------------------------------------------------------------
Accrued liabilities
Marketing expenses                                 70            89
Compensation expenses                             170           184
Restructuring provision / integration             132            26
Taxes payable other than taxes on income           48            43
Dividends payable                                  65            59
Other                                             448           478
--------------------------------------------------------------------------------
Total accrued liabilities                         933           879
--------------------------------------------------------------------------------
Noncurrent liabilities
Employees' pension, indemnity,
   retirement, and related provisions             491           464
Environmental liabilities                         100           104
Other noncurrent liabilities                      189           199
--------------------------------------------------------------------------------
Total noncurrent liabilities                  $   780       $   767
================================================================================

$ Millions                                   1997       1996       1995
================================================================================
Depreciation expense                         $209       $237       $203
Amortization expense                           55         51         36
Research and development cost                  66         71         66
--------------------------------------------------------------------------------
Interest expense -- net
Interest expense                              175        169        109
Interest expense capitalized                   (3)        (5)        (4)
Interest income                               (11)       (20)       (10)
--------------------------------------------------------------------------------
Interest expense-- net                       $161       $144       $ 95
================================================================================

Operations by geographic area

Information concerning operations by geographic area are as follows:

$ Millions                           1997        1996       1995
================================================================================
Sales to unaffiliated customers
United States                     $ 3,234     $ 3,145    $ 2,242
Canada                                140         139        132
--------------------------------------------------------------------------------
North America                       3,374       3,284      2,374
Europe                              3,539       3,720      3,438
Latin America                       1,105       1,076      1,023
Asia                                  382         398        364
--------------------------------------------------------------------------------
                                    8,400       8,478      7,199
================================================================================
Sales interarea
United States                          37          63         31
Canada                                 13           8          3
--------------------------------------------------------------------------------
North America                          50          71         34
Europe                                  7           7          9
Latin America                          10           8         11
Asia                                    2           1          2
--------------------------------------------------------------------------------
                                       69          87         56
================================================================================
Operating income
United States                         265(1)      363        218
Canada                                 10          17         16
--------------------------------------------------------------------------------
North America                         275         380        234(2,3)
Europe                                404(1)      418        327(2)
Latin America                         211(1)      212        178(2)
Asia                                   45(1)       49         47
Corporate expenses                    (69)(1)     (32)       (30)
--------------------------------------------------------------------------------
                                      866       1,027        756
================================================================================
Assets at December 31
United States                       2,128       2,163      2,149
Canada                                 69          87         98
--------------------------------------------------------------------------------
North America                       2,197       2,250      2,247
Europe                              2,859       3,009      3,145
Latin America                         596         581        520
Asia                                  245         299        263
Corporate                             203          87         73
--------------------------------------------------------------------------------
                                  $ 6,100     $ 6,226    $ 6,248
================================================================================

Interarea sales are priced with reference to prevailing market prices.

(1) Includes restructuring charge of $134 million for U.S.; $49 million for Europe; $22 million for Latin America; $8 million for Asia; and $29 million for corporate.

(2) Includes restructuring charges of $17 million for U.S.; $29 million for Europe; $14 million for Latin America, which was offset by a gain of $20 million for Latin America.

(3)   Includes integration charge of $55 million for U.S.

Income taxes

Income before income taxes and the components of the provision for income taxes are shown below:

$ Millions                          1997       1996     1995
================================================================================
Income before income taxes:
   United States                    $169       $294     $213
   Outside the United States         535        586      441
--------------------------------------------------------------------------------
      Total                         $704       $880     $654
--------------------------------------------------------------------------------
Provision for income taxes:
Current tax expense
   U.S. Federal                     $ 99       $  1     $ 84
   State and local                    12         14       15
   Foreign                           188        199       87
--------------------------------------------------------------------------------
      Total current                  299        214      186
--------------------------------------------------------------------------------
Deferred tax expense (benefit)
   U.S. Federal                      (33)        80       --
   State and local                    (8)         7        1
   Foreign                            (8)        (5)      65
--------------------------------------------------------------------------------
      Total deferred                 (49)        82       66
Total provision                     $250       $296     $252
================================================================================

The tax effects of significant temporary differences, which comprise the deferred tax liabilities and assets at December 31, 1997, and 1996, are as follows:

$ Millions                                1997          1996
================================================================================
Plants and properties                    $ 169          $148
Inventory                                   14            15
Pensions                                    38            46
--------------------------------------------------------------------------------
   Gross deferred tax liabilities          221           209
--------------------------------------------------------------------------------
Restructuring reserves                      67            --
Environmental reserves                      42            43
Employee benefit reserves                  135           109
Unrealized exchange losses                  34            49
Other                                       55            13
--------------------------------------------------------------------------------
   Gross deferred tax assets               333           214
--------------------------------------------------------------------------------
Valuation allowance                          1            (1)
--------------------------------------------------------------------------------
Net deferred tax assets*                 $ 113          $  4
================================================================================

* $53 million of long-term deferred tax assets are included in other assets in the Consolidated Balance Sheets in 1997.

Total net deferred tax liabilities and assets shown above includes current and noncurrent elements.

      A reconciliation of the federal statutory tax rate to the Company's effective tax rate follows:

                                        1997        1996      1995
================================================================================
Provision for tax at
U.S. statutory rate                     35.0%       35.0%     35.0%
Taxes related to foreign
   income                                0.6        (1.3)      2.7
State and local taxes -- net             0.4         1.6       1.6
Other items -- net                      (0.5)       (1.7)     (0.8)
--------------------------------------------------------------------------------
Provision at effective tax rate         35.5%       33.6%     38.5%
================================================================================

The effective tax rate in 1997 was higher than in 1996 when lower foreign tax rates and the resolution of several tax issues in various jurisdictions benefited results. In 1997 the effective tax rate of 35.5% is lower than the sum of the statutory U.S. federal and state tax rates. This reflects the large proportion of foreign income which, on average, was taxed in 1997 at lower statutory rates than domestic income.

      Taxes that would result from dividend distributions by foreign subsidiaries to the U.S. are provided to the extent dividends are anticipated. Retained earnings of the Company included, as of December 31, 1997, approximately $613 million of retained earnings of foreign subsidiaries which are indefinitely retained by the subsidiaries for capital and operating requirements.

Report of Management

The management of Bestfoods is responsible for the financial and operating information contained in the Annual Report including the financial statements covered by the independent auditors' report. These statements were prepared in conformity with United States generally accepted accounting principles and include, where necessary, informed estimates and judgments.

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

/s/ Bernard H. Kastory

Bernard H. Kastory
Senior Vice President, Finance and Administration
February 10, 1998

Independent Auditors' Report

[LOGO] KPMG Peat Marwick LLP

The Board of Directors and Stockholders Bestfoods:

We have audited the accompanying consolidated balance sheets of Bestfoods and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bestfoods and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

      As discussed in the Notes to the Consolidated Financial Statements, the Company changed its method of accounting for business process reengineering costs in 1997.

/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
New York, New York
February 10, 1998

Ten-Year Financial Highlights
Bestfoods and Subsidiaries

$ Millions except per share amounts                      1997              1996             1995              1994
==================================================================================================================
Summary of Operations
------------------------------------------------------------------------------------------------------------------
Net sales                                            $  8,400          $  8,478          $ 7,199           $ 6,203
------------------------------------------------------------------------------------------------------------------
Net income                                                429(1)            557              377(2)            245(3)
------------------------------------------------------------------------------------------------------------------
Basic earnings per common share                          2.91(1)           3.78             2.51(2)           1.58(3)
------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share                        2.85(1)           3.70             2.47(2)           1.58(3)
------------------------------------------------------------------------------------------------------------------
Average number of basic common shares outstanding         144               145              146               148
------------------------------------------------------------------------------------------------------------------
Average number of diluted common shares outstanding       149               150              151               153
------------------------------------------------------------------------------------------------------------------
Dividends declared per common share                      1.72              1.58             1.48              1.38
==================================================================================================================
Balance Sheet Data
------------------------------------------------------------------------------------------------------------------
Working capital                                      $   (159)         $   (188)         $  (520)          $     2
------------------------------------------------------------------------------------------------------------------
Plants and properties-- net                             1,941             2,023            1,978             1,470
------------------------------------------------------------------------------------------------------------------
Total assets                                            6,100             7,251            6,848             5,023
------------------------------------------------------------------------------------------------------------------
Long-term debt                                          1,818             1,681            1,071               609
------------------------------------------------------------------------------------------------------------------
Short-term debt                                           668               869            1,298               640
                                                     --------          --------          -------           -------
------------------------------------------------------------------------------------------------------------------
Total debt                                              2,486             2,550            2,369             1,249
------------------------------------------------------------------------------------------------------------------
Cumulative translation adjustment                        (386)             (259)            (163)             (181)
------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                    1,042             2,084            1,987             1,749
------------------------------------------------------------------------------------------------------------------
Stockholders' equity per share                           7.23             14.50            13.65             11.92
------------------------------------------------------------------------------------------------------------------
Shares outstanding, year end                              144               144              146               147
==================================================================================================================
Statistical Data
------------------------------------------------------------------------------------------------------------------
Capital expenditures                                 $    321          $    346          $   287           $   248
------------------------------------------------------------------------------------------------------------------
Maintenance and repairs                                   232               227              182               154
------------------------------------------------------------------------------------------------------------------
Advertising expense                                       689               699              563               500
------------------------------------------------------------------------------------------------------------------
Rental expense for operating leases                        96               100               77                73
------------------------------------------------------------------------------------------------------------------
Total employee costs                                    1,809             1,858            1,452             1,240
==================================================================================================================

$ Millions except per share amounts                     1993        1992          1991        1990        1989       1988
==========================================================================================================================
Summary of Operations
--------------------------------------------------------------------------------------------------------------------------
Net sales                                            $ 5,636     $ 5,502       $ 5,118     $ 4,695     $ 4,049     $ 3,807
--------------------------------------------------------------------------------------------------------------------------
Net income                                               355         130(4,5)      289(6)      277         247         227
--------------------------------------------------------------------------------------------------------------------------
Basic earnings per common share                         2.30        0.80(4,5)     1.84(6)     1.77        1.59        1.45
--------------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share                       2.27        0.80(4,5)     1.83(6)     1.75        1.58        1.44
--------------------------------------------------------------------------------------------------------------------------
Average number of basic common shares outstanding        150         151           151         151         155         157
--------------------------------------------------------------------------------------------------------------------------
Average number of diluted common shares outstanding      157         156           157         156         156         158
--------------------------------------------------------------------------------------------------------------------------
Dividends declared per common share                     1.28        1.20          1.10        1.00         .87         .76
==========================================================================================================================
Balance Sheet Data
--------------------------------------------------------------------------------------------------------------------------
Working capital                                      $   355     $   314       $   369     $   169     $   213     $    55
--------------------------------------------------------------------------------------------------------------------------
Plants and properties-- net                            1,329       1,366         1,115       1,107         936         882
--------------------------------------------------------------------------------------------------------------------------
Total assets                                           4,450       4,582         3,971       3,911       3,164       2,764
--------------------------------------------------------------------------------------------------------------------------
Long-term debt                                           674         934           993         961         835         589
--------------------------------------------------------------------------------------------------------------------------
Short-term debt                                          328         440           332         482         274         275
                                                     -------     -------       -------     -------     -------     -------
--------------------------------------------------------------------------------------------------------------------------
Total debt                                             1,002       1,374         1,325       1,443       1,109         864
--------------------------------------------------------------------------------------------------------------------------
Cumulative translation adjustment                       (173)        (56)          (80)        (42)        (69)        (80)
--------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                   1,769       1,662         1,631       1,453       1,218       1,195
--------------------------------------------------------------------------------------------------------------------------
Stockholders' equity per share                         11.81       11.03         10.78        9.63        8.05        7.63
--------------------------------------------------------------------------------------------------------------------------
Shares outstanding, year end                             150         151           151         151         151         157
==========================================================================================================================
Statistical Data
--------------------------------------------------------------------------------------------------------------------------
Capital expenditures                                 $   248     $   240       $   211     $   182     $   143     $   166
--------------------------------------------------------------------------------------------------------------------------
Maintenance and repairs                                  139         136           117         102          90          94
--------------------------------------------------------------------------------------------------------------------------
Advertising expense                                      463         483           453         418         366         315
--------------------------------------------------------------------------------------------------------------------------
Rental expense for operating leases                       60          61            57          44          39          38
--------------------------------------------------------------------------------------------------------------------------
Total employee costs                                   1,103       1,059           967         877         756         728
==========================================================================================================================

Quarterly Financial Data
=================================================================================================
(Unaudited)
$ Millions except per share amounts      1st Q          2nd Q            3rd Q           4th Q
-------------------------------------------------------------------------------------------------
1997
Market price range of common stock
High                                  $   86 1/8     $   92 11/16     $  103 1/4      $  108 1/16
Low                                       75 3/4         79 1/8           88 1/4          93 1/8
Close                                     82             92 5/16          92 5/8         108
-------------------------------------------------------------------------------------------------
Dividends declared per common share   $  .41         $  .41           $  .45          $  .45
-------------------------------------------------------------------------------------------------
Quarterly results
Net sales                             $2,149         $2,105           $2,024          $2,122
Gross profit                             939            933              901             972
Net income                               118             (5)             147             169
Basic earnings per common share       $  .79         $ (.04)          $ 1.00          $ 1.16
Diluted earnings per common share(7)  $  .78         $ (.04)          $  .98          $ 1.12
=================================================================================================

=============================================================================================
(Unaudited)
$ Millions except per share amounts       1st Q          2nd Q          3rd Q         4th Q
---------------------------------------------------------------------------------------------
1996
Market price range of common stock
High                                  $    75 1/2     $   72 1/8     $   75 3/4    $   84 1/4
Low                                        67 5/8         65 5/8         64 7/8        74 3/8
Close                                      69 3/8         72             74 7/8        77 1/2
---------------------------------------------------------------------------------------------
Dividends declared per common share   $   .38         $  .38         $  .41        $  .41
---------------------------------------------------------------------------------------------
Quarterly results
Net sales                             $ 2,099         $2,162         $2,034        $2,183
Gross profit                              893            924            883           952
Net income                                108            140            140           169
Basic earnings per common share       $   .72         $  .94         $  .95        $ 1.17
Diluted earnings per common share(7)  $   .70         $  .92         $  .93        $ 1.13
=============================================================================================


See notes to consolidated financial statements.

(1) Includes restructuring charge of $156 million after taxes or $1.08 per basic ($1.04 diluted) common share recorded in the second quarter.

(2) Includes a fourth-quarter integration charge of $34 million after taxes or $.23 per basic ($.22 diluted) common share; and other charges -- net of $24 million after taxes or $.17 per basic ($.16 diluted) common share recorded in the third quarter.

(3) Includes restructuring charge of $126 million after taxes or $.85 per basic ($.82 diluted) common share recorded in the second quarter.

(4) Includes the cumulative effect to January 1, 1992, of changes in accounting principles of $160 million after taxes or $1.06 per basic ($1.02 diluted) common share, and the effects of these changes in 1992 of $10 million, $6 million after taxes or $.05 per basic ($.04 diluted) common share.

(5) Includes an environmental charge related to discontinued operations of $47 million after taxes or $.31 per basic ($.30 diluted) common share.

(6) Includes an environmental charge related to discontinued operations of $32 million after taxes or $.21 per basic ($.20 diluted) common share.

(7)   Does not total due to individual quarterly calculations.


                                     40 & 41

Board of Directors

[PHOTO OF BOARD OF DIRECTORS OMITTED]

Theodore H. Black (1,3)
Former Chairman and
Chief Executive Officer,
Ingersoll-Rand Company

Clateo Castellini (1,3)
Chairman, President and
Chief Executive Officer,
Becton Dickinson and Company

Alfred C. DeCrane, Jr. (2,4*)
Former Chairman and
Chief Executive Officer,
Texaco Inc.

William C. Ferguson (1,4)
Former Chairman and
Chief Executive Officer,
NYNEX Corporation

Robert J. Gillespie (3)
Executive Vice President,
Bestfoods

Ellen R. Gordon (2,3)
President and Chief
Operating Officer,
Tootsie Roll Industries, Inc.

George V. Grune (2,3)
Chairman and Chief Executive Officer,
The Reader's Digest Association, Inc.

Leo I. Higdon, Jr. (1*,4)
President, Babson College

Richard G. Holder (1,4)
Former Chairman and
Chief Executive Officer,
Reynolds Metals Company

Eileen S. Kraus (2,3*)
Chairman, Fleet National Bank
(Connecticut)

Alain Labergere (4)
Executive Vice President,
Bestfoods, President,
Bestfoods Europe

William S. Norman (2*,3)
President and
Chief Executive Officer,
Travel Industry Association
of America

Henrique de Campos (1,4)
Meirelles
President and
Chief Operating Officer,
BankBoston Corporation

C. R. Shoemate
Chairman, President, and
Chief Executive Officer,
Bestfoods

(1)   Audit Committee

(2)   Compensation and Nominating Committee

(3)   Corporate Affairs Committee

(4)   Finance Committee

      *denotes chairman

--------------------

James W. McKee, Jr.
Honorary Chairman
of the Board

Corporate Officers

C. R. Shoemate
Chairman, President, and
Chief Executive Officer

Robert J. Gillespie
Executive Vice President,
Strategic Planning and
Business Development

Alain Labergere
Executive Vice President
and President,
Bestfoods Europe

Richard P. Bergeman
Senior Vice President,
Human Resources

Bernard H. Kastory
Senior Vice President,
Finance and Administration

Axel C. A. Krauss
Senior Vice President and
President, Bestfoods
North America

Vice Presidents

Michael J. Bevilacqua
President, Bestfoods Foodservice

Charles Feldberg
Health, Safety, and Quality
Assurance

Robert S. Gluck
Treasurer

Gale L. Griffin
Corporate Communications

Heribert H. Grunert
President, Bestfoods Asia

Hanes A. Heller
General Counsel and Secretary

Nina Henderson
President, Bestfoods Grocery

John J. Langdon
President, Bestfoods Baking

Rainer H. Mimberg
Finance and Comptroller

Luis Schuchinski
Taxes

Anthony J. Simon
Core Businesses

Mohammed Wahby
President, Bestfoods
Africa/Middle East

[PHOTO OMITTED]

Investor Information

Corporate Headquarters

Bestfoods
700 Sylvan Avenue
International Plaza
Englewood Cliffs, NJ 07632-9976

Annual Meeting

Thursday, April 23, 1998
Tamcrest Country Club
Route 9W, Montammy Drive
Alpine, New Jersey

Annual Report, Form 10-K

Copies are available via the
Company's Internet site
@www.bestfoods.com;
by writing Corporate
Communications,
Bestfoods; or by
calling (201) 894-2825

Investor Inquiries

Security analysts and investors
seeking information about Bestfoods
may contact Mr. Bernard H. Kastory,
Senior Vice President, Finance and
Administration, at the Bestfoods address shown or by calling (201) 894-2837

Stockholder Records,
Dividend Reinvestment

Inquiries relating to stockholder records, stock transfer, change of address, and Bestfoods Dividend Reinvestment Plan should be directed to registrar, transfer, and dividend disbursing agent:

First Chicago Trust Company
of New York
P.O. Box 2500
Jersey City, NJ 07303-2500
(201) 324-0498
(800) 519-3111
or via the Internet
@www.fctc.com

Independent Auditors

KPMG Peat Marwick LLP
345 Park Avenue
New York, NY 10154
(212) 758-9700

Stock Exchange Listings

New York, Chicago, Pacific,
Frankfurt, London, Paris, Swiss

Ticker Symbol

The New York Stock Exchange
ticker symbol for the Company is BFO.

Bestfoods Internet Site

www.bestfoods.com

Bestfoods' businesses are operated and administered with a high degree of autonomy under the Company's decentralized organization. References in this Annual Report to Bestfoods or "the Company" refer to the U.S. parent and its consolidated subsidiaries, except where the context indicates otherwise.

      The brand names shown in distinctive type in this report are trademarks of Bestfoods and its affiliates.

Design: Leonard Wolfe and Scott Robichaud
        Leonard Wolfe Design/Westport, CT

                                [LOGO] BESTFOODS

                                       700
                                700 Sylvan Avenue
                               International Plaza
                         Englewood Cliffs, NJ 07632-9976
                                www.bestfoods.com