Form 10-K405, Exhibit 13
period 1998-12-31
BESTFOODS
filed 1999-03-24
CIK 25350

[BESTFOODS LOGO]

[GRAPHIC OF PEOPLE AND PRODUCTS]

1998 Annual Report

A Year of Firsts

[GRAPHIC OF BESTFOODS AND PRODUCTS]

TO OUR SHAREHOLDERS AND EMPLOYEES,



[1st GRAPHIC] In this first year as a 100% consumer foods company, Bestfoods has fulfilled the high expectations we described to you in our 1997 annual report. As projected, we have accelerated your company's growth beyond the already strong record of CPC International, Bestfoods' predecessor.

   In 1998, excluding special items, diluted earnings per share grew 13.8%, substantially exceeding CPC International's 6.2% average growth for the 10-year period from 1987 to 1997. Return on Equity was 56%, ranking us in the top quartile of our peer group by this measure.

   Our share price grew solidly, although not in parallel with earnings gains. Economic turmoil in Asia and uncertainty concerning Latin America combined to dampen investors' interest in highly international companies, ours among them. Total return to shareholders for 1998, including a dividend increase of 8.9%, was 8.5%.

   As we review the performance of our businesses around the world, we see evidence everywhere of our determination to become, as our vision states, "the best international food company in the world." Heightened innovation and brand building, stepped-up cross-border learning, and sharpened focus on consumer trends and desires are fueling our drive for faster growth.


BESTFOODS EUROPE

Bestfoods Europe had an excellent year, reflecting in its 15% earnings gain aggressive cost improvements as well as volume growth and vigorous new product activity. Excluding the negative currency impact of $30 million, the division's earnings increased 22%, a record high.

   We continue to see great progress, particularly in Bestfoods' new Central European affiliates, which together posted a 56% earnings gain. Our Russian business is still very small and, of course, suffered along with the Russian economy. However, we did complete our new plant at Tula and will be in good position to grow when the current economic crisis passes.


BESTFOODS LATIN AMERICA

Bestfoods Latin America managed its businesses very effectively in a demanding environment of weakened


--------------------------------------------------------------------------------

Front cover, from left: Matthew McCarthy, Bay Shore,NY; Javiera Chinchon, Chile; Michael Smith, Franklin Park, IL; Sonya Whited, Somerset, NJ; and Manny Nisperos, Taiwan.


Rear cover, from left: Iiham Hiyari, Morocco; Robert Fontaine, U.S. HQ; John Langdon, Bay Shore, NY; Enrique Martinez Aldrete, Mexico; Olivier Desforges, France; and Ela Lechniak, Poland.

currencies, declining economic growth, and low consumer confidence. Despite all this, the division's 15% earnings gain is only slightly below its average annual gain of 17% for the past five years. Once again, powerful brands, affordable products, and experienced local management gave us an advantage, as they continue to do in the so-far uncertain economic environment of 1999.


BESTFOODS ASIA

After a decade of rapid growth and high expectations, the Asian economies faltered in 1998. Sharp devaluations averaged 35% across the region. However, the skills of our local management, honed over 40 years, enabled us to restrain declines in sales and earnings. In local currencies, earnings from our Asian businesses grew 23%, which further bolsters our confidence in Bestfoods' longer-term prospects in this region.


[1st GRAPHIC] BESTFOODS SPONSORED THE FIRST-EVER BULL RUN ON WALL STREET IN JANUARY 1998. WIDESPREAD AND ENTHUSIASTIC PRESS COVERAGE HELPED ESTABLISH THE NEW BESTFOODS NAME, ADOPTED AFTER THE SPIN-OFF OF OUR PREDECESSOR COMPANY'S (CPC INTERNATIONAL) CORN REFINING BUSINESS.


[BULL RUNNING PHOTO]

BESTFOODS AND THE NYSE CO-SPONSORED "BULL MONDAY" ON JANUARY 4, 1999.


BESTFOODS NORTH AMERICA

After two very strong years, our North American consumer foods division had a disappointing year in 1998. Soft categories, high corn oil costs, and volume shortfalls during the transition of Mueller's pasta production to an outside supplier all combined to depress earnings slightly. Volume growth is the critical issue, and we are addressing it aggressively. In addition, there are still benefits to come from a number of cost improvement programs underway.


BESTFOODS BAKING

This U.S. business, which we more than tripled via acquisition in 1995, continues to fulfill our expectations. Earnings from baking grew 14% in 1998, as we continued to build volumes and wring out costs.


WHAT HASN'T CHANGED

We titled this document A YEAR OF FIRSTS, to highlight the many FIRST-TIME achievements and activities of 1998.

   Before discussing what is new, however, let me comment on what has not changed - the traditional strengths of this great international company.

   Two brand names tell much of the story: Knorr, the chief brand of our $3 billion savory portfolio, and Hellmann's, the lead brand of our $1.9 billion global dressings business.

   Soups, bouillons, and mealmakers under Knorr and related brands hold first or second place market positions in 75% of their dozens of markets around the world. In sauces, Knorr and related

[1st GRAPHIC]THE ESTABLISHMENT OF STRATEGIC BUSINESS TEAMS FOR BESTFOODS' THREE CORE BUSINESSES WAS A 1998 FIRST. THESE INTERNATIONAL TEAMS FORMULATE STRATEGY AND SUPPORT EXECUTION IN OUR SAVORY PRODUCTS, DRESSINGS, AND FOODSERVICE BUSINESSES ACROSS OUR 62 COUNTRIES OF OPERATION.

brands are first or second in more than 50% of their markets. Our dressings products, chiefly under the Hellmann's brand, hold first or second position in close to 70% of their 42 markets.

   And better yet, the current performance of these brands is easily matched by their potential for further vigorous growth in our established markets, and even more importantly, in emerging economies.

   Among the many lessons we've learned in our long history of international expansion is this one: in developing markets you need to get in early and offer affordable products in tune with local culinary habits. We certainly have those products in our Knorr and Hellmann's portfolios, as proven repeatedly over 90 years of building businesses in new markets. And if you have in addition great brand names, with the associations they bring of great taste, reliability, and safety, you are way ahead of the game ... and of your competitors.

   Also unchanged in this first year as a new company is Bestfoods' international competitive advantage. In terms of sales and profits achieved outside the U.S., we are the most international and internationally-experienced of our peer group of U.S. food companies.

   Our well-established brands, long-time experience in roller-coaster economic environments, and local managers with deep knowledge of local cultures and cuisines give us a critical advantage in the highly competitive global marketplace.


AFRICAN JOINT VENTURE

As just one example of how our international acumen has paid off in 1998 - and here I move from what is unchanged to what is new - I would point to the 1998 formation of a joint venture in Africa between Bestfoods and Robertsons, a major South African food company. This venture, combining our own and Robertsons' food businesses in Africa and also Bestfoods' large and successful business in Israel, could not have been achieved without our long history in South Africa (in our own operations from 1920 to 1987 and in a joint venture from 1992 to 1998), our timely purchase of a powerful business in Israel, and an acquisition team with decades of experience in Africa and the Middle East. Among the most


                              10-YEAR PERFORMANCE
                             COMPOUND ANNUAL GROWTH
                            OPERATING INCOME: 10.6%*


                                                  $ Millions

                  98                                 1220
                  97                                 1108
                  96                                 1027
                  95                                  851
                  94                                  732
                  93                                  701
                  92                                  679
                  91                                  637
                  90                                  564
                  89                                  492
                  88                                  446


*excluding special items.

--------------------------------------------------------------------------------
RESULTS IN BRIEF


$ Millions except per share amounts                    1998              1997

Net sales                                            $8,374            $8,400

Operating income                                      1,187(a)            866(a)

Income from continuing operations                       640(b)            429(b)

Income from continuing operations

     per diluted common share                          2.15(b)           1.43(b)

Stockholders' equity per common share                  3.48              3.62

Dividends declared per common share                     .94               .86

Depreciation and amortization                           255               264

Capital expenditures                                    304               321
--------------------------------------------------------------------------------

(a) Includes restructuring charge of $33 million in 1998 and $242 million in 1997.

(b) Includes restructuring charge of $22 million after taxes or $.08 per diluted common share in 1998 and $156 million after taxes or $.54 per diluted common share in 1997.


significant aspects of this deal is that we will again be marketing the Knorr and Hellmann's brands, which Robertsons had managed since we divested our South African business in 1987.

   Let me now turn fully to 1998's FIRST-TIME achievements and activities.


ADOPTION OF THE ECONOMIC VALUE ADDED MANAGEMENT APPROACH

Perhaps the greatest change in 1998 was our adoption of the Economic Value Added management approach. While our rate of earnings growth has been consistently strong over the past decade, we are convinced that EVA will help to improve our utilization of assets significantly, reinforce our record of top-quartile sales and earnings growth and cash flow, and step up the speed and rate of Bestfoods' growth in return to shareholders.

[1st GRAPHIC]1998 WAS BESTFOODS' fIRST YEAR USING EVA FORMALLY AS A
MANAGEMENT TOOL. SINCE MID-YEAR, A BROAD PROGRAM OF TRAINING AND IMPLEMENTATION HAS BEEN UNDERWAY. HEIGHTENED ASSET EFFICIENCY, FASTER SALES AND EARNINGS GROWTH AND STRENGTHENED CASH FLOW, AND MORE AGGRESSIVE GAINS IN SHAREHOLDER VALUE ARE OUR OBJECTIVES.

ACQUISITIONS AND GEOGRAPHIC EXPANSION

Acquisitions and expansion into new geographic markets continue to be critical elements of Bestfoods' growth formula, and 1998, as well as the first months of 1999, included some important additions to our portfolio of businesses.

- In Switzerland, we expanded our business by 15% with the acquisition of Oswald, a leading maker of soups and bouillons that are highly complementary to our Knorr business there. Oswald products are sold directly to consumers - a FIRST for Bestfoods.

- In the U.K., we acquired the Thomas Morel foodservice business. This business is small, but it brings with it a product line of microwaveable meals that we can leverage to other markets - a FIRST for our foodservice business.

- In China, we acquired a peanut butter business in Weifang, upgraded the plant, and by year-end were delivering Skippy peanut butter to the Chinese market - a FIRST for Skippy.

- In early 1999, we completed the acquisition of two more businesses in Asia: a packaged seasoning business in India (our First acquired addition to our small business there) and an energy drink business in

Pakistan. These businesses strengthen further our positions in these huge and promising markets.


COST IMPROVEMENTS

As projected, Bestfoods delivered $60 million, pre-tax, to 1998 earnings from restructuring, as well as additional savings from harmonization of ingredients and packaging materials and plant cost improvements. Overall, Bestfoods' gross profit margin improved by 1.4%.

   There is more we can do and are doing to capture new efficiencies across our worldwide business. A number of regional and international programs, FIRST established in 1998, are streamlining our selling, marketing, and administrative cost structures. A massive supply chain project in North America, on line in January 1999, is expected to produce substantial savings as well as improve customer service and business planning.


GLOBAL WOMEN'S FORUM

Every year in our annual report, we reaffirm our commitment to Bestfoods' people and to providing the training and opportunities they need to help make us the best. In July 1998, we launched a truly unique expression of that commitment. The Bestfoods Global Women's Forum was a FIRST for our company and, perhaps, our industry (see details, page 19).


[SHOEMATE AND GRASSO PHOTO]

C. R. Shoemate (right) and NYSE Chairman Richard Grasso rang the bell to open trading on January 4, 1999. With them is a giant ENTENMANN'S cookie character.


BULL MONDAY

And here's one more FIRST, launched in 1998 and repeated with great success in January 1999. I refer to "Bull Monday." In 1998, we ran the bulls on Wall Street to announce our new name and to say that we are bullish on our business. On the first trading Monday of 1999, we did it again, in partnership with the New York Stock Exchange. And we again delivered a bullish message. It's worth repeating.

   "Our confidence has never been higher ... that our brands and business will continue to thrive and grow in a world where companies that truly know how to strategize globally and execute locally excel ... a world where companies that get into new markets early reap the rich rewards of market leadership ... a world where Hellmann's and Knorr and our other market-leading brands are household names. We're bullish on our business. And we want the world to know it."

   Said another way, we look forward to another strong year in 1999, even given economic difficulties in Latin America.

   We believe that our global brands, international experience, focused strategy, strong cash flow, EVA management approach, and great Bestfoods people will power our drive for fast, profitable growth around the world and make us "the best."

/s/C. R. Shoemate

C. R. Shoemate

Chairman and

Chief Executive Officer

February 16, 1999

BESTFOODS' 1998 WORLDWIDE BUSINESS RESULTS AND MARKET POSITIONS

SALES $8.4 BILLION, -0.3%

VOLUMES +2.5%

OPERATING INCOME $1.2 BILLION*, +10.1%

*excludes restructuring charge.


    SALES BY
OPERATING DIVISION

[PIE CHART]


BUSINESS RESULTS

-  EUROPE $3.5 billion, -1.3%

Operations in 31 countries of Europe, Africa, and the Middle East. 58 manufacturing plants.

-  NORTH AMERICA $1.8 billion, -0.9%

Operations in the United States, Canada, and the Caribbean. 14 manufacturing plants.

-  BAKING $1.7 billion, +3.2%

18 Bakeries.

-  LATIN AMERICA $1.1 billion, +4.0%

Operations in 16 countries.  14 manufacturing plants.

-  ASIA $322 million, -15.6%

Operations in 12 countries, including joint ventures in seven countries. Licensing agreement in Japan. 17 manufacturing plants.


MARKET POSITIONS

1  Leader in Market Share

2  Second in Market Share

-  Present in the Market


                                                                                  POTATO                          POURABLE    CORN
                                SOUPS*    SAUCES*    BOUILLONS   MEALMAKERS*     PRODUCTS   PASTA   MAYONNAISE    DRESSINGS   OIL
NORTH AMERICA, CARIBBEAN
Canada                               2          2          1                                                1                   1
United States                        -          -          2               -          -       -             1           -       1
Dominican Republic                   2                     2                                                -                   -
EUROPE, AFRICA/MIDDLE EAST
Austria                              1          1          1               1          1                                         1
Belgium                              1          1          1               1
Bulgaria                             -          -          -                          -
Czech Republic                       2          2          2               2          -                     1           1
Denmark                              1          1          1               1          2                                 2       1
Finland                              1          1          1               2                                                    1
France                               1          2          2                                                2           2
Germany                              2          2          2               2          1                     -                   1
Greece                               1          1          1                          2       1             1           1
Hungary                              1          1          2               2          1                     2
Ireland                              1          1          1               1          1       -             1           2       -
Italy                                1          -          2                          1                     -                   -
Netherlands                          2          1          2               2          -                                         -
Norway                               -          2          -                                                                    -
Poland                               1          1          1               1          1                     2
Portugal                             1          -          1                          2                     1           2
Romania                              1                     1
Russia                               2          -          2                          1                     -                   -
Slovak Republic                      -          -          -               -          -                     1
Spain                                2          -          2               -                  -             -           -
Sweden                               1          2          1               1                                            -       1
Switzerland                          1          1          1               1          1                                 -       -
United Kingdom                       2          -          2               -                  -             1           2       1
Israel                               1          2          2               1          -       -             1                   1
Jordan                               2                     2                                                                    -
Kenya                                1                     1                                                                    -
Morocco                              1          -          1
Saudi Arabia                                                                                                2                   2
South Africa                         1          2          1               1                                -           1
Tunisia                              1          -          1                                                -
Turkey                               1                     2               -

                                                    PEANUT               DESSERTS    PREMIUM
                                  FOODSERVICE**     BUTTER    STARCHES   (AMBIENT)   BAKING
NORTH AMERICA, CARIBBEAN
Canada                                        -         2          1
United States                                 -         2          1           -          1
Dominican Republic                            -                    1
EUROPE, AFRICA/MIDDLE EAST
Austria                                       -                    1
Belgium                                       -                    1
Bulgaria                                      -
Czech Republic                                -
Denmark                                       -                    1           -
Finland                                       -                    2
France                                        -                    1           1
Germany                                       -                    1           -
Greece                                        -                    2           2
Hungary                                       -                                -
Ireland                                       -                    2           1
Italy                                         -                    1
Netherlands                                   -                    2
Norway                                        -                    1
Poland                                        -                                -
Portugal                                      -                    1           2
Romania                                       -                                -
Russia                                        -         -
Slovak Republic                               -
Spain                                         -                    1           2
Sweden                                        -         1          1
Switzerland                                   -                    1           -
United Kingdom                                -                    1           1
Israel                                        -         1                      2
Jordan
Kenya                                         -         2          1
Morocco                                       -                    1           1
Saudi Arabia                                  -         -          -
South Africa                                  -         -          1           -
Tunisia                                       -                    2           -
Turkey                                        -                    1           -

     SALES BY
   PRODUCT GROUP
   ($ Millions)

[PIE CHART]

BUSINESS RESULTS

-  KNORR soups, sauces, bouillons, and related products


                 Sales    Change   Volumes
                 -----    ------   -------
Total           $2,957    -  2.2%   +  4.6%
Europe          $2,007    -  1.6%   +  4.8%
North America     $416    - 3.7%    +  3.4%
Latin America     $376    + 1.6%    +  4.3%
Asia              $158    -13   %   +  6.0%


-  DRESSINGS


                 Sales    Change   Volumes
                 -----    ------   -------
Total           $1,937    +  0.3%   +  3.3%
Europe            $452    + 5.0%    + 11.4%
North America     $931    - 0.4%    -  2.3%
Latin America     $470    + 2.4%    +  6.7%
Asia             $  84    -  21%    +  1.6%


-  BAKING

Sales $1.7 billion, +3.2%; Volumes +2.9%

-  STARCHES (Basic Nutritious Foods)

Sales $550 million, -4.6%; Volumes -11.6%

-  BREAD SPREADS

Sales $393 million, +1.9%; Volumes +4.0%

-  DESSERTS

Sales $277 million, -3.8%; Volumes -2.7%

-  ALL OTHER SALES $601 million
   FOODSERVICE (Caterplan)

Business sales in 1998 were approximately $1.3 billion, slightly higher than in 1997, and are included in the appropriate product groups.

1 Leader in Market Share

2 Second in Market Share

- Present in the Market

                                                                                  POTATO                              POURABLE
                                SOUPS*    SAUCES*    BOUILLONS   MEALMAKERS*     PRODUCTS       PASTA   MAYONNAISE    DRESSINGS
LATIN AMERICA
Argentina                        1                         1            -            1                          1            1
Bolivia                          -                         -                                                    2
Brazil                           2            -            1                                      2             1            1
Chile                            2                         -                         2                          1            1
Colombia                         -            2            2            2            -                          1            -
Costa Rica                       2            1            2                                                    1            1
Ecuador                          2            -            -            2                                       -
El Salvador                                   -                                                                 -            -
Guatemala                        -            -            -                                                    -            1
Honduras                                      -                                                                 -
Mexico                           1            -            1            1                         1             2            -
Panama                           -            -            -                                                    -            -
Paraguay                         2                         2                         2            -             1
Peru                             2            -            2                         2                          1            -
Uruguay                          1                         1                         1            -             1            1
Venezuela                        2            -            2            1                                       -            -
ASIA
China                            -            -            2                                                    -
Hong Kong                        -                         1                                      -             2
India                            1                                      -
Indonesia                        1                         -                                                    2            2
Japan #                          1            -            1            -                                       2            2
Malaysia                         1                         2                                                    1            1
Pakistan                         1            -            1            -                                       2
Philippines                      1            -            1                                      1             1
Singapore                        1                         1                                                    1            -
Sri Lanka                        2            1            2
Taiwan                           1                         1                                                    2            1
Thailand                         1            1            1            2                         1             1
Vietnam                          2                         1                                                    -

                                    CORN                    PEANUT                  DESSERTS       PREMIUM
                                    OIL   FOODSERVICE**     BUTTER       STARCHES   (AMBIENT)      BAKING
LATIN AMERICA
Argentina                             2            -                         1             -
Bolivia                                                                      1
Brazil                                1            -                         1             -
Chile                                 1            -                         1             -
Colombia                              -            -                         1             1
Costa Rica                            1            -            -            1             -
Ecuador                               1                                      -
El Salvador                           1                         -            1
Guatemala                             1            -            -            1
Honduras                              1                                      2
Mexico                                2            -                         1             -
Panama                                -            -                         1
Paraguay                              2            -                         1             -
Peru                                  1                                      1             -
Uruguay                               2            -                         1             -
Venezuela                                          -                         1             -
ASIA
China                                              -            -            -             -
Hong Kong                             -            -            1            1             1
India                                              -                         1             1
Indonesia                             1            -            2
Japan #                               1            -            -
Malaysia                              1            -            1                          2
Pakistan                              1            -                         1             1
Philippines                                        -            1                          1
Singapore                             -            -            1            1             1
Sri Lanka                             -            -
Taiwan                                -            -            1
Thailand                              1            -            1            -             -
Vietnam                                            -


 *Dehydrated products only.

**Bestfoods foodservice (catering) products hold leading share positions in many of the categories in which they compete.

 #Licensing Agreement

WORLDWIDE CORE BUSINESSES

                                      KNORR

Worldwide volumes of savory products, marketed by Bestfoods in 61 countries around the world, increased 4.6% in 1998. But sales from this extensive product line - which includes soups, sauces, bouillons, mealmakers, and hot savory snacks - were 2.2% lower due to the decline of foreign currency values against the dollar.

   Europe, where the Knorr brand was introduced some 160 years ago, is home to Bestfoods' largest savory products business. Volumes of Knorr products in the region were 4.8% higher. Sales rose 4% in local currencies, but declined 1.6% to $2 billion when translated into dollars.

   Higher volumes were driven by successful new products. Knorr Tastebreaks pasta cup snacks were introduced in the U.K. and Ireland, following the successful Tastebreaks cup soup launch in 1997. Other recent cup initiatives include Knorr Noodles in Germany and Austria. In addition to pasta in cups, Bestfoods launched Knorr pasta and sauce mixes in 10 countries


[GRAPHIC OF PEOPLE AND PRODUCTS]

[SPOON ON PLATE GRAPHIC]

under the Spaghetteria sub-brand. The Knorr brand also grew strongly in Bestfoods' newer markets in Central Europe, while our savory products portfolio in South Africa received a big boost from the return of the Knorr brand, which had been licensed to Robertsons, our partners in a new joint venture.

   In Latin America, where the Knorr brand is the long-time bouillon leader, Bestfoods continued its recent string of soup successes. The latest is in Argentina, where traditional Sopas Caseras were introduced, following the success of similar hearty soups in Mexico and Brazil. Other new products include Knorr Flash cup products in Brazil, modeled after the successful Pot Noodle cup snacks in the U.K., and "quick fix" pasta, rice, and bean dishes in Argentina, Mexico, and Brazil.

   In North America, Knorr Skillet Potatoes quick-cook side dishes extended the brand's push toward mainstream fare, while Savory Collection flavored pasta was added to the Mueller's line. Twenty-one products formulated for Latin American tastes strongly bolstered the Knorr name in the U.S. Hispanic market. In Canada, Bestfoods introduced a new line of Knorr Hearty soups.

                                [1st GRAPHIC]

WITH THE ACQUISITION OF THE OSWALD SOUP AND BOUILLON BUSINESS IN SWITZERLAND, BESTFOODS GAINS ITS FIRST EXPERIENCE SELLING DIRECTLY TO CONSUMERS, AS WELL AS IMPORTANT INSIGHTS THAT COULD BENEFIT THE KNORR BRAND BUSINESS.

   In Asia, our bouillon volumes grew by 6%, fueled by sales in China and new lower-cost bouillon seasoning powders launched in several countries. Other new products include a "good for you" cube in Thailand containing Shitake mushroom and Chinese herbs and sauces in liquid and paste form in China, Malaysia, and Indonesia. In India, Knorr soup achieved market leadership in its second year on the market.


Page 8, from left: Anthony Simon, U.S. HQ; Iiham Hiyari, Morocco; John Lucas, Latin America HQ; Alain Labergere, Europe HQ; Bala Deshpande, India; and John Moorhead, U.S. HQ.

WORLDWIDE CORE BUSINESSES


                                    DRESSINGS

Sales of mayonnaise, other dressings, and oils were even with 1997 at $1.9 billion. Volumes rose 3.3%.

   Bestfoods markets dressings in 56 countries, chiefly under the Hellmann's brand. Our biggest business is in North America, where the company markets Hellmann's mayonnaise east of the Rocky Mountains and the Best Foods brand in the West. In 1998, Bestfoods' mayonnaise sales and market share in the U.S. were higher, led by gains by our Real and Light mayonnaises. Volume was even with 1997, while the category declined due to lower sales of fat free and reduced fat products.

   Hellmann's is positioned in its markets around the world as the very best mayonnaise. From this strong foundation we grow the business by offering "health" versions, launching new products that fit well under the Hellmann's brand umbrella, and offering new, more convenient packaging.

   Pourable salad dressings, introduced nationally in the U.S. in 1997, were strengthened with four new varieties in 1998. Four more flavors are being introduced in 1999. In Europe, creamy salad

[GRAPHIC OF PEOPLE AND PRODUCTS]

[GRAPHIC DISH OF SALAD]

dressings were launched in the Czech Republic, Ireland, Slovakia, and the U.K. under the Hellmann's brand. Bestfoods already has strong Hellmann's mayonnaise businesses in each of these markets, with market share reaching a high of 74% in the Czech Republic. Other new products include Hellmann's Light mayonnaise in Poland and Lesieur Cremeuse et Relevee, a creamy mustard mayonnaise, in France.

   Packaging innovations include reclosable stand-up pouches for mayonnaise launched by our businesses in Latin America and a flexible pouch for mayonnaise in China to reach lower-income consumers. In Mexico, we introduced Hellmann's ketchup in a squeezable PET container and now market ketchup in all major markets in Latin America. Plastic bottles are also in use for Hellmann's salad dressings, introduced region-wide in 1997. New packaging offerings in Europe include mayonnaise in squeezable plastic containers under the Hellmann's brand in Portugal, and in Israel, under the market-leading Telma name.

   Worldwide sales and volumes of corn oil and other oils were lower.

   Bestfoods' largest oil business is in North America, where Mazola is the No. 1 corn oil. In the U. S., oil category volumes and volume for Mazola oil were both lower. New among Mazola brand offerings in the U. S. was Mazola ProChef premium cooking spray, which is formulated to perform well at higher cooking temperatures.

[1ST GRAPHIC]ADDRESSING CONSUMERS' CONCERNS ABOUT CHOLESTEROL, BESTFOODS LAUNCHED AN EGGLESS, MAYONNAISE-LIKE PRODUCT IN ARGENTINA. THE ADES SOY-BASED SPREAD IS THE FIRST PRODUCT OF ITS KIND IN THE WORLD.

Page 10, from left: Olivier Desforges, France; Manny Nisperos, Taiwan; Carlos Trostli, Brazil; Axel Krauss, U.S. HQ; Carol Gasparovic, U.S. HQ; and Javiera Chinchon, Chile.

WORLDWIDE CORE BUSINESSES

                                   FOODSERVICE


Bestfoods' foodservice business (known as Caterplan in most markets outside the U.S.) leverages our major brands, products, and distinctive know-how in the growing global market for food prepared away from home. Our customers, in 57 countries, are the operators of full-service restaurants and restaurant chains, cafeterias, schools, health care facilities, and other places where food is served. For some, we provide specially-formulated products.

   Sales from our foodservice business are included in the appropriate product categories in this report. In 1998, foodservice sales were approximately $1.3 billion, slightly higher than in 1997. The sales gain was restrained by unfavorable European currency values. Volumes increased 4.9%.

   In Europe, a successful salad bar initiative that combines salad dressings, croutons, and other Bestfoods products has been launched by several affiliates. Other Caterplan units added deep-frozen prepared foods to their product offerings, following the success

[GRAPHIC OF PEOPLE AND PRODUCTS]
of our Caterfrost brand in Austria.

   Other new products included Knorr Gemuse Kronung (vegetable topping) in Germany and Knorr ready-to-heat liquid sauces in the United Kingdom.

   In North America, Bestfoods continued to expand a successful new business development program and to focus more sharply on providing support to customers through new product varieties, packaging options, and menu support. One initiative, "Down Home Cooking," bundles Knorr, LeGout, Hellmann's, and Best Foods products in classic recipes and menu suggestions to help customers create real "comfort foods."

    Among the new products launched in 1998 were authentic Knorr Asian cooking sauces imported from our Caterplan business in Asia.

    Our Caterplan business in Latin America had a very strong year, with sales increasing 13%. New packaging is one reason for the success. For example, in Argentina, Brazil, and Chile, Bestfoods is marketing branded, individual portion packs and squeeze bottles to restaurant chains. This program has the added benefit of brand visibility, supporting retail sales and overall brand awareness.

   In Asia, Caterplan volumes grew well on the strength of sales to quick-serve restaurants and chain accounts. We continued to expand our dressings sales to international restaurant chains such as McDonald's and KFC, while sales of Knorr chicken powder to restaurants in China grew strongly.

[1ST GRAPHIC]OUR BUSINESS IN BEIJING WON FOR THE FIRST TIME THE COVETED STAR SUPPLIER AWARD FROM KFC IN CHINA. ONLY THREE COMPANIES OUT OF 262 ACHIEVED THIS STATUS. BESTFOODS MAKES THE CUSTOM SAUCE USED ON KFC'S TOP-SELLING ITEM IN CHINA
- A SPICY, DEEP-FRIED CHICKEN SANDWICH CALLED THE ZINGER. WE'RE THE EXCLUSIVE SUPPLIER TO ALL 271 OUTLETS.

[KNIFE, FORK AND FOOD GRAPHIC]

Page 12, from left: Sai Lee Foo, Hong Kong; Michael Smith, Franklin Park, IL; Bob Gillespie, U.S. HQ; Ela Lechniak, Poland; Enrique Martinez Aldrete, Mexico; and Jacobus Smit, Brazil.

REGIONAL BUSINESSES


                                     BAKING

Bestfoods Baking, the leading fresh premium baker in the U.S., delivered strong results in 1998. Sales increased 3.2% to $1.7 billion on volumes that grew 2.9%.

   Our bread businesses fueled the volume gains, led by Oroweat in the Western U.S. Oroweat, the No. 1 bread brand west of the Mississippi River, is known for its wheat bread varieties. In 1998, the brand successfully captured a slice of the premium white bread market with three wholesome varieties: Buttermilk, Country Potato, and Country White. These products are now among the brand's top sellers.

   Our other regional bread brands - Arnold and Freihofer's in the East and Brownberry in the Midwest - all delivered good results. Leveraging the best from the Oroweat line, we added additional wide pan bread varieties under the Arnold and Brownberry brands and introduced Master's Best super premium breads - developed first by our Oroweat bread bakers - under the Arnold name.

[GRAPHIC OF PEOPLE AND PRODUCTS]

From left: Ruby Dumesh, R&D; John Langdon, Division President; Tricia Tan, Finance; and Matthew McCarthy, Marketing.

[PASTRIES GRAPHIC]

   The Entenmann's brand celebrated its 100th anniversary in 1998. Sales of Entenmann's sweet baked goods grew on the strength of new products. New handheld items - particularly new donut varieties like Frosted Devil's Food and Milk Chocolate - hit a sweet spot with consumers. Entenmann's Fruit-Tarts toaster pastries, launched in the Southeast, provide a new way for the brand to deliver handheld convenience for breakfast or snacking. Other recent introductions, such as Soft Baked cookies, Donut Dippers, and Ultimate crumb cake, continued to perform well, helping ensure the brand's continuing leadership in the premium sweet baked goods category.

   Volume for the brand was even with last year due to continued declines in sales of fat free and reduced fat products. However these products were reformulated and reintroduced during 1997 under the Entenmann's Light banner, which slowed the decline.

   Sales of Thomas' brand products and other Bestfoods specialty baked goods were higher in 1998 on improved volumes. Volumes and market share rose for Thomas' English muffins and Thomas' bagels, both of which have No. 1 market positions in their categories. New products - a Maple French Toast English muffin and an Everything bagel variety - contributed to the gains. New Boboli soft breadsticks were added to the brand's line of pizza crusts, while Sahara pita bread offered a new softer texture, leveraging ingredient improvements created for the reformulation of some Entenmann's products.

[1ST GRAPHIC]NEW PRODUCTS, IMPROVED RECIPES, AND BETTER MERCHANDISING PUSHED
UP ARNOLD RETAIL BREAD VOLUMES 5.6% IN 1998 (10.7% IN THE FOURTH QUARTER) - THE FIRST VOLUME INCREASE FOR THE BRAND IN 20 YEARS.

REGIONAL BUSINESSES


                            STARCHES, BREAD SPREADS,
                                  AND DESSERTS

                                    STARCHES

Sales of starches (basic nutritious foods) and syrups were $550 million, 4.6% lower, on volumes that decreased 11.6%. The declines were due to the divestiture of our starch business in South Africa.

[MAIZENA GRAPHIC]

   The foundation of our starch business is in Latin America, where Maizena corn starch is No. 1. Over the years, Maizena corn starch has been enhanced with nutritional supplements and flavors, and the starch business has been extended into additional branded cereals and mixes for preparing porridges and other dishes. The newest part of this business, AdeS soy-based beverages, is growing fast. AdeS beverages, acquired in Argentina in 1992, are now marketed in 10 Latin markets, with new production capabilities in Brazil and Mexico.

                                  BREAD SPREADS

Sales of peanut butter and bread spreads were $393 million, up 1.9% on a volume increase of 4%.

   Our largest bread spread business is in the U.S., where Skippy peanut butter is No. 2 in the market. A new slogan for the brand, "Spread the Fun(TM)," debuted on jars and in advertising. Following a strong performance in 1997, sales and volumes for the category and the brand declined. Market share was unchanged.

[SKIPPY GRAPHIC]

   Skippy and other Bestfoods peanut butter brands also have strong positions in several markets in Asia. Bestfoods began producing peanut butter in China for the FIRST time in 1998.

   In Europe, our spreads business includes Marmite savory spread. This British icon got a boost in 1998 from offbeat advertising that acknowledged the brand's polarizing identity: "Marmite: You either love it or you hate it." We also sell market-leading Nocilla chocolate hazel-nut spread in Spain and Santa Rosa jams in Italy.

                                    DESSERTS

Desserts and baking aids sales were $277 million, down 3.8%. Volumes declined 2.7%.

   Bestfoods' largest desserts businesses are in France and the U. K. The Alsa brand in France is growing through innovative products, such as a unique new batter for preparing cakes that quickly gained market leadership. Alsa Cookies Moelleux, the first mix for baking soft cookies, continued to grow well.

   In the U. K., our Ambrosia brand received a new logo design and new packaging and advertising. Advertising and promotions for individual portion packs of custard, the fastest-growing part of the business, are now aimed squarely at children.

[ALSA GRAPHIC]

   Bestfoods markets dessert mixes in Latin America through International Dessert Partners, a joint venture with General Mills. Results are treated on an equity basis and are not included in dessert category results.

                              FIRST-MOVER ADVANTAGE

Since the 1920s, when we pioneered new businesses in Latin America, we have continuously extended our geographic reach. Our objective is to be first or among the first international food companies to establish operations in new markets, where our businesses can develop with, and even ahead of, emerging economies. Bestfoods continues to satisfy a global appetite.

CHINA

The first jars of Skippy peanut butter were produced in Weifang, China, in 1998. The new operation, a venture with China's largest peanut processing and trading company, is our first for peanut products in China and will also export to other Asian markets. Since 1993 we've established four joint venture businesses in China.

                                                                          RUSSIA

Bestfoods was among the first Western food companies to enter this market, establishing operations in 1993 and selling products imported from Bestfoods affiliates through our local sales force and distributors. Despite economic turmoil, we've established our key brands in this market. In 1998, we built our first plant in Russia to produce Knorr and Hellmann's products.

POLAND

We rapidly established a presence in Poland in 1992 by acquiring a majority share of a local soup company. Early entry gave us the edge in attracting the best local talent, establishing relationships with the retail trade, and winning leading market positions. Today we own 100% of this business, one of our bright lights in Central Europe. A recent success: Knorr Instant Mug soups, which tallied sales of 250 million units in 1998.

                                                                          AFRICA

We were in early in South Africa (1920), then divested the business (1987), returned (1992), and formed a new joint venture (1998). Our new business with Robertsons brings our Knorr, Hellmann's and other brands, already well established in the market, back into the Bestfoods fold and positions our company for accelerated growth in the region.

INDIA

Our line of Knorr products captured a No. 1 share of the soup market in 1998 in only its second year. With brand leadership and an increasing portfolio of products, the business is on the move in this rapidly developing market. The acquisition of a packaged seasonings business in early 1999 more than doubles the size of our Indian business.

BESTFOODS'


                               VALUES AND POLICIES

High ethical standards and best business practices work hand in hand at Bestfoods. As an international company with operations in 62 countries, Bestfoods operates with a formal set of values and policies calling for the highest standards of moral and ethical behavior in all business dealings, regardless of situation or geographic location.

   Our values and policies express commitment to the Bestfoods WorldTeam - our people - and their career and personal development; to providing high-quality products that deliver value to our consumers and customers; to ensuring safe workplaces and a clean environment; to being good citizens in our communities; and to encouraging and rewarding qualities in our people that help achieve our business objectives.

   Bestfoods constantly reinforces these longstanding values and policies. In 1998 we republished our values and policies, including specific corporate policies governing the full range of business relationships and activities, in 24 languages.

   A Values and Policies Office provides an additional means of encouraging the understanding of, and adherence to, Bestfoods' values and policies. It also provides another


[GRAPHIC OF PEOPLE AND PRODUCTS]


From left: Sonya Whited, R&D, U.S.; Jorge Debanne, Quality Assurance, Argentina; Laura Brody, HR, U.S.; Damien Leclercq, Safety, Europe; Bob Dunnaway, Manufacturing, U.S.; and Marlon Magtoto, Auditing, Asia.

avenue for employees to voice their concerns and ideas to top management.

   Our values and policies are good for our employees, our neighbors, our consumers, our customers, and our bottom line. For example:


QUALITY ASSURANCE

To address consumer concerns about allergens in food, Bestfoods is working with industry associations, academic experts, and the Food Allergy Network to promote allergy education in schools and at home. Also, Bestfoods is supporting the development of a vaccine that will reduce allergen sensitivity in people with peanut allergies.

   In January 1999, the Anaphylaxis Foundation of Canada recognized Bestfoods Canada as an outstanding leader in the management of allergens within the Canadian food manufacturing industry.


OCCUPATIONAL SAFETY AND HEALTH

In 1998, our bakery in Gastonia, NC, was given the prestigious "Star" status for its exemplary safety and health program by the U.S. Occupational Safety and Health Administration (OSHA). The Gastonia bakery is the FIRST, and thus far only, bakery in the U.S. to achieve this status.

ENVIRONMENT

In Europe, Bestfoods' total volume of packaging material has been reduced by 20% over the last five years. In the U.S., recent innovations in shipping containers for Hellmann's and Best Foods pourable dressings have reduced secondary packaging by more than 40%. Additionally, we continually evaluate non-polluting materials to find innovative ways to reduce our costs, as well as the demand on landfills.


OUR COMMUNITY

In 1998, Bestfoods made contributions of nearly $17 million in cash and food products. One major beneficiary was Second Harvest, a nationwide network of nearly 200 food banks. In addition to the large volume of food products given to Second Harvest during the year, Bestfoods donated $50,000 as part of its "Bull Monday" celebration at the New York Stock Exchange on January 4, 1999.

   A significant part of Bestfoods' contributions is donated through the company's Matching Gifts Program in the U.S., which matches $2 for every $1 employees contribute to an organization.



EMPLOYEE DEVELOPMENT

In 1998, Bestfoods conducted its FIRST Global Women's Forum. The learnings generated by this forum on workforce inclusion and work/life balance issues will help us leverage our strong global talent bank to enhance Bestfoods' overall global competitiveness.

[1ST GRAPHIC]THE FIRST BESTFOODS GLOBAL WOMEN'S FORUM WAS A WEEK-LONG
PROGRAM ATTENDED BY 55 SENIOR WOMEN FROM 25 COUNTRIES. ISSUES OF CONCERN REGARDING THE DEVELOPMENT AND RETENTION OF WOMEN LEADERS WERE IDENTIFIED. TODAY NEW PROGRAMS ARE IN PLACE AND NEW IDEAS AND SUGGESTIONS ARE FLOWING IN FROM BESTFOODS WOMEN AND MEN AROUND THE WORLD.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Bestfoods and Subsidiaries


OVERVIEW OF 1998

1998 was Bestfoods' inaugural year as a 100% consumer foods company, and both earnings per share and operating income, excluding special items, grew at double-digit rates. This was accomplished despite the impact of unfavorable foreign currency values. Solid volume growth, as well as the benefits from prior years' restructuring activities, better cost management, and plant efficiencies all contributed to the 10.1% gain in operating income. A reduction in our effective tax rate further helped the growth in diluted earnings per share, which increased 13.8%.

   Our international results improved significantly, led by Europe and Latin America, where volume and margins improved. These gains more than offset lower results in Asia due to the economic turmoil in that region. In North America, the baking business managed strong results with improved operating efficiencies and higher volumes, but our North American consumer foods business's operating results were below last year due to volume shortfalls.

   The Company's strategy is to pursue volume, sales, and profit growth in its three worldwide core businesses: savory products (chiefly under the Knorr brand); dressings (chiefly under the Hellmann's brand); and foodservice (known as Caterplan in most markets outside the U.S.). In addition, Bestfoods will develop new growth opportunities for its regional businesses, including baking.

   In line with this strategy the Company introduced many new products throughout the world, expanded plant capacity, made several small acquisitions in Europe and Asia, sold off a non-core business in Spain, and formed a joint venture in South Africa. The Company also improved operating efficiencies as a result of prior years' restructuring activities.

OUR EARNINGS EXPECTATIONS IN 1999

Our earnings expectations in 1999 are based on the assumption that conditions relating to consumption, costs, currency values, competition, and political and social environments in the economies in which Bestfoods operates will not change significantly overall. Our expectations are also based on the assumption that economies in most areas of the world will continue to progress at current, generally modest, rates of growth, including more specifically:

   - In North America, it is expected that economic growth will remain at a level similar to 1998. The competitive environment will continue to restrict pricing gains, but more aggressive new product development, continued efficiency gains, and more aggressive marketing programs by Bestfoods should positively impact 1999 results.

   - In Europe, the economies are expected to grow modestly. Currency values on average should strengthen, resulting in favorable comparisons to 1998. The business climate within Europe will remain highly competitive with the introduction of the Euro and the continuing effort of the trade to seek efficiencies. Bestfoods will continue to benefit from efficiency gains that will help fuel additional investments for growth.

   - In Latin America, the recent economic turmoil in Brazil could potentially hinder the region's financial performance. Bestfoods, however, with its strong brands and experience in managing through difficult Latin American economies is well positioned to grow, even in this challenging operating environment.

   - In Asia, the Company is looking for modest growth over 1998's levels, despite the lingering effects of the recent economic troubles suffered in the region. Bestfoods continues to see Asia as an important area for future growth and continues to invest in the area.

   The last three years' financial results are discussed below. A general description of the business appears on pages one through 19 of this report.

RESULTS OF OPERATIONS

NET SALES in 1998 were virtually unchanged from 1997 at $8.4 billion, as the benefits of improved volumes, which were helped by acquisitions, and better prices were offset by the impact of weaker currency values around the world, when translated into U.S. dollars. Volumes overall were up 2.5%, including nearly 1% from the benefit of acquisitions less disposed businesses.

   In 1997, net sales decreased nearly 1% to $8.4 billion, as improved volumes and better prices were more than offset by unfavorable currency values, particularly in Europe. Volumes overall were up 2.4%. The increase in volume from the acquired Starlux business was matched by a reduction in sales from the disposal of the Korean business at the end of 1996.

An analysis of net sales by division is as follows:

                                                                      % Change
$ Millions                    1998        1997        1996         98/97     97/96
----------                    ----        ----        ----         -----     -----
North America                $1,770      $1,786      $1,744        (0.9)      2.4
Europe                        3,474       3,519       3,692        (1.3)     (4.7)
Latin America                 1,149       1,105       1,076         4.0       2.7
Asia                            322         382         398       (15.6)     (4.0)
Baking                        1,659       1,608       1,568         3.2       2.6
                             ------      ------      ------        ----      ----
   Total                     $8,374      $8,400      $8,478        (0.3)     (0.9)
                             ======      ======      ======        ====      ====

   In 1998, North American sales decreased nearly 1% as improved prices were offset by lower volumes and the negative impact of Canadian exchange rates. Sales in Europe declined 1.3% due to a 5.6% decline in currency values. Better volumes in Europe, up 3.1% (partially from acquisitions), and improved prices offset some of this decline. In Latin America, sales increased 4%, despite an 8.6% currency decline, as volumes improved 6.9% and prices increased. Asian sales were 16% below last year due entirely to weaker currency values, which reduced reported results by 26%. Sales for the Baking division advanced 3.2%, largely attributable to better volumes.

   In 1997, North American sales increased 2.4% on volume improvements. In Europe, a 4.7% decrease in net sales was the result of an 8.8% decline in currency values. This was partially offset by a 2.6% volume gain, due in part to acquisitions, and better prices. In Latin America, strong volume gains drove a sales increase of 2.7%, despite weaker prices. Sales in Asia declined 4%. However, excluding the effects of the divestiture of the Korean business at the end of 1996, sales increased 8.6%, as improvement in volumes and prices was partially offset by weaker currency values. Baking sales increased 2.6% to $1.6 billion. Baking volumes increased slightly and prices improved.

COST OF SALES AND OPERATING EXPENSES. Cost of sales as a percentage of net sales was 54% in 1998, resulting in a gross profit margin of 46%, which was better than the 44.6% in 1997 and 43.1% in 1996. Gains from improved pricing and new efficiencies achieved as a result of the restructuring programs contributed to these increases. Marketing expenses were even with last year at $976 million. This followed an increase of 4.9% in 1997. Selling, general, and administrative expenses also remained constant with last year at 19.8% of sales versus 20% in 1996.

RESTRUCTURING CHARGES. In the fourth quarter of 1998, the Company recorded a pre-tax charge of $33 million ($22 million after taxes or $.07 per diluted share) in order to finalize the restructuring program begun last year in connection with the spin-off of the Company's corn refining operations. This charge was for the finalization of amounts estimated for termination benefits and costs associated with 1997 plant closings and continued rationalization of operations.

   In the second quarter of 1997, the Company recorded a pre-tax charge of $242 million ($156 million after taxes or $.52 per diluted share) for the restructuring of its worldwide businesses following the announcement of the spin-off of its corn refining operations. The majority of the activities pertained to the European and North American operations and encompassed the sale of non-core businesses, plant closings, and the reorganization of administrative functions. The Baking division's restructuring included continued consolidation and reconfiguration of the manufacturing and distribution systems and processes to improve overall business efficiency and effectiveness.

OPERATING INCOME in 1998 increased 10.1%, excluding the restructuring charges in 1998 and 1997 mentioned above. This increase was derived mostly from improved volumes in all divisions except North America, and improved margins resulting from better prices and efficiency gains generated in part from restructuring programs. Lower currency values partially offset some of these improvements. Operating income in 1997 increased 7.9%, excluding the 1997 restructuring charge, benefiting from volume gains in all divisions, particularly Latin America and Asia, and improved margins everywhere except Latin America. These gains more than compensated for lower currency values.

FINANCING COSTS of $166 million increased by 2.4% from 1997 due to slightly higher borrowings related mostly to acquisitions and the share buyback program. This increase in costs was partially offset by the recovery of interest expenses in association with the favorable settlement of an environmental insurance case. In 1997, financing costs of $162 million were up 10.3%, mainly due to higher borrow-ings for acquisitions, lower interest income, and lower allocations of interest expense to the discontinued corn refining operation.

PROVISION FOR INCOME TAXES. The effective tax rate in 1998 was 34.5% compared to 35.5% in 1997. The lower rate in 1998 resulted from a decrease in the effective tax rate in various foreign jurisdictions. The 1996 effective tax rate was 33.6%, which included the benefit of the resolution of several tax issues in various jurisdictions.

INCOME AND DILUTED EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS. Excluding the effect of the 1998 and 1997 restructuring charges, net income rose 13% to $662 million and diluted earnings per common share increased 13.8% to $2.22. These increases resulted from higher operating income and a lower effective tax rate, which more than offset slightly higher financing costs and minority interests. Fewer shares outstanding in 1998 compared to 1997 also benefited earnings per common share. Excluding the effect of the 1997 restructuring charge, income from continuing operations increased 4.9% in 1997 to $585 million compared to $557 million in 1996. Diluted earnings per common share increased 5.4% to $1.95.

GAIN (LOSS) ON DISPOSAL OF DISCONTINUED OPERATIONS. In 1998, the Company reported a gain of $.7 million ($1.1 million before taxes), resulting from the favorable settlement of an environmental insurance case mostly offset by an additional accrual for the costs related to the corn refining disposal. In 1997, the Company reported a loss on disposal of $83 million, after taxes, resulting from the decision to spin off and restructure the corn refining business.

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES. The Company took a charge in the fourth quarter of 1998 of $17.2 million after taxes ($.06 per diluted share) to comply with an accounting pronouncement issued by the AICPA in 1998 (SOP 98-5 Reporting on the Costs of Start-up Activities) that required the immediate write-off of any deferred start up costs. In the fourth quarter of 1997, the Company took a charge of $13 million, after taxes, or $.04 per diluted share, to expense previously capitalized process re-engineering costs as required by a pronouncement put forth by the Emerging Issues Task Force (EITF).

KEY BALANCE SHEET ITEMS

Total assets in 1998 increased $335 million to $6.4 billion from year-end 1997 largely due to the increase in cash and cash equivalents from a low cash position last year following the spin-off of the corn refining business and also due to higher intangible assets from acquisitions.

   Total assets in 1997 declined $1.2 billion from 1996 due mostly to the spin-off of the corn refining business.

NET CASH FLOWS

Strong cash flows from continuing operations continued to fund the Company's working capital, capital expenditures, and dividends (which were increased 8.9% to $0.245 per share per quarter).

   In 1998, cash flows from continuing operations were $819 million, 5.3% above 1997. The increase in cash flows was attributable to higher net income from continuing operations. For 1997, cash flows from continuing operations were 12.8% lower than 1996.

   Investing activities from continuing operations in 1998 were below those of 1997, mainly due to a decrease in acquisitions and an increase in proceeds from disposal of plants and properties and businesses sold. Capital expenditures in 1998 were below 1997 at $304 million. Capital expenditures in 1997 of $321 million decreased by $25 million from those of 1996.

   The Company has access to various sources of funds at attractive rates based on its strong financial condition. Bestfoods' long-term debt rating remained at A+ with Standard & Poor's and Duff & Phelps, and A2 with Moody's.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (FASB) issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities," which requires companies to recognize all derivatives as assets or liabilities in the statement of financial position and measure those instruments at fair value. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income depending upon the intended use of the derivative and the resulting designation. This standard is effective for fiscal years beginning after June 15, 1999. The Company is in the process of assessing the impact of adoption of this statement on its financial position and results of operations, which is not expected to be significant.

   In 1998, the Company adopted the provisions of FAS 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits," and has added the required disclosures.

   In July 1998, the EITF reached a consensus on Issue No. 97-14, "Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested," which concluded that all Company stock placed in a Rabbi Trust to meet deferred compensation obligations to executives should be classified as treasury stock. The Company has several Rabbi Trusts that invest in the Company's stock for the purpose of meeting deferred compensation liabilities. Accordingly, the Company has reclassified those assets to treasury stock in the accompanying Consolidated Balance Sheets at December 31, 1998. In accordance with the guidance in EITF 97-14, the Rabbi Trust shares are excluded from the weighted average shares outstanding in the calculation of basic and diluted earnings per share.

RISKS AND UNCERTAINTIES

The Company operates businesses in more than 60 countries, and each business is subject to varying degrees of risk and uncertainty. It insures its business and assets in each country against insurable risks in a manner it deems appropriate. Because of its diversity, the Company believes that the risk of loss from non-insurable events in any one business or country would not have a material adverse affect on the Company's operations as a whole. Additionally, the Company believes there is no concentration of risk with any single customer or supplier, or small group of suppliers or customers, whose failure or non-performance would materially affect the Company's results.

   Also, because of the Company's broad operational reach, it is subject to risks from changes in foreign currency values that could affect earnings. As a practical matter, it is not feasible to hedge these fluctuations. Additionally, the Company believes that most currencies of major countries in which it operates will equalize against the U.S. dollar over time. However, the Company does maintain a policy of hedging its exposure to foreign currency cash flows to cover planned dividends, fees and royalties, intercompany loans, and other similar transactions. The Company also hedges certain net investments with borrowings denominated in the particular currency. As a matter of policy, the Company does not speculate in foreign currencies.

   For certain of its North American raw material purchases, the Company hedges its exposure to commodity price fluctuations with commodity futures contracts. The Company's products are manufactured from a number of raw materials, including soybean and other edible oils, peanuts, and wheat, all of which are, and are expected to continue to be, in adequate supply. Such raw materials may or may not be hedged at any given time based on management's decisions as to the need to fix the cost of raw materials to protect the Company's profitability. The value of raw materials subject to commodity hedging represents a small percentage of the total worldwide cost of sales. The historical price volatility of raw materials, combined with the relatively low percentage of raw materials to cost of sales, has never yielded a material adverse effect on gross margins and is not expected to in the future. The Company also believes that any significant change in commodity prices can be offset by higher selling prices, thereby minimizing the impact on margins.

READINESS FOR THE YEAR 2000

Early computer programmers used two digits instead of four to identify the year, thus creating the Year 2000 ("Y2K") problem. If computer systems are not corrected as we move to the year 2000, there could be systems failures or miscalculations leading to delays and disruptions in the Company's operations. These delays and disruptions could include problems with receipt of materials necessary for manufacturing, supply of products to customers, receipt of customer orders and payments, and adequacy of proper accounting records and other information. Reasonable worst-case scenarios for the Company could be: (i) the widespread failure of critical suppliers and/or customers to correct their systems; or (ii) a production stoppage due to failure of manufacturing equipment. Either scenario could have a material adverse effect on the operations of the Company.

   To address this potential problem, the Company has a program in place for all operating divisions and for corporate management to identify and correct the Y2K issues. The program consists of five phases:

   - Phase 1 - Inventory - Requires all units to identify any systems that can be impacted by the Y2K problem. This includes central and distributed systems, embedded chips, interfaces with other internal systems, and systems for which there is interaction with third parties (suppliers, service providers, and customers).

   - Phase 2 - Impact Assessment - Requires managers to prioritize the Company's Y2K efforts by identifying the impact of each system on the business as: Critical 1 (having a significant impact); Critical 2 (having a moderate impact); or Critical 3 (having a low impact).

   - Phase 3 - Remediation - Requires all operating divisions to report their progress in achieving compliance by classifying the percentage of systems that will be converted to meet Y2K requirements, replaced by new systems, or upgraded with compliant systems.

   - Phase 4 - Testing - Requires testing of both individual systems on a stand-alone basis and systems that are integrated with other internal and external systems.

   - Phase 5 - Implementation - Requires implementation of remediated or replaced systems.

   The Inventory and Impact Assessment phases of the program have been completed. The Remediation, Testing, and Implementation phases of the program have already been completed for a substantial number of systems and should be substantially completed for all systems by July 31, 1999.

   Based upon the Company's progress with its Y2K program, the cost of remediation replacement and acceleration of replacement systems is not expected to exceed $20 million.

   Contingency plans for all critical business processes are being established in 1999 to ensure business continuation in the event of internal or external Y2K-related failures.

EURO CONVERSION

On January 1, 1999, 11 of the 15 member states of the European Union ("Participating Countries") established fixed conversion rates from their existing currencies ("Legacy Currencies") to the Euro and agreed to adopt the Euro as their common legal currency. During a transition period, from January 1, 1999, until January 1, 2002, the Legacy Currencies will remain legal tender and parties will have the option to pay in Euros or Legacy Currencies of Participating Countries. On January 1, 2002, Participating Countries are expected to issue Euro currency and withdraw all bills and coinage of Legacy Currencies by July 1, 2002.

   Conversion to the Euro has necessitated some modification to the Company's information systems to produce dual currency invoices and accounts during the transition period. Also modifications have been required to enable use of the Euro as a base currency for the year 2002 and thereafter.

   Although the conversion to the Euro will, in general, make the prices of products more transparent across participating countries' boundaries, the Company doesn't expect any significant impact due to its great variety of products.

   The Company has also realized some cost savings because it ceased hedging activity among the participating currencies as of May 1998. The conversion to the Euro is also not expected to impact material contracts of the Company. The Company's Euro task force continues to monitor the impact of Euro conversion. The Company's overall costs of conversion to the Euro are not expected to exceed $5 million.

FORWARD-LOOKING STATEMENTS

This Management's Discussion and Analysis of Financial Condition and Results of Operations and other sections of this Annual Report, including the Chairman's Letter, contain forward-looking statements that are based on current expectations, estimates, and projections about the businesses in which Bestfoods operates. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements, depending on currency values, competitive pricing, economic conditions in other countries of operations, and other factors. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONSOLIDATED STATEMENTS OF INCOME
Bestfoods and Subsidiaries


For the years ended December 31
$ Millions except per share amounts                              1998         1997         1996
-----------------------------------                              ----         ----         ----
NET SALES                                                      $ 8,374      $ 8,400      $ 8,478
                                                               -------      -------      -------
Cost of sales                                                    4,523        4,655        4,826
                                                               -------      -------      -------
GROSS PROFIT                                                     3,851        3,745        3,652
                                                               -------      -------      -------
Marketing                                                          976          978          932
Selling, general, and administrative                             1,655        1,659        1,693
Restructuring charges                                               33          242         --
                                                               -------      -------      -------
Expenses and other income -- net                                 2,664        2,879        2,625
                                                               -------      -------      -------
OPERATING INCOME                                                 1,187          866        1,027
                                                               -------      -------      -------
FINANCING COSTS                                                    166          162          147
                                                               -------      -------      -------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES            1,021          704          880
Provision for income taxes                                         352          250          296
Minority stockholders' interest                                     29           25           27
                                                               -------      -------      -------
   Income from continuing operations                               640          429          557
                                                               -------      -------      -------
Income from discontinued operations,  net of income
   taxes of $7 - 1997; $12 - 1996                                 --             11           23
Gain (loss) on disposal of discontinued operations, net of
   income tax benefit of $26 - 1997                                  1          (83)        --
Cumulative effect of changes in accounting principles,
   net of income tax benefit of $9 - 1998; $7 - 1997               (17)         (13)        --
                                                               -------      -------      -------

NET INCOME                                                     $   624      $   344      $   580
                                                               =======      =======      =======

Earnings (loss) per common share
Basic:
   Continuing operations                                       $  2.20      $  1.45      $  1.89
   Discontinued operations                                        --            .04          .08
   Loss on disposal of discontinued operations                    --           (.28)        --
   Cumulative effect of changes in accounting principles          (.06)        (.05)        --
                                                               -------      -------      -------
NET INCOME                                                     $  2.14      $  1.16      $  1.97
                                                               =======      =======      =======

Diluted:
   Continuing operations                                       $  2.15      $  1.43      $  1.85
   Discontinued operations                                        --            .04          .08
   Loss on disposal of discontinued operations                    --           (.28)        --
   Cumulative effect of changes in accounting principles          (.06)        (.04)        --
                                                               -------      -------      -------
NET INCOME                                                     $  2.09      $  1.15      $  1.93
                                                               =======      =======      =======

See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS
Bestfoods and Subsidiaries

DECEMBER 31
$ Millions                                                     1998        1997
----------                                                     ----        ----
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                     $  142      $   39
Notes and accounts receivable -- net                           1,281       1,176
Inventories                                                      827         818
Prepaid expenses                                                  75          95
Deferred tax asset                                                80          60
                                                              ------      ------

   Total current assets                                        2,405       2,188
                                                              ------      ------


INVESTMENTS IN UNCONSOLIDATED AFFILIATES                          12          22
                                                              ------      ------

PLANTS AND PROPERTIES
Land                                                             110         117
Buildings                                                        768         789
Machinery and equipment                                        2,584       2,534
                                                              ------      ------
                                                               3,462       3,440
Less accumulated depreciation                                  1,497       1,499
                                                              ------      ------

   Total plants and properties                                 1,965       1,941
                                                              ------      ------

INTANGIBLES
Excess cost over net assets of businesses acquired             1,813       1,608
Other intangibles                                                370         405
                                                              ------      ------
                                                               2,183       2,013
Less accumulated amortization                                    329         271
                                                              ------      ------

   Total intangibles                                           1,854       1,742
                                                              ------      ------

OTHER ASSETS                                                     199         207
                                                              ------      ------

TOTAL ASSETS                                                  $6,435      $6,100
                                                              ======      ======

See Notes to Consolidated Financial Statements.

$ Millions                                                  1998          1997
----------                                                  ----          ----
LIABILITIES
CURRENT LIABILITIES
Notes payable                                             $   541       $   587
Current portion of long-term debt                              63            81
Accounts payable                                              675           609
Accrued liabilities                                           871           933
Income taxes payable                                          162           137
                                                          -------       -------

   Total current liabilities                                2,312         2,347
                                                          -------       -------

NONCURRENT LIABILITIES                                        928           780
                                                          -------       -------

LONG-TERM DEBT                                              2,053         1,818
                                                          -------       -------

DEFERRED TAXES ON INCOME                                        5          --
                                                          -------       -------

MINORITY STOCKHOLDERS' INTEREST                               156           113
                                                          -------       -------

EQUITY
STOCKHOLDERS' EQUITY
Preferred stock - authorized 25 million shares
      $1 par value                                           --            --
   Designations:
      Series B ESOP Convertible
         3 million shares designated                          157           180
      Series A Junior Participating
         2 million shares designated                         --            --
Common stock - authorized 900 million shares
   $.25 par value - issued 391 million shares                  98            49
Capital in excess of par value stock                          171           207
Unearned ESOP compensation                                    (80)          (96)
Cumulative translation adjustment                            (413)         (386)
Treasury stock, at cost                                    (1,900)       (1,517)
Retained earnings                                           2,948         2,605
                                                          -------       -------

   Total stockholders' equity                                 981         1,042
                                                          -------       -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 6,435       $ 6,100
                                                          =======       =======

CONSOLIDATED STATEMENTS OF CASH FLOWS
Bestfoods and Subsidiaries


For the years ended December 31
$ Millions                                                    1998       1997       1996
----------                                                    ----       ----       ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income from continuing operations                        $ 623      $ 416      $ 557
Non-cash charges (credits) to net income
   Depreciation and amortization                               255        264        288
   Deferred taxes                                               50        (49)        82
   Cumulative effect of changes in accounting principles        17         13       --
   Restructuring charges                                        33        242       --
Other-- net                                                    (23)        25         21
Changes in trade working capital
   Notes and accounts receivable and prepaid expenses          (86)       (20)       (44)
   Inventories                                                  (7)        40        (20)
   Accounts payable and accrued liabilities                    (43)      (153)         8
Net cash flows from discontinued operations                   --          137       (139)
                                                             -----      -----      -----
Net cash flows from operating activities                       819        915        753
                                                             -----      -----      -----

CASH FLOWS USED FOR INVESTING ACTIVITIES
Capital expenditures                                          (304)      (321)      (346)
Proceeds from disposal of plants and properties                 69         17          4
Proceeds from businesses sold                                   92       --         --
Businesses acquired                                           (121)      (298)       (12)
Net investing activities of discontinued operations           --         (130)      (251)
                                                             -----      -----      -----
Net cash flows used for investing activities                  (264)      (732)      (605)
                                                             -----      -----      -----
Net cash flows after investments                               555        183        148
                                                             -----      -----      -----

CASH FLOWS USED FOR FINANCING ACTIVITIES
Purchase of treasury stock                                    (294)       (45)      (209)
New long-term debt                                             349        339        961
Repayment of long-term debt                                    (94)       (99)       (76)
Net change in short-term debt                                 (101)      (387)      (681)
Dividends paid on common stock                                (264)      (241)      (225)
Dividends paid on preferred stock                              (13)       (15)       (15)
Common stock issued                                             32         27         27
Net financing activities of discontinued operations           --          110       --
Other (deposits) liabilities                                   (55)        44         32
                                                             -----      -----      -----

Net cash flows used for financing activities                  (440)      (267)      (186)
                                                             -----      -----      -----

Effects of exchange rate changes on cash                       (12)        (8)        (3)
                                                             -----      -----      -----

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               103        (92)       (41)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                    39        131        172
                                                             -----      -----      -----

CASH AND CASH EQUIVALENTS, END OF PERIOD                     $ 142      $  39      $ 131
                                                             =====      =====      =====

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Bestfoods and Subsidiaries


$ Millions                                                               1998         1997         1996
----------                                                             -------      -------      -------
COMPREHENSIVE INCOME:
   Net income                                                          $   624      $   344      $   580
   Foreign currency translation adjustment
      (pre-tax $41 - 1998; $251 - 1997; $145 - 1996)                       (27)        (162)         (96)
   Spin-off of Corn Products International (pre-tax $54 - 1997)           --             35         --
                                                                       -------      -------      -------
Balance end of year                                                        597          217          484
                                                                       =======      =======      =======
PREFERRED STOCK:
Balance beginning of year                                                  180          187          190
   ESOP shares redeemed                                                    (23)          (7)          (3)
                                                                       -------      -------      -------
Balance end of year                                                        157          180          187
                                                                       -------      -------      -------
COMMON STOCK:
Balance beginning of year                                                   49           49           49
   Two-for-one stock split                                                  49         --           --
                                                                       -------      -------      -------
Balance end of year                                                         98           49           49
                                                                       -------      -------      -------
CAPITAL IN EXCESS OF PAR VALUE:
Balance beginning of year                                                  207          187          167
   Two-for-one stock split                                                 (49)        --           --
   Shares issued for stock options                                          12           15            9
   Shares issued for deferred compensation                                   5           10           12
   ESOP shares redeemed                                                     (4)          (5)          (1)
                                                                       -------      -------      -------
Balance end of year                                                        171          207          187
                                                                       -------      -------      -------
UNEARNED ESOP COMPENSATION:
Balance beginning of year                                                  (96)        (111)        (128)
   ESOP compensation earned                                                 16           15           17
                                                                       -------      -------      -------
Balance end of year                                                        (80)         (96)        (111)
                                                                       -------      -------      -------
ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance beginning of year                                                 (386)        (259)        (163)
   Foreign currency translation adjustment                                 (27)        (162)         (96)
   Spin-off of Corn Products International                                --             35         --
                                                                       -------      -------      -------
Balance end of year                                                       (413)        (386)        (259)
                                                                       -------      -------      -------
TREASURY STOCK:
Balance beginning of year                                               (1,517)      (1,499)      (1,317)
   Shares issued for stock options                                          13           18           17
   Shares issued for deferred compensation                                   6            8           10
   Treasury stock acquired                                                (294)         (45)        (209)
   ESOP shares redeemed                                                     13            1         --
   Shares held in rabbi trust                                             (121)        --           --
                                                                       -------      -------      -------
Balance end of year                                                     (1,900)      (1,517)      (1,499)
                                                                       -------      -------      -------
RETAINED EARNINGS:
Balance beginning of year                                                2,605        3,530        3,189
   Net income                                                              624          344          580
   Spin-off of Corn Products International                                --         (1,021)        --
   Net income from change in Corn Products International
      reporting period                                                    --             10         --
   Cash dividends declared ($.94 - 1998; $.86 - 1997; $.79 - 1996)        (271)        (247)        (228)
   Series B ESOP preferred stock dividend, net of taxes                    (10)         (11)         (11)
                                                                       -------      -------      -------
Balance end of year                                                    $ 2,948      $ 2,605      $ 3,530
                                                                       =======      =======      =======

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

CASH AND CASH EQUIVALENTS -- Cash equivalents consist of all investments purchased with an original maturity of three months or less, and which have virtually no risk of loss in value. At December 31, 1998, and 1997, the Company had cash equivalents of $23 million and $5 million, respectively.

INVENTORIES -- are stated at the lower of cost or market. U.S. inventories are valued at cost on the first-in, first-out method. Outside the U.S., inventories generally are valued at average cost.

PLANTS AND PROPERTIES -- are stated at cost. Depreciation is generally computed on the straight-line method over the estimated useful lives of depreciable assets ranging from 2% to 10% for buildings and 5% to 20% for all other assets. Where permitted by law, accelerated depreciation methods are used for tax purposes. Long-lived assets are reviewed for impairment whenever the facts and circumstances indicate that the carrying amount may not be recoverable.

INTANGIBLES -- The Company amortizes, on a straight-line basis, the excess cost of net assets over periods not exceeding 40 years. Other intangible assets, including trademarks, licenses, and patents, are amortized over their estimated useful lives ranging from 3 to 40 years. Intangible assets are reviewed at least annually for impairment by comparing the Company's best estimate of future cash flows with the carrying amount of goodwill.

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

EARNINGS PER COMMON SHARE -- Statement of Financial Accounting Standards (FAS) No. 128, "Earnings per Share," requires a dual presentation of earnings per share - basic and diluted - for companies with complex capital structures. A reconciliation of the numerators and denominators of the basic and diluted earnings per share computation is as follows:

Millions (except per share amounts)              1998         1997         1996
-----------------------------------              ----         ----         ----
BASIC EPS NUMERATOR:
   Income from continuing operations          $   640.1    $   428.8    $   557.5
   Less:Preferred stock dividends                 (10.1)       (11.3)       (11.3)
                                              ---------    ---------    ---------
   Income available to common
     shareholders                             $   630.0    $   417.5    $   546.2
                                              ---------    ---------    ---------
BASIC EPS DENOMINATOR:
   Weighted average common
     shares outstanding                           286.5        287.3        289.4
                                              ---------    ---------    ---------
BASIC EARNINGS PER SHARE                      $    2.20    $    1.45    $    1.89
                                              ---------    ---------    ---------
DILUTED EPS NUMERATOR:
   Income available to common
     shareholders                             $   630.0    $   417.5    $   546.2
   Convertible preferred stock                     10.1         11.3         11.3
   Additional ESOP cash contribution               (2.0)        (2.4)        (2.7)
                                              ---------    ---------    ---------
   Income available to common share-
     holders plus assumed conversions         $   638.1    $   426.4    $   554.8
                                              ---------    ---------    ---------
DILUTED EPS DENOMINATOR:
   Weighted average common
     shares outstanding                           286.5        287.3        289.4
   Convertible preferred stock                      8.0          8.1          8.4
   Stock options                                    2.4          2.8          1.6
   Performance incentive shares                      .3           .3           .2
                                              ---------    ---------    ---------
Weighted average shares outstanding               297.2        298.5        299.6
                                              ---------    ---------    ---------
DILUTED EARNINGS PER SHARE                    $    2.15    $    1.43    $    1.85
                                              =========    =========    =========

FINANCIAL INSTRUMENTS -- The Company hedges its exposure in foreign currency cash flows resulting from planned dividends, fees and royalties, intercompany loans, and other similar transactions. The Company also hedges certain transactions such as cross-border sourcing of raw materials, packaging supplies, and machinery and equipment with foreign exchange contracts. In addition, the Company hedges certain net investments with borrowings denominated in the particular foreign currency. As a matter of policy, the Company does not speculate on foreign currencies. Gains and losses, both realized and unrealized, on financial instruments that hedge operating activities and related cash flows, flow through income in the same period as the items being hedged. Gains and losses, both realized and unrealized, on financial instruments that hedge the Company's investments in foreign operations are recognized as part of the cumulative translation adjustment in stockholders' equity.

   The Company also hedges its exposure to commodity fluctuations with commodity futures contracts for certain of its North American raw material purchases. The Company's products are manufactured from a number of raw materials, including soybean and other edible oils, peanuts, and wheat. These raw materials are currently, and are expected to continue to be, in adequate supply. Such raw materials may or may not be hedged at any given time based on management's decisions as to the need to fix the cost of such raw materials to protect the Company's profitability. Realized gains and losses arising from such hedging transactions are considered an integral part of the cost of these commodities and are included in the cost when purchased. At December 31, 1998, and 1997, the outstanding commodity contracts were not material to the Company's financial position or results of operations.

   The Company utilizes interest rate swap agreements from time to time as deemed appropriate by management to balance its fixed and floating rate debt positions. These agreements involve exchanging fixed and floating interest rate payments without the exchange of the underlying principal amounts. The differential to be paid or received is accrued as interest rates change and is recognized over the life of the agreements as an adjustment to interest expense.

RISKS AND UNCERTAINTIES -- The Company operates in more than 60 countries and, in each country, the business is subject to varying degrees of risk and uncertainty. It insures its business and assets in each country against insurable risks in a manner that it deems appropriate. Because of its diversity the Company believes that the risk of loss from non-insurable events in any one business or country would not have material adverse affect on the Company's operations as a whole. Additionally, the Company believes there is no concentration of risk with any single customer or supplier, or small group of customers or suppliers, whose failure or non-performance would materially affect the Company's results.

   Also because of the Company's broad operational reach, it is subject to risks due to changes in foreign currencies that could affect earnings. As a practical matter, it is not feasible to cover these fluctuations with currency hedges. Additionally, the Company believes that over time most currencies of major countries in which it operates will equalize against the U.S. dollar.

USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and the related Notes to Consolidated Financial Statements. Actual amounts could differ from these estimates.

SEGMENT INFORMATION -- The Company is in one business segment, the consumer foods business, and follows the requirements of FAS 131, "Disclosures About Segments of an Enterprise and Related Information."

RECLASSIFICATIONS -- Certain prior year amounts have been reclassified to conform to the 1998 presentation.

CHANGES IN ACCOUNTING PRINCIPLES

In April 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-5, "Reporting on the Costs of Start-Up Activities." This SOP requires that costs related to opening a new facility, conducting business in a new territory, introducing a new product, or initiating a new process in an existing facility be expensed as incurred and is effective for fiscal years beginning after December 15, 1998. The Company has elected to adopt the provisions of this SOP in fiscal year 1998 and, accordingly, has recorded a cumulative effect of change in accounting principle of $26 million before taxes, $17 million after taxes or $.06 per basic and diluted common share, in the accompanying Consolidated Statements of Income.

   In November 1997, Emerging Issues Task Force (EITF) issued Issue No. 97-13, "Accounting for Business Process Reengineering Costs," which requires that certain costs related to reengineering business processes either done separately or in conjunction with an information technology project be expensed rather than capitalized. This requirement was effective in the fourth quarter of 1997 and required that any unamortized balance of previously capitalized costs be expensed and treated as a change in accounting principle. Accordingly, the Company recorded a cumulative effect of a change in accounting principle in 1997 of $20 million before taxes, $13 million after taxes, or $.04 per diluted common share. Approximately $3 million after tax pertained to the Company's discontinued corn refining operations with the remaining $10 million after tax relating to the consumer foods business.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (FASB) issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities," which requires companies to recognize all derivatives as assets or liabilities in the statement of financial position and measure those instruments at fair value. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income depending upon the intended use of the derivative and the resulting designation. This standard is effective for fiscal years beginning after June 15, 1999. The Company is in the process of assessing the impact of adoption of this statement on its financial position and results of operations, but it is not expected to be significant.


   In July 1998, the EITF reached a consensus on Issue No. 97-14, "Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested." This EITF concluded that all Company stock placed in a rabbi trust to meet deferred compensation obligations to executives should be classified as treasury stock. The Company has several rabbi trusts, which invest in the Company's own stock for the purpose of meeting deferred compensation liabilities. Accordingly, the Company has reclassified those assets to treasury stock in the accompanying Consolidated Balance Sheets at December 31, 1998. In accordance with the guidance in EITF 97-14, the rabbi trust shares are excluded from the weighted average shares outstanding in the calculation of basic and diluted earnings per share.

DISCONTINUED OPERATIONS

In 1998, the Company recorded a gain of $.7 million after taxes ($1.1 million before taxes) resulting from the favorable settlement of an environmental insurance case mostly offset by an additional accrual for the costs related to the corn refining disposal.

   In 1997, the Company recorded a pre-tax charge of $109 million ($83 million after taxes or $.28 per basic and diluted common share) related to the spin-off/restructuring of its corn refining operations. The spin-off portion of the charge included direct costs of spinning off this business, such as fees in the legal, tax, and investment banking areas. The restructuring portion contained other costs for the separation of facilities that were used to produce both consumer foods and corn-derived products, including staffing reductions. This reserve was substantially utilized at December 31, 1998.

ACQUISITIONS AND DISPOSALS

During the first quarter of 1998, the Company purchased additional ownership interests in two affiliates that it did not own 100%, for approximately $41 million, and included the results of such businesses from the first quarter. In Israel, the Company increased its ownership of this affiliate to 100% by purchasing the remaining 15% interest. In South Africa, the Company also increased its ownership to 100% when it purchased its partner's share of CPC Tongaat, a consumer foods company established in 1994. In addition, during the first quarter the Company sold a small non-core tea business in Spain.

   During 1998, the Company restructured its South African business by selling its mushroom and dry milling businesses in the third quarter and entering into a joint venture with Consolidated Grocery Products (CGP) in the fourth quarter. CGP is a South African consumer goods company that had the rights to manage several of the Company's brands. The Company has a controlling interest in this joint venture and has consolidated the results since the date of formation. In exchange for its ownership interest in the joint venture, the Company contributed its businesses in Israel and South Africa along with other business-es in Africa, while CGP contributed Robertsons, its consumer foods business. The joint venture will have assets of $266 million, including $82 million of goodwill.

   In the fourth quarter of 1998, the Company purchased the Oswald business in Switzerland for approximately $67 million and included the operating results from the date of acquisition. The Oswald business had approximately $40 million in annual sales and includes dehydrated soups, sauces, bouillons, seasonings, and dessert products under the Oswald brand.

   In 1997, the Company purchased the Starlux business in Spain as well as additional ownership interests in affiliates not wholly owned, for a total cost of $282 million. The Starlux business has annual sales of approximately $160 million and includes Starlux bouillons and meal dishes and Nocilla chocolate hazelnut spread. Starlux products are marketed in both the retail and foodservice sectors.

   All of the acquisitions in 1998 and 1997 were accounted for under the purchase method.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Supplementary information for the consolidated statements of cash flows is set forth below:


$ Millions                                              1998      1997      1996
----------                                              ----      ----      ----
Cash paid during the year for:
   Interest                                             $162      $173      $160
   Income taxes                                          274       242       168
                                                        ----      ----      ----
Details of businesses acquired as follows:
   Fair value of assets acquired                        $167      $371      $ 12
   Liabilities assumed                                    46        73       --
                                                        ----      ----      ----
   Cash paid for acquisitions                           $121      $298      $ 12
                                                        ====      ====      ====

FINANCING ARRANGEMENTS

SHORT-TERM -- The Company uses the commercial paper market in the U.S. to supplement long-term borrowings. Average quarterly commercial paper borrowings in 1998 and 1997 were $.1 billion and $.6 billion, respectively, with maximum borrowings in 1998 and 1997 of $.3 billion and $1.1 billion, respectively, and a weighted average interest rate in 1998 and 1997 of 5.5% and 5.6%, respectively.

   For the international operations, the maximum quarter-end balance of bank borrowings during 1998 and 1997 was $381 million and $383 million, respectively. Average quarterly bank borrowings were $312 million for 1998 and $321 million for 1997. The weighted average interest rate for bank borrowings in 1998 and 1997 was 14% and 12%, respectively.

   The Company had unused lines of credit totaling $1.3 billion and $1.7 billion at December 31, 1998, and 1997, respectively.

LONG-TERM -- A summary of long-term debt is as follows:


$ Millions                                                  1998       1997
----------                                                  ----       ----
PAYABLE IN U.S. DOLLARS
7.71% ESOP guaranteed notes due December 2004              $  113     $  131
Medium-term notes due 2000-2005 at various rates              175        200
5.6% notes due 2097 (effective rate 7.3%)                     100        100
7.0% notes due 2017                                           150        150
6.15% notes due 2006                                          300        300
7.25% notes due 2026                                          300        300
6.625% notes due 2028                                         250       --
5.625%-6.75% pollution control revenue bonds
   due 2007-2016                                               15         15
Other notes and loans at various rates and due dates           34         48
                                                           ------     ------
   Total                                                    1,437      1,244
                                                           ------     ------
PAYABLE IN OTHER CURRENCIES
5% Swiss franc debentures, due March 2045,
   10-year variable interest rates                            144        138
6.75% German mark bearer bonds due January 2001               120        114
2.3% Japanese yen term loan                                    21         24
Bank and other loans at prevailing interest rates with
   various due dates                                          394        379
                                                           ------     ------
   Total                                                      679        655
                                                           ------     ------
                                                            2,116      1,899
                                                           ------     ------
Less current maturities                                        63         81
                                                           ------     ------
   Total long-term debt                                    $2,053     $1,818
                                                           ======     ======

   The Company is required to apply toward retirement of the principal of the indebtedness not less than the following amounts in the period 1999 through 2003: 1999 (included in current liabilities), $63 million; 2000, $92 million; 2001, $215 million; 2002, $90 million; and 2003, $238 million. At December 31, 1998, buildings, equipment, and certain other assets located outside the U.S. totaling approximately $50 million, have been pledged as collateral for the secured loans.

   In June 1998, one of the Company's revolving credit agreements, for $400 million, matured and was not replaced. The remaining $800 million revolving credit agreement, established in 1997, continues in effect and matures in 2002. This revolving credit agreement is with a group of U.S. and international banks and provides back-up liquidity to the Company's commercial paper program. Covenants in this agreement were amended in 1998, and now require the Company to maintain a ratio of total debt to total capitalization of no more than 75% for the life of the agreement and a ratio of earnings before interest, taxes, depreciation and amortization ("EBITDA") to interest expense of not less than 6.0. The debt to capitalization ratio was 69.9% and 68.3% at December 31, 1998, and 1997, respectively. The ratio of EBITDA to interest expense was 8.5 and 6.8 at December 31, 1998, and 1997, respectively.

   In September 1998, the Company filed a shelf registration with the Securities and Exchange Commission for borrowings up to $500 million. No amounts have been borrowed under this shelf registration.

   In August 1997, the Company filed a shelf registration incorporating a $500 million medium-term note program with the Securities and Exchange Commission. Under this shelf filing, the Company issued $150 million of 7.0% notes in October 1997, maturing in 2017; $100 million ($130 million face value) of 5.6% notes also in October 1997, maturing in 2097; and $250 million of 6.625% notes in March 1998, maturing in 2028. The notes issued in 1997 and 1998 completed the authorization under this shelf registration.

FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS -- The carrying values of cash equivalents, accounts receivable, accounts payable, and short-term debt approximate fair values. The fair value of long-term debt at December 31, 1998, and 1997, was based on quotes obtained from brokers and is set forth below:

                                             1998                         1997
                                     CARRYING      FAIR           Carrying       Fair
$ Millions                            AMOUNT      VALUE            Amount       Value
----------                            ------      -----            ------       -----
Long-term debt
   Fixed-rate debt                    $1,922     $2,022            $1,706      $1,734
   Weighted average
     interest rate                       6.7%                        6.7%
                                      ------     ------            ------      ------
   Floating rate debt                 $  194     $  194            $  193      $  193
   Weighted average
     interest rate                      11.3%                       11.0%
                                      ======     ======            ======      ======


   Included in the above are $144 million Swiss franc and $120 million German mark borrowings, which are designated as hedges of the Company's investments in those foreign countries. Accordingly, the gains and losses from translating those amounts are included in the cumulative translation adjustment accounts along with the corresponding, offsetting movement in the investments.

FOREIGN EXCHANGE CONTRACTS -- At December 31, 1998, the Company had forward exchange contracts to deliver $150 million in foreign currencies, comprising $58 million in French francs, $28 million in German marks, $20 million in Italian lira, $12 million in Irish punts, and $32 million in various other currencies. The Company also had contracts to purchase $134 million in foreign currencies, consisting of $49 million in French francs, $29 million in Dutch guilders, $24 million in Italian lira, $13 million in Spanish pesetas, and $19 million in various other currencies.

   At December 31, 1997, the Company had forward exchange contracts to deliver $237 million in foreign currencies, comprising $51 million in Spanish pesetas, $45 million in French francs, $30 million in Dutch guilders, $39 million in Italian lira, and $72 million in various other currencies. The Company also had contracts to purchase $120 million in foreign currencies, consisting of $20 million in Italian lira, $21 million in Dutch guilders, and the remainder in various other currencies.

   As discussed in the Summary of accounting policies note on page 31, the Company does not, as a matter of policy, speculate in foreign currencies. Accordingly, any unrealized gains or losses on foreign exchange contracts are matched by a corresponding offsetting amount on the underlying item being hedged, thereby eliminating any cash flow risk caused by currency movement.

INTEREST RATE SWAPS -- The Company enters into interest rate swaps to balance its fixed- and floating-rate debt positions. The Company's risk related to swap agreements is limited to replacing such agreements at current market prices. The Company continually monitors its position and the credit ratings of its counterparties and management believes that the risk of incurring a material loss due to nonperformance by the counterparties is remote.

   At December 31, 1998, the Company had interest rate swap agreements outstanding with notional amounts of $200 million. A portion of the Company's fixed-rate debt position was hedged with these agreements with a floating weighted-average pay rate of 5.2% and a fixed weighted-average receive rate of 5.3%. These swap agreements terminate on various dates through 2003. At December 31, 1997, the Company did not have any interest rate swap agreements outstanding.

RESTRUCTURING CHARGES

In the fourth quarter of 1998, the Company recorded an additional $33 million pre-tax charge related to the 1997 restructuring program. This charge was for the finalization of amounts estimated for termination benefits and costs associated with 1997 plant closings and continued rationalization of operations.

   In the second quarter of 1997, the Company recorded a restructuring charge of $242 million. The majority of this charge pertained to the North American and European divisions and included the sale of non-core businesses, plant closings, and the reorganization of administrative functions. The Baking division's restructuring charge included continued consolidation and reconfiguration of the manufacturing and distribution systems to improve overall business efficiency and effectiveness. As part of this restructuring, more than two thousand employees were terminated, mostly union workers. In addition, more than three hundred administrative employees were terminated worldwide, including more than one hundred at company headquarters as part of an early retirement program. At December 31, 1998, this restructuring reserve was substantially utilized.

PENSION AND OTHER POSTRETIREMENT BENEFITS

The Company sponsors several qualified and non-qualified pension plans and other postretirement benefit plans for its employees. A reconciliation of changes in the plan's benefit obligations, fair value of assets, and statement of funded status for the years ended December 31, 1998, and 1997, are as follows:

                                           Pension Benefits                   Other Benefits
$ Millions                              1998             1997              1998              1997
----------                              ----             ----              ----              ----
Reconciliation of
  benefit obligation:
   Obligation at January 1,           $1,156            $1,326             $ 266            $ 286
   Service cost                           30                36                 5                7
   Interest cost                          79                82                19               20
   Plan amendments                         2                 3                --               --
   Actuarial (gain) loss                  10              (149)               (7)             (17)
   Acquisitions (divestitures)            (7)              (95)               --              (16)
   Benefit payments                      (44)              (64)              (17)             (16)
   Curtailments                           --                 3                --               --
   Special termination benefits           --                13                --                2
   Foreign currency
     exchange rates                        1                 1                --               --
                                      ------            ------             -----            -----
   Obligation at December 31,          1,227             1,156               266              266
                                      ------            ------             -----            -----
Reconciliation of fair
   value of plan assets:
   Fair value of plan assets
     at January 1,                     1,302             1,177                --               --
   Actual return on plan assets          (23)              273                --               --
   Acquisitions (divestitures)            --              (112)               --               --
   Employer contributions                 56                 2                17               16
   Benefit payments                      (39)              (38)              (17)             (16)
   Rabbi trust                          (115)               --                --               --
                                      ------            ------             -----            -----
   Fair value of plan assets
     at December 31,                   1,181             1,302                --               --
                                      ------            ------             -----            -----
Funded status:
   Funded status at January 1,           (46)              146              (266)            (266)
   Unrecognized transition
     (asset)obligation                     5                 8                --               --
   Unrecognized prior
     service cost                       (139)               33                (1)              (2)
   Unrecognized (gain)loss               (60)             (301)              (59)             (55)
                                      ------            ------             -----            -----
   Net amount recognized              $ (240)           $ (114)            $(326)           $(323)
                                      ======            ======             =====            =====

   The amounts recognized in the accompanying Consolidated Balance Sheets at December 31, 1998, and 1997, are as follows:

                                      Pension Benefits                     Other Benefits
$ Millions                           1998          1997                 1998           1997
----------                           ----          ----                 ----           ----
Accrued benefit liability           $(270)        $(156)               $(326)         $(323)
Prepaid benefit cost                   30            42                   --             --
                                    -----         -----                -----          -----
Net amount recognized               $(240)        $(114)               $(326)         $(323)
                                    =====         =====                =====          =====

   The aggregate benefit obligation for those plans where the accumulated benefit obligation exceeded the fair value of plan assets was $212 million and $201 million at December 31, 1998, and 1997, respectively. There are no plan assets in nonqualified plans. All of the Company's plans for postretirement benefits other than pensions also have no plan assets. The aggregate benefit obligation for these plans is $326 million and $323 million at December 31, 1998, and 1997, respectively.

   Components of the net periodic benefit cost for the plan are as follows:

                                               Pension Benefits                  Other Benefits
$ Millions                                1998       1997       1996       1998       1997       1996
----------                                ----       ----       ----       ----       ----       ----
Service cost                             $  30      $  39      $  42      $   5      $   7      $   8
Interest cost                               79         82         88         19         20         19
Expected return on
  plan assets                              (95)      (270)      (138)        --         --         --
Amortization of net
  (gain) loss                                4        190         65         (3)        (3)        (2)
                                         -----      -----      -----      -----      -----      -----
Net periodic benefit cost                   18         41         57         21         24         25
Curtailment (gain) loss                   --           (2)        (4)      --           (5)        (4)
Special termination benefits              --         --         --         --            1       --
                                         -----      -----      -----      -----      -----      -----
Net periodic benefit cost after cur-
  tailments and settlements              $  18      $  39      $  53      $  21      $  20      $  21
                                         =====      =====      =====      =====      =====      =====

   The prior service costs are amortized on the straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation and the market-related value of assets are amortized over the average remaining service period of active participants.

   The Company has multiple non-pension postretirement benefit plans. The health care and life insurance plans are contributory, with participants' contributions adjusted annually. The accounting for the health care plans anticipates future cost-sharing changes to the written plan that are consistent with the Company's expressed intent that retirees share a fixed percentage of the overall cost of benefits each year.

   The weighted average assumptions used in accounting for the Company's plans at December 31 are as follows:

                                    Pension Benefits            Other Benefits
                                 1998     1997     1996     1998     1997     1996
                                 ----     ----     ----     ----     ----     ----
Discount rate                    7.1%     7.5%     7.4%     7.0%     7.5%     7.0%
Expected return
   on plan assets                8.7%     9.4%     8.0%      --       --       --
Rate of compensation
   increase                      3.7%     4.2%     5.3%      --       --       --
                                 ===      ===      ===      ===      ===      ===

   For measurement purposes, a 6.75% pre-65 and a 4.75% post-65 annual rate of increase in per-capita costs of covered health care benefits were assumed for 1999. These rates are assumed to decrease 1% per year to an ultimate level of 4.25% by 2005 and remain at that level thereafter.

   Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                             1%           1%
$ Millions                                               Increase      Decrease
----------                                               --------      --------
Effect on total of service and interest cost
  components of net periodic postretire-
  ment health care benefit cost                           $   3.4      $  (3.2)
                                                          -------      -------
Effect on health care cost  component
  of the accumulated postretirement
  benefit obligation                                      $  30.9      $ (28.9)
                                                          =======      =======

STOCKHOLDERS' EQUITY

COMMON STOCK -- On March 17, 1998, the Company's Board of Directors declared a two-for-one stock split of the outstanding common stock on March 31, 1998, which was effected in the form of a 100% stock dividend payable on April 24, 1998. This stock split resulted in the issuance of 195.3 million shares. The number of common shares outstanding and earnings per common share in the accompanying consolidated financial statements have been restated to reflect this stock split.

PREFERRED STOCK -- The Company has authorized 25 million shares of $1 par value preferred stock, of which 3 million shares were designated for the Company's ESOP and 2 million shares of Series A Junior Participating shares were designated for the shareholder rights plan. At December 31, 1998, 1997, and 1996, there were 1.8 million, 2.0 million, and 2.1 million Series B ESOP shares outstanding, respectively. No Series A Junior Participating shares were issued.

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

   In 1989, the ESOP borrowed $200 million in a public offering and used the proceeds to purchase approximately 2.2 million shares of the Company's Series B ESOP convertible preferred stock. Since the notes were guaranteed by the Company, they are reflected in the Consolidated Balance Sheets as short-term and long-term debt with an offsetting amount included in stockholders' equity as unearned ESOP compensation. The preferred stock is convertible into approximately 7.7 million shares of the Company's common stock. The preferred stock pays a dividend of $7.14 per share, which is used by the ESOP, together with Company contributions, to make debt service payments on the ESOP notes. The notes have a 15-year maturity and an original fixed interest rate of 7.78%, which was reduced to 7.71%, in 1993, in accordance with the agreement. Also beginning in 1993, a portion of the notes was refinanced on each payment date. The weighted average interest rate was 6.9% and 7% in 1998 and 1997, respectively.

   The number of shares allocated to participants is based on the semi-annual payments of principal and interest due on the ESOP notes. In 1998 and 1997, 173,782 shares and 172,060 shares of preferred stock valued at $15.5 million and $15.4 million, respectively, were allocated to participants. The ESOP had 861,006 shares allocated to participants and 905,319 suspense shares at December 31, 1998.

   Compensation cost included in the Consolidated Statements of Income was $11.5 million, $11.0 million, and $11.7 million in 1998, 1997, and 1996, respectively.

SHAREHOLDER RIGHTS PLAN -- In the fourth quarter of 1998, the Company's Board of Directors approved the redemption of the outstanding stock purchase rights under the 1991 Shareholder Rights Plan and established a new plan. Under the new shareholder rights plan, each share of the Company's common stock carries with it the right to purchase one two-hundredths of a share of the Company's Series A Junior Participating Preferred Stock at a price of $200. The rights will become exercisable if a person or group acquires 15% or more of the Company's outstanding common stock without prior approval of the Board of Directors. In this case each holder would be entitled to purchase common stock of the Company with a market value equal to two times the exercise price of the right. If the Company is acquired in a merger or other business combination with a 15% or more stockholder, each full right will entitle a holder to buy a number of the acquiring company's shares having a value of twice the exercise price of the right. The Company may redeem the rights for one one-hundredth of a cent each at any time before an acquisition of 15% or more of its outstanding common stock and for at least 10 business days thereafter. In addition, the Company may exchange all or a portion of the rights at any time after a person acquires 15% or more of the Company's outstanding common stock at an exchange ratio of one share of common stock per right. Unless redeemed earlier, the rights will expire on January 4, 2009.

TREASURY STOCK -- The Company had common stock in treasury at the end of 1998, 1997, and 1996 totaling 108.6 million, 102.6 million, and 103.2 million shares, respectively.

   On May 19, 1998, the Company's Board of Directors approved a repurchase program of up to 15 million shares. This program began immediately upon announcement and the shares are being repurchased over a three-year period at times determined by management. At December 31, 1998, 3.6 million shares were repurchased under this program at a total cost of $189.6 million. This program replaced the previous 10-million share repurchase program, which began in January 1995 and concluded in May 1998.

STOCK AND PERFORMANCE PLAN

The Company has a stock and performance plan, (the 1993 Plan) that provides for grants of stock options, restricted stock awards, and performance units. A committee of non-employee members of the Board of Directors administers the 1993 Plan. In 1998, the 1993 Plan was amended to increase the number of shares reserved for issuance to 29 million. Under the 1993 Plan, stock options are granted at 100% of market value at the date of grant, fully vest after one year and expire not more than 10 years from the date of grant. The following table summarizes the activity of Company's stock and performance plan.


                                         1998             1997             1996
                                     -----------      -----------      -----------
NUMBER OF OPTIONS
Outstanding beginning of year          7,689,354        5,927,536        4,639,688
Granted                                2,827,039        2,880,600        2,674,698
Exercised                               (815,877)        (700,856)      (1,131,424)
Canceled                                (308,207)        (417,926)        (255,426)
                                     -----------      -----------      -----------
Outstanding end of year                9,392,309        7,689,354        5,927,536
                                     -----------      -----------      -----------
Exercisable at year-end                5,905,059        3,757,024        2,365,556
                                     -----------      -----------      -----------
Available for future
   grants of options                  16,238,402        4,757,234        7,951,058
Weighted average fair
   value of options granted          $      8.68      $      6.75      $      6.17
WEIGHTED AVERAGE EXERCISE PRICE:
Outstanding beginning of year        $     35.73      $     29.73      $     24.16
Granted                                    55.21            45.47            35.20
Exercised                                  30.40            27.20            20.75
Canceled                                   34.70            31.77            25.76
Outstanding end of year              $     40.32      $     35.73      $     29.73
                                     ===========      ===========      ===========

   The following table summarizes information about stock and performance awards outstanding at December 31, 1998:

                                        OPTIONS                              OPTIONS
                                      OUTSTANDING                          EXERCISABLE
                       ---------------------------------------      --------------------------
                                       WEIGHTED       WEIGHTED                        WEIGHTED
                                        AVERAGE        AVERAGE                         AVERAGE
RANGE OF                 NUMBER        REMAINING      EXERCISE         NUMBER         EXERCISE
EXERCISE PRICES        OUTSTANDING       LIFE           PRICE       EXERCISABLE         PRICE
$12.35-$28.00          1,890,854          4.6          $23.70        1,771,558         $23.55
$31.79-$33.75          1,773,164          6.0           33.26        1,470,596          33.16
$33.84-$39.59          1,753,912          7.3           38.04        1,219,466          37.36
$47.49-$49.72          1,454,849          8.5           47.50        1,443,439          47.50
$50.31-$54.28          1,261,230          9.1           50.97               --             --
$59.43-$59.43          1,258,300          9.5           59.44               --             --
                       ---------          ---          ------        ---------         ------
$12.35-$59.43          9,392,309          7.2          $40.32        5,905,059         $34.65
                       =========          ===          ======        =========         ======

   The Company continues to account for stock-based compensation using the intrinsic value method prescribed by APB 25. If the fair value method of accounting for stock-based compensation under the provisions of FAS 123 had been used, the pro forma net income and earnings per share would be as follows:

$ Millions except per share amounts                 1998        1997        1996
                                                  -------     -------     -------
Pro forma income from continuing operations       $   629     $   419     $   549
Pro forma income from discontinued operations        --            10          21
                                                  -------     -------     -------
Pro forma income net income                           629         429         570
                                                  -------     -------     -------
PRO FORMA BASIC EARNINGS PER SHARE:
   Income from continuing operations                 2.16        1.42        1.85
   Income from discontinued operations               --           .04         .08
                                                  -------     -------     -------
      Net income                                     2.16        1.46        1.93
                                                  -------     -------     -------
PRO FORMA DILUTED EARNINGS PER SHARE:
   Income from continuing operations                 2.11        1.40        1.82
   Income from discontinued operations               --           .03         .08
                                                  -------     -------     -------
      Net income                                  $  2.11     $  1.43     $  1.90
                                                  =======     =======     =======



   For purposes of the above pro forma disclosure, the estimated fair value of the awards is amortized over the awards' vesting period.

   The fair value of the awards was estimated at the grant date using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                 1998         1997         1996
                                               -------      -------      -------
Risk free interest rate                           5.5%         6.3%         6.2%
Dividend yield                                    1.9%         2.1%         2.3%
Volatility factors                               17.7%        16.6%        16.4%
Weighted average expected life                 5 years      5 years      5 years
                                               =======      =======      =======

   The Black-Scholes model requires the input of highly subjective assumptions and does not necessarily provide a reliable measure of fair value. In addition to stock options, 180,850 shares were awarded to employees under the restricted stock award provisions of the 1993 Plan. The cost of these awards is being amortized over the restriction period.

SUPPLEMENTARY BALANCE SHEET AND INCOME STATEMENT INFORMATION

Supplementary balance sheet and income statement information is set forth below:

$ Millions                                                 1998           1997
----------                                                 ----           ----
NOTES AND ACCOUNTS RECEIVABLE-- NET
Notes and accounts receivable-- trade                    $ 1,234        $ 1,097
Notes and accounts receivable-- other                        105            126
Allowance for doubtful accounts                              (58)           (47)
                                                         -------        -------
Total notes and accounts receivable-- net                  1,281          1,176
                                                         -------        -------

INVENTORIES
Finished and in process                                      533            510
Raw materials                                                186            202
Manufacturing supplies                                       108            106
                                                         -------        -------
Total inventories                                            827            818
                                                         -------        -------

ACCRUED LIABILITIES
Marketing expenses                                            83             70
Compensation expenses                                        184            170
Restructuring provision / integration                         36            132
Taxes payable other than taxes on income                      34             48
Dividends payable                                             70             65
Other                                                        464            448
                                                         -------        -------
Total accrued liabilities                                    871            933
                                                         -------        -------

NONCURRENT LIABILITIES
Employees' pension, indemnity,
   retirement, and related provisions                        663            491
Environmental liabilities                                     96            100
Other noncurrent liabilities                                 169            189
                                                         -------        -------
Total noncurrent liabilities                             $   928        $   780
                                                         =======        =======


$ Millions                                     1998          1997          1996
----------                                     ----          ----          ----
DEPRECIATION EXPENSE                          $ 201         $ 209         $ 237
AMORTIZATION EXPENSE                             54            55            51
RESEARCH AND DEVELOPMENT COST                    67            66            71
                                              -----         -----         -----

INTEREST EXPENSE -- NET
Interest expense                                190           175           169
Interest expense capitalized                     (3)           (3)           (5)
Interest income                                 (21)          (11)          (20)
                                              -----         -----         -----
Interest expense-- net                        $ 166         $ 161         $ 144
                                              =====         =====         =====


OPERATIONS BY GEOGRAPHIC AREA

Information concerning operations by geographic area are as follows:

$ Millions                                     1998          1997          1996
----------                                     ----          ----          ----
SALES TO UNAFFILIATED CUSTOMERS
North America                                 $3,413        $3,374        $3,284
Europe (1)                                     3,490         3,539         3,720
Latin America                                  1,149         1,105         1,076
Asia                                             322           382           398
                                              ------        ------        ------
                                               8,374         8,400         8,478
                                              ======        ======        ======

LONG-LIVED
ASSETS AT DECEMBER 31
North America                                  1,507         1,547         1,636
Europe (2)                                     1,809         1,637         1,549
Latin America                                    284           291           277
Asia                                              99           107           128
Corporate                                        120           101            93
                                              ------        ------        ------
                                              $3,819        $3,683        $3,683
                                              ======        ======        ======

(1) Includes sales of $830, $906, and $1,055 for Germany in 1998, 1997, and 1996, respectively.

(2) Includes long-lived assets of $557, $484, and $555 for Germany in 1998, 1997, and 1996, respectively.

INCOME TAXES

Income before income taxes and the components of the provision for income taxes are shown below:


$ Millions                                     1998         1997          1996
----------                                     ----         ----          ----
Income before income taxes:
   United States                              $  298       $  169        $  294
   Outside the United States                     723          535           586
                                              ------       ------        ------
      Total                                   $1,021       $  704        $  880
                                              ------       ------        ------
Provision for income taxes:
Current tax expense
   U.S. Federal                               $   75       $   99        $    1
   State and local                                10           12            14
   Foreign                                       217          188           199
                                              ------       ------        ------
      Total current                              302          299           214
                                              ------       ------        ------
Deferred tax expense (benefit)
   U.S. Federal                                   33          (33)           80
   State and local                                 8           (8)            7
   Foreign                                         9           (8)           (5)
                                              ------       ------        ------
      Total deferred                              50          (49)           82
                                              ------       ------        ------
Total provision                               $  352       $  250        $  296
                                              ======       ======        ======


   The tax effects of significant temporary differences, which comprise the deferred tax liabilities and assets at December 31, 1998, and 1997, are as follows:


$ Millions                                                   1998           1997
----------                                                   ----           ----
Plants and properties                                        $174           $169
Inventory                                                      14             14
Pensions                                                       45             38
                                                             ----           ----
Gross deferred tax liabilities                                233            221
                                                             ----           ----
Restructuring reserves                                         32             67
Environmental reserves                                         40             42
Employee benefit reserves                                     146            135
Unrealized exchange losses                                     38             34
Other                                                          51             55
                                                             ----           ----
Gross deferred tax assets                                     307            333
                                                             ----           ----
Valuation allowance                                             1              1
                                                             ----           ----
Net deferred tax assets*                                     $ 75           $113
                                                             ====           ====

* $53 million of the long-term deferred tax assets are included in other assets in the Consolidated Balance Sheets in 1997.

   Total net deferred tax liabilities and assets shown above include current and noncurrent elements.

   A reconciliation of the federal statutory tax rate to the Company's effective tax rate follows:

                                                1998          1997          1996
                                                ----          ----          ----
Provision for tax at
   U.S. statutory rate                          35.0%         35.0%         35.0%
Foreign tax rate differential                   (2.7)          0.6          (1.3)
State and local taxes-- net                      1.1           0.4           1.6
Other items-- net                                1.1          (0.5)         (1.7)
                                                ----          ----          ----
Provision at effective tax rate                 34.5%         35.5%         33.6%
                                                ====          ====          ====


   Taxes that would result from dividend distributions by foreign subsidiaries to the U.S. are provided to the extent dividends are anticipated. Retained earnings of the Company included, as of December 31, 1998, approximately $420 million of retained earnings of foreign subsidiaries, which are indefinitely retained by the subsidiaries for capital and operating requirements.

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



/s/ Bernard H. Kastory
BERNARD H. KASTORY
Senior Vice President, Finance and Administration
February 10, 1999


INDEPENDENT AUDITORS' REPORT

[KPMG LOGO]

The Board of Directors and Stockholders
Bestfoods:

We have audited the accompanying consolidated balance sheets of Bestfoods and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bestfoods and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

   As discussed in the notes to the consolidated financial statements, in 1998 the Company changed its method of accounting for start-up activities and in 1997 its method of accounting for business process reengineering costs.



/s/ KPMG LLP
KPMG LLP
New York, New York
February 10, 1999

TEN-YEAR FINANCIAL HIGHLIGHTS
Bestfoods and Subsidiaries


$ Millions except per share amounts                       1998         1997         1996         1995
-----------------------------------                       ----         ----         ----         ----
SUMMARY OF OPERATIONS
Net sales                                               $ 8,374      $ 8,400      $ 8,478      $ 7,199
Income from continuing operations                           640(1)       429(2)       557          377(3)
Basic earnings per common share                            2.20(1)      1.45(2)      1.89         1.26(3)
Diluted earnings per common share                          2.15(1)      1.43(2)      1.85         1.24(3)
Average number of basic common shares outstanding           286          288          290          292
Average number of diluted common shares outstanding         297          298          300          302
Dividends declared per common share                         .94          .86          .79          .74
                                                        -------      -------      -------      -------

BALANCE SHEET DATA
Working capital                                         $    93      $  (159)     $  (188)     $  (520)
Plants and properties-- net                               1,965        1,941        2,023        1,978
Total assets                                              6,435        6,100        7,251        6,848
Long-term debt                                            2,053        1,818        1,681        1,071
Short-term debt                                             604          668          869        1,298
Total debt                                                2,657        2,486        2,550        2,369
Cumulative translation adjustment                          (413)        (386)        (259)        (163)
Stockholders' equity                                        981        1,042        2,084        1,987
Stockholders' equity per share                             3.48         3.62         7.25         6.83
Shares outstanding, year-end                                282          288          288          292
                                                        -------      -------      -------      -------
STATISTICAL DATA
Capital expenditures                                    $   304      $   321      $   346      $   287
Maintenance and repairs                                     204          232          227          182
Advertising expense                                         719          689          699          563
Rental expense for operating leases                          99           96          100           77
Total employee costs                                      1,739        1,809        1,858        1,452
                                                        =======      =======      =======      =======

QUARTERLY FINANCIAL DATA

(Unaudited)
$ Millions except per share amounts                    1st Q            2nd Q           3rd Q             4th Q
-----------------------------------                    -----            -----           -----             -----
1998
Market price range of common stock
High                                                $   58 23/32    $    60          $   59 11/16      $   58 11/16
Low                                                     48  3/4          52 3/4          44  7/16          48  3/16
Close                                                   58  7/16         58 1/16         48  7/16          53  1/4
                                                    ------          -------          ------            ------
Dividends declared per common share                 $ .225          $  .225          $ .245            $ .245
                                                    ------          -------          ------            ------
Quarterly results
Net sales                                           $2,121           $2,115          $1,983            $2,155
Gross profit                                           961              959             918             1,013
Income from continuing operations                      133              173             167               167
Basic earnings per common share                     $  .45           $  .59            $.58            $  .58
Diluted earnings per common share                   $  .44           $  .58            $.56            $  .57
                                                    ======           ======            ====            ======

See notes to consolidated financial statements.

(1) Includes restructuring charge of $22 million after taxes or $.08 per basic and $.07 per diluted common share recorded in the fourth quarter.

(2) Includes restructuring charge of $156 million after taxes or $.54 per basic and $.52 per diluted common share recorded in the second quarter.

(3) Includes a fourth quarter integration charge of $34 million after taxes or $.12 per basic and $.11 per diluted common share; and other charges - net of $24 million after taxes or $.09 per basic and $.08 per diluted common share recorded in the third quarter.

   1994           1993         1992             1991         1990         1989
   ----           ----         ----             ----         ----         ----
$    6,203      $ 5,636      $ 5,502          $ 5,118      $ 4,695      $ 4,049
       245(4)       355          130(5)(6)        289(7)       277          247
       .79(4)      1.15         0.40(5)(6)        .92(7)       .89          .80
       .79(4)      1.14         0.40(5)(6)        .91(7)       .88          .79
       296          300          302              302          302          310
       306          314          312              314          312          312
       .69          .64          .60              .55          .50          .44

$        2      $   355      $   314          $   369      $   169      $   213
     1,470        1,329        1,366            1,115        1,107          936
     5,023        4,450        4,582            3,971        3,911        3,164
       609          674          934              993          961          835
       640          328          440              332          482          274
     1,249        1,002        1,374            1,325        1,443        1,109
      (181)        (173)         (56)             (80)         (42)         (69)
     1,749        1,769        1,662            1,631        1,453        1,218
      5.96         5.91         5.52             5.39         4.82         4.03
       294          300          302              302          302          302

$      248      $   248      $   240          $   211      $   182      $   143
       154          139          136              117          102           90
       500          463          483              453          418          366
        73           60           61               57           44           39
     1,240        1,103        1,059              967          877          756


(Unaudited)
$ Millions except per share amounts         1st Q               2nd Q               3rd Q              4th Q
-----------------------------------         -----               -----               -----              -----
1997
Market price range of common stock
High                                   $    43  1/16        $    46 11/32      $    51   5/8       $    54 1/32
Low                                         37   7/8             39  9/16           44   1/8            46 9/16
Close                                       41                   46  5/32           46  5/16            54
                                       -------------        -------------      -------------       ------------
Dividends declared per common share    $  .205              $  .205            $  .225             $  .225
                                       -------------        -------------      -------------       ------------
Quarterly results
Net sales                              $ 2,149              $ 2,105            $ 2,024             $ 2,122
Gross profit                               939                  933                901                 972
Income from continuing operations          118                   (5)               147                 169
Basic earnings per common share        $   .39              $  (.02)           $   .50             $   .58
Diluted earnings per common share (8)  $   .39              $  (.02)           $   .49             $   .56
                                       =============        =============      =============       ============


(4) Includes restructuring charge of $126 million after taxes or $.43 per basic and $.41 per diluted common share recorded in the second quarter.

(5) Includes the cumulative effect to January 1, 1992, of changes in accounting principles of $160 million after taxes or $.53 per basic and $.51 per diluted common share, and the effects of these changes in 1992 of $10 million, $6 million after taxes or $.03 per basic and $.02 per diluted common share.

(6) Includes an environmental charge related to discontinued operations of $47 million after taxes or $.16 per basic and $.15 per diluted common share.

(7) Includes an environmental charge related to discontinued operations of $32 million after taxes or $.11 per basic and $.10 per diluted common share.

(8) Does not total due to individual quarterly calculations.

BOARD OF DIRECTORS


THEODORE H. BLACK (1),(3),(4)
Former Chairman and
Chief Executive Officer,
Ingersoll-Rand Company

CLATEO CASTELLINI (1),(3),(4)
Chairman, President and
Chief Executive Officer,
Becton Dickinson and Company

ALFRED C. DECRANE, JR. (2),(4),(5)*
Former Chairman and
Chief Executive Officer,
Texaco Inc.

WILLIAM C. FERGUSON (1),(4),(5)
Former Chairman and
Chief Executive Officer,
NYNEX Corporation

ROBERT J. GILLESPIE (3)
Executive Vice President,
Bestfoods

ELLEN R. GORDON (2),(3),(4)
President and Chief
Operating Officer,
Tootsie Roll Industries, Inc.

GEORGE V. GRUNE (2),(3),(4)*
Former Chairman and Chief
Executive Officer,
The Reader's Digest Association, Inc.

LEO I. HIGDON, JR. (1)*,(4),(5)
President, Babson College

RICHARD G. HOLDER (1),(4),(5)
Former Chairman and
Chief Executive Officer,
Reynolds Metals Company


[BOARD OF DIRECTORS PHOTO]


EILEEN S. KRAUS (2),(3)*,(4)
Chairman, Fleet National Bank
(Connecticut)


ALAIN LABERGERE (5)
Executive Vice President,
Bestfoods; President,
Bestfoods Europe

WILLIAM S. NORMAN (2)*,(3),(4)
President and
Chief Executive Officer,
Travel Industry Association
of America

HENRIQUE DE CAMPOS (1),(4),(5)
MEIRELLES
President and
Chief Operating Officer,
BankBoston Corporation

C. R. SHOEMATE
Chairman, President, and
Chief Executive Officer,
Bestfoods

(1). Audit Committee

(2). Compensation and Nominating Committee

(3). Corporate Affairs Committee

(4). Corporate Governance Committee

(5). Finance Committee

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

HERIBERT H. GRUNERT
President, Bestfoods Asia

HANES A. HELLER
General Counsel and Secretary

NINA HENDERSON
President, Bestfoods Grocery

JOHN J. LANGDON
President, Bestfoods Baking

RAINER H. MIMBERG
Finance

IAN M. RAMSAY
President, European Operations

DIANI SANTUCCI
Health, Safety, and
Quality Assurance

LUIS SCHUCHINSKI
Taxes

ANTHONY J. SIMON
Core Businesses

PHILIP V. TERENZIO
Controller

MOHAMMED WAHBY
President, Bestfoods
Africa/Middle East

[BEST FOODS PRODUCTS GRAPHIC]


INVESTOR INFORMATION


CORPORATE HEADQUARTERS
Bestfoods
700 Sylvan Avenue
International Plaza
Englewood Cliffs, NJ 07632-9976

ANNUAL MEETING
Thursday, April 22, 1999
9:30 A.M. local time
Radisson Hotel Englewood
401 South Van Brunt Street
Englewood, NJ 07631

ANNUAL REPORT, FORM 10-K, AND PROXY STATEMENT
Copies are available via the Company's Internet site @www.bestfoods.com; by writing Corporate Communications, Bestfoods; or by calling (201) 894-2825

INVESTOR INQUIRIES
Security analysts and investors seeking information about Bestfoods may contact Mr. Rainer H. Mimberg, Vice President, Finance, at the Bestfoods address shown or call (201) 894-2837

STOCKHOLDER RECORDS, DIVIDEND REINVESTMENT
Inquiries relating to stockholder records, stock transfer, change of address, and Bestfoods Dividend Reinvestment Plan should be directed to registrar, transfer, and dividend disbursing agent:

EquiServe
First Chicago Trust Division
P.O. Box 2500
Jersey City, NJ 07303-2500
(201) 324-0498
(800) 519-3111
or via the Internet
@www.equiserve.com

INDEPENDENT AUDITORS
KPMG LLP
345 Park Avenue
New York, NY 10154
(212) 758-9700

STOCK EXCHANGE LISTINGS
New York, London

TICKER SYMBOL
The New York Stock Exchange ticker symbol for the Company is BFO.
[BFO Listed NYSE]

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


Design: Leonard Wolfe and Scott Robichaud
        Leonard Wolfe Design/Wilton, CT

Photography:Robert Reichert

       [BESTFOODS LOGO]
      700 Sylvan Avenue
     International Plaza
Englewood Cliffs, NJ 07632-9976
      www.bestfoods.com



                               [GRAPHIC OF PEOPLE AND PRODUCTS]