Form 10-K, Exhibit 13
period 1999-12-31
BESTFOODS
filed 2000-03-30
CIK 25350

                                     [LOGO]
                                   BESTFOODS
                               1999 Annual Report

                                [GRAPHIC OMITTED]

                                [GRAPHIC OMITTED]

                          Satisfying a Global Appetite

                                [GRAPHIC OMITTED]

NORTH AMERICA, CARIBBEAN

Canada, 1919
Dominican Republic, 1991
United States, 1906

Connecting ...

   with our consumers
   with our customers
   with new markets
   within our organization

                      ...for Growth

LATIN AMERICA

Argentina, 1928
Bolivia, 1987
Brazil, 1929
Chile, 1961
Colombia, 1933
Costa Rica, 1991
Ecuador, 1970
El Salvador, 1998
Guatemala, 1964
Honduras, 1973
Mexico, 1930
Panama, 1983
Paraguay, 1992
Peru, 1961
Uruguay, 1958
Venezuela, 1960

The years shown after the country names indicate year operations were founded.

[LOGO]
BESTFOODS

                                [GRAPHIC OMITTED]

EUROPE

Austria, 1960
Belgium, 1908
Bulgaria, 1995
Czech Republic, 1992
Denmark, 1914
Finland, 1968
France, 1920
Germany, 1906
Greece, 1968
Hungary, 1991
Ireland, 1932
Italy, 1926
Netherlands, 1912
Norway, 1968
Poland, 1992
Portugal, 1964
Romania, 1995
Russia, 1993
Slovak Republic, 1993
Slovenia, 2000
Spain, 1954
Sweden, 1960
Switzerland, 1923
United Kingdom, 1906

AFRICA / MIDDLE EAST

Egypt, 2000
Israel, 1992
Jordan, 1995
Kenya, 1971
Morocco, 1970
Saudi Arabia, 1989
South Africa, 1994
Tunisia, 1984
Turkey, 1985

                                [GRAPHIC OMITTED]

ASIA

China, 1993
Hong Kong, 1957
India, 1931
Indonesia, 1991
Japan, 1963
Malaysia, 1957
Pakistan, 1962
Philippines, 1955
Singapore, 1966
Sri Lanka, 1993
Taiwan, 1970
Thailand, 1966
Vietnam, 1993

To our shareholders and employees

[PHOTO OMITTED]

1999 was another year of strong and steady progress for Bestfoods. Earnings per share rose 11.7%, following an almost 14% gain in 1998, excluding special items. All five divisions contributed to this outstanding growth, with Europe, Baking, and Asia recording double-digit advances in operating income. Bestfoods North America ended the year in excellent shape, posting solid profit growth. And despite continuing recessions in Latin America, Bestfoods Latin America posted a modest earnings increase, with seven of our nine affiliates surpassing their 1998 earnings levels. Details on the strategies and activities that produced and will continue to produce fast and profitable growth for your company are included in the discussion that follows this letter.

      Within our peer group of 15 food companies, we reached our objective of top-quartile performance in terms of growth in shareholder return, improving our standing from fourth in the group in 1998 to third in 1999. For the five-year period 1994 to 1999, we're in second place, with a compound annual growth rate of 18.7%. Unfortunately, however, stock market performance for the food industry as a whole has languished compared to other sectors, and the satisfactions of outperforming underperforming peers are limited.

      Our goal must be - and is - to help investors move beyond the current perception of where growth can be found. Bestfoods, with its strong operations in the world's fastest-growing economies, nearly a century of operating experience around the globe, an impressive track record of continuing geographic expansion and acquisition, and a powerful portfolio of leading global and regional brands, is unique among U.S.- based food companies. In fact, it has a relatively small group of peers, in these respects, in all industries.

      Year after year we have demonstrated the power of these advantages. For the 10-year period from 1989 through 1999, Bestfoods' sales increased at a compound annual

================================================================================
Results in Brief

$ Millions except per share amounts                       1999          1998
--------------------------------------------------------------------------------
Net sales                                               $8,637        $8,413
Operating income                                         1,330         1,187 (a)
Income from continuing operations                          717           640 (b)
Income from continuing operations
   per diluted common share                               2.48          2.15 (c)
Stockholders' equity per common share                     3.37          3.48
Dividends declared per common share                       1.02           .94
Depreciation and amortization                              260           255
Capital expenditures                                       278           304
================================================================================

(a) Includes restructuring charge of $33 million.
(b) Includes restructuring charge of $22 million after taxes or $.07 per diluted common share.


growth rate of 7.8%. The company's operating income and E.P.S., excluding special items, increased at the rate of 10.5% and 12.1%, respectively, over the 10-year period.

      Twelve months from now, I expect to report on another strong year. Plans are in place, and free cash is available, for increased marketing support behind our great brands around the world. We will continue to expand geographically and to rapidly develop our promising new businesses in emerging markets. And we will continue to seek strategic acquisitions that will produce fast and profitable growth. The Arisco investment in Brazil, announced in February 2000, is an ideal example.

      I thank you for your continuing support and for your belief in Bestfoods as a company capable of and committed to continued strong earnings growth and superior returns to its shareholders. I also want to recognize and thank our 44,000 employees and our Board of Directors for their outstanding contributions and unequaled support in 1999.

/s/ C. R. Shoemate

C. R. Shoemate
Chairman and
Chief Executive Officer
February 15, 2000

A Discussion with C. R. Shoemate

The following discussion with Dick Shoemate covers some of the issues we believe to be of greatest interest to our shareholders.

How will Bestfoods achieve superior growth going forward?

I described Bestfoods' excellent track record over the past 10 years in my letter to shareholders. The strengths and strategies that have produced this excellent growth will continue to drive our progress going forward.

      We are a global company with successful businesses and well-honed skills, not only in established economies around the world, but also in emerging markets, where growth opportunities are best and Bestfoods' long experience gives us important advantages. We have consistently extended our operations geographically throughout our 95-year history, and we will continue to do so.

      We have three sharply-focused global businesses - savory products, chiefly under the Knorr brand; dressings, chiefly under Hellmann's; and foodservice, or catering as we call it outside the United States - each of which is growing well and has significant growth potential. Within these core businesses, and also in our small group of regional cores, virtually all our brands are market leaders - number one or two in their categories.

      And, we are very successful at acquiring and integrating businesses that contribute profits quickly and have superior growth potential. We expect to continue adding to this track record.

      I would add that we have made, and will continue to make, substantial progress in efficiency and cost-savings. During the last two years, we have formally adopted the Economic Value Added (EVA) management approach as another tool for enhancing growth and shareholder returns. Positive results are already clearly evident. The sharpened focus imposed by EVA helps account for a $58 million decline in trade working capital in 1999. This contributed, along with higher net income and reductions in capital expenditures, to a dramatic increase in free cash flow to $526 million from $252 million. The more robust our free cash flow, the more aggressive we can be - and will be in 2000 and beyond - in investing behind our brands, acquiring new businesses, and expanding geographically.

"Virtually all our brands are market leaders."

[PHOTO OMITTED]

"We have three sharply-focused global businesses ... each of which is growing well and has significant growth potential."

[PHOTO OMITTED]

" ... heightened focus on global strategies and cross-border initiatives ..."

What new opportunities and initiatives will contribute to growth in Bestfoods' core businesses?

Historically, we have strongly emphasized local management of our brands and businesses, and this has served us very well. Today, in a world of merging markets and converging consumer habits, we are maximizing this local expertise under a strengthened strategic umbrella to increase sharing and innovation, speed new product introductions, and more firmly establish the global identities of our key brands.

      This heightened focus on global strategies and cross-border initiatives pertains as well to our foodservice business, where we are aggressively pursuing coordinated global initiatives in the areas of product and packaging innovation, business systems, and acquisitions.

      Developing markets are a special foodservice priority. Our foodservice/ catering business is already well established in Western Europe and North America. But it is really in its infancy in Central and Eastern Europe, Latin America, and Asia, where economies are improving, populations are large, and eating away from home is culturally ingrained. These regions, and Africa as well, offer huge opportunities not only to build foodservice businesses per se but also to introduce eating habits that eventually result in new retail sales opportunities. The challenge is to apply Bestfoods' learnings and skills from our more developed markets to seize competitive advantage.

      Recently-acquired technologies are also opening new opportunities. The Thomas Morel business, which we acquired in the U.K., gives us new capability in frozen prepared meals for foodservice that we can extend to other markets. And the Case-Swayne custom food ingredient business, purchased in 1999, adds important expertise in tailor-made product systems for chain restaurant customers.

What opportunities does Bestfoods have for faster growth in the mature North American market?

I'll begin my response to this question by challenging the word "mature" as applied to the entire North American market. Certainly some categories, including several in which we participate, could be described this way. But even if a category isn't growing, our volumes and market share can, and do, grow. There is still a lot of potential in strong execution and innovation in our dressings, oil, peanut butter, and Knorr businesses. For example, we established a pourable dressings business over the last several years, extending our Hellmann's and Best Foods brand umbrella. The January 2000 introduction of Hellmann's and Best Foods Citrus Splash salad dressings continues the aggressive development of that business. And I encourage everyone to try our new Skippy Doubly Delicious! to discover the innovative spirit of our peanut butter business.

      Baking, a $1.7 billion business for us, is an excellent growth vehicle that continues to show good momentum and potential. In the premium bread segment, all of our brands increased in both volume and share in 1999. Our Thomas' brand franchise grew well; both English muffins and bagels gained share and increased volume, with bagel volume up 15%. Bagels are a wonderful illustration, by the way, of how you can take strong brands - in this case Thomas' and Oroweat - innovate, and create an entirely new avenue for growth. We've gone from a small bagel business in 1994 to nearly $100 million in sales today.

      We also look for strong growth in our North American foodservice business. With the addition of Case-Swayne, North American foodservice will account for about $600 million in annual sales, or 15% of Bestfoods' total sales in North America. Prior to the Case-Swayne acquisition, North American foodservice sales had been growing over the past several years at a rate of about 7% compounded annually. Case-Swayne itself, with about $150 million in annual sales, grew 25% annually during the same period. We expect that the combination of these businesses, especially considering Case-Swayne's powerful roster of international chain restaurant customers, will produce a significant step-up in growth. Additionally, we foresee opportunities to use Bestfoods' worldwide infrastructure to meet our customers' needs as they expand internationally.

How are you dealing with consolidation of the retail trade in North America, and is Bestfoods' relatively small size in this region a problem as retailers grow ever larger?

The short answer to this question is: Big doesn't make you good. Good makes you big where it counts - in market share and profit growth.

      But let me lay the groundwork for this discussion with a reminder about Europe. The retail trade there has been consolidating for the past 20 years.

[PHOTO OMITTED]

"Baking ... is an excellent growth vehicle that continues to show good momentum and potential."

"Big doesn't make you good. Good makes you big where it counts - in market share and profit growth."

[PHOTO OMITTED]

"Acquisitions are our first choice for use of free cash."

In each of four major markets - Germany, France, the U.K., and Switzerland - the top five retailers control from 67% of total trade, in France, to 95%, in Switzerland. In spite of this, Bestfoods has continued to post strong growth in sales, volumes, and profits. In fact, when we studied 15 highly-concentrated trade markets around the world, we found no correlation between trade consolidation and either Bestfoods' revenue growth or its profitability.

      The critical success factors are strong brands, cost effectiveness and competitive pricing, innovation, strong direct marketing, and category management relationships. These are all tools we have employed effectively in Europe for years and are finding just as effective in North America.

      Returning to the question about retailers' increasing size: I firmly believe - and experience shows this to be true - that the bigger and better retailers tend to recognize and reap the benefits of partnership. Their increase in efficiency enables us to become more efficient. They also know that our innovation and marketing bring their customers through the door.

What role do acquisitions play in your growth plans, and would you consider a merger?

About one-half of Bestfoods' growth has traditionally come from acquisitions, and we expect to maintain that percentage over time. Acquisitions are our first choice for use of free cash, as we continue to illustrate. Since the beginning of 1999, we have made six strategic acquisitions, and in February we announced the investment in the $440 million Arisco business in Brazil (described on Page 10 of this report).

      Of course, even with strong financial capacity, we cannot promise an equal level of acquisition activity every year. We are very disciplined in our approach to acquisitions: they must be in or close to our cores and provide a strong and rapid payback. In some years, we have more opportunities than in others.

      I'm often asked why we don't make more acquisitions in Asia, to build our relatively small Asian business more quickly. We would certainly like to. But again, we're very disciplined. Investment opportunities in Asia generally involve partnership with established entities. If we enter into a partnership anywhere in the world - and we already have many joint ventures - we want to be in a position to operate the business in the best interests of Bestfoods' shareholders and in accordance with the best international practices. This means that we generally want to manage the business, which is not always acceptable to potential partners, especially in Asia, and therefore limits the number of opportunities there that we pursue.

      Having said that, I'll add that we do have four growing joint ventures in China and are also pleased with the two Asian acquisitions we made in 1999: the Captain Cook branded salt business in India and the Glaxose-D energy drink business in Pakistan. Both are in countries with huge populations and improving economies, and both contribute scale and distribution capabilities that will be critical in the development of the large local businesses we are committed to building.

      As to the possibility of a merger, I like the hand we're playing. Bestfoods has all the advantages of great brands, geographic presence, and worldwide experience. We are growing at a top-quartile rate in the food industry and in fact at a good rate for almost any industry. However, if we were to identify a partner with whom we could truly create even stronger profit growth and enhanced value for our shareholders, we would certainly be open to the opportunity.

Bestfoods now has operations in more than 60 countries, including many in emerging markets. What other countries will you be entering?

Over the past decade, Bestfoods has started businesses in 19 new countries, which together with our already established affiliates give us presence in all of the most populous countries of the world. Because of its huge population, China will be the most important of our new markets over the next five years or so, along with India and Pakistan where we have older but still underdeveloped businesses. Meanwhile, we are establishing our brands through imports and distribution agreements and evaluating opportunities in about 10 additional emerging economies. When the time is right in each case, we will set up on-the-ground operations, as we have done successfully time and time again.

"I like the hand we're playing."

[PHOTO OMITTED]

"China will be the most important of our new markets over the next five years or so."

                                 NEWSFLASH 2000

                                ARISCO IN BRAZIL

On February 8, 2000, Bestfoods announced that it now owns the $440 million Arisco business in Brazil. Arisco includes a large portfolio of value-priced soups, seasonings, bouillons, ketchup, salad dressings, mayonnaise, tomato products, desserts, and other products, primarily under the Arisco brand. Arisco is the fifth-largest food brand in Brazil. Below are some of Dick Shoemate's comments from that announcement.

                               [GRAPHIC OMITTED]

Arisco is a true gem.

The investment will contribute to cash flow and have a neutral impact on earnings per share in the first year. We expect a positive earnings contribution in year two.

When we look at Brazil and our 70 years of experience there, we see "GROWTH" in capital letters.

I believe that Bestfoods has shown time and again that it knows how to pick growth-producing businesses and can integrate them quickly and effectively. Arisco should add to that long record of success.

The fit of Arisco's brands and products with Bestfoods' existing worldwide core businesses is ideal.

There are excellent synergies between our existing business and Arisco's.

                                                   C. R. Shoemate, February 2000



                               [GRAPHIC OMITTED]

A selection of Arisco products.

                               Ten Years of Growth

                                    Compound
                                  Annual Growth
                                 Net Sales 7.8%

                              [BAR GRAPH OMITTED]

                                    Compound
                                  Annual Growth
                             Operating Income 10.5%*

                              [BAR GRAPH OMITTED]

                                    Compound
                                  Annual Growth
                              E.P.S.Diluted 12.1%*

                              [BAR GRAPH OMITTED]

*excluding special items

                                 1999 Highlights

Quarterly dividend raised 8.2%; represents Bestfoods' 14th consecutive annual dividend increase.

New products, a small selection among hundreds worldwide:

* Hellmann's and Best Foods Citrus Splash salad dressings introduction announced in U.S. First dressing to carry Florida Citrus Growers' endorsement.

* Knorr ramen noodle products successfully introduced in Central and Eastern Europe and countries of Latin American and Asia.

* Alsa Maman Gateau shelf-stable, ready-to-bake cake batter in France becomes the best-selling cake batter there after only four months.

*     Entenmann's Little Bites successfully introduced in U.S.

*     Knorr aseptically-packaged soups extended into Southern Europe.

*     AdeS soy beverage business extended throughout Latin America.

Acquisitions / Investments / Geographic Extension:

*     U.K.: Thomas Morel foodservice business.

*     India: Captain Cook packaged salt business.

* Pakistan: Glaxose-D energy drink business; ownership of Bestfoods' affiliate increased to 74% from 51%.

*     Hungary: Globus brand of dressings, condiments, and liquid sauces.

* United States: Case-Swayne foodservice business, with $150 million in annual sales.

*     Argentina: Molinos de la Plata brand mayonnaise, ketchup, and mustard.

* Egypt: Letter of understanding signed for El Rashidi El Mizan brand business, marketing sesame-based products (Jan. 2000).

*     Slovenia: Bestfoods affiliate established (Jan. 2000).

*     Brazil: Arisco, with $440 million in sales (Feb. 2000).

Operations:

* Supply chain and information systems projects executed in all divisions; U.S. operations successfully completed project encompassing 10 manufacturing facilities and 30 distribution centers.

* New presidents appointed: Bestfoods Europe, Bestfoods Baking, Bestfoods North America Grocery, Bestfoods Latin America, and (March 2000) Bestfoods Asia.

* Began exporting peanut butter to all Asian affiliates (except Philippines) from operation in Shandong, China.

*     Diversity Councils established in all divisions.

                               [GRAPHIC OMITTED]

                                      SALES
                                       BY
                                    OPERATING
                                    DIVISION

Bestfoods'
1999 Worldwide
Business Results
and Market Positions

Sales $8.6 billion, +2.7%
Volumes +4.1%
Operating Income $1.3 billion, +9.0%*

*excludes special items in 1998

Business Results

o  EUROPE $3.6 billion, +3.6%

Operations in 33 countries of Europe, Africa, and the Middle East. 59 manufacturing plants.

o  NORTH AMERICA $1.9 billion, +4.9%

Operations in the United States, Canada, and the Caribbean. 18 manufacturing plants.

o  BAKING $1.7 billion, +2.3%

Operations in the United States. 18 Bakeries.

o  LATIN AMERICA $1.1 billion, -6.8%

Operations in 16 countries. 19 manufacturing plants.

o  ASIA $374 million, +16%

Operations in 12 countries, including joint ventures in seven countries. Licensing agreement in Japan. 18 manufacturing plants.

Market Positions

1   Leader in Market Share                                                      Pasta /
2   Second in Market Share                                            Potato    Pasta               Pourable    Corn
o   Present in the Market     Soups*  Sauces*  Bouillons  Meal Kits*  Products  Dishes  Mayonnaise  Dressings   Oil   Foodservice**
------------------------------------------------------------------------------------------------------------------------------------
NORTH AMERICA, CARIBBEAN
------------------------------------------------------------------------------------------------------------------------------------
Canada                          2        2         1                                         1                    1        o
Dominican Republic              2                  2                                         o                    o        o
United States                   o        o         2          o          o        o          1          o         1        o
------------------------------------------------------------------------------------------------------------------------------------
EUROPE, AFRICA/MIDDLE EAST
------------------------------------------------------------------------------------------------------------------------------------
Austria                         1        1         1          1          1                                        1        o
Belgium                         1        1         1          1                                                            o
Bulgaria                        o        o         o                     o                                                 o
Czech Republic                  2        2         2          2          o                   1          1                  o
Denmark                         1        1         1          1          2                              2         1        o
Finland                         1        1         1          2                                                   1        o
France                          1        2         2                                         2          2                  o
Germany                         2        2         2          2          1                   o                    1        o
Greece                          1        1         1                     2        1          1          1                  o
Hungary                         1        1         1          2          1                   2                             o
Ireland                         1        1         1          1          1        o          1          2         o        o
Italy                           1        o         2                     1                   o                    o        o
Netherlands                     2        1         2          2          o                                        o        o
Norway                          o        2         o                                                              o        o
Poland                          1        1         1          1          1                   2                             o
Portugal                        1        o         1                     2                   1          2                  o
Romania                         1                  1                                                                       o
Russia                          2        1         2                     1                   o                    o        o
Slovak Republic                 2        o         o          o          o                   1                             o
Slovenia+
Spain                           2        o         2          o                   o          o          o                  o
Sweden                          1        2         1          1                                         o         1        o
Switzerland                     1        1         1          1          1                              o         o        o
United Kingdom                  o        o         2          o                   o          1          2         1        o
------------------------------------------------------------------------------------------------------------------------------------
Egypt+
Israel                          1        2         2          1          o        o          1                    1        o
Jordan                          2                  2                                                              o
Kenya                           1                  2                                                              o        o
Morocco                         1        o         1                                                                       o
Saudi Arabia                                                                                 2                    2        o
South Africa                    1        2         1          1                              o          1                  o
Tunisia                         1        o         1                                         o                             o
Turkey                          1                  2          o                                                            o

1   Leader in Market Share
2   Second in Market Share    Peanut            Desserts   Premium
o   Present in the Market     Butter  Starches  (Ambient)  Baking
------------------------------------------------------------------
NORTH AMERICA, CARIBBEAN
------------------------------------------------------------------
Canada                          2         1
Dominican Republic                        1
United States                   2         1         o         1
------------------------------------------------------------------
EUROPE, AFRICA/MIDDLE EAST
------------------------------------------------------------------
Austria                                   1
Belgium                                   1
Bulgaria
Czech Republic
Denmark                                   1         o
Finland                                   2
France                                    1         1
Germany                                   1         o
Greece                                    2         2
Hungary                                             o
Ireland                                   2         1
Italy                                     1
Netherlands                               2
Norway                                    1
Poland                                              o
Portugal                                  1         2
Romania                                             o
Russia                          o
Slovak Republic
Slovenia+
Spain                                     1         2
Sweden                          1         1
Switzerland                               1         o
United Kingdom                            1         1
------------------------------------------------------------------
Egypt+
Israel                          1                   2
Jordan
Kenya                           2         1
Morocco                                   1         1
Saudi Arabia                    o         o
South Africa                    o         1         o
Tunisia                                   2         o
Turkey                                    1         o

+Affiliate established in Jan. 2000

                               [GRAPHIC OMITTED]

                                      SALES
                                       BY
                                     PRODUCT
                                      GROUP
                                  ($ Millions)

Business Results

o  KNORR soups, sauces, bouillons, and related products

                  Sales       Change       Volumes
                  -----       ------       -------
Total            $3,088      +  4.1%       +  6.8%
Europe           $2,091      +  4.2%       +  9.8%
North America      $470      + 10.3%       + 10.3%
Latin America      $342      -  9.0%       -  7.6%
Asia               $185      + 17  %       + 25  %

o  DRESSINGS

                  Sales       Change       Volumes
                  -----       ------       -------
Total            $2,004      +  2.2%       +  5.4%
Europe             $464      +  2.7%       +  7.9%
North America    $1,001      +  4.8%       +  5.4%
Latin America      $443      -  5.7%       +  1.7%
Asia                $96      + 14  %       + 10.2%

o  BAKING

Sales $1,697 million, +2.3%;
Volumes +1.0%

o  STARCHES (Basic Nutritious Foods)

Sales $569 million, +2.9%;
Volumes +4.4%

o  BREAD SPREADS

Sales $406 million, +1.9%;
Volumes +0.3%

o  DESSERTS

Sales $280 million, +0.7%;
Volumes +4.2%

o  ALL OTHER SALES $593 million

   FOODSERVICE (Caterplan)

Business sales in 1999 were approximately $1.4 billion, 8.4%higher than in 1998, and are included in the appropriate product groups.

1   Leader in Market Share
2   Second in Market Share                                                      Pasta /
o   Present in the Market                                             Potato    Pasta               Pourable    Corn
#   Licensing Agreement       Soups*  Sauces*  Bouillons  Meal Kits*  Products  Dishes  Mayonnaise  Dressings   Oil   Foodservice**
------------------------------------------------------------------------------------------------------------------------------------
LATIN AMERICA
------------------------------------------------------------------------------------------------------------------------------------
Argentina                       1                  1                     1        1         1           1         2        o
Bolivia                         o                  o                                        2                              o
Brazil                          2                  1                              2         1           1         1        o
Chile                           o                  o                     2                  1           1         1        o
Colombia                        o        2         2          2          o                  1           o         o        o
Costa Rica                      2        1         o                     o                  1           1         1        o
Ecuador                         2        o         o          2                             o                     1
El Salvador                     o        o         o                                        o           o         1
Guatemala                       o        o         o                     o                  o           1         1        o
Honduras                                 o                                                  o                     1
Mexico                          1        o         1          1                   1         2           o         2        o
Panama                          o        o         o                                        o           o         o        o
Paraguay                        2                  2                     2        o         1                     2        o
Peru                            2        o         2                     2        2         1           2         1        o
Uruguay                         1                  1                     1        o         1                     2        o
Venezuela                       2        o         2          1                             o           o                  o
------------------------------------------------------------------------------------------------------------------------------------
ASIA
------------------------------------------------------------------------------------------------------------------------------------
China                           o        o         o                                        o                              o
Hong Kong                       o        o         1                              o         2                     o        o
India                           1                             1
Indonesia                       1        o         o                                        2           2         1        o
Japan #                         1        o         1          o                             2           2         1        o
Malaysia                        1        o         2                                        1           1         1        o
Pakistan                        1        o         1          o                             2                     1        o
Philippines                     1        o         1                              1         1           o         o        o
Singapore                       1                  1                                        2           2         o        o
Sri Lanka                       2        1         2                                                              2        o
Taiwan                          1                  1                                        2           o         o        o
Thailand                        1        1         1          2                   1         1                     1        o
Vietnam                         2                  1                                        o                              o

1   Leader in Market Share
2   Second in Market Share
o   Present in the Market       Peanut            Desserts   Premium
#   Licensing Agreement         Butter  Starches  (Ambient)  Baking
--------------------------------------------------------------------
LATIN AMERICA
--------------------------------------------------------------------
Argentina                                  1
Bolivia                                    1
Brazil                                     1
Chile                                      1         o
Colombia                                   1         1
Costa Rica                        o        1         o
Ecuador                                    o
El Salvador                       o        1
Guatemala                         o        1
Honduras                                   2
Mexico                                     1         o
Panama                                     1
Paraguay                                   1
Peru                                       1
Uruguay                                    1
Venezuela                                  1
--------------------------------------------------------------------
ASIA
--------------------------------------------------------------------
China                             o        o         o
Hong Kong                         1        1         1
India                                      1         1
Indonesia                         1
Japan #                           o
Malaysia                          1        1         2
Pakistan                                   1         1
Philippines                       1        o         1
Singapore                         1        1         1
Sri Lanka
Taiwan                            1
Thailand                          1        o         o
Vietnam

*  Dehydrated products only.

** Bestfoods foodservice (catering) products hold leading share positions in many of the categories in which they compete.

Knorr TasteBreaks cup soups on track in Europe o Entenmann's Little Bites snack cakes are worth sharing o Citrus Splash salad

                               [GRAPHIC OMITTED]

                                                                 Connecting with

In more than 60 countries around the world, Bestfoods managers focus on a key set of questions: Who are our consumers? How do they prefer to live, to eat, to manage their work days and leisure time? How much are they willing to pay for food products and what packaging do they prefer?

      What about the Brazilian consumer as compared to the consumer in Poland, and how do their needs compare to those of consumers in China or in the U.S.? What "taste versus health" trade-offs do consumers make? Do they purchase their groceries in retail stores, club stores, from mass merchandisers, or via the Internet? In short, how do we connect with consumers, today and tomorrow, to build our business?

      We've learned that consumers around the world are looking for food products that offer convenience, great taste, healthfulness, and affordability. To a significant degree, consumers in Brazil, Poland, and China - to name just a few of our markets - share this set of preferences, although the relative importance of each preference in each country varies with culture and economic development.

      This convergence of tastes and habits means that opportunities to achieve major synergies through regional and even worldwide initiatives are increasing quickly. At the same time, local differences remain. And our skill in identifying and responding to these differences is critically important, as it has always been.

      Careful analysis and anticipation of consumers' preferences drive everything Bestfoods

                               [GRAPHIC OMITTED]
dressings - Vitamin C never tasted so good o "Soup is Life. Knorr is Soup." is the good-for-you message in Latin America and Europe

                               [GRAPHIC OMITTED]

our Consumers

managers do, from product development, through manufacturing and marketing, to selling and distribution. For instance:

      Our understanding of consumer preferences drives the convenience that goes into recent products, such as Entenmann's Little Bites in the U.S.; TasteBreaks pasta and soup cup products across Europe; Knorr to Go cup snacks in Israel; Knorr ramen noodles in Brazil; Knorr liquid sauces across Asia; the Big Squeeze Hellmann's package in Canada and the U.S.; the mini-portion packages of Hellmann's spoonable salad dressings in the U.K.; and Alsa Maman Gateau shelf-stable, ready-to-bake cake batter in France.

      It inspires us to provide the great taste in Entenmann's Frosted Devil's Food Popems, Thomas' Cinnamon Swirl bagels, and Skippy Doubly Delicious! peanut butter in the U.S.; Hellmann's homestyle mayonnaise in Russia; and Knorr Gourmet Sauces for foodservice in Belgium.

      Consumer preferences underlie the innovation in "good for you" products, such as new Hellmann's Citrus Splash pourable dressings and Arnold and Oroweat whole grain breads in the U.S.; Knorr hearty soups around the world; and AdeS soy beverages throughout Latin America.

      They sharpen our focus on affordability, especially in developing countries, where Knorr bouillons formulated to suit local tastes and cuisines are a major growth vehicle.

      Knowing the preferences of our consumers, wherever they may be in the world, is our key to satisfying a global appetite.

                               [GRAPHIC OMITTED]

Knorr bouillons in a shop in Malaysia o Chef Jose Edgar Urrea Duque in Colombia has the right recipe for our foodservice customers o

                               [GRAPHIC OMITTED]

                                                                 Connecting with

Bestfoods is the most global food company based in the U.S., but connecting with our customers in the retail trade remains a very local proposition. How we satisfy our customers is as varied as the markets in which we do business and the customers that we call upon. Consider these examples.

      In many countries, most people still buy their groceries in "Mom and Pop" stores. This is particularly true in Latin America and Asia, where small independent shops can be found near modern supermarkets and giant hypermarkets. In Colombia, for example, more than 125,000 independent shops dot the cities and countryside. In 1999, we created a special network of wholesalers to call on some 70,000 of these shops, providing merchandising displays, market information, and other support. And to better identify shop owners' needs, Bestfoods uses questionnaires and organizes focus groups. Sales in the channel were up 11% for the year.

      In Malaysia, to appeal to the vendors selling products in crowded street stalls and small shops, Bestfoods now sells Knorr bouillon via pasteboard merchandising displays designed to hang on shop walls. Vendors like the pasteboards because they free up limited shelf space and keep the product clean and sanitary. Bouillon sales in Malaysia increased 75% in 1999.

                               [GRAPHIC OMITTED]

Bestfoods is Taco Bell's 'top dog' ingredient supplier o Computers help Bestfoods Baking deliver

                               [GRAPHIC OMITTED]

our Customers

      While independent shops remain important, big chain stores continue to spread around the world, offering additional opportunities for Bestfoods to make connections. In many of the giant hypermarkets of Portugal, for example, Bestfoods serves as category manager for soups, bouillons, and dressings. We've been chosen to use our market data and consumer knowledge to advise on how product selection, display, and other factors will best drive sales and profits for the retailer. Bestfoods' position as category manager has also helped us to introduce new products, like ketchup and aseptically-packaged soups.

      In the U.S., category management efforts are part of a broader "solution selling" approach that combines Bestfoods experts from a variety of disciplines into one customer team. Solutions can range from a new type of product display to a new product. In 1999, a customer management team working with one of our largest accounts increased Bestfoods' sales by more than 30%, which, of course, also benefited our customer. By the end of 2000, we expect to have teams working with customers that account for 60% of our North America Grocery volumes.

      Being local gives Bestfoods an edge in connecting with customers in a globalizing world. As some retailers accelerate their moves into new countries and regions, we're very well positioned to support global expansion of customers by sharing our knowledge of local markets.

                               [GRAPHIC OMITTED]

New launch in a new market: Hellmann's ketchup in Poland o Products of Bestfoods' new joint

                               [GRAPHIC OMITTED]

                                                                 Connecting with

Throughout its long history, Bestfoods has expanded internationally ahead of the crowd. We get into emerging economies early; connect quickly with consumers, customers, and suppliers; and dig in for the long haul. Our objective is to grow faster, maximizing the skills and experience we have acquired over many years of international operations, while recognizing that some situations require extra patience and persistence.

      We are never dogmatic or formulaic in our means of entry. We may connect through acquisition or via a joint venture, through exports, or by way of distribution arrangements. The route we take depends on local conditions and marketplace opportunities, as well as our own capabilities relative to them. Ultimately we aim to establish, in each case, a fast-growing business with on-the-ground, local manufacturing, marketing, and distribution.

      We can offer examples from dozens of countries, each with its own story. In Poland, we acquired an existing company in 1992, quickly adding our own premium brands to its value-priced portfolio to build a company that today has sales of $145 million. In China, we've established four joint ventures since 1993, each now producing one or more of our core products for sale across the country. In South Africa, we again took the joint venture route, combining businesses with a South African food company whose experience and infrastructure provide us needed expertise and an expanded portfolio of products for fast growth in Africa.

                               [GRAPHIC OMITTED]
venture business in Africa o In China, Hellmann's and Knorr sales are two feathers in our cap

                               [GRAPHIC OMITTED]

New Markets

      In Russia, to quickly establish the Hellmann's brand, we imported product from the U.K. and then from the Czech Republic while establishing a sales force and also selling through our own small cash-and-carry operation. Later we built a plant to produce mayonnaise locally.

      Just a few weeks ago, we signed a letter of understanding, agreeing to acquire a fast-growing company in Egypt that makes sesame-based products. The project will provide a solid platform from which to launch our Knorr and Mazola products in Egypt. And in Slovenia, we established in January a new affiliate to cover the territory of the former Yugoslavia.

      Once we have decided when and how to enter a new country, we exercise the discipline of the "Three A's": adaptability, affordability, and availability. Products must meet local tastes and habits, which can mean adapting existing products or creating new varieties altogether. They must be priced at levels that large parts of the population can afford. And they must be distributed in ways that reach consumers, wherever they are and however they shop ... which might even be by salespeople wearing hiking boots and carrying back packs, our way of promoting the launch of Knorr bouillons in Northeast China several years ago.

      Connecting to new markets and their people has been the Bestfoods way of life for nearly a century. The strategy continues as we enter the new millennium.

                               [GRAPHIC OMITTED]

Computer data bases, video conferences, and an intranet are just some of the means through which

                               [GRAPHIC OMITTED]

                                                           Connecting within our

There is a world of differences among the people of Bestfoods and a host of ways in which they connect.

      By and large, local men and women manage our businesses around the world, providing the market expertise and experience that are Bestfoods' hallmarks. Mexicans manage our business in Mexico; Pakistanis manage in Pakistan.

      But in today's connected world, our local people have the added benefits of global perspective and coordination, which help to maximize our core business strategies, build our product and packaging expertise, increase our purchasing efficiency, and improve our management development and technological capabilities.

      A common set of values, described in a booklet we publish in 24 languages, provides the foundation. In its introduction, Dick Shoemate, chairman and chief executive officer, wrote: "This booklet comprises the beliefs, goals, practices, and measurements that define the kind of company we want to be. It connects us to Bestfoods' proud traditions, which have evolved over nearly a century. And it leads us into the future."

      To better align our actions behind common business goals, we've made changes in our traditional organization. Today, Strategic Business Teams comprising key senior executives from around the world set priorities for our three worldwide core businesses. And we've created new support networks to facilitate sharing in

                               [GRAPHIC OMITTED]

Bestfoods and its people make connections to share the best and maximize performance

                               [GRAPHIC OMITTED]

Worldwide Organization

areas such as soup, packaging, and nutrition. That's how TasteBreaks cup soups - the package, the brand, or the complete product - have extended from the U.K. to Ireland, Benelux, the Nordic region, South Africa, and the U.S.

      We also rely on internationally mobile managers to connect our organization as they move from assignment to assignment. In 1999, we launched a recruiting and development program to increase the number of Bestfoods managers dedicated to international careers.

      Workshops, taskforce assignments, and training and development programs are another way in which Bestfoods people connect. For example, in 1999 the company held two of its annual global management development programs - a one-week workshop for 24 early-career managers and a two-week program for 30 senior executives. In both sessions, expertise was shared, friendships sprang up, and our business network strengthened. When a U.S.-based company announced its plan to acquire a major U.K. retailer, the new relationship between sales executives from the U.S. and the U.K., formed at the senior management program, resulted in the addition of a manager from the U.K. to the North American customer team and the participation of an American in U.K. sales efforts.

      Finally, technology allows us to make new connections. For example, videoconferences link people from around the world, and a company-wide intranet is accelerating the pace of sharing in many areas, including new products and consumer behavior.

                               [GRAPHIC OMITTED]

Management's Discussion and Analysis of
Financial Condition and Results of Operations
Bestfoods and Subsidiaries

Overview of 1999

1999 was another year of solid financial performance and progress toward our vision of being the best international food company in the world. Diluted earnings per share increased by 11.7% and operating income grew by 9%, excluding special items in 1998. This solid performance was accomplished despite the impact of unfavorable foreign exchange rates, especially in Brazil, where a January 1999 devaluation reduced the currency value by approximately 40%. Solid volume growth and continued attention to maximizing cost efficiencies, both at the plant and administrative levels, increased operating margins and contributed to gains in operating income.

      Our 1999 earnings benefited from a 1% reduction in the effective tax rate. This makes the second consecutive year of reduced tax rates through continuing tax planning initiatives.

      Our international results showed solid growth especially in Asia and Europe; Latin America had positive growth that was significantly impeded by economic difficulties and very unfavorable exchange comparisons. We saw a significant improvement in our North American business, which returned to high single-digit profit growth after a slowdown in 1998. The Baking business recorded double-digit growth for the second consecutive year.

      The Company's strategy is to pursue volume, sales, and profit growth in its three worldwide core businesses: savory products (chiefly under the Knorr brand); dressings (chiefly under the Hellmann's brand); and foodservice (known as Caterplan in most markets outside the U.S.). In addition, Bestfoods will develop new growth opportunities for its regional businesses, including baking.

      In line with this strategy, the Company introduced many new products throughout the world, reconfigured production capabilities to optimize efficiency, and made several acquisitions around the world including a significant acquisition in the very important North American foodservice business, as well as several smaller brand name acquisitions in our international operations.

Our earnings expectations in 2000

Our earnings expectations in 2000 are based on the assumption that conditions relating to consumption, costs, currency values, competition, and political and social environments in the economies in which Bestfoods operates will not change significantly overall. Our expectations are also based on the assumption that economies in most areas of the world will continue to progress at current, generally modest, rates of growth, including more specifically:

      o In North America, it is expected that economic growth will remain at about the 1999 level. The competitive environment will continue to limit pricing gains, but more aggressive new product development, continued efficiency gains, and more aggressive marketing programs by Bestfoods should favorably benefit 2000 results.

      o In Europe, the economies are expected to grow modestly. Most major currencies should, over the course of the year, strengthen from their year-end lows, resulting in yearly currency comparisons that are neutral to financial results.

      o In Latin America, the economic environments in our major markets should return to more normal conditions. In particular, we believe that the Brazilian economy will continue to improve, resulting in a very favorable year over year comparison. We are also cautiously optimistic that a major devaluation will not occur in this region and believe that development of our businesses in this area will remain a significant growth opportunity for us, as evidenced by our recent investment in Arisco Produtos Alimenticios S.A. in Brazil, which will double our sales in this very important market.

      o In Asia, the Company sees continued strong growth in the area, helped by improving local economies as well as positive currency comparisons in the early part of the year. Bestfoods continues to see Asia as an important area for growth.

      The last three years' financial results are discussed below. A general description of Bestfoods' business appears on pages one through 21 of this report.

Results of operations

Net sales in 1999 increased 2.7% to $8.6 billion, as improved volumes and better prices were significantly offset by the impact of weaker currencies. Overall volumes were up 4.1% with approximately three-quarters attributable to existing businesses and the balance from businesses acquired since last year.

      In 1998, net sales were essentially unchanged compared to 1997's at $8.4 billion, as improved volumes, helped by acquisitions and better prices, were offset by weaker worldwide currencies. Volumes overall were up 2.5%, including
 .8% from the impact of newly-acquired and disposed businesses.

An analysis of net sales by division is as follows:

                                                              % Change
$ Millions               1999        1998        1997     99/98      98/97
================================================================================
North America          $1,897      $1,809      $1,824       4.9      (0.9)

Europe                  3,598       3,474       3,519       3.6      (1.3)

Latin America           1,071       1,149       1,105      (6.8)      4.0

Asia                      374         322         382      16.0     (15.6)

Baking                  1,697       1,659       1,608       2.3       3.2
-------------------------------------------------------------------------------
Total                  $8,637      $8,413      $8,438       2.7      (0.3)
================================================================================

      In 1999, North American sales increased 4.9%, as improved volumes were slightly offset by lower prices and the negative impact of the Canadian exchange rate. Volumes were up 5.5% overall, with 1.8% of this increase from the Case-Swayne foodservice business acquired in October 1999. In Europe, sales increased 3.6%, as better volumes and prices were partially offset by weaker currency values. Latin American sales decreased 6.8% from the 1998 level despite improved volumes and better prices as weaker currency values reduced reported results by 17%. Sales in Asia improved significantly, due to a 13% improvement in volumes as economic conditions improved in the region. Acquisitions contributed 3.8% of this growth. Sales for the Baking division improved 2.3%, attributable to improved volumes and better prices.

      In 1998, North American sales decreased nearly 1%, as improved prices were offset by lower volumes and the negative impact of Canadian exchange rates. Sales in Europe declined 1.3% due to a 5.6% decline in currency values. Better volumes in Europe, up 3.1% (partially from acquisitions), and improved prices offset some of this decline. In Latin America, sales increased 4%, despite an 8.6% currency decline, as volumes improved 6.9% and prices increased. Asian sales were 16% below the previous year due entirely to weaker currency values, which reduced reported results by 26%. Sales for the Baking division advanced 3.2%, largely attributable to better volumes.

Cost of sales and operating expenses. Cost of sales as a percentage of net sales was 52.6% in 1999, resulting in a gross profit margin of 47.4%, which was higher than the 45.8% in 1998 and the 44.4% in 1997. Gains from improved pricing and cost efficiencies achieved as a result of the prior years' restructuring programs contributed to the increase. Marketing expenses remained the same as last year at 11.5% of net sales. Selling, general, and administrative expenses increased slightly as a percentage of sales from 19.7% in 1998 to 20.4% in 1999.

Restructuring charges. In the fourth quarter of 1998, the Company recorded a pre-tax charge of $33 million in order to finalize its restructuring program, which began in 1997 when it recorded a pre-tax charge of $242 million for the restructuring of its worldwide businesses following the announcement of the spin-off of its corn refining operations. The majority of the activities included pertained to the European and North American operations and encompassed the sale of non-core businesses, plant closings, and the reorganization of administrative functions. The Baking division's restructuring included continued consolidation and reconfiguration of manufacturing and distribution systems and processes to improve overall business efficiency and effectiveness. At December 31, 1999, these restructuring reserves were substantially utilized.

Operating income in 1999 increased 9%, excluding the 1998 restructuring charge mentioned above. This increase was derived from improved volumes in all divisions and higher margins overall, which more than compensated for lower currency values. The margin improvements were generated from better prices and efficiency gains, partly as a result of the prior year's restructuring programs. Operating income in 1998 increased 10.1%, excluding both the 1998 and 1997 restructuring charges mentioned above. This increase was derived mostly from improved volumes in all divisions except North America, and improved margins resulting from better prices and efficiency gains generated in part by restructuring programs. Lower currency values partially offset some of these improvements.

Financing costs of $183 million increased by 10.2% from 1998's levels, while 1998 financing costs of $166 million increased 2.4% over 1997. The increase in both periods was due to slightly higher borrowings, mainly due to acquisitions and the Company's share repurchase program. The increase in costs in 1998 also benefited from the recovery of interest expenses in association with the favorable settlement of an environmental case.

Provision for income taxes. The effective tax rate in 1999 was 33.5%, compared to 34.5% in 1998 and 35.5% in 1997. The lower rates in 1999 and 1998 resulted from a decrease in the effective tax rate in various foreign jurisdictions as well as continuing tax planning initiatives. The effective tax rate for 2000 is expected to remain at 33.5%.

Income and diluted earnings per common share from continuing operations. For 1999, excluding the effect of the 1998 restructuring charge, income from continuing operations rose 8.4% to $717 million and diluted earnings per common share increased 11.7% to $2.48. These increases resulted from higher operating income and a slightly lower effective tax rate, partially offset by higher financing costs and minority interest. Minority interest increased significantly in 1999 due to the inclusion of a full year of minority interests of the Company's newly-formed Africa/Middle East joint venture. Fewer shares outstanding in 1999 also benefited earnings per common share. For 1998, excluding the effect of the 1998 and 1997 restructuring charges, income from continuing operations rose 13% to $662 million and diluted earnings per common share increased 13.8% to $2.22. These increases resulted from higher operating income and a lower effective tax rate, which more than offset higher financing costs and minority interest. Fewer shares outstanding in 1998 compared to 1997 also benefited earnings per common share.

Gain (loss) on disposal of discontinued operations. In 1998, the Company reported a gain of $.7 million ($1.1 million before taxes), resulting from the favorable settlement of an environmental insurance case, mostly offset by an additional accrual for costs related to the corn refining disposal. In 1997, the Company recorded a loss on disposal of $83 million, after taxes, resulting from a decision to spin off the corn refining business.

Cumulative effect of a change in accounting principle. The Company took a charge in the fourth quarter of 1998 of $17 million after taxes ($.06 per diluted share) to comply with an accounting pronouncement issued by the AICPA in 1998 (SOP 98-5 Reporting on the Costs of Start-up Activities) that required the immediate write-off of any deferred start-up costs. In the fourth quarter of 1997, the Company took a charge of $13 million, after-taxes, or $.04 per diluted share, to expense previously capitalized business process re-engineering costs as required by a pronouncement put forth by the Emerging Issues Task Force
(EITF).

Key balance sheet items

Total assets in 1999 decreased $203 million to $6.2 billion from year-end 1998, largely due to weaker worldwide currency values, which reduced asset values by approximately $390 million, partially offset by capital expenditures and additional assets of businesses acquired. Total debt decreased by $191 million to $2.5 billion mainly due to improved cash flows.

      Total assets in 1998 increased $335 million to $6.4 billion from year-end 1997, largely due to the increase in cash and cash equivalents from a low position in 1997 following the spin-off of the corn refining business and also due to higher intangible assets from acquisitions.

Net cash flows

Strong cash flows from continuing operations continued to fund the Company's working capital, capital expenditures, and dividends. In addition, the quarterly dividend rate was increased 8.2% to $0.265 per share.

      In 1999, cash flows from operating activities were $1,110 million, a 36% improvement from 1998. The higher cash flows were attributable to higher net income and a significant improvement in trade working capital. For 1998, cash flows from continuing operations were $819 million, 5.3% above 1997, attributable to higher net income from continuing operations.

      Investing activities in 1999 were higher than in 1998 due to an increase in acquisitions and a decrease in the proceeds from businesses sold compared to last year. Capital expenditures were slightly below those of 1998 at $278 million. In 1998, investing activities were lower overall than in 1997 due to a decrease in acquisitions, partially offset by an increase in proceeds from the disposal of plants and properties and businesses sold. Capital expenditures were 5.3% below those of 1997.

      The Company has access to various sources of funds at attractive rates based on its strong financial condition. Bestfoods' long-term debt rating remained at A+ with Standard & Poor's and Duff & Phelps, and A2 with Moody's.

New accounting pronouncements

In June 1998, the Financial Accounting Standards Board (FASB) issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities," which requires the recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income depending upon the intended use of the derivative and the resulting designation. The effective date of this pronouncement was delayed due to its complexity until fiscal years beginning after June 15, 2000. The Company is in the process of assessing the impact of adoption of this statement on its financial position and results of operations, but it is not expected to be significant.

Risks and uncertainties

The Company operates in more than 60 countries, and in each country the business is subject to varying degrees of risk and uncertainty. It insures its business and assets in each country against insurable risks in a manner it deems appropriate. Because of its diversity, the Company believes that the risk of loss from non-insurable events in any one business or country would not have a material adverse affect on the Company's operations as a whole.

      Additionally, the Company believes there is no concentration of risk with any single customer or supplier, or small group of suppliers or customers, whose failure or non-performance would materially affect the Company's results.

      Also, because of its broad operational reach, the Company is subject to risks due to changes in foreign currencies that could affect earnings. As a practical matter, it is not feasible to cover these fluctuations with currency hedges. However, the Company believes that over time most currencies of major countries in which it operates will equalize against the U.S. dollar.

      The Company does maintain a policy of hedging its exposure to foreign currency cash flows to cover planned dividends, fees and royalties, intercompany loans, and other similar transactions. The Company also hedges certain net investments with borrowings denominated in the particular currency. As a matter of policy, the Company does not speculate in foreign currencies.

      For certain of its North American raw material purchases, the Company hedges its exposure to commodity price fluctuations with commodity futures contracts. The Company's products are manufactured from a number of raw materials, including soybean and other edible oils, peanuts, and wheat, all of which are, and are expected to be, in adequate supply. Such raw materials may or may not be hedged at any given time based on management's decisions as to the need to fix the costs of raw materials to protect the Company's profitability. The value of raw materials subject to commodity hedging represents a small percentage of the total worldwide cost of sales. The historical price volatility of raw materials, combined with the relatively low percentage of raw materials to cost of sales, has never yielded a material adverse effect on gross margins and is not expected to in the future. In addition, any significant change in commodity prices can generally be recovered in higher selling prices, thereby further minimizing the impact on the Company's margins.

Year 2000 transition

Through the date of this report the Company did not experience any difficulties with its worldwide computer systems as a result of the transition from 1999 to 2000. Y2K had no impact on the financial condition of the Company in 1999, nor is it expected to have any effect in 2000.

      As previously noted, significant efforts had been undertaken by the Company prior to the end of 1999 to assure that all critical systems were Y2K compliant. Furthermore, the Company had instituted backup contingency plans in case any disruption were to occur. These plans remain in place.

      The cost of Y2K remediation did not exceed $15 million.

Euro conversion

On January 1, 1999, 11 of the 15 member states of the European Union ("Participating Countries") established fixed conversion rates from their existing currencies ("Legacy Currencies") to the Euro and adopted the Euro as their common legal currency. During the Transition Period from January 1, 1999, until January 1, 2002, the Legacy Currencies will remain legal tender and parties will have the option to pay in Euros or Legacy Currencies of Participating Countries. Participating Countries are expected to issue Euro currency on January 1, 2002, and to withdraw all bills and coinage of Legacy Currencies by July 1, 2002.

      Conversion to the Euro necessitated some modification to the Company's information systems to produce dual currency invoices and accounts during the Transition Period. Modifications will also be required to enable use of the Euro as a base currency for the year 2002 and thereafter.

      Euro conversion has had little impact on prices and competition due to the fact that the Company's product offerings vary greatly among the Participating Countries. Given the differences in products sold throughout the Participating Countries, conversion to a single currency has not resulted in pressure to harmonize prices. The Company has realized some cost savings due to the fact that, as of May 1998, it ceased hedging activity among the participating currencies. The Company's Euro task force continues to monitor the impact of Euro conversion. The conversion to the Euro is also not expected to impact significant contracts of the Company. The Company's overall costs of conversion to the Euro are not expected to exceed $5 million.

Subsequent events

On February 8, 2000, the Company became the 100% owner of Arisco Produtos Alimenticios S.A. (Arisco), a privately-held food company in Brazil. Bestfoods paid $490 million for 100% of the shares in Arisco. Included on the Arisco balance sheet is approximately $262 million of net debt. Arisco had annual sales of approximately $440 million. This transaction will be accounted for as a purchase. The Company expects to finance this investment through existing credit facilities. Also, following the announcement of the transaction, Standard & Poor's, Moody's, and Duff & Phelps reaffirmed the Company's credit rating with a stable outlook.

Forward-looking statements

This Management's Discussion and Analysis of Financial Condition and Results of Operations and other sections of this Annual Report, including the Chairman's Letter and the discussion with C. R. Shoemate, contain forward-looking statements that are based on current assumptions, expectations, estimates, and projections about the countries and businesses in which Bestfoods operates. Statements including such words as "expects," "anticipates," "intends," "plans," "believes," "estimates," and other similar expressions are intended to identify such forward-looking statements. Because of the risks and uncertainties that always exist in any operating environment or business, we cannot make assurances that these expectations will prove correct. Actual results and developments may differ materially, depending upon currency values, competitive pricing, consumption levels, costs, and political and social conditions in the economies and environments where Bestfoods operates.

Consolidated Statements of Income
Bestfoods and Subsidiaries

For the years ended December 31
$ Millions except per share amounts                                                      1999              1998                1997
====================================================================================================================================
Net sales                                                                              $ 8,637           $ 8,413            $ 8,438
------------------------------------------------------------------------------------------------------------------------------------
Cost of sales                                                                            4,546             4,562              4,693
------------------------------------------------------------------------------------------------------------------------------------
Gross profit                                                                             4,091             3,851              3,745
------------------------------------------------------------------------------------------------------------------------------------
Marketing                                                                                  996               976                978
Selling, general, and administrative                                                     1,765             1,655              1,659
Restructuring charges                                                                       --                33                242
------------------------------------------------------------------------------------------------------------------------------------
Expenses and other income-- net                                                          2,761             2,664              2,879
------------------------------------------------------------------------------------------------------------------------------------
Operating income                                                                         1,330             1,187                866
------------------------------------------------------------------------------------------------------------------------------------
Financing costs                                                                            183               166                162
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes                                    1,147             1,021                704
Provision for income taxes                                                                 384               352                250
Minority stockholders' interest                                                             46                29                 25
------------------------------------------------------------------------------------------------------------------------------------
  Income from continuing operations                                                        717               640                429
------------------------------------------------------------------------------------------------------------------------------------
Income from discontinued operations,
  net of income taxes of $7 in 1997                                                         --                --                 11
Gain (loss) on disposal of discontinued operations,
  net of income tax benefit of $26 in 1997                                                  --                 1                (83)
Cumulative effect of changes in accounting principles,
  net of income tax benefits of $9 in 1998; $7 in 1997                                      --               (17)               (13)
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                             $   717           $   624            $   344
====================================================================================================================================
Earnings (loss) per common share
Basic:
  Continuing operations                                                                $  2.53           $  2.20            $  1.45
  Discontinued operations                                                                   --                --                .04
  Loss on disposal of discontinued operations                                               --                --               (.28)
  Cumulative effect of changes in accounting principles                                     --              (.06)              (.05)
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                             $  2.53           $  2.14            $  1.16
====================================================================================================================================
Diluted:
  Continuing operations                                                                $  2.48           $  2.15            $  1.43
  Discontinued operations                                                                   --                --                .04
  Loss on disposal of discontinued operations                                               --                --               (.28)
  Cumulative effect of changes in accounting principles                                     --              (.06)              (.04)
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                             $  2.48           $  2.09            $  1.15
====================================================================================================================================

See Notes to Consolidated Financial Statements.

Consolidated Balance Sheets
Bestfoods and Subsidiaries

December 31
$ Millions                                                       1999       1998
================================================================================
ASSETS
Current assets
Cash and cash equivalents                                      $   68     $  142
Notes and accounts receivable-- net                             1,234      1,281
Inventories                                                       792        827
Prepaid expenses                                                   78         75
Deferred tax assets                                                32         80
--------------------------------------------------------------------------------
  Total current assets                                          2,204      2,405
--------------------------------------------------------------------------------
Investments in unconsolidated affiliates                           22         12
--------------------------------------------------------------------------------
Plants and properties
Land                                                              109        110
Buildings                                                         767        768
Machinery and equipment                                         2,609      2,584
--------------------------------------------------------------------------------
                                                                3,485      3,462
Less accumulated depreciation                                   1,521      1,497
--------------------------------------------------------------------------------
  Total plants and properties                                   1,964      1,965
--------------------------------------------------------------------------------
Intangibles
Excess cost over net assets of businesses acquired              1,800      1,813
Other intangibles                                                 385        370
--------------------------------------------------------------------------------
                                                                2,185      2,183
Less accumulated amortization                                     374        329
--------------------------------------------------------------------------------
  Total intangibles                                             1,811      1,854
--------------------------------------------------------------------------------
Other assets                                                      231        199
--------------------------------------------------------------------------------
Total assets                                                   $6,232     $6,435
================================================================================

See Notes to Consolidated Financial Statements.

$ Millions                                                    1999          1998
================================================================================
LIABILITIES
Current liabilities
Notes payable                                              $   542      $   541
Current portion of long-term debt                               82           63
Accounts payable                                               691          675
Accrued expenses                                               882          871
Income taxes payable                                           171          162
--------------------------------------------------------------------------------
  Total current liabilities                                  2,368        2,312
--------------------------------------------------------------------------------
Noncurrent liabilities                                         929          928
--------------------------------------------------------------------------------
Long-term debt                                               1,842        2,053
--------------------------------------------------------------------------------
Deferred taxes on income                                         7            5
--------------------------------------------------------------------------------
Minority stockholders' interest                                148          156
--------------------------------------------------------------------------------
EQUITY
Stockholders' equity
Preferred stock - authorized 25 million shares
    $1 par value                                                --           --
  Designations:
    Series B ESOP Convertible
      3 million shares designated                              151          157
    Series A Junior Participating
      2 million shares designated                               --           --
Common stock - authorized 900 million shares
  $.25 par value - issued 391 million shares                    98           98
Capital in excess of par value                                 174          171
Unearned ESOP compensation                                     (65)         (80)
Accumulated other comprehensive income                        (643)        (413)
Treasury stock, at cost                                     (2,145)      (1,900)
Retained earnings                                            3,368        2,948
--------------------------------------------------------------------------------
  Total stockholders' equity                                   938          981
--------------------------------------------------------------------------------
Total liabilities and equity                               $ 6,232      $ 6,435
================================================================================

Consolidated Statements of Cash Flows
Bestfoods and Subsidiaries

For the years ended December 31
$ Millions                                                   1999       1998        1997
========================================================================================
Cash flows from operating activities
Net income from continuing operations                     $   717    $   623    $   416
Non-cash charges (credits) to net income
  Depreciation and amortization                               260        255        264
  Deferred taxes                                               62         50        (49)
  Cumulative effect of changes in accounting principles        --         17         13
  Restructuring charges                                        --         33        242
Other-- net                                                    13        (23)        25
Changes in trade working capital
  Notes and accounts receivable and prepaid expenses           (8)       (86)       (20)
  Inventories                                                  24         (7)        40
  Accounts payable and accrued expenses                        42        (43)      (153)
Net cash flows from discontinued operations                    --         --        137
----------------------------------------------------------------------------------------
Net cash flows from operating activities                    1,110        819        915
----------------------------------------------------------------------------------------
Cash flows used for investing activities
Capital expenditures                                         (278)      (304)      (321)
Proceeds from disposal of plants and properties                26         69         17
Proceeds from businesses sold                                  --         92         --
Businesses acquired                                          (225)      (121)      (298)
Net investing activities of discontinued operations            --         --       (130)
----------------------------------------------------------------------------------------
Net cash flows used for investing activities                 (477)      (264)      (732)
----------------------------------------------------------------------------------------
Net cash flows after investments                              633        555        183
----------------------------------------------------------------------------------------
Cash flows used for financing activities
Purchase of treasury stock                                   (265)      (294)       (45)
New long-term debt                                             18        349        339
Repayment of long-term debt                                  (153)       (94)       (99)
Net change in short-term debt                                  15       (101)      (387)
Dividends paid on common stock                               (283)      (264)      (241)
Dividends paid on preferred stock                             (12)       (13)       (15)
Common stock issued                                            20         32         27
Net financing activities of discontinued operations            --         --        110
Other (deposits) liabilities                                  (37)       (55)        44
----------------------------------------------------------------------------------------
Net cash flows used for financing activities                 (697)      (440)      (267)
----------------------------------------------------------------------------------------
Effects of exchange rate changes on cash                      (10)       (12)        (8)
----------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents              (74)       103        (92)
Cash and cash equivalents, beginning of year                  142         39        131
----------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                  $    68    $   142    $    39
========================================================================================


See Notes to Consolidated Financial Statements.

Consolidated Statements of Stockholders' Equity
Bestfoods and Subsidiaries

$ Millions                                                                1999             1998             1997
================================================================================================================
Comprehensive income:
  Net income                                                           $   717          $   624          $   344
  Foreign currency translation adjustment
    (pre-tax $305 - 1999; $41 - 1998; $197 - 1997)                        (203)             (27)            (127)
  Minimum pension liability adjustment  (pre-tax $47 - 1999)               (27)              --               --
----------------------------------------------------------------------------------------------------------------
Comprehensive income                                                       487              597              217
----------------------------------------------------------------------------------------------------------------

Preferred stock:
Balance beginning of year                                                  157              180              187
  ESOP shares redeemed                                                      (6)             (23)              (7)
----------------------------------------------------------------------------------------------------------------
Balance end of year                                                        151              157              180
----------------------------------------------------------------------------------------------------------------

Common stock:
Balance beginning of year                                                   98               49               49
  Two-for-one stock split                                                   --               49               --
----------------------------------------------------------------------------------------------------------------
Balance end of year                                                         98               98               49
----------------------------------------------------------------------------------------------------------------

Capital in excess of par value:
Balance beginning of year                                                  171              207              187
  Two-for-one stock split                                                   --              (49)              --
  Shares issued for stock options                                           11               12               15
  Shares issued for deferred compensation                                   --                5               10
  ESOP shares redeemed                                                      (8)              (4)              (5)
----------------------------------------------------------------------------------------------------------------
Balance end of year                                                        174              171              207
----------------------------------------------------------------------------------------------------------------

Unearned ESOP compensation:
Balance beginning of year                                                  (80)             (96)            (111)
  ESOP compensation earned                                                  15               16               15
----------------------------------------------------------------------------------------------------------------
Balance end of year                                                        (65)             (80)             (96)
----------------------------------------------------------------------------------------------------------------

Accumulated other comprehensive income:
Balance beginning of year                                                 (413)            (386)            (259)
  Foreign currency translation                                            (203)             (27)            (127)
  Minimum pension liability adjustment                                     (27)              --               --
----------------------------------------------------------------------------------------------------------------
Balance end of year                                                       (643)            (413)            (386)
----------------------------------------------------------------------------------------------------------------

Treasury stock:
Balance beginning of year                                               (1,900)          (1,517)          (1,499)
  Shares issued for stock options                                           14               13               18
  Shares issued for deferred compensation                                    5                6                8
  Treasury stock acquired                                                 (265)            (294)             (45)
  ESOP shares redeemed                                                       1               13                1
  Shares held in rabbi trust                                                --             (121)              --
----------------------------------------------------------------------------------------------------------------
Balance end of year                                                     (2,145)          (1,900)          (1,517)
----------------------------------------------------------------------------------------------------------------

Retained earnings:
Balance beginning of year                                                2,948            2,605            3,530
  Net income                                                               717              624              344
  Cash dividends declared ($1.02 - 1999; $.94 - 1998; $.86 - 1997)        (287)            (271)            (247)
  Series B ESOP preferred stock dividend, net of taxes                     (10)             (10)             (11)
  Spin-off of Corn Products International                                   --               --           (1,021)
  Net income from change in Corn Products International
    reporting period                                                        --               --               10
----------------------------------------------------------------------------------------------------------------
Balance end of year                                                    $ 3,368          $ 2,948          $ 2,605
================================================================================================================

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
Bestfoods and Subsidiaries

================================================================================
Summary of accounting policies

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

Cash and cash equivalents -- Cash equivalents consist of all investments purchased with an original maturity of three months or less, and which have virtually no risk of loss in value. At December 31, 1999, and 1998, the Company had cash equivalents of $1 million and $23 million, respectively.

Inventories -- are stated at the lower of cost or market. U.S. inventories are valued at cost on the first-in, first-out method. Outside the U.S., inventories generally are valued at average cost.

Plants and properties -- are stated at cost. Depreciation is generally computed on the straight-line method over the estimated useful lives of depreciable assets ranging from 2% to 10% for buildings and 5% to 20% for all other assets. Where permitted by law, accelerated depreciation methods are used for tax purposes. Long-lived assets are reviewed for impairment using an undiscounted future cash flows approach whenever the facts and circumstances indicate that the carrying amount may not be recoverable.

Intangibles -- The Company amortizes, on a straight-line basis, the excess cost of net assets over periods not exceeding 40 years. Other intangible assets, including trademarks, licenses, and patents, are amortized over their estimated useful lives ranging from 3 to 40 years. Intangible assets are reviewed at least annually for impairment by comparing the Company's best estimate of undiscounted future cash flows with the carrying amount of goodwill.

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

Earnings per common share -- Statement of Financial Accounting Standards (FAS) No. 128, "Earnings per Share," requires a dual presentation of earnings per share - basic and diluted - for companies with complex capital structures. A reconciliation of the numerators and denominators of the basic and diluted earnings per share computation is as follows:

Millions (except per share amounts)                1999        1998        1997
================================================================================
Basic EPS Numerator:
  Income from continuing operations               $ 717       $ 640       $ 429
Less:Preferred stock dividends                      (10)        (10)        (11)
--------------------------------------------------------------------------------
  Income available to common
    shareholders                                  $ 707       $ 630       $ 418
--------------------------------------------------------------------------------
Basic EPS Denominator:
  Weighted average common
    shares outstanding                              279         286         288
--------------------------------------------------------------------------------
Basic Earnings Per Share                          $2.53       $2.20       $1.45
--------------------------------------------------------------------------------
Diluted EPS Numerator:
  Income available to common
    shareholders                                  $ 707       $ 630       $ 418
  Convertible preferred stock                        10          10          11
  Additional ESOP cash contribution                  (3)         (2)         (2)
--------------------------------------------------------------------------------
Income available to common share-
   holders plus assumed conversions               $ 714       $ 638       $ 427
--------------------------------------------------------------------------------
Diluted EPS Denominator:
  Weighted average common
    shares outstanding                              279         286         288
  Convertible preferred stock                         7           8           8
  Stock options and
    performance incentive shares                      2           3           2
--------------------------------------------------------------------------------
Weighted average shares outstanding                 288         297         298
--------------------------------------------------------------------------------
Diluted Earnings Per Share                        $2.48       $2.15       $1.43
================================================================================

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

      The Company also hedges its exposure to commodity fluctuations with commodity futures contracts for certain of its North American raw material purchases. The Company's products are manufactured from a number of raw materials, including soybean and other edible oils, peanuts, and wheat. These raw materials are expected to continue to be in adequate supply. Such raw materials may or may not be hedged at any given time based on management's decisions as to the need to fix the cost of such raw materials to protect the Company's profitability. Realized gains and losses arising from such hedging transactions are considered an integral part of the cost of these commodities and are included in the cost when purchased. At December 31, 1999, and 1998, the outstanding commodity contracts were not significant to the Company's financial position or results of operations.

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

Risks and uncertainties -- The Company operates in more than 60 countries, and in each country the business is subject to varying degrees of risk and uncertainty. It insures its business and assets in each country against insurable risks in a manner that it deems appropriate. Because of its diversity the Company believes that the risk of loss from non-insurable events in any one business or country would not have material adverse affect on the Company's operations as a whole. Additionally, the Company believes there is no concentration of risk with any single customer or supplier, or small group of customers or suppliers, whose failure or non-performance would materially affect the Company's results.

      Also because of its broad operational reach, the Company is subject to risks due to changes in foreign currencies that could affect earnings. As a practical matter, it is not feasible to cover these fluctuations with currency hedges. Additionally, the Company believes that over time most currencies of major developed countries in which it operates will equalize against the U.S. dollar.

Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and the related Notes to Consolidated Financial Statements. Actual amounts could differ from these estimates.

Segment information -- The Company is in one business segment, the consumer foods business.

Reclassifications -- Certain prior year amounts have been reclassified to conform to the 1999 presentation.

================================================================================
New accounting pronouncements

During 1999, the Financial Accounting Standards Board (FASB) postponed the effective date of FAS 133, "Accounting for Derivative Instruments and Hedging Activities," due to its complexity. This statement requires the recognition of all derivatives as assets or liabilities in the statement of financial position and that those instruments are measured at fair value. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income depending upon the intended use of the derivative and the resulting designation. This standard is effective for fiscal years beginning after June 15, 2000. The Company is in the process of assessing the impact of adoption of this statement on its financial position and results of operations, but it is not expected to be significant.

================================================================================
Acquisitions and disposals

In 1999, the Company acquired Case-Swayne Co., Inc., a leading developer and processor of custom sauces and seasonings for the foodservice industry. Case-Swayne has approximately $150 million in annual sales and was combined with Milwaukee Seasonings, the food ingredient unit of the North American foodservice business. Also, the Company acquired the dressings business of Molinos de la Plata, based in Argentina; the Globus dressings business in Hungary; the Captain Cook packaged salt business in India; an energy drink business in Pakistan; and Thomas Morel Foods Ltd. in the United Kingdom, which produces chilled and frozen foods mainly for the catering market. The aggregate purchase price of the businesses acquired in 1999 was $225 million. In addition, during the fourth quarter the Company dissolved International Dessert Partners, a joint venture with General Mills in Latin America.

      During 1998, the Company purchased additional ownership interests in two affiliates where it did not own 100%, for approximately $41 million. It purchased the Oswald business in Switzerland for approximately $67 million and formed a joint venture in South Africa, which combined the Company's businesses in South Africa and Israel as well as other businesses in Africa with Robertsons Foods (Pty) Limited, the consumer foods business of Robertsons Holdings (Pty) Limited. In addition, during 1998 the Company sold a small non-core tea business in Spain.

      All of the acquisitions in 1999 and 1998 were accounted for under the purchase method, and operating results were included in the consolidated financial results of the Company from the dates of acquisition.

================================================================================
Discontinued operations

In 1998, the Company recorded a gain of $.7 million after taxes ($1.1 million before taxes) on the disposal of discontinued operations. This gain resulted from the finalization of amounts related to the spin-off of the Company's corn refining operations in 1997 offset by the recovery of expenses related to the favorable settlement of an environmental case.

      In 1997, the Company recorded a pre-tax charge of $109 million ($83 million after taxes or $.28 per basic and diluted common share) related to the spin-off/restructuring of its corn refining operations.

================================================================================
Restructuring charges

In the fourth quarter of 1998, the Company recorded an additional $33 million pre-tax charge related to the 1997 restructuring program. This charge was for the finalization of amounts estimated for termination benefits and costs associated with 1997 plant closings and continued rationalization of operations.

      In 1997, the Company recorded a restructuring charge in the second quarter of $242 million. The majority of this charge pertained to North American and European divisions and included the sale of non-core businesses, plant closings, and the reorganization of administrative functions. The Baking division's restructuring charge included continued consolidation and reconfiguration of the manufacturing and distribution systems to improve overall business efficiency and effectiveness.

      At December 31,1999, these restructuring reserves were substantially utilized.

================================================================================
Changes in accounting principles

In April 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-5, "Reporting on the Costs of Start-Up Activities." This SOP requires costs related to opening a new facility, conducting business in a new territory, introducing a new product, or initiating a new process in an existing facility be expensed as incurred and is effective for fiscal years beginning after December 15, 1998. The Company adopted the provisions of this SOP in fiscal year 1998 and recorded a cumulative effect of change in accounting principle of $26 million before taxes, $17 million after taxes or $.06 per basic and diluted common share, in the accompanying Consolidated Statements of Income.

      In November 1997, the Emerging Issues Task Force (EITF) issued Issue No. 97-13, "Accounting for Business Process Reengineering Costs," which requires that certain costs related to reengineering business processes either done separately or in conjunction with an information technology project be expensed rather than capitalized. This requirement was effective in the fourth quarter of 1997 and required that any unamortized balance of previously capitalized costs be expensed and treated as a change in accounting principle. Accordingly, the Company recorded a cumulative effect of a change in accounting principle in 1997 of $20 million before taxes, $13 million after taxes, or $.04 per diluted common share. Approximately $3 million after tax pertained to the Company's discontinued corn refining operations with the remaining $10 million after tax relating to the consumer foods business.

================================================================================
Financing arrangements

Short-term -- The Company uses the commercial paper market in the U.S. to supplement long-term borrowings. Average quarterly commercial paper borrowings in 1999 and 1998 were $96 million and $102 million, respectively, with maximum borrowings in 1999 and 1998 of $182 million and $304 million, respectively, and a weighted average interest rate in 1999 and 1998 of 5.2% and 5.5%, respectively.

      For the international operations, the maximum quarter-end balance of bank borrowings during 1999 and 1998 was $471 million and $381 million, respectively. Average quarterly bank borrowings were $380 million for 1999 and $312 million for 1998. The weighted average interest rate for bank borrowings in 1999 and 1998 was 14%.

      The Company had unused lines of credit totaling $1.2 billion and $1.3 billion at December 31, 1999, and 1998, respectively.

Long-term -- A summary of long-term debt is as follows:

$ Millions                                                        1999      1998
================================================================================
Payable in U.S. dollars
7.71% ESOP guaranteed notes due December 2004                   $   94    $  113
Medium-term notes due 2000-2005 at various rates                   175       175
5.6% notes due 2097 (effective rate 7.3%)                          100       100
7.0% notes due 2017                                                150       150
6.15% notes due 2006                                               300       300
7.25% notes due 2026                                               300       300
6.625% notes due 2028                                              250       250
5.625%-6.75% pollution control revenue bonds
  due 2007-2016                                                     15        15
Other notes and loans at various rates and due dates                34        34
--------------------------------------------------------------------------------
  Total                                                          1,418     1,437
--------------------------------------------------------------------------------
Payable in other currencies
5% Swiss franc debentures, due March 2045,
  10-year variable interest rates                                  133       144
6.75% German mark bearer bonds due January 2001                    109       120
2.3% Japanese yen term loan                                         17        21
Bank and other loans at prevailing interest rates with
  various due dates                                                247       394
--------------------------------------------------------------------------------
  Total                                                            506       679
--------------------------------------------------------------------------------
                                                                 1,924     2,116
--------------------------------------------------------------------------------
Less current maturities                                             82        63
--------------------------------------------------------------------------------
  Total long-term debt                                          $1,842    $2,053
================================================================================

      The Company is required to apply toward retirement of the principal of the indebtedness not less than the following amounts in the period 2000 through 2004: 2000 (included in current liabilities), $82 million; 2001, $173 million; 2002, $93 million; 2003, $227 million; and 2004, $33 million. At December 31, 1999, buildings, equipment, and certain other assets located outside the U.S. totaling approximately $56.3 mil-lion have been pledged as collateral for the secured loans.

      The Company maintains an $800 million revolving credit agreement established in 1997, which continues in effect and matures in 2002. This revolving credit agreement is with a group of U.S. and international banks and provides back-up liquidity to the Company's commercial paper program. During 1999, the Company amended the financial covenant section of this agreement. The ratio of total debt to total capitalization was replaced with a ratio of consolidated borrowed debt to consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA"). This new covenant requires the Company to maintain this ratio at 2.5 or less. The agree-ment also requires the Company to maintain a ratio of EBITDA to interest expense at no less than 6.0. The ratio of consolidated borrowed debt to EBITDA was 1.6 at December 31, 1999. The ratio of EBITDA to interest expense was 8.4 and 8.5 at December 31, 1999, and 1998, respectively.

      In September 1998, the Company filed a shelf registration with the Securities and Exchange Commission for borrowings up to $500 million. No amounts have been borrowed under this shelf registration.

================================================================================
Financial instruments

Fair value of financial instruments -- The carrying values of cash equivalents, accounts receivable, accounts payable, and short-term debt approximate fair values. The fair value of long-term debt at December 31, 1999, and 1998, was based on quotes obtained from brokers and is set forth below:

                                              1999                   1998
                                     Carrying      Fair      Carrying     Fair
$ Millions                            Amount       Value      Amount      Value
================================================================================
Long-term debt
  Fixed-rate debt                     $1,643      $1,534      $1,922      $2,022
  Weighted average
     interest rate                       6.6%                    6.7%
--------------------------------------------------------------------------------
  Floating rate debt                  $  281      $  281      $  194      $  194
  Weighted average
     interest rate                      11.5%                   11.3%
================================================================================

      Included in the above are $133 million Swiss franc and $109 million German mark borrowings, which are designated as hedges of the Company's investments in those foreign countries. Accordingly, the gains and losses from translating those amounts are included in the cumulative translation adjustment accounts along with the corresponding, offsetting movement in the investments.

Foreign exchange contracts -- At December 31, 1999, the Company had foreign exchange contracts to deliver $29 million in foreign currencies comprising $18 million in Canadian dollars and $11 million in Euros. The Company also had contracts to purchase $66 million in foreign currencies consisting of $51 million in Euros, $7 million in German marks, $5 million in Swiss francs, and $3 million in various other currencies.

      At December 31, 1998, the Company had forward exchange contracts to deliver $150 million in foreign currencies comprising $58 million in French francs, $28 million in German marks, $20 million in Italian lira, $12 million in Irish punts, and $32 million in various other currencies. The Company also had contracts to purchase $134 million in foreign currencies consisting of $49 million in French francs, $29 million in Dutch guilders, $24 million in Italian lira, $13 million in Spanish pesetas, and $19 million in various other currencies.

      As discussed in the Summary of accounting policies (Financial instruments) note on page 33, the Company does not, as a matter of policy, speculate in foreign currencies. Accordingly, any unrealized gains or losses on foreign exchange contracts are matched by a corresponding offsetting amount on the underlying item being hedged, thereby eliminating any cash flow risk caused by currency movement.

Interest rate swaps -- The Company enters into interest rate swaps to balance fixed and floating-rate debt positions. The Company's risk related to swap agreements is limited to replacing such agreements at current market prices. The Company continually monitors its position and the credit ratings of its counterparties and management believes that the risk of incurring a material loss due to nonperformance by the counterparties, is remote.

      At December 31, 1999, and 1998, the Company had interest rate swap agreements outstanding with notional amounts of $200 million. A portion of the Company's fixed-rate debt position was hedged with these agreements with a floating weighted-average pay rate of 6.1% and 5.2%, respectively, and a fixed weighted-average receive rate of 5.3% for both years. These swap agreements terminate on various dates through 2003.

================================================================================
Pension and other postretirement benefits

The Company sponsors several qualified and non-qualified pension plans and other postretirement benefit plans for its domestic and international employees. A reconciliation of changes in the plans' benefit obligations, fair value of assets, and statement of funded status for the years ended December 31, 1999, and 1998, are as follows:

                                          Pension Benefits       Other Benefits
$ Millions                                1999       1998       1999        1998
================================================================================
Reconciliation of
 benefit obligation:
  Obligation at January 1,             $ 1,436    $ 1,315    $   263    $   263
  Service cost                              37         33          6          5
  Interest cost                             85         86         17         19
  Plan amendments                           --         11         --         --
  Actuarial (gain) loss                     (8)        43         11         (7)
  Benefit payments                         (84)       (90)       (19)       (17)
  Plan participants contributions            2         --          1         --
  Settlements                               (1)        --         --         --
  Foreign currency
    exchange rates                         (59)        38         --         --
--------------------------------------------------------------------------------
  Obligation at December 31,             1,408      1,436        279        263
--------------------------------------------------------------------------------
Reconciliation of fair
 value of plan assets:
  Fair value of plan assets
    at January 1,                        1,368      1,461         --         --
  Actual return on plan assets             144         55         --         --
  Employer contributions                    12         15         18         17
  Benefit payments                         (71)       (74)       (19)       (17)
  Plan participants contributions            4          3          1         --
  Settlements                               (6)        --         --         --
  Foreign currency
    exchange rates                         (31)        23         --         --
  Rabbi trust                               --       (115)        --         --
--------------------------------------------------------------------------------
  Fair value of plan assets
    at December 31,                      1,420      1,368         --         --
--------------------------------------------------------------------------------
Funded status:
  Funded status at December 31,             12        (68)      (279)      (263)
  Unrecognized transition
    obligation                               5          5         --         --
  Unrecognized prior
    service cost                            33         38         (2)        (3)
  Unrecognized (gain)loss                 (236)      (194)       (46)       (59)
--------------------------------------------------------------------------------
  Net amount recognized                $  (186)   $  (219)   $  (327)   $  (325)
================================================================================

      The amounts recognized in the accompanying Consolidated Balance Sheets at December 31, 1999, and 1998, are as follows:

                                          Pension Benefits       Other Benefits
$ Millions                                1999       1998       1999       1998
================================================================================
Accrued benefit liability                $(302)     $(249)     $(327)     $(325)
Prepaid benefit cost                        66         30         --         --
Intangible asset                             3         --         --         --
Accumulated other
  comprehensive income                      47         --         --         --
--------------------------------------------------------------------------------
Net amount recognized                    $(186)     $(219)     $(327)     $(325)
================================================================================

      The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets were $442 million, $415 million, and $149 million, respectively, as of December 31, 1999, and $360 million, $339 million, and $108 million, respectively, as of December 31, 1998. There are no plan assets in nonqualified plans. All of the Company's plans for postretirement benefits other than pensions also have no plan assets.

      Components of the net periodic benefit cost for the plans are as follows:

                                      Pension Benefits            Other Benefits
$ Millions                         1999     1998     1997     1999     1998     1997
====================================================================================
Service cost                      $  37    $  33    $  39    $   6    $   5    $   7
Interest cost                        85       86       82       17       19       20
Expected return on
 plan assets                       (107)    (103)    (270)      --       --       --
Amortization of net
 (gain) loss                         (6)       4      190       (2)      (3)      (3)
------------------------------------------------------------------------------------
Net periodic benefit cost             9       20       41       21       21       24
Curtailment (gain) loss              --       --       (2)      --       --       (5)
Special termination benefits         --       --       --       --       --        1
------------------------------------------------------------------------------------
Net periodic benefit cost after
 curtailments and settlements     $   9    $  20    $  39    $  21    $  21    $  20
====================================================================================

    The prior service costs are amortized on the straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation and the market-related value of assets are amortized over the average remaining service period of active participants.

      The weighted average assumptions used in accounting for the Company's domestic and international plans at December 31 are as follows:

                             Pension Benefits            Other Benefits
                         1999      1998      1997    1999     1998      1997
================================================================================
Discount rate            6.6%      6.6%      7.5%     7.8%     7.0%     7.5%
Expected return
  on plan assets         9.1%      8.2%      9.4%      --       --       --
Rate of compensation
  increase               3.7%      3.2%      4.2%      --       --       --
================================================================================

      Effective January 1, 2000, the Company changed its domestic salaried pension plan from a final average pay plan to a cash balance plan. All salaried domestic employees as of December 31, 1999, will receive the better of the two benefit formulas for a period of five years and all salaried domestic employees as of December 31, 1999, over age 40 will receive the better of the two benefit formulas indefinitely.

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

      For measurement purposes, a 5.75% pre-65 and a 5.25% post-65 annual rate of increase in the per capita costs of covered health care benefits was assumed for 2000. The rate was assumed to decrease 1% per year to an ultimate level of 5.25% for 2006 and remain at that level thereafter.

      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                             1%            1%
$ Millions                                                Increase      Decrease
================================================================================
Effect on total of service and interest cost
  components of net periodic post-
  retirement health care benefit cost                      $   3.4     $  (2.8)
--------------------------------------------------------------------------------
Effect on health care cost  component
  of the accumulated postretirement
  benefit obligation                                       $  31.4     $ (26.6)
================================================================================

================================================================================
Stockholders' equity

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

Preferred stock -- The Company has authorized 25 million shares of $1 par value preferred stock of which 3 million shares were designated for the Company's ESOP and 2 million shares of Series A Junior Participating shares were designated for the shareholder rights plan. At December 31, 1999, 1998, and 1997, there were
1.7 million, 1.8 million, and 2.0 million Series B ESOP shares outstanding, respectively. No Series A Junior Participating shares were issued.

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

      In 1989, the ESOP borrowed $200 million in a public offering and used the proceeds to purchase approximately 2.2 million shares of the Company's Series B ESOP convertible preferred stock. Since the notes were guaranteed by the Company, they are reflected in the Consolidated Balance Sheets as short-term and long-term debt with an offsetting amount included in stockholders' equity as unearned ESOP compensation. The preferred stock is convertible into approximately 7.4 million shares of the Company's common stock.

The preferred stock pays a dividend of $7.14 per share which is used by the ESOP, together with Company contributions, to make debt service payments on the ESOP notes. The notes have a 15-year maturity and an original fixed interest rate of 7.78%, which was reduced to 7.71% in 1993, in accordance with the agreement. Also beginning in 1993, a portion of the notes was refinanced on each payment date. The weighted average interest rate was 6.7% and 6.9% in 1999 and 1998, respectively.

      The number of shares allocated to participants is based on the semi-annual payments of principal and interest due on the ESOP notes. In 1999 and 1998, 175,123 shares and 173,782 shares of preferred stock valued at $15.6 million and $15.5 million, respectively, were allocated to participants. The ESOP had 960,098 shares allocated to participants and 730,196 suspense shares at December 31, 1999.

      Compensation cost included in the Consolidated Statements of Income was $11 million, $12 million, and $11 million in 1999, 1998, and 1997, respectively.

Shareholder rights plan -- In the fourth quarter of 1998, the Company's Board of Directors approved the redemption of the outstanding stock purchase rights under the 1991 Shareholder Rights Plan and established a new plan, effective January 1999. Under the new shareholder rights plan, each share of the Company's common stock carries with it the right to purchase one two-hundredths of a share of the Company's Series A Junior Participating Preferred Stock at a price of $200. The rights will become exercisable if a person or group acquires 15% or more of the Company's outstanding common stock without prior approval of the Board of Directors. In this case, each holder would be entitled to purchase common stock of the Company with a market value equal to two times the exercise price of the right. If the Company is acquired in a merger or other business combination with a 15% or more stockholder, each full right will entitle a holder to buy a number of the acquiring company's shares having a value of twice the exercise price of the right. The Company may redeem the rights for one one-hundredth of a cent each at any time before an acquisition of 15% or more of its outstanding common stock and for at least 10 business days thereafter. In addition, the Company may exchange all or a portion of the rights at any time after a person acquires 15% or more of the Company's outstanding common stock at an exchange ratio of one share of common stock per right. Unless redeemed earlier, the rights will expire on January 4, 2009.

Accumulated other comprehensive income -- The accumulated balances related to each component of other comprehensive income were as follows at December 31, 1999, and 1998:

$ Millions                                                   1999          1998
================================================================================
Cumulative translation adjustment                           $(616)        $(413)
Minimum pension liability adjustment                          (27)           --
--------------------------------------------------------------------------------
Accumulated other comprehensive income                      $(643)        $(413)
================================================================================

Treasury stock -- The Company had common stock in treasury at the end of 1999, 1998, and 1997 totaling 112.7 million, 108.6 million, and 102.6 million shares, respectively. On May 19, 1998, the Company's Board of Directors approved a 15-million share repurchase program. This program began immediately upon announcement and the shares will be repurchased over a three-year period at times determined by management. At December 31, 1999, 8.8 million shares were purchased under this program at a total cost of $449.1 million. This program replaced the 10-million share repurchase program that began in January 1995 and concluded in May 1998.

================================================================================
Stock and performance plan

The Company has a stock and performance plan, (the 1993 Plan) that provides for grants of stock options, restricted stock awards, and performance units. A committee of non-employee members of the Board of Directors administers the 1993 Plan. In 1998, the 1993 Plan was amended to increase the number of shares reserved for issuance to 29 million. Under the 1993 Plan, stock options are granted at 100% of market value at the date of grant, fully vest after one year, and expire not more than 10 years from the date of grant. Effective November 16, 1999, the Company amended the 1993 Plan to change the vesting period for stock options. All options granted on or after November 16, 1999, will fully vest three years from date of grant. Options granted prior to this amendment will retain their original terms and fully vest one year from the date of grant.

      The following table summarizes the activity of the Company's stock and performance plan:

                                             1999           1998           1997
================================================================================
Number of options
Outstanding beginning of year           9,392,309      7,689,354      5,927,536
Granted                                 2,621,550      2,827,039      2,880,600
Exercised                                (808,390)      (815,877)      (700,856)
Canceled                                 (803,782)      (308,207)      (417,926)
--------------------------------------------------------------------------------
Outstanding end of year                10,401,687      9,392,309      7,689,354
--------------------------------------------------------------------------------
Exercisable at year-end                 6,861,517      5,905,059      3,757,024
--------------------------------------------------------------------------------
Available for future
  grants of options                    14,420,634     16,238,402      4,757,234
Weighted average fair
  value of options granted                 $ 9.63         $ 8.68         $ 6.75
Weighted average exercise price:
Outstanding beginning of year              $40.32         $35.73         $29.73
Granted                                     47.84          55.21          45.47
Exercised                                   31.04          30.40          27.20
Canceled                                    41.57          34.70          31.77
Outstanding end of year                    $42.86         $40.32         $35.73
================================================================================

      The following table summarizes information about stock and performance awards outstanding at December 31, 1999:

                                            Options                    Options
                                          Outstanding                Exercisable
=======================================================================================
                                           Weighted  Weighted                  Weighted
                                           Average   Average                   Average
Range of                        Number    Remaining  Exercise     Number       Exercise
Exercise Prices              Outstanding    Life      Price    Exercisable      Price
=======================================================================================
$16.18-$32.63                 1,633,937      3.9     $25.00     1,633,937       $25.00

$32.66-$36.22                 1,618,582      5.1      33.79     1,479,066        33.79

$37.15-$47.49                 2,336,089      7.3      43.95     2,002,560        44.64

$47.56-$48.19                 2,533,450      9.3      47.82            --           --

$49.25-$59.44                 2,279,629      8.3      55.49     1,745,954        57.07
---------------------------------------------------------------------------------------
$16.18-$59.44                10,401,687      7.1     $42.86     6,861,517       $40.79
=======================================================================================

      The Company continues to account for stock-based compensation using the intrinsic value method prescribed by APB 25. If the fair value method of accounting for stock-based compensation under the provisions of FAS 123 had been used, the pro forma net income and earnings per share would be as follows:

$Millions except per share amounts                      1999      1998      1997
================================================================================
Pro forma income from continuing operations             $707      $629      $419
Pro forma income from discontinued operations             --        --        10
--------------------------------------------------------------------------------
Pro forma net income                                     707       629       429
--------------------------------------------------------------------------------
Pro forma basic earnings per share:
  Income from continuing operations                     2.49      2.16      1.42
  Income from discontinued operations                     --        --       .04
--------------------------------------------------------------------------------
  Net income                                            2.49      2.16      1.46
--------------------------------------------------------------------------------
Pro forma diluted earnings per share:
  Income from continuing operations                     2.44      2.11      1.40
  Income from discontinued operations                     --        --       .03
--------------------------------------------------------------------------------
  Net income                                           $2.44     $2.11     $1.43
================================================================================

      For purposes of the above pro forma disclosure, the estimated fair value of the awards is amortized to expense over the awards' vesting period.

      The fair value of the awards was estimated at the grant date using a Black-Scholes option pricing model with the following weighted average assumptions:

                                       1999         1998          1997
================================================================================
Risk free interest rate                5.3%         5.5%          6.3%
Dividend yield                         1.9%         1.9%          2.1%
Volatility factors                    29.1%        17.7%         16.6%
Weighted average expected life      5 years      5 years       5 years
================================================================================

      The Black-Scholes model requires the input of highly subjective assumptions and does not necessarily provide a reliable measure of fair value.

      In addition to stock options, 136,650 shares were awarded to employees in 1999 under the restricted stock award provisions of the 1993 plan. The cost of these awards is being amortized over the restriction period.

================================================================================
Income taxes

Income from continuing operations before income taxes and the components of the provision for income taxes are shown below:

$ Millions                                          1999       1998         1997
================================================================================
Income from continuing operations before income taxes:
  United States                                  $  347      $  298      $  169
  Outside the United States                         800         723         535
--------------------------------------------------------------------------------
    Total                                        $1,147      $1,021      $  704
--------------------------------------------------------------------------------
Provision for income taxes:
Current tax expense
  U.S. Federal                                   $   93      $   75      $   99
  State and local                                     9          10          12
  Foreign                                           220         217         188
--------------------------------------------------------------------------------
    Total current                                   322         302         299
--------------------------------------------------------------------------------
Deferred tax expense (benefit)
  U.S. Federal                                       54          33         (33)
  State and local                                     7           8          (8)
  Foreign                                             1           9          (8)
--------------------------------------------------------------------------------
  Total deferred                                     62          50         (49)
--------------------------------------------------------------------------------
Total provision                                  $  384      $  352      $  250
================================================================================

      The tax effects of significant temporary differences, which comprise the deferred tax liabilities and assets at December 31, 1999, and 1998, are as follows:

$ Millions                                                   1999           1998
================================================================================
Plants and properties                                        $187           $174
Inventory                                                      14             14
Pensions                                                       17             45
--------------------------------------------------------------------------------
Gross deferred tax liabilities                                218            233
--------------------------------------------------------------------------------
Restructuring reserves                                         15             32
Environmental reserves                                         37             40
Employee benefit reserves                                     148            146
Unrealized exchange losses                                     29             38
Other                                                          13             51
--------------------------------------------------------------------------------
Gross deferred tax assets                                     242            307
--------------------------------------------------------------------------------
Valuation allowance                                             1              1
--------------------------------------------------------------------------------
Total deferred tax assets                                    $ 25           $ 75
================================================================================

      Total net deferred tax liabilities and assets shown above includes current and noncurrent elements.

      A reconciliation of the federal statutory tax rate to the Company's effective tax rate follows:

                                          1999        1998       1997
================================================================================
Provision for tax at
  U.S. statutory rate                    35.0%       35.0%      35.0%
Taxes related to foreign income          (2.0)       (2.7)       0.6
State and local taxes -- net              0.9         1.1        0.4
Other items -- net                       (0.4)        1.1       (0.5)
--------------------------------------------------------------------------------
Provision at effective tax rate          33.5%       34.5%      35.5%
================================================================================

      Taxes that would result from dividend distributions by foreign subsidiaries to the U.S. are provided to the extent dividends are anticipated. Retained earnings of the Company included, as of December 31, 1999, approximately $599 million of retained earnings of foreign subsidiaries, which are indefinitely retained by the subsidiaries for capital and operating requirements.

================================================================================
Supplementary balance sheet and income statement information

Supplementary balance sheet and income statement information is set forth below:

$ Millions                                                   1999          1998
================================================================================
Notes and accounts receivable -- net
Notes and accounts receivable -- trade                    $ 1,172       $ 1,234
Notes and accounts receivable -- other                        116           105
Allowance for doubtful accounts                               (54)          (58)
--------------------------------------------------------------------------------
Total notes and accounts receivable -- net                  1,234         1,281
--------------------------------------------------------------------------------

Inventories
Finished and in process                                       501           533
Raw materials                                                 181           186
Manufacturing supplies                                        110           108
--------------------------------------------------------------------------------
Total inventories                                             792           827
--------------------------------------------------------------------------------

Accrued expenses
Marketing expenses                                             93            83
Compensation expenses                                         191           184
Restructuring provision / integration                           8            36
Taxes payable other than taxes on income                       30            34
Dividends payable                                              74            70
Other                                                         486           464
--------------------------------------------------------------------------------
Total accrued expenses                                        882           871
--------------------------------------------------------------------------------

Noncurrent liabilities
Employees' pension, indemnity,
  retirement, and related provisions                          673           663
Environmental liabilities                                      89            96
Other noncurrent liabilities                                  167           169
--------------------------------------------------------------------------------
Total noncurrent liabilities                              $   929       $   928
================================================================================

$ Millions                                       1999         1998         1997
================================================================================
Depreciation expense                            $ 198        $ 201        $ 209
Amortization expense                               62           54           55
Research and development cost                      70           67           66
--------------------------------------------------------------------------------

Financing costs
Interest expense                                  198          186          175
Interest expense capitalized                       (7)          (3)          (3)
Interest income                                   (12)         (21)         (11)
Exchange losses                                     4            4            1
--------------------------------------------------------------------------------
Financing costs                                 $ 183        $ 166        $ 162
================================================================================

================================================================================
Supplementary cash flow information

Supplementary information for the Consolidated Statements of Cash Flows is set forth below:

$ Millions                                              1999      1998      1997
================================================================================
Cash paid during the year for:
  Interest                                              $188      $162      $173
  Income taxes                                           287       274       242
--------------------------------------------------------------------------------
Details of businesses acquired as follows:
  Fair value of assets acquired                         $286      $167      $371
  Liabilities assumed                                     61        46        73
--------------------------------------------------------------------------------
Cash paid for acquisitions                              $225      $121      $298
================================================================================

================================================================================
Operations by geographic area

$ Millions                                        1999          1998        1997
================================================================================
Sales to unaffiliated customers
North America                                    $3,594      $3,452      $3,412
Europe (1)                                        3,598       3,490       3,539
Latin America                                     1,071       1,149       1,105
Asia                                                374         322         382
--------------------------------------------------------------------------------
                                                  8,637       8,413       8,438
================================================================================

Long-lived
assets at December 31
North America                                     1,682       1,507       1,547
Europe (2)                                        1,568       1,809       1,637
Latin America                                       277         284         291
Asia                                                124          99         107
Corporate                                           124         120         101
--------------------------------------------------------------------------------
                                                 $3,775      $3,819      $3,683
================================================================================

(1) Includes sales of $833, $830, and $906 for Germany in 1999, 1998, and 1997, respectively.
(2) Includes long-lived assets of $402, $557, and $484 for Germany in 1999, 1998, and 1997, respectively.

================================================================================
Subsequent events (Unaudited)

On February 8, 2000, the Company became the 100% owner of Arisco Produtos Alimenticios S.A. (Arisco), a privately-held food company in Brazil. Bestfoods paid $490 million for 100% of the shares in Arisco. Included on the Arisco balance sheet is approximately $262 million of net debt. Arisco had annual sales of approximately $440 million. This transaction will be accounted for as a purchase. The Company expects to finance this investment through existing credit facilities. Also, following the announcement of the transaction, Standard & Poor's, Moody's, and Duff & Phelps reaffirmed the Company's credit rating with a stable outlook.

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

      The Company's financial statements are reviewed by its Audit Committee, which is composed entirely of outside Directors. This Committee meets periodically with the independent auditors, management, and the corporate general auditor to review the scope and results of the annual audit, interim reviews, internal controls, internal auditing, and financial reporting matters. The independent auditors and the corporate general auditor have direct access to the Audit Committee, and the independent auditors are ultimately accountable to the Audit Committee.

/s/ Robert J. Gillespie

Robert J. Gillespie
Executive Vice President, Strategic Business
Development and Finance
February 1, 2000


Independent Auditors' Report

KPMG [LOGO]

The Board of Directors and Stockholders
Bestfoods:

We have audited the accompanying consolidated balance sheets of Bestfoods and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bestfoods and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

      As discussed in the notes to the consolidated financial statements, in 1998 the Company changed its method of accounting for start-up activities and in 1997 its method of accounting for business process reengineering costs.

/s/ KPMG LLP

KPMG LLP
New York, New York
February 1, 2000

Ten-Year Financial Highlights
Bestfoods and Subsidiaries

$ Millions except per share amounts                                         1999            1998            1997            1996
=================================================================================================================================
Summary of Operations
---------------------------------------------------------------------------------------------------------------------------------
Net sales                                                                $ 8,637         $ 8,413         $ 8,438         $ 8,518
---------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                            717             640 (1)         429 (2)         557
---------------------------------------------------------------------------------------------------------------------------------
Basic earnings per common share                                             2.53            2.20 (1)        1.45 (2)        1.89
---------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share                                           2.48            2.15 (1)        1.43 (2)        1.85
---------------------------------------------------------------------------------------------------------------------------------
Average number of basic common shares outstanding                            279             286             288             290
---------------------------------------------------------------------------------------------------------------------------------
Average number of diluted common shares outstanding                          288             297             298             300
---------------------------------------------------------------------------------------------------------------------------------
Dividends declared per common share                                         1.02             .94             .86             .79
=================================================================================================================================
Balance Sheet Data
---------------------------------------------------------------------------------------------------------------------------------
Working capital                                                          $  (164)        $    93         $  (159)        $  (188)
---------------------------------------------------------------------------------------------------------------------------------
Plants and properties -- net                                               1,964           1,965           1,941           2,023
---------------------------------------------------------------------------------------------------------------------------------
Total assets                                                               6,232           6,435           6,100           7,251
---------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                             1,842           2,053           1,818           1,681
---------------------------------------------------------------------------------------------------------------------------------
Short-term debt                                                              624             604             668             869
---------------------------------------------------------------------------------------------------------------------------------
Total debt                                                                 2,466           2,657           2,486           2,550
---------------------------------------------------------------------------------------------------------------------------------
Cumulative translation adjustment                                           (616)           (413)           (386)           (259)
---------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                                         938             981           1,042           2,084
---------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity per share                                              3.37            3.48            3.62            7.25
---------------------------------------------------------------------------------------------------------------------------------
Shares outstanding, year-end                                                 278             282             288             288
=================================================================================================================================
Statistical Data
---------------------------------------------------------------------------------------------------------------------------------
Capital expenditures                                                     $   278         $   304         $   321         $   346
---------------------------------------------------------------------------------------------------------------------------------
Maintenance and repairs                                                      197             204             232             227
---------------------------------------------------------------------------------------------------------------------------------
Advertising expense                                                          661             672             647             666
---------------------------------------------------------------------------------------------------------------------------------
Rental expense for operating leases                                          102              99              96             100
---------------------------------------------------------------------------------------------------------------------------------
Total employee costs                                                       1,801           1,739           1,809           1,858
=================================================================================================================================

Quarterly Financial Data
================================================================================

(Unaudited)
$ Millions except per share amounts      1st Q            2nd Q            3rd Q            4th Q
=======================================================================================================
1999
Market price range of common stock
High                                   $    54 7/8       $   55 13/16     $   53 1/8       $   59 11/16
Low                                         45 7/8           45 15/16         47 1/8           48 3/8
Close                                       47               49 1/2           48 9/16          52 9/16
-------------------------------------------------------------------------------------------------------
Dividends declared per common share     $ .245           $ .245           $ .265           $ .265
-------------------------------------------------------------------------------------------------------
Quarterly results
Net sales                               $2,195           $2,155           $2,064           $2,223
Gross profit                             1,018            1,024              983            1,066
Income from continuing operations          144              176              184              213
Basic earnings per common share         $  .50           $  .62           $  .65           $  .76
Diluted earnings per common share       $  .49           $  .61           $  .64           $  .74
=======================================================================================================

See Notes to Consolidated Financial Statements.

(1) Includes restructuring charge of $22 million after taxes or $.08 per basic and $.07 per diluted common share recorded in the fourth quarter.
(2) Includes restructuring charge of $156 million after taxes or $.54 per basic and $.52 per diluted common share recorded in the second quarter.
(3) Includes a fourth quarter integration charge of $34 million after taxes or $.12 per basic and $.11 per diluted common share; and other charges-net of $24 million after taxes or $.09 per basic and $.08 per diluted common share recorded in the third quarter.

$ Millions except per share amounts                      1995          1994           1993         1992           1991         1990
===================================================================================================================================
Summary of Operations
-----------------------------------------------------------------------------------------------------------------------------------
Net sales                                            $  7,236      $  6,239       $  5,671     $  5,537       $  5,152     $  4,728
-----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                         377 (3)       245 (4)        355          130 (5,6)      289 (7)      277
-----------------------------------------------------------------------------------------------------------------------------------
Basic earnings per common share                          1.26 (3)       .79 (4)       1.15          .40 (5,6)      .92 (7)      .89
-----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share                        1.24 (3)       .79 (4)       1.14          .40 (5,6)      .91 (7)      .88
-----------------------------------------------------------------------------------------------------------------------------------
Average number of basic common shares outstanding         292           296            300          302            302          302
-----------------------------------------------------------------------------------------------------------------------------------
Average number of diluted common shares outstanding       302           306            314          312            314          312
-----------------------------------------------------------------------------------------------------------------------------------
Dividends declared per common share                       .74           .69            .64          .60            .55          .50
===================================================================================================================================
Balance Sheet Data
-----------------------------------------------------------------------------------------------------------------------------------
Working capital                                      $   (520)     $      2       $    355     $    314       $    369     $    169
-----------------------------------------------------------------------------------------------------------------------------------
Plants and properties -- net                            1,978         1,470          1,329        1,366          1,115        1,107
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                            6,848         5,023          4,450        4,582          3,971        3,911
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                          1,071           609            674          934            993          961
-----------------------------------------------------------------------------------------------------------------------------------
Short-term debt                                         1,298           640            328          440            332          482
-----------------------------------------------------------------------------------------------------------------------------------
Total debt                                              2,369         1,249          1,002        1,374          1,325        1,443
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative translation adjustment                        (163)         (181)          (173)         (56)           (80)         (42)
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                    1,987         1,749          1,769        1,662          1,631        1,453
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity per share                           6.83          5.96           5.91         5.52           5.39         4.82
-----------------------------------------------------------------------------------------------------------------------------------
Shares outstanding, year-end                              292           294            300          302            302          302
===================================================================================================================================
Statistical Data
-----------------------------------------------------------------------------------------------------------------------------------
Capital expenditures                                 $    287      $    248       $    248     $    240       $    211     $    182
-----------------------------------------------------------------------------------------------------------------------------------
Maintenance and repairs                                   182           154            139          136            117          102
-----------------------------------------------------------------------------------------------------------------------------------
Advertising expense                                       563           500            463          483            453          418
-----------------------------------------------------------------------------------------------------------------------------------
Rental expense for operating leases                        77            73             60           61             57           44
-----------------------------------------------------------------------------------------------------------------------------------
Total employee costs                                    1,452         1,240          1,103        1,059            967          877
===================================================================================================================================

====================================================================================================
(Unaudited)
$ Millions except per share amounts         1st Q          2nd Q          3rd Q          4th Q
----------------------------------------------------------------------------------------------------
1998
Market price range of common stock
High                                      $    58 23/32  $    60        $    59 11/16  $    58 11/16
Low                                            48 3/4         52 3/4         44 7/16        48 3/16
Close                                          58 7/16        58 1/16        48 7/16        53 1/4
----------------------------------------------------------------------------------------------------
Dividends declared per common share       $  .225        $  .225        $  .245        $  .245
----------------------------------------------------------------------------------------------------
Quarterly results
Net sales                                 $ 2,130        $ 2,125        $ 1,992        $ 2,166
Gross profit                                  961            959            918          1,013
Income from continuing operations             133            173            167            167
Basic earnings per common share           $   .45        $   .59        $   .58        $   .58
Diluted earnings per common share         $   .44        $   .58        $   .56        $   .57
====================================================================================================

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

[GRAPHIC OMITTED]

Board of Directors

Clateo Castellini 1,3*,4
Chairman, Becton Dickinson and
Company

Alfred C. DeCrane, Jr. 2*,3,4
Former Chairman and
Chief Executive Officer,
Texaco Inc.

William C. Ferguson 1,4,5*
Former Chairman and Chief
Executive Officer,
NYNEX Corporation

Robert J. Gillespie 3
Executive Vice President,  Strategic
Business Development and Finance,
Bestfoods

Bruce S. Gordon 1,3,4
Group President, Enterprise Business
Group, Bell Atlantic Corporation

Ellen R. Gordon 2,3,4
President and Chief
Operating Officer,
Tootsie Roll Industries, Inc.

Leo I. Higdon, Jr. 2,4,5
President, Babson College

Richard G. Holder 2,4*,5
Former Chairman and
Chief Executive Officer,
Reynolds Metals Company

Eileen S. Kraus 2,4,5
Chairman, Fleet National Bank
(Connecticut)

Harold McGraw III 1,4,5
Chairman, President, and Chief
Executive Officer, The McGraw-Hill
Companies, Inc.

Henrique de Campos 1*,4,5
Meirelles
President, Global Banking and
Financial Services, FleetBoston
Financial Corp.

William S. Norman 1,3,4
President and Chief Executive
Officer, Travel Industry
Association of America

C. R. Shoemate
Chairman, President, and
Chief Executive Officer,
Bestfoods

1. Audit Committee

2. Compensation and
   Nominating Committee

3. Corporate Affairs
   Committee

4. Corporate Governance Committee

5. Finance Committee

   *denotes chairman

---------------------------------

Retired:
  Theodore H. Black, 4/22/99
  George V. Grune, 5/18/99
  Alain Labergere, 11/1/99

  James W. McKee, Jr.
  Honorary Chairman
  of the Board

Corporate Officers

C. R. Shoemate
Chairman, President, and
Chief Executive Officer

Robert J. Gillespie
Executive Vice President,
Strategic Business Development
and Finance

Richard P. Bergeman
Senior Vice President,
Human Resources

Bernard H. Kastory
Senior Vice President, Asia, Baking,
and Latin America Operations

Axel C. A. Krauss
Senior Vice President and
President, Bestfoods
North America

Ian M. Ramsay
Senior Vice President and
President, Bestfoods Europe

Vice Presidents

Neil Beckerman
President,  Bestfoods Grocery

Diego Bevilacqua
President, Bestfoods Asia

Michael J. Bevilacqua
President, Bestfoods
Foodservice

Merrill E. Eastman
President, Bestfoods Baking
Company

Robert S. Gluck
Treasurer

Gale L. Griffin
Corporate Communications

Nina Henderson
Core Business Development

Oscar Imbellone
President, Bestfoods Latin America

Rainer H. Mimberg
Investor Relations

Eduardo B. Sanchez
General Counsel

Diani Santucci
Health, Safety, Quality Assurance,
and Global Sourcing

Luis Schuchinski
Taxes

Anthony J. Simon
Strategy and Core Businesses

Philip V. Terenzio
Controller

Mohammed Wahby
President, Bestfoods
Africa/Middle East

Secretary
Marjory A. Appel

Retired:
  John J. Langdon, 5/31/99
  Alain Labergere, 11/1/99
  Hanes A. Heller, 1/31/00
  Heribert H. Grunert, 3/1/00

Investor Information

Corporate Headquarters
Bestfoods
700 Sylvan Avenue
International Plaza
Englewood Cliffs, NJ 07632-9976

Annual Meeting
Thursday, April 27, 2000
9:00 A.M. local time
Radisson Hotel Englewood
401 South Van Brunt Street
Englewood, NJ 07631

Annual Report, Form 10-K,
and Proxy Statement
Copies are available via
the Company's Internet
site at www.bestfoods.com; by
writing Corporate
Communications,
Bestfoods; or by calling
(201) 894-2825

Investor Inquiries
Security analysts and
investors seeking
information about
Bestfoods may contact
Mr. Rainer H. Mimberg,
Vice President, Investor
Relations, at the
Bestfoods address shown
or call (201) 894-2837

Stockholder Records,
Dividend Reinvestment
Inquiries relating to
stockholder records,
stock transfer, change
of address, and
Bestfoods Dividend
Reinvestment Plan should
be directed to
registrar, transfer, and
dividend disbursing
agent:

EquiServe
First Chicago Trust Division
P.O. Box 2500
Jersey City, NJ 07303-2500
(201) 324-0498
(800) 519-3111
or via the Internet at
www.equiserve.com

Independent Auditors
KPMG LLP
345 Park Avenue
New York, NY 10154
(212) 758-9700

Stock Exchange Listings
New York, London

Ticker Symbol                [LOGO]
The New York Stock            BFO
Exchange ticker symbol        Listed
for the Company is BFO.       NYSE

Bestfoods Internet Site
www.bestfoods.com

[GRAPHIC OMITTED]

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

Design:Leonard Wolfe Design/Wilton, CT

Chihuahua photo, page 17, courtesy Taco Bell Corp.

                 [LOGO]
               BESTFOODS

           700 Sylvan Avenue
          International Plaza
     Englewood Cliffs, NJ 07632-9976
           www.bestfoods.com

                                [GRAPHIC OMITTED]

                                [GRAPHIC OMITTED]